                           SCHEDULE 14A INFORMATION

                 PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_] Preliminary Proxy Statement            [_] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          FRACTAL DESIGN CORPORATION
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    1) Title of each class of securities to which transaction applies:
    2) Aggregate number of securities to which transaction applies:
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
    4) Proposed maximum aggregate value of transaction:
    5) Total fee paid:
[_] Fee paid previously with preliminary materials.
[X] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    1) Amount Previously Paid: $23,951.00
    2) Form, Schedule or Registration Statement No.: Preliminary Proxy
    3) Filing Party: MetaTools, Inc.
    4) Date Filed: March 7, 1997

                     [LOGO OF FRACTAL DESIGN CORPORATION]

                                                                 April 28, 1997

Dear Shareholder:

  Fractal Design Corporation, a California corporation ("Fractal"), has entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement") with MetaTools, Inc., a Delaware corporation ("MetaTools"), and Rook Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of MetaTools ("Merger Sub"), providing for a combination of Fractal and MetaTools. Pursuant to the Reorganization Agreement, a special meeting of shareholders (the "Meeting") of Fractal will be held at 5550 Scotts Valley Drive, Scotts Valley, California on May 29, 1997 at 8:00 a.m. local time.

  At the Meeting you will be asked to consider and vote upon the approval of the Reorganization Agreement, which provides for the merger of Merger Sub with and into Fractal (the "Merger"). Upon consummation of the Merger, Fractal will become a wholly-owned subsidiary of MetaTools and, subject to approval of MetaTools' stockholders, MetaTools will change its corporate name to "MetaCreations Corporation" (the "Combined Company"). As a result of the Merger, (i) each outstanding share of Fractal Common Stock will be converted into and be exchangeable for 0.749 shares of Common Stock (the "Exchange Ratio") of the Combined Company, par value $0.001 per share (the "Combined Company Common Stock") and (ii) each outstanding option to purchase Fractal Common Stock under Fractal's Option Plans will be assumed by MetaTools and will become an option or right to purchase Combined Company Common Stock, with appropriate adjustments to be made to the number of shares issuable thereunder and the exercise price thereof based on the Exchange Ratio. The foregoing proposal is described more fully in the accompanying Joint Proxy Statement/Prospectus.

  Following the Merger, based on the shares of Fractal Common Stock and the Common Stock of MetaTools (the "MetaTools Common Stock") outstanding as of April 21, 1997, the former holders of Fractal Common Stock will own approximately 39.5 percent of the Combined Company Common Stock and the holders of MetaTools Common Stock will own approximately 60.5% of the Combined Company Common Stock. In addition, following the Merger, three directors of Fractal, Mark Zimmer, Thomas Hedges and Arthur Collmeyer, will be appointed to the Board of Directors of the Combined Company. Furthermore, Mark Zimmer, President and CEO of Fractal, and Thomas Hedges, Chairman and Vice President, Research and Development of Fractal, will assume senior management positions in the Combined Company.

  Unterberg Harris, the financial advisor retained by the Board of Directors of Fractal in connection with the Merger, rendered its opinion on February 11, 1997 that, as of such date, the consideration to be received pursuant to the Reorganization Agreement was fair to Fractal shareholders from a financial point of view.

  AFTER CAREFUL CONSIDERATION, FRACTAL'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE REORGANIZATION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND HAS UNANIMOUSLY CONCLUDED THAT THEY ARE FAIR, AND IN THE BEST INTERESTS OF, FRACTAL AND ITS SHAREHOLDERS. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE MERGER.

  In the materials accompanying this letter you will find a Notice of Special Meeting of Shareholders, a Joint Proxy Statement/Prospectus relating to the actions to be taken by the Fractal shareholders at the Meeting and a Proxy Card. The Joint Proxy Statement/Prospectus more fully describes the proposed transactions. Shareholders are urged to review carefully the information contained in the accompanying Joint Proxy Statement/Prospectus, in particular the information under the captions "Risk Factors," "The Merger and Related Transactions--Joint Reasons for the Merger" and "--Fractal's Reasons for the Merger" and "--Material Contacts and Board Deliberations" prior to voting on the proposal.

  All shareholders are cordially invited to attend the Meeting in person. You may revoke your proxy at any time before it has been voted, and if you attend the Meeting, you may vote in person if you wish even though you have previously returned your proxy. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE MEETING, REGARDLESS OF THE NUMBER YOU HOLD. Approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of Fractal Common Stock. Therefore, please complete, sign and date, and return your proxy in the enclosed envelope.

                                          Sincerely,

                                          /s/ Mark Zimmer
                                          Mark Zimmer
                                          President and Chief Executive
                                           Officer

                     [LOGO OF FRACTAL DESIGN CORPORATION]

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MAY 29, 1997

TO THE SHAREHOLDERS OF FRACTAL DESIGN CORPORATION:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Fractal Special Meeting") of Fractal Design Corporation, a California corporation ("Fractal"), will be held on May 29, 1997 at 8:00 a.m., local time, at 5550 Scotts Valley Drive, Scotts Valley, California, for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization (the "Reorganization Agreement") dated as of February 11, 1997, among Fractal, MetaTools, Inc., a Delaware corporation ("MetaTools") and Rook Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of MetaTools ("Merger Sub"), pursuant to which, among other matters (1) Merger Sub will be merged with and into Fractal (the "Merger"), (2) Fractal will become a wholly-owned subsidiary of MetaTools, (3) MetaTools will be renamed "MetaCreations Corporation" (the "Combined Company"), subject to approval of MetaTools' stockholders, and (4) each share of Common Stock, $0.001 par value per share of Fractal ("Fractal Common Stock") will be converted into the right to receive, and become exchangeable for, 0.749 shares of Common Stock (the "Exchange Ratio"), par value $0.001 per share of the Combined Company ("Combined Company Common Stock"). In addition, each outstanding option to purchase Fractal Common Stock under Fractal's Option Plans will be assumed by MetaTools and will become an option or right to purchase Combined Company Common Stock, with appropriate adjustments to be made to the number of shares issuable thereunder and the exercise price thereof, based on the Exchange Ratio.

    2. To transact such other matters as may properly come before the meeting or any postponements or adjournments thereof. Fractal does not intend to bring any business other than the approval and adoption of the Reorganization Agreement before the Fractal Special Meeting or any postponements or adjournments thereof.

  Following the Merger, based on the shares of Fractal Common Stock and MetaTools Common Stock outstanding as of April 21, 1997, the former holders of Fractal Common Stock will hold approximately 39.5% of the Combined Company Common Stock and the holders of the Common Stock of MetaTools prior to the Merger will hold approximately 60.5% of the Combined Company Common Stock. The Board of Directors of Fractal has unanimously approved the Merger and believes that the terms of the Merger are fair to, and in the best interests of, Fractal and its shareholders. The Board of Directors of Fractal unanimously recommends that Fractal shareholders vote FOR approval and adoption of the Reorganization Agreement.

  Information relating to the above matters is set forth in the attached Joint Proxy Statement/Prospectus. Shareholders of record at the close of business on April 11, 1997 are entitled to notice of, and to vote at, the Fractal Special Meeting and any postponements or adjournments thereof. Approval and adoption of the Reorganization Agreement will require the affirmative vote of the holders of a majority of the shares of Fractal Common Stock outstanding on the record date. All shareholders are cordially invited to attend the Fractal Special Meeting in person.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Mark Zimmer
                                          Mark Zimmer
                                          President and Chief Executive
                                          Officer

Scotts Valley, California
April 28, 1997

 IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.
            DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD

                METATOOLS, INC. AND FRACTAL DESIGN CORPORATION
                             JOINT PROXY STATEMENT

                                ---------------

                          METATOOLS, INC. PROSPECTUS

                                ---------------

  MetaTools, Inc., a Delaware corporation ("MetaTools"), and Fractal Design Corporation, a California corporation ("Fractal"), have entered into an Agreement and Plan of Reorganization, dated as of February 11, 1997 (the "Reorganization Agreement") among MetaTools, Fractal and Rook Acquisition Corp., a wholly-owned subsidiary of MetaTools ("Merger Sub"). Pursuant to the Reorganization Agreement, Merger Sub will merge with and into Fractal, Fractal will become a wholly-owned subsidiary of MetaTools, the name of MetaTools will be changed to "MetaCreations Corporation", and each outstanding share of Common Stock of Fractal, $0.001 par value ("Fractal Common Stock") will be converted into 0.749 shares of the Common Stock of the Combined Company, $0.001 par value (the "Exchange Ratio") (collectively, the "Merger"). Each outstanding option to purchase Fractal Common Stock under Fractal's stock option plans will be assumed by MetaTools and will become an option or right to purchase Combined Company Common Stock, with appropriate adjustments to be made to the number of shares issuable thereunder and the exercise price thereof, based on the Exchange Ratio. Based on the number of shares of Fractal Common Stock outstanding as of April 21, 1997, a total of 9,021,080 shares of Combined Company Common Stock will be issued in connection with the Merger. MetaTools and Fractal, as the combined company following the Merger, are referred to herein as the "Combined Company."

  Holders of MetaTools Common Stock are not entitled to appraisal rights under the Delaware General Corporation Law in connection with the Merger. Pursuant to California law, holders of Fractal Common Stock may be entitled to certain dissenters' rights in connection with the Merger. The obligations of MetaTools and Merger Sub to consummate and effect the Merger are subject to holders of not more than 4.9% of the outstanding shares of Fractal Common Stock having exercised, or having a continued right to exercise, appraisal, dissenters' or similar rights under applicable law with respect to their shares by virtue of the Merger. See "Terms of the Merger--Dissenters' Rights" and Annex E hereto.

  On April 21, 1997, the last practicable date before the printing of this Joint Proxy Statement/Prospectus, the closing price of MetaTools Common Stock as reported on the Nasdaq National Market ("Nasdaq") was $7.25, and the closing price of Fractal Common Stock as reported on Nasdaq was $5.00.

  This Joint Proxy Statement/Prospectus is being furnished to holders of Common Stock, $0.001 par value per share, of MetaTools ("MetaTools Common Stock," and following the Merger, "Combined Company Common Stock"), in connection with the solicitation of proxies by the MetaTools Board of Directors for use at the Annual Meeting of MetaTools stockholders (the "MetaTools Annual Meeting") to be held on May 29, 1997, at Fess Parker's Red Lion Resort at 633 E. Cabrillo Boulevard, Santa Barbara, commencing at 8:00 a.m., local time, and at any adjournment or postponement thereof.

  This Joint Proxy Statement/Prospectus is also being furnished to holders of Common Stock, $0.001 par value per share, of Fractal ("Fractal Common Stock"), in connection with the solicitation of proxies by the Fractal Board of Directors for use at the Special Meeting of Fractal shareholders (the "Fractal Special Meeting") to be held on May 29, 1997, at 5550 Scotts Valley Drive, Scotts Valley, California, commencing at 8:00 a.m., local time, and at any adjournment or postponement thereof.

  This Joint Proxy Statement/Prospectus constitutes the prospectus of MetaTools with respect to up to 10,088,687 shares of Combined Company Common Stock that may be issued in the Merger in exchange for outstanding shares of Fractal Common Stock (including shares of Fractal Common Stock that may be issued upon the exercise of outstanding options to purchase shares of Fractal Common Stock that have vested or will vest prior to the Merger).

                                ---------------

  THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. THE STOCKHOLDERS OF METATOOLS AND SHAREHOLDERS OF FRACTAL ARE URGED TO READ AND CONSIDER CAREFULLY THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY, INCLUDING THE MATTERS REFERRED TO BEGINNING ON PAGE 21 UNDER "RISK FACTORS."

                                ---------------

 THE   SECURITIES    TO   BE   ISSUED   PURSUANT   TO   THIS    JOINT   PROXY
   STATEMENT/PROSPECTUS  HAVE  NOT  BEEN  APPROVED OR  DISAPPROVED  BY  THE
     SECURITIES  AND   EXCHANGE  COMMISSION   OR  ANY   STATE  SECURITIES
      COMMISSION,  NOR  HAS  THE  COMMISSION  OR  ANY  STATE  SECURITIES
        COMMISSION PASSED UPON THE ACCURACY  OR ADEQUACY OF THIS JOINT
          PROXY  STATEMENT/PROSPECTUS.  ANY  REPRESENTATION  TO  THE
           CONTRARY IS A CRIMINAL OFFENSE.


                                ---------------

  This Joint Proxy Statement/Prospectus and the accompanying proxy cards are first being mailed to stockholders of MetaTools and shareholders of Fractal on or about April 29, 1997.

                                ---------------

     The date of this Joint Proxy Statement/Prospectus is April 28, 1997.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.....................................................   2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................   3
TRADEMARKS................................................................   4
FORWARD-LOOKING STATEMENTS................................................   4
SUMMARY...................................................................   5
  The Companies...........................................................   5
  Annual Meeting of Stockholders of MetaTools.............................   6
  Special Meeting of Shareholders of Fractal..............................   7
  Dissenters' Rights......................................................   8
  Risk Factors............................................................   8
  Fairness Opinions.......................................................   8
  Reasons for the Merger; Recommendations of Boards of Directors..........   8
  Interests of Certain Persons in the Merger..............................  10
  Income Tax Treatment....................................................  11
  Accounting Treatment....................................................  11
  The Merger..............................................................  11
  Market and Price Data for the MetaTools and Fractal Common Stock........  15
RECENT DEVELOPMENTS.......................................................  16
  Specular Acquisition....................................................  16
  MetaTools Quarterly Results.............................................  16
  Preliminary Fractal Quarterly Results...................................  17
SELECTED HISTORICAL AND SELECTED PRO FORMA COMBINED FINANCIAL DATA........  18
RISK FACTORS..............................................................  21
COMPARATIVE PER SHARE DATA................................................  33
COMPARATIVE MARKET PRICE DATA.............................................  34
METATOOLS ANNUAL MEETING..................................................  35
  Date, Time and Place of MetaTools Annual Meeting........................  35
  Purpose.................................................................  35
  Record Date and Outstanding Shares......................................  35
  Vote Required...........................................................  35
  Proxies.................................................................  36
  Solicitation of Proxies; Expenses.......................................  36
FRACTAL SPECIAL MEETING...................................................  37
  Date, Time and Place of Fractal Special Meeting.........................  37
  Purpose.................................................................  37
  Record Date and Outstanding Shares......................................  37
  Vote Required...........................................................  37
  Proxies.................................................................  38
  Solicitation of Proxies; Expenses.......................................  38
THE MERGER AND RELATED TRANSACTIONS.......................................  39
(Proposal No. 1 for MetaTools Stockholders and the Only Proposal for
 Fractal Shareholders)
  Joint Reasons For the Merger............................................  39
  MetaTools' Reasons For the Merger.......................................  40
  Fractal's Reasons For the Merger........................................  42
  Material Contacts and Board Deliberations...............................  43
  Opinion of MetaTools' Financial Advisor.................................  46
  Opinion of Fractal's Financial Advisor..................................  51
  Certain Federal Income Tax Considerations...............................  54
  Governmental and Regulatory Approvals...................................  55
  Accounting Treatment....................................................  56

                                      (i)

TERMS OF THE MERGER.......................................................  56
  Effective Time..........................................................  56
  Manner and Basis of Converting Shares...................................  56
  Stock Ownership Before and After the Merger.............................  57
  Conduct Following the Merger............................................  61
  Conduct of MetaTools' and Fractal's Businesses Prior to the Merger......  61
  No Solicitation.........................................................  63
  Break Up Fees...........................................................  65
  Conditions to the Merger................................................  66
  Termination of the Reorganization Agreement.............................  66
  Stock Option Agreements.................................................  67
  Affiliate Agreements....................................................  69
  Voting Agreements.......................................................  69
  Noncompetition Agreements...............................................  69
  Employee Benefits.......................................................  70
  Interests of Certain Persons............................................  70
  Dissenters' Rights......................................................  72
COMPARISON OF CAPITAL STOCK...............................................  75
  Description of MetaTools Capital Stock..................................  75
  Description of Fractal Capital Stock....................................  75
  Comparison of Capital Stock.............................................  76
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION..............  83
UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET......................  84
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS...........  85
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS......  86
PRINCIPAL METATOOLS SHARE OWNERSHIP.......................................  88
SECURITY OWNERSHIP OF METATOOLS MANAGEMENT................................  89
COMPENSATION OF METATOOLS EXECUTIVE OFFICERS..............................  90
REPORT OF THE COMPENSATION COMMITTEE OF THE METATOOLS BOARD...............  93
METATOOLS' STOCK PERFORMANCE GRAPH........................................  95
ADDITIONAL MATTERS BEING SUBMITTED TO A VOTE OF ONLY METATOOLS
 STOCKHOLDERS.............................................................  95
  Proposal Two-- Amendment to Restated Certificate of Incorporation--Name
   Change.................................................................  95
  Proposal Three -- Amendment to Restated Certificate of Incorporation--
   Increase to Authorized Common Stock....................................  96
  Proposal Four-- Election of Board of Directors..........................  96
  Proposal Five-- Approval of Amendment to MetaTools 1995 Stock Option
   Plan................................................................... 100
  Proposal Six-- Ratification of Appointment of Independent Accountants... 103
  MetaTools Other Matters................................................. 103
LEGAL MATTERS............................................................. 104
EXPERTS................................................................... 104
STOCKHOLDER PROPOSALS..................................................... 104
ANNEX A-- Agreement and Plan of Reorganization, dated as of February 11,
            1997, among MetaTools, Rook Acquisition Corp. and Fractal

                                      (ii)

ANNEX B-1 -- Stock Option Agreement dated as of February 11, 1997, between
             MetaTools and Fractal
ANNEX B-2 -- Stock Option Agreement dated as of February 11, 1997, between
             Fractal and MetaTools
ANNEX C-1 -- Form of MetaTools Affiliates Agreement, dated as of February
             11, 1997
ANNEX C-2 -- Form of Fractal Affiliates Agreement, dated as of February
             11, 1997
ANNEX D-1 -- Form of MetaTools Voting Agreement, dated as of February 11,
             1997
ANNEX D-2 -- Form of Fractal Voting Agreement, dated as of February 11,
             1997
ANNEX E-- Sections 1300-1312 of the California Corporations Code
ANNEX F-- Opinion of Alex. Brown & Sons Incorporated
ANNEX G-- Opinion of Unterberg Harris

                                     (iii)

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS JOINT PROXY STATEMENT/ PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY, AND, IF GIVEN, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY METATOOLS, FRACTAL, OR ANY OTHER PERSON. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF METATOOLS OR FRACTAL SINCE THE DATE HEREOF, OR THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

  MetaTools and Fractal are subject to the information reporting requirements of the Securities and Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601. Copies of such material may be obtained by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at the address "http://www.sec.gov." MetaTools Common Stock and Fractal Common Stock are quoted on Nasdaq, and such reports, proxy statements and other information can also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

  MetaTools has filed with the SEC a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statement. Copies of the Registration Statement and the exhibits and schedules thereto may be inspected, without charge, at the offices of the SEC or obtained at prescribed rates from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed with the Commission by MetaTools (File No. 000-27168) pursuant to the Exchange Act are incorporated by reference in this Joint Proxy Statement/Prospectus:

    1. MetaTools' Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended on April 25, 1997;

    2. MetaTools' Current Report on Form 8-K filed January 15, 1997, as amended on March 11, 1997; and

    3. Description of MetaTools Common Stock contained in MetaTools' Registration Statement on Form 8-A filed on October 25, 1995.

  The following documents previously filed with the Commission by Fractal (File No. 000-26822) pursuant to the Exchange Act are incorporated by reference in this Joint Proxy Statement/Prospectus:

    1. Fractal's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1996;

    2. Fractal's Quarterly Reports on Form 10-QSB for the quarters ended June 30, 1996, September 30, 1996 and December 31, 1996;

    3. Fractal's Current Report on Form 8-K filed March 18, 1997; and

    4. Description of Fractal Common Stock contained in Fractal's
  Registration Statement on Form 8-A filed on September 20, 1995.

  All documents and reports subsequently filed by MetaTools and by Fractal pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus prior to the date of the MetaTools Annual Meeting and the Fractal Special Meeting shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be part hereof from the dates of filing of such documents and reports.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

  All information contained or incorporated by reference on this Joint Proxy Statement/Prospectus relating to MetaTools has been supplied by MetaTools, and all such information relating to Fractal has been supplied by Fractal.

  THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, UPON ORAL OR WRITTEN REQUEST BY ANY PERSON TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS HAS BEEN DELIVERED, IN THE CASE OF DOCUMENTS RELATING TO METATOOLS, FROM METATOOLS, 6303 CARPINTERIA AVENUE, CARPINTERIA, CALIFORNIA 93013, ATTENTION:
INVESTOR RELATIONS; TELEPHONE NUMBER: (805) 566-6200, AND IN THE CASE OF DOCUMENTS RELATING TO FRACTAL, FROM FRACTAL, 5550 SCOTTS VALLEY DRIVE, SCOTTS VALLEY, CALIFORNIA 95066, ATTENTION: VICE PRESIDENT, FINANCE; TELEPHONE
NUMBER: (408) 430-4000. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE METATOOLS ANNUAL MEETING OR THE FRACTAL SPECIAL MEETING, ANY SUCH REQUEST SHOULD BE MADE BY MAY 19, 1997.

                                   TRADEMARKS

  This Joint Proxy Statement/Prospectus contains trademarks of MetaTools and Fractal and may contain trademarks of others.

                           FORWARD-LOOKING STATEMENTS

  This Joint Proxy Statement/Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as "anticipates", "expects", "intends", "plans", "believes", "seeks", "estimates", variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially from those projected in the forward-looking statements as a result of certain factors, including those set forth in the risk factors set forth in "Risk Factors" below. In connection with forward-looking statements which appear in these disclosures, shareholders should carefully review the factors set forth in this Joint Proxy Statement/Prospectus under "Risk Factors."

                                    SUMMARY

  The following contains a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. This summary does not contain a complete statement of all material elements of the proposals to be voted on and is qualified in its entirety by the more detailed information appearing elsewhere in this Joint Proxy Statement/Prospectus and in the information and documents annexed hereto.

THE COMPANIES

 MetaTools, Inc.

  MetaTools is a leading provider of visual computing and graphics software and technologies for professionals and consumers for Windows, Macintosh and other digital operating systems. MetaTools designs, develops, publishes, markets and supports visual computing software tools and technologies for the creation, editing and manipulation of computer graphic images, digital art and Internet/online content. These tools enable desktop publishers, production artists, multimedia developers, creative directors, film and video producers, web site designers, digital imagers and photographers (collectively, "Creative Professionals") and consumers to produce and enhance still images, animations, 2D and 3D graphics, digital video and special effects. Uses of the materials produced include print and broadcast advertising, merchandising materials, electronic entertainment, business presentations, film and video special effects, games and Internet/online graphics, such as for web sites. MetaTools offers two principal product types consisting of (i) stand-alone applications and (ii) plug-in extensions. MetaTools' plug-in extensions work with and extend the capabilities of widely available computer graphic imaging and Internet/online design application platforms, including Adobe Systems, Inc.'s Photoshop, Illustrator, After Effects and Premiere products; Autodesk, Inc.'s Animator Studio and 3D Studio products; Corel Corporation's PhotoPaint; Fractal's Fractal Design Painter ("Painter"); Macromedia, Inc.'s Freehand and X-Res products; and Micrografx, Inc.'s Picture Publisher.

  MetaTools was founded in March 1987 as Harvard Systems Corp., a California corporation, and changed its name to HSC Software Corp. in August 1993. HSC Software Corp. changed its name to MetaTools, Inc. in September 1995 and reincorporated in Delaware in December 1995. MetaTools' executive offices are located at 6303 Carpinteria Avenue, Carpinteria, California 93013, and its telephone number is (805) 566-6200.

 Fractal Design Corporation

  Fractal is a leading provider of software tools for the creation, editing and manipulation of computer graphics images and digital art. Fractal's principal product, Painter for Macintosh and Windows, is used primarily by artists, graphics professionals and animators in a number of industries, including print and electronic publishing, print and broadcast advertising and entertainment and content development. Creative Professionals use Painter and other Fractal products, such as Ray Dream Studio and Expression, to create and modify images for brochures, books, magazines and print and broadcast advertisements, to provide on-screen graphics for television broadcasts, to edit digital video projects and create animation, to develop multimedia content and to author web pages for the Internet.

  Fractal was incorporated in California in April 1991. Fractal's executive offices are located at 5550 Scotts Valley Drive, Scotts Valley, California 95066, and its telephone number is (408) 430-4000.

 Rook Acquisition Corp.

  Merger Sub is a corporation recently organized by MetaTools for the purpose of effecting the Merger. It has no material assets and has not engaged in any activities except in connection with the Merger. Merger Sub's executive offices are located at 6303 Carpinteria Avenue, Carpinteria, California 93013, and its telephone number is (805) 566-6200.

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


ANNUAL MEETING OF STOCKHOLDERS OF METATOOLS

 Time, Date, Place and Purpose

  An Annual Meeting of Stockholders of MetaTools will be held at Fess Parker's Red Lion Resort at 633 E. Cabrillo Boulevard, Santa Barbara, California, on May 29, 1997 at 8:00 a.m., local time (the "MetaTools Annual Meeting"). The purpose of the MetaTools Annual Meeting is to (i) approve the Merger and the related issuance of shares of Common Stock of MetaTools, par value $0.001 (prior to the Merger, "MetaTools Common Stock," and immediately following the Merger, "Combined Company Common Stock") to the shareholders of Fractal pursuant to the Reorganization Agreement, (ii) approve an amendment to the Restated Certificate of Incorporation of MetaTools (the "Certificate") to change the corporate name of MetaTools to "MetaCreations Corporation" (the "Combined Company"), subject to and upon consummation of the Merger, (iii) approve an amendment to the Certificate to increase the number of authorized shares of MetaTools Common Stock by 45 million shares to 75 million shares, subject to and upon consummation of the Merger, (iv) elect six (6) directors to serve until their successors are duly elected, (v) amend the 1995 Stock Option Plan to add an additional 1,500,000 shares of MetaTools Common Stock thereto, (vi) ratify the appointment of Coopers & Lybrand L.L.P. as independent accountants for MetaTools for the 1997 fiscal year, and (vii) transact such other business as may properly come before the meeting or any postponements or adjournments thereof. See "MetaTools Annual Meeting--Date, Time and Place of MetaTools Annual Meeting" and "--Purpose."

 Record Date and Vote Required

  Only MetaTools stockholders of record at the close of business on April 11, 1997 (the "MetaTools Record Date") are entitled to notice of and to vote at the MetaTools Annual Meeting. Each stockholder is entitled to one vote for each share of MetaTools Common Stock on all matters proposed at the MetaTools Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

  Pursuant to the Delaware General Corporation Law and the rules of Nasdaq, the affirmative vote of a majority of the total votes present in person or by proxy and entitled to vote is required to approve of (i) the issuance of MetaTools Common Stock pursuant to the Reorganization Agreement, (ii) the amendment of the 1995 Stock Plan to add an additional 1,500,000 shares of MetaTools Common Stock, and (iii) the ratification of Coopers & Lybrand L.L.P. as independent accountants for MetaTools for the 1997 fiscal year. The affirmative vote of a majority of the shares of MetaTools Common Stock issued and outstanding as of the MetaTools Record Date is required to approve of (i) the amendment of the Certificate to change the corporate name of MetaTools to "MetaCreations Corporation" and (ii) the amendment of the Certificate to increase the number of authorized shares of MetaTools Common Stock by 45 million shares to 75 million shares, subject to and upon consummation of the Merger. The six candidates receiving the highest number of "FOR" votes shall be elected to MetaTools' Board of Directors.

  Abstentions and broker non-votes will be included for purposes of determining whether a quorum of shares is present at the Annual Meeting. In all proposals requiring a majority of the total present in person or by proxy and entitled to vote, abstentions will be counted in the tabulation of the voting results and will be treated as votes against the proposal. Broker non-votes will not be treated as "entitled to vote" and will have no effect on the voting result. In all proposals requiring a majority of the shares of MetaTools Common Stock issued and outstanding as of the MetaTools Record Date, abstentions and broker non-votes will be treated as votes against the proposals. In the election of directors, abstentions and broker non-votes will not be counted as votes for or against any director. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

  See "MetaTools Annual Meeting--Record Date and Outstanding Shares" and "-- Vote Required."

  As of the MetaTools Record Date, there were approximately 181 stockholders of record of MetaTools Common Stock and 13,288,770 shares of MetaTools Common Stock outstanding, each of which shares will be entitled to one vote on each matter to be acted upon at the MetaTools Annual Meeting. See "MetaTools Annual Meeting--Vote Required."

  Each executive officer and director and certain stockholders of MetaTools (who own an aggregate of 5,933,701 shares of MetaTools Common Stock and options exercisable within 60 days of the MetaTools Record Date to purchase 560,231 shares of MetaTools Common Stock, representing approximately 44.7% of the votes entitled to be cast by holders of MetaTools Common Stock issued and outstanding as of the MetaTools Record Date and 46.9% of such votes assuming exercise of all vested options held by all such persons) have entered into Voting Agreements (the "MetaTools Voting Agreements") with Fractal. Pursuant to the MetaTools Voting Agreements, the foregoing persons have agreed to vote all shares of MetaTools Common Stock of which they are the beneficial owners and all shares of MetaTools Common Stock of which they acquire beneficial ownership in favor of any matter that could reasonably be expected to facilitate the Merger. In addition, certain of such persons have granted irrevocable proxies to Fractal's Board of Directors (the "Fractal Board") to vote such persons' MetaTools Common Stock in accordance with the MetaTools Voting Agreements.

SPECIAL MEETING OF SHAREHOLDERS OF FRACTAL

 Time, Date, Place and Purpose

  A Special Meeting of Shareholders of Fractal will be held at 5550 Scotts Valley Drive, Scotts Valley, California, on May 29, 1997 at 8:00 a.m., local time (the "Fractal Special Meeting"). The purpose of the Fractal Special Meeting is to approve and adopt the Reorganization Agreement and to approve the Merger. See "Fractal Special Meeting--Date, Time and Place of Fractal Special Meeting" and "--Purpose."

 Record Date and Vote Required

  Only Fractal shareholders of record at the close of business on April 11, 1997 (the "Fractal Record Date") are entitled to notice of and to vote at the Fractal Special Meeting. Each shareholder is entitled to one vote for each share of Fractal Common Stock on all matters proposed at the Fractal Special Meeting. Pursuant to the California Corporations Code (the "CCC"), approval and adoption of the Reorganization Agreement requires the affirmative vote of the holders of a majority of the Fractal Common Stock outstanding as of the Fractal Record Date.

  Votes cast by proxy or in person at the Fractal Special Meeting will be tabulated to determine whether or not a quorum is present. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, and such abstentions and broker non-votes will have the effect of a vote against the adoption and approval of the Reorganization Agreement.

  As of the Fractal Record Date, there were approximately 221 shareholders of record of Fractal Common Stock and 12,034,126 shares of Fractal Common Stock outstanding, each of which shares will be entitled to one vote on each matter to be acted upon at the Fractal Special Meeting. See "Fractal Special Meeting-- Vote Required."

  Each executive officer and director who owns shares of Fractal Common Stock and certain shareholders of Fractal (who own an aggregate of 3,451,306 shares of Fractal Common Stock and options exercisable within 60 days of the Fractal Record Date to purchase 579,078 shares of Fractal common Stock, representing approximately 28.7% of the votes entitled to be cast by holders of Fractal Common Stock issued and outstanding as of the Fractal Record Date and 32.0% of such votes assuming exercise of all vested options held by all such persons) have entered into Voting Agreements (the "Fractal Voting Agreements") with MetaTools. Pursuant to the Fractal Voting Agreements, the foregoing persons have agreed to vote in favor of any matter that could reasonably be expected to facilitate the Merger. In addition, certain of such persons have granted irrevocable proxies to the MetaTools Board to vote such persons' Fractal Common Stock in accordance with the Fractal Voting Agreements.

DISSENTERS' RIGHTS

  Holders of MetaTools Common Stock are not entitled to appraisal rights under the Delaware General Corporation Law in connection with the Merger. Pursuant to California law, and as described in greater detail in the Joint Proxy Statement/Prospectus, holders of Fractal Common Stock may be entitled to certain dissenters' rights in connection with the Merger. The obligations of MetaTools and Merger Sub to consummate and effect the Merger are subject to holders of not more than 4.9% of the outstanding shares of Fractal Common Stock having exercised, or having a continued right to exercise, appraisal, dissenters' or similar rights under applicable law with respect to their shares by virtue of the Merger. While this condition is waivable, the companies have no current intention to waive such condition. In order for the Merger to qualify as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles, at least 90% of the outstanding shares of common stock of each company shall not have exercised appraisal, dissenters' or similar rights. See "Terms of the Merger--Dissenters' Rights" and Annex E hereto.

RISK FACTORS

  See "Risk Factors" for a discussion of certain factors pertaining to the Merger and the combined businesses of MetaTools and Fractal.

FAIRNESS OPINIONS

  Alex. Brown & Sons Incorporated ("Alex. Brown") has delivered to the MetaTools Board of Directors (the "MetaTools Board") its written opinion, dated February 11, 1997, to the effect that, as of such date, the Exchange Ratio was fair from a financial point of view to MetaTools and its stockholders. The full text of the opinion of Alex. Brown, which sets forth assumptions made and matters considered, is attached hereto as Annex F to this Joint Proxy Statement/Prospectus, and is incorporated herein by reference. Holders of MetaTools Common Stock are urged to, and should, read such opinion in its entirety. See "The Merger and Related Transactions--Opinion of MetaTools' Financial Advisor" and Annex F attached hereto.

  Unterberg Harris has delivered to the Fractal Board of Directors (the "Fractal Board") its written opinion, dated February 11, 1997, to the effect that, as of such date, the consideration to be received pursuant to the Reorganization Agreement was fair from a financial point of view to the holders of Fractal Common Stock. The full text of the opinion of Unterberg Harris, which sets forth assumptions made and matters considered is attached hereto as Annex G to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Holders of Fractal Common Stock are urged to, and should, read such opinion in its entirety. See "The Merger and Related Transactions--Opinion of Fractal's Financial Advisor" and Annex G attached hereto.

REASONS FOR THE MERGER; RECOMMENDATIONS OF BOARDS OF DIRECTORS

  The Boards of MetaTools and Fractal have authorized the execution and delivery of the Reorganization Agreement with the expectation that, among other benefits, the proposed Merger, by combining the experience, financial resources, size and breadth of product offerings of MetaTools and Fractal, will result in meaningful long-term strategic benefits to the companies and their stockholders/shareholders.

 Recommendations of MetaTools' Board of Directors

  The MetaTools Board has unanimously approved the Reorganization Agreement and the transactions contemplated thereby and has determined that the Merger is fair and in the best interests of MetaTools and its stockholders. After careful consideration, the MetaTools Board unanimously recommends a vote in favor of the issuance of shares of MetaTools Common Stock pursuant to the Reorganization Agreement.

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


  Since the announcement of the proposed Merger, the closing price of MetaTools Common Stock has ranged from a high of $14.63 per share to a low of $6.94 per share and on April 21, 1997, the latest practicable date before the printing of this Joint Proxy Statement/Prospectus, the closing price was $7.25 per share. The closing price of Fractal Common Stock has ranged from a high of $10.38 per share to a low of $4.88 per share and on April 21, 1997, the closing price was $5.00 per share. The MetaTools Board has reviewed the decline in the MetaTools Common Stock and the Fractal Common Stock since the signing of the Reorganization Agreement, and has also reviewed the recent volatility in the trading prices of technology companies generally, and noted that a number of technology companies have experienced declines in their stock prices over the same period. The MetaTools Board has also reviewed the recent financial performance of both companies and the potential synergies between them, and other factors described in more detail in "The Merger and Related Transactions--Joint Reasons for the Merger" and "--MetaTools' Reasons for the Merger." The MetaTools Board also reviewed the opinion of Alex. Brown, dated as of February 11, 1997, as to the fairness from a financial point of view of the Exchange Ratio to MetaTools and its stockholders, and the potential effect of the recent declines in the companies' trading prices on the Alex. Brown analyses, as summarized under "The Merger and Related Transactions--Opinion of MetaTools' Financial Advisor." The MetaTool Board noted that of these analyses, the contribution analysis and pro forma combined analysis are not dependent upon the trading prices of the MetaTools and Fractal Common Stock. The MetaTools Board also continued to find meaningful certain other analyses that were based in part on the historical trading prices of the MetaTools and Fractal shares prior to the announcement of the Merger, insofar as the historical trading prices prior to the announcement represent the most recent market valuation of the companies without giving effect to the pending Merger. The MetaTools Board noted that, since the announcement of the Merger, the trading prices of each of the company's stock have reflected, among other things, the Exchange Ratio and the combined valuation of the companies. The MetaTools Board also noted that the final financial results for MetaTools and the preliminary financial results for Fractal, each for the quarter ended March 31, 1997, were below expectations of industry analysts, that each of the companies participates in the graphics software market and that each of the companies is likely to have been affected by similar factors and business fundamentals. After careful consideration of all of the foregoing factors, including the reconsideration of the Alex. Brown opinion, the MetaTools Board continues to believe that the Merger is in the best interest of its stockholders and continues to make its recommendations as herein set forth through the date of this Joint Proxy Statement/Prospectus. See "Recent Developments," "Risk Factors," "The Merger and Related Transactions--Joint Reasons For the Merger," "--MetaTools' Reasons For the Merger," and "--Material Contacts and Board Deliberations."

  The MetaTools Board also unanimously recommends a vote in favor of (i) the amendment of the Certificate to change the corporate name of MetaTools to "MetaCreations Corporation", subject to and upon consummation of the Merger,
(ii) the amendment of the Certificate to increase the number of authorized shares of MetaTools Common Stock by 45 million shares to 75 million shares, subject to and upon consummation of the Merger, (iii) the election of the six
(6) directors put forth by the MetaTools Board to serve until their successors are duly elected and qualified, (iv) the amendment of the 1995 Stock Option Plan to add an additional 1,500,000 shares of MetaTools Common Stock thereto and (v) the ratification of the appointment of Coopers & Lybrand L.L.P. as independent accountants for the 1997 fiscal year.

  Stockholders should read this Joint Proxy Statement/Prospectus (including information deemed incorporated herein by reference) carefully before voting. See "The Merger and Related Transactions--Joint Reasons For the Merger," "-- MetaTools' Reasons For the Merger" and "--Material Contacts and Board Deliberations."

 Recommendation of Fractal Board of Directors

  The Fractal Board has unanimously approved the Reorganization Agreement and the transactions contemplated thereby and has determined that the Merger is fair and in the best interests of Fractal and its shareholders. After careful consideration, the Fractal Board unanimously recommends a vote in favor of approval and adoption of the Reorganization Agreement and approval of the Merger.


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

  The Fractal Board has reviewed the decline in the MetaTools Common Stock and the Fractal Common Stock since the signing of the Reorganization Agreement (as described above), and has also reviewed the recent volatility in the trading prices of technology companies generally, and noted that a number of technology companies have experienced declines in their stock prices over the same period. The Fractal Board has also reviewed the recent financial performance of both companies and the potential synergies between them, and other factors described in more detail in "The Merger and Related Transactions--Joint Reasons for the Merger" and "--Fractal's Reasons for the Merger." The Fractal Board also reviewed the opinion of Unterberg Harris dated as of February 11, 1997, as to the consideration to be received pursuant to the Reorganization Agreement being fair from a financial point of view to the holders of Fractal Common Stock, and the potential effect of the recent declines in trading prices on the Unterberg Harris analyses, as summarized under "The Merger and Related Transactions-- Opinion of Fractal's Financial Advisor." The Fractal Board noted that of these analyses, the pro forma analysis is not dependent upon the trading prices of the MetaTools and Fractal Common Stock. The Fractal Board also continued to find meaningful certain other analyses that were based in part on the historical trading prices of the MetaTools and Fractal shares prior to announcement of the Merger, insofar as the historical trading prices prior to the announcement represent the most recent market valuation of the companies without giving effect to the pending Merger. The Fractal Board noted that, since the announcement of the Merger, the trading prices of each of the company's stock have reflected, among other things, the Exchange Ratio and the combined valuation of the companies. The Fractal Board also noted that the final financial results for MetaTools and the preliminary financial results for Fractal, each for the quarter ended March 31, 1997, were below expectations of industry analysts, that each of the companies participates in the graphics software market and that each of the companies is likely to have been affected by similar factors and business fundamentals. After careful consideration of all of the foregoing factors, including the reconsideration of the Unterberg Harris opinion, the Fractal Board continues to believe that the Merger is in the best interest of its shareholders and continues to make its recommendations as herein set forth through the date of this Joint Proxy Statement/Prospectus.

  Shareholders should read this Joint Proxy Statement/Prospectus (including information deemed incorporated herein by reference) carefully prior to voting. See "Recent Developments," "Risk Factors," "The Merger and Related Transactions--Joint Reasons For the Merger," "--Fractal's Reasons For the Merger" and "--Material Contacts and Board Deliberations."

  The Reorganization Agreement does not provide for termination rights in the event that the market prices of MetaTools Common Stock or Fractal Common Stock reach any specified low or high prices.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In connection with agreements previously entered into with Fractal, options held directly or indirectly by various officers and directors of Fractal will vest in full and become exercisable immediately prior to the consummation of the Merger. In addition, from and after the Effective Time, MetaTools will fulfill and honor, and will cause the surviving corporation (the "Surviving Corporation") to fulfill and honor, the obligations of Fractal pursuant to any indemnification agreements between Fractal and its officers and directors existing prior to February 11, 1997. For six years after the Effective Time, MetaTools will also cause the Surviving Corporation to use its commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by Fractal's directors' and officers' liability insurance policy.

  Further, certain officers of Fractal have entered into a letter agreement with MetaTools addressing their initial terms of employment with the Combined Company, and MetaTools and Fractal have entered into a Transition Agreement regarding certain employee transition matters. The fee payable by Fractal to Unterberg Harris, Fractal's financial advisor, in connection with the Merger, is contingent upon the closing of the Merger. Thomas Unterberg, a managing director, is a director of Fractal. Craig Johnson, a director of Fractal, also is a director of Venture Law Group, a Professional Corporation ("VLG"), legal counsel to Fractal. VLG will receive customary fees and expenses in connection with its representation of Fractal in the Merger. See "Terms of the Merger-- Interests of Certain Persons."

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


INCOME TAX TREATMENT

  The Merger is intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), in which case no gain or loss generally should be recognized by the holders of shares of Fractal Common Stock on the exchange of their shares of Fractal Common Stock solely for shares of Combined Company Common Stock. Each of MetaTools and Fractal has received an opinion from its respective tax counsel that the Merger will constitute a "reorganization" under Section 368(a) of the Code. However, all Fractal shareholders are urged to consult their own tax advisors. See "The Merger and Related Transactions--Certain Federal Income Tax Considerations."

ACCOUNTING TREATMENT

  The Merger is intended to qualify as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles. Consummation of the Merger is conditioned upon receipt at the closing of the Merger by MetaTools and Fractal of letters from Coopers & Lybrand L.L.P., MetaTools' independent accountants, and Price Waterhouse LLP, Fractal's independent accountants, reaffirming each firm's concurrence with MetaTools management's and Fractal management's conclusions, respectively, as to the appropriateness of pooling of interests accounting for the Merger, if consummated in accordance with the Reorganization Agreement, under Accounting Principles Board Opinion No. 16 and the related interpretation of the American Institute of Certified Public Accountants and the Financial Accounting Standard Board and the rules and regulations of the Securities and Exchange Commission. On February 11, 1997, MetaTools and Fractal received a preliminary letter from Coopers & Lybrand L.L.P. affirming that firm's concurrence with MetaTools management's conclusions that as of February 11, 1997 no conditions existed that would preclude accounting for the Merger as a pooling of interests. On February 11, 1997, Fractal received a preliminary letter from Price Waterhouse LLP affirming that firm's concurrence with Fractal management's conclusions that, with respect to Fractal no conditions existed that would preclude accounting for the Merger as a pooling of interests. While the condition to consummation of the Merger that the Merger qualify as a pooling of interests for financial reporting purposes is waivable, the companies have no current intention to waive such condition. See "The Merger and Related Transactions-- Accounting Treatment."

THE MERGER

 Terms of the Merger; Exchange Ratio

  At the Effective Time (as defined below) of the Merger, Merger Sub will merge with and into Fractal and Fractal will become a wholly-owned subsidiary of the Combined Company. Once the Merger is consummated, Merger Sub will cease to exist as a corporation, and all of the business, assets, liabilities and obligations of Merger Sub will be assumed by Fractal with Fractal remaining as the Surviving Corporation. As a result of the Merger, each outstanding share of Fractal Common Stock (other than shares as to which dissenters' rights pursuant to the CCC have been perfected and shares owned by Merger Sub, MetaTools or any wholly-owned subsidiary of MetaTools or Fractal) will be converted into the right to receive 0.749 shares of Combined Company Common Stock, and each outstanding option to purchase Fractal Common Stock under Fractal's stock option plans will be assumed by MetaTools and will become an option or right to purchase Combined Company Common Stock, with appropriate adjustments to be made to the number of shares issuable thereunder and the exercise price thereof based on the Exchange Ratio.

  On February 11, 1997, the last full trading day prior to the public announcement of the execution of the Reorganization Agreement, the closing prices per share of MetaTools Common Stock and Fractal Common Stock on Nasdaq were $15.00 and $8.125, respectively. On April 21, 1997, the most recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus, the closing prices per share of MetaTools Common Stock and Fractal Common Stock on Nasdaq were $7.25 and $5.00, respectively. See "Comparative Market Price Data." Because the Exchange Ratio is fixed, changes in the market price of MetaTools Common Stock prior to

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

the consummation of the Merger will affect the value of the Combined Company Common Stock to be received by shareholders of Fractal in the Merger. MetaTools stockholders and Fractal shareholders are encouraged to obtain current market quotations for MetaTools Common Stock and Fractal Common Stock prior to the MetaTools Annual Meeting and the Fractal Special Meeting.

 Effective Time of the Merger

  The Merger will become effective upon the filing of an Agreement of Merger (the "Agreement of Merger") with the Secretary of State of the State of California and the filing of a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware or at such later time as may be agreed in writing by MetaTools, Fractal and Merger Sub and specified in the Agreement of Merger. Assuming all conditions to the Merger are met or waived prior thereto, it is anticipated that the Closing Date of the Merger (the "Closing Date") and Effective Time will be on or about May 30, 1997. See "Terms of the Merger--Effective Time."

 Exchange of Fractal Stock Certificates

  Promptly after the Effective Time, MetaTools, acting through Boston EquiServe as its exchange agent (the "Exchange Agent"), will deliver to each Fractal shareholder of record a letter of transmittal with instructions to be used by such shareholder in surrendering certificates which, prior to the Merger, represented shares of Fractal Common Stock. CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF FRACTAL COMMON STOCK UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT. At the Effective Time, each then outstanding option to purchase Fractal Common Stock, whether vested or unvested, will be assumed by MetaTools without any action on the part of the holder thereof, and the number of shares issuable thereunder and the exercise price thereof will be appropriately adjusted according to the Exchange Ratio. OPTION AGREEMENTS NEED NOT BE SURRENDERED. See "Terms of the Merger--Manner and Basis of Converting Shares."

 Form S-8 Registration Statement

  No later than one (1) business day after the Closing Date, MetaTools will file a registration statement on Form S-8 under the Securities Act covering the shares of Combined Company Common Stock issuable upon exercise of options to purchase Fractal Common Stock to be assumed by MetaTools at the Effective Time. See "Terms of the Merger--Manner and Basis of Converting Shares."

 Stock Ownership Following the Merger

  Based upon the number of shares of Fractal Common Stock outstanding and the number of shares issuable upon exercise of outstanding options to purchase Fractal Common Stock as of April 21, 1997, and assuming that dissenters' rights are not perfected, an aggregate of approximately 9,021,080 shares of Combined Company Common Stock will be issued to Fractal shareholders in the Merger, and MetaTools will assume options exercisable for up to approximately 1,353,462 additional shares of Combined Company Common Stock. Based upon the number of shares of MetaTools Common Stock issued and outstanding as of April 21, 1997, and after giving effect to the issuance of Combined Company Common Stock as described in the previous sentence, the former holders of Fractal Common Stock would hold, and have voting power with respect to, approximately 39.5% of the Combined Company's total issued and outstanding shares as of the Effective Time, and holders of former Fractal options would hold options to purchase an additional approximately 5.6% of the Combined Company's total issued and outstanding shares (assuming the exercise of such options but not others). The foregoing numbers of shares and percentages are subject to change in the event that the capitalization of either MetaTools or Fractal changes subsequent to April 21, 1997 and prior to the Effective Time, and there can be no assurance as to the actual capitalization of MetaTools or Fractal at the Effective Time or of the Combined Company at any time following the Effective Time. See "Terms of the Merger--Stock Ownership Before and After the Merger."

 Board of Directors; Management following the Merger

  Pursuant to the Reorganization Agreement, upon consummation of the Merger, the Board of Directors of the Combined Company will be expanded from six (6) to nine (9) members. The three (3) additional members will be Mark Zimmer, Thomas Hedges and Arthur Collmeyer, all current directors of Fractal, and will be appointed by the Board of Directors of the Combined Company. Subject to the election of the six (6) MetaTools nominees at the MetaTools Annual Meeting, the MetaTools Board following the Merger will be composed of five (5) outside directors and four (4) employee directors. See "Additional Matters Being Submitted to a Vote of Only MetaTools Stockholders--Proposal Four--Election of Board of Directors."

  Following the Merger, the following directors will serve in the following management capacities: Howard Morgan, who is currently a director of MetaTools, will, subject to his reelection, be Chairman of the Board; John J. Wilczak, who is currently Chairman of the Board, President and Chief Executive Officer of MetaTools, will be President and Chief Executive Officer; Kai Krause, who is currently Chief Design Officer of MetaTools, will be Chief Design Officer; Mark Zimmer, who is currently President and Chief Executive Officer of Fractal, will be Chief Technical Officer; and Thomas Hedges, who is currently Chairman and Vice President, Research and Development of Fractal, will be Chief Systems Architect. See "Terms of the Merger--Conduct Following the Merger."

 Conduct of Business Prior to the Merger

  Pursuant to the Reorganization Agreement, until the earlier of the termination of the Reorganization Agreement pursuant to its terms and the Effective Time, each of Fractal (and each of its subsidiaries) and MetaTools (and each of its subsidiaries) has agreed, except (i) as indicated in its respective disclosure schedules or (ii) to the extent that the other of them shall otherwise consent in writing, to conduct its business diligently, in accordance with good commercial practice, in the usual, regular and ordinary course, in substantially the same manner as previously conducted and in compliance with all applicable laws and regulations; to pay its debts and taxes when due, subject to good faith disputes over such debts or taxes; to pay or perform other material obligations when due; and to use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, to keep available the services of its present officers and employees and to preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. Each of Fractal and MetaTools has agreed to promptly notify the other of any material event involving its business or operations. In addition, except as provided in its respective disclosure schedules, each of Fractal and MetaTools has agreed that it shall not, without the prior written consent of the other, perform or engage in certain activities in the conduct of its business and the business of its subsidiaries. See "Terms of the Merger-- Conduct of MetaTools, and Fractal's Business Prior to the Merger."

 No Solicitation

  Under the terms of the Reorganization Agreement, except under certain limited circumstances, each of MetaTools and Fractal has agreed that it will not engage in certain activities relating to, or which could result in, an acquisition proposal from a third party. See "Terms of the Merger--No Solicitation."

 Termination; Fees

  The Reorganization Agreement may be terminated under certain circumstances. Each of MetaTools and Fractal has agreed that if the Merger is not consummated under certain circumstances, then it will pay to the other party an amount equal to $4 million, or in certain other circumstances an amount equal to $750,000. See "Terms of the Merger--Break Up Fees" and "--Termination of the Reorganization Agreement."

 Conditions to the Merger

  Consummation of the Merger is subject to certain conditions, including: (a) certain approvals by the shareholders of Fractal and the stockholders of MetaTools in connection with the Merger; (b) declaration by the SEC of the effectiveness of the Registration Statement; (c) the absence of any law or order prohibiting consummation of the Merger; (d) receipt by MetaTools and Fractal of legal opinions that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (e) receipt by MetaTools and Fractal of accounting opinions as to the appropriateness of pooling of interest accounting for the Merger; (f) the accuracy in all material respects of certain of the representations and warranties given by each party in the Reorganization Agreement; (g) performance of all covenants required by the Reorganization Agreement; (h) the shares of MetaTools Common Stock issuable to shareholders of Fractal pursuant to the Merger and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on Nasdaq upon official notice of issuance, (i) the absence of a material adverse effect with regard to either MetaTools or Fractal; (j) that holders of more than 4.9% of outstanding shares of Fractal Common Stock shall not have exercised, nor shall they have any continued right to exercise, appraisal, dissenters' or similar rights; and (k) the Noncompetition Agreements that Mark Zimmer and Thomas Hedges have entered into shall continue to be in full force and effect. See "Terms of the Merger--Conditions to the Merger."

 Stock Option Agreements

  As an inducement to the other party to enter into the Reorganization Agreement, each of MetaTools and Fractal entered into a Stock Option Agreement with the other, pursuant to which, subject to certain conditions, MetaTools granted to Fractal (the "Fractal Option") and Fractal granted to MetaTools (the "MetaTools Option") the right to acquire up to a number of shares of MetaTools Common Stock or Fractal Common Stock, as the case may be, equal to 19.9% of its issued and outstanding shares upon the occurrence of certain events. See "Terms of the Merger--Stock Option Agreements" and Annexes B-1 and B-2 attached hereto.

 Voting Agreements and Proxies

  Each executive officer, director and certain stockholders of MetaTools have entered into Voting Agreements (the "MetaTools Voting Agreements") with Fractal. Pursuant to the MetaTools Voting Agreements, the foregoing persons have agreed to vote all shares of MetaTools Common Stock of which they are the beneficial owners and all shares of MetaTools Common Stock of which they acquire beneficial ownership in favor of any matter that could reasonably be expected to facilitate the Merger. In addition, certain of such persons have granted irrevocable proxies to the Fractal Board to vote such persons' MetaTools Common Stock in accordance with the MetaTools Voting Agreements. Each executive officer and director of Fractal who owns shares of Fractal Common Stock and certain shareholders of Fractal have entered into Voting Agreements (the "Fractal Voting Agreements" and collectively with the MetaTools Voting Agreements, the "Voting Agreements") with MetaTools. Pursuant to the Fractal Voting Agreements, the foregoing persons have agreed to vote in favor of any matter that could reasonably be expected to facilitate the Merger. In addition, certain of such persons have granted irrevocable proxies to the MetaTools Board to vote such persons' Fractal Common Stock in accordance with the Fractal Voting Agreements. See "Terms of the Merger--Voting Agreements" and Annexes D-1 and D-2 attached hereto.

 Affiliate Agreements

  Each of the members of the MetaTools Board and certain other affiliates of MetaTools have entered into agreements restricting sales, dispositions or other transactions reducing their risk of investment in respect of the shares of MetaTools Common Stock held by them to help ensure that the Merger will be treated as a pooling of interests for accounting and financial reporting purposes. Each of the members of the Fractal Board and certain other affiliates of Fractal have entered into agreements restricting sales, dispositions or other transactions reducing their risk of investment in respect of the shares of Fractal Common Stock held by them prior to the Merger and the shares of Combined Company Common Stock to be received by them in the Merger so as to comply with the requirements of applicable federal securities and tax laws and to help ensure that the Merger will be treated as a pooling of interests for accounting and financial reporting purposes. See "Terms of the Merger--Conditions to the Merger" and "--Affiliate Agreements" and Annexes C-1 and C-2 attached hereto.

 Noncompetition Agreements

  Each of Mark Zimmer and Thomas Hedges, the President and Chief Executive Officer of Fractal and the Chairman and Vice President, Research and Development, of Fractal, respectively, has entered into a Noncompetition Agreement with MetaTools pursuant to which each such person has agreed that, for a period beginning on February 11, 1997 and ending thirty (30) months after the Effective Time, he will not participate in certain graphics and design software businesses in certain geographic areas other than for the benefit of the Combined Company or its subsidiaries and will not solicit employees of MetaTools, Fractal or any of their respective subsidiaries. See "Terms of the Merger--Noncompetition Agreements."

 Antitakeover Provisions of Delaware Law and the Combined Company's Charter Documents

  Fractal is a corporation organized under the laws of California. Upon consummation of the Merger, the shareholders of Fractal will become stockholders of the Combined Company, a corporation organized under the laws of Delaware. Certain provisions of Delaware law applicable to the Combined Company may have the effect of delaying, deterring or preventing changes in control or management of the Combined Company. The charter documents of the Combined Company will contain certain additional provisions which may further this effect. The Combined Company will be subject to the provisions of Section 203 of the Delaware General Corporation Law, which restricts the corporation from entering into certain "business combinations" with an "interested person" for a period of three years. An interested person is generally defined to mean a person or entity that has acquired in excess of 15% of the Combined Company's voting stock. In addition, the Combined Company's Board of Directors will have the authority to issue up to 5,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of such preferred stock without any further vote or action by the stockholders. The issuance of such preferred stock could have a dilutive effect upon the stockholders of the Combined Company and could discourage an unsolicited attempt to take over the Combined Company. The Combined Company's Certificate of Incorporation will not provide for cumulative voting. See "Comparison of Capital Stock."

MARKET AND PRICE DATA FOR THE METATOOLS AND FRACTAL COMMON STOCK

  MetaTools Common Stock has been traded on Nasdaq under the symbol "MTLS" since MetaTools' initial public offering on December 12, 1995. On February 11, 1997, the last trading day before the announcement of the execution of the Reorganization Agreement, the closing price of MetaTools Common Stock as reported on Nasdaq was $15.00 per share. On April 21, 1997, the closing price of MetaTools Common Stock as reported on Nasdaq was $7.25. There can be no assurance as to the actual price of MetaTools Common Stock prior to, at or at any time following the Effective Time of the Merger, or in the event the Merger is not consummated.

  Fractal Common Stock has been traded on Nasdaq under the symbol "FRAC" since Fractal's initial public offering on November 9, 1995. On February 11, 1997, the last day before the announcement of the execution of the Reorganization Agreement, the closing price of Fractal Common Stock as reported on Nasdaq was $8.125 per share. Following the Merger, Fractal Common Stock will no longer be traded on Nasdaq. On April 21, 1997, the closing price of Fractal Common Stock as reported on Nasdaq was $5.00. There can be no assurance as to the actual price of Fractal Common Stock prior to or at the Effective Time of the Merger, or in the event the Merger is not consummated. See "Risk Factors" and "Comparison of Capital Stock."

  Effective upon the closing of the Merger, the Combined Company intends to change the Nasdaq listing symbol of the Combined Company from "MTLS" to "MCRE".

                              RECENT DEVELOPMENTS

SPECULAR ACQUISITION

  On April 6, 1997, MetaTools entered into an agreement (the "Specular Acquisition Agreement") to acquire Specular International Ltd. ("Specular"), a privately held software company based in Amherst, Massachusetts, which develops and markets 3D animation and graphic design tools for professionals and prosumers. The acquisition of Specular was consummated on April 15, 1997. MetaTools believes that the acquisition of Specular will help accelerate the adoption of MetaTools' Real Time Geometry Corp. ("RTG") technology in the marketplace. The acquisition is intended to further extend MetaTools' professional 3D graphic design tools as well as its ability to participate in the expansion of broad application areas that will utilize 3D graphics technology. Specular's software technologies are currently available on the Windows and Macintosh platforms through products such as "Infini-D" and "LogoMotion."

  In order to acquire Specular, MetaTools issued 546,781 shares of MetaTools Common Stock, plus $1,000,000 in cash, in exchange for all outstanding shares of Specular capital stock. MetaTools also issued 450,000 non-qualified stock options to purchase MetaTools Common Stock to Specular employees. The options issued in this transaction have an exercise price of $7 per share, the fair market value of the MetaTools Common Stock on April 14, 1997, the trading date immediately prior to the issuance date, and will vest over three or four years. The acquisition of Specular will be accounted for by MetaTools by using the purchase method of accounting. MetaTools expects to incur expenses of approximately $7 million during its second quarter ended June 30, 1997, related to the write-off of acquired in-process research and development, the closing of Specular's Amherst facility and other costs related to the transaction. MetaTools plans to relocate approximately 17 of Specular's existing engineering and product management personnel to Princeton, New Jersey for consolidation with MetaTools' RTG lab and facilities. MetaTools will continue to market Specular's professional 3D modeling software targeted at video professionals while expanding distribution of certain Specular consumer products. MetaTools plans to close Specular's Amherst, Massachusetts headquarters and lay-off and provide severance to approximately 18 personnel in operations, accounting and sales positions. Pursuant to the Reorganization Agreement, Fractal has provided its written consent to the acquisition of Specular.

  The acquisition of Specular is subject to certain risks. These risks include
(i) Specular's experience of net losses in each of the 1992, 1993, 1995 and 1996 fiscal years, (ii) the fact that during fiscal 1996 approximately 94% of Specular's net revenues were from sales of products for use on the Macintosh platform and (iii) the potential disruptive impact of the relocation of the Specular personnel from Amherst, Massachusetts to Princeton, New Jersey. See "Risk Factors--Managements of Potential Growth; Integration of Potential Acquisitions" and "--Uncertainty as to the Future of the MacIntosh Platform and Apple Computer."

METATOOLS QUARTERLY RESULTS

  On April 17, 1997, MetaTools announced its final earnings for its first quarter ended March 31, 1997. Net revenues for the first quarter ended March 31, 1997, were $6.2 million, as compared to $5.5 million for the quarter ended March 31, 1996, and gross profit for the quarter ended March 31, 1997 was $5.4 million, or 87% of net revenues, as compared to $4.4 million, or 80% of net revenues, for the quarter ended March 31, 1996. Net income for the quarter ended March 31, 1997, was $81,000, or $0.01 per share, compared with net income of $724,000 or $0.06 per share, for the quarter ended March 31, 1996.

  MetaTools experienced slower revenue growth in the first quarter of 1997 compared with 1996 due to the delay in expected shipment of the OEM version of MetaTools' new consumer digital photo product, Kai's Photo Soap, to the second quarter of 1997, combined with the general weakness in the domestic retail software market for graphics products. Expected increased operating expenses from the acquisition of RTG in December 1996 also contributed to lower earnings in the first quarter of 1997 compared to 1996.

PRELIMINARY FRACTAL QUARTERLY RESULTS

  Fractal currently estimates that net revenue for its fourth quarter ended March 31, 1997 will be between $6.7 and $7.2 million compared to $9.3 million for the quarter ended March 31, 1996. Fractal currently estimates that it will report a net loss of between $(0.05) and $(0.01) cents per share compared to earnings of $0.10 per share for the quarter ended March 31, 1996. Fractal attributes the lower fourth quarter results to lower than anticipated order volume in the fourth quarter and an unexpected disruption at its manufacturing and fulfillment provider, which caused up to $2 million in customer orders to remain unshipped prior to the close of the quarter.

  Fractal's sole third-party manufacturing and fulfillment provider ceased operations unexpectedly near the end of the quarter. Although Fractal was able to relocate its inventory and resume manufacturing and fulfillment functions with another manufacturer, it was determined after the end of the quarter that, due to the high volume of manufacturing and shipments in the final week of the quarter, orders in the aggregate of approximately $2.0 million were not shipped prior to the end of the quarter. After completing a physical inventory, the manufacturer has been instructed to ship the remaining orders as quickly as possible. See "Risk Factors--Fluctuations in Quarterly Results" and "Dependence on Distributors and on Other Third Parties."

  Fractal's final results for its fourth quarter ended March 31, 1997 are expected to be announced on or about April 28, 1997.

  The above quarterly results of Fractal are preliminary and constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Among the factor which could affect final operating results are any accounting adjustments required in connection with Fractal's closing of financial results for its quarter ended March 31, 1997. See also "Risk Factors."

       SELECTED HISTORICAL AND SELECTED PRO FORMA COMBINED FINANCIAL DATA

  The following selected consolidated historical financial data of MetaTools and Fractal should be read in conjunction with the respective audited and unaudited historical consolidated financial statements and notes thereto incorporated by reference in this Joint Proxy Statement/Prospectus. The selected consolidated historical financial data for MetaTools as of December 31, 1996 and for each of the five years in the period then ended have been derived from MetaTools' audited consolidated financial statements. The selected consolidated historical financial data for Fractal as of March 31, 1996 and for each of the five years in the period then ended has been derived from Fractal's consolidated financial statements. The selected consolidated historical financial data for Fractal presented as of December 31, 1996 and for the nine months ended December 31, 1995 and 1996 have been derived from the unaudited consolidated financial statements of Fractal, which, in the opinion of Fractal management reflect all adjustments (consisting only of normal, recurring adjustments) necessary for the fair presentation of Fractal's consolidated financial condition as of that date and the results of its operations for those unaudited interim periods. The results of operations for such interim periods are not necessarily indicative of the results to be expected for the entire year. The selected unaudited pro forma consolidated financial data are derived from the unaudited pro forma combined condensed financial statements, which give effect to the Merger as a pooling of interests and should be read in conjunction with such unaudited pro forma statements and the notes thereto included in this Joint Proxy Statement/Prospectus. The unaudited pro forma combined condensed balance sheet data as of December 31, 1996 give effect to the Merger as if it had occurred on December 31, 1996, and combines the audited condensed consolidated balance sheet of MetaTools and the unaudited condensed consolidated balance sheet of Fractal as of December 31, 1996. The unaudited pro forma combined condensed statements of operations data for the years ended December 31, 1994 and 1995 combine the audited historical consolidated statements of operations of MetaTools for each of the fiscal years in the two year period ended December 31, 1995 with the audited historical consolidated statements of operations of Fractal for each of the fiscal years in the two year period ended March 31, 1996, in each case as if the Merger and Fractal's merger with Ray Dream, Inc. ("Ray Dream") had occurred at the beginning of the earliest period presented. The unaudited pro forma combined condensed statement of operations data for the year ended December 31, 1996 combine the unaudited pro forma combined condensed statement of operations of MetaTools for the year ended December 31, 1996 with the unaudited historical consolidated statement of operations of Fractal for the twelve months ended December 31, 1996, as if the Merger and Fractal's merger with Ray Dream, had occurred on January 1, 1996 and MetaTools' acquisition of RTG had occurred on February 1, 1996 (the date of incorporation of RTG). Consequently, Fractal net revenues of approximately $9,307,000, gross profit of approximately $7,670,000, operating expenses of approximately $6,033,000, and net income of approximately $1,345,000 for the three months ended March 31, 1996 have thus been reflected in the unaudited pro forma combined condensed statements of operations for both the years ended December 31, 1995 and 1996. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at the beginning of the periods indicated, nor is it necessarily indicative of future operating results or financial position.

           METATOOLS SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          YEAR ENDED DECEMBER 31,
                                   ------------------------------------------
                                    1992    1993    1994     1995      1996
                                   ------  ------  -------  -------  --------
HISTORICAL CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
Net revenues...................... $1,259  $4,524  $ 9,832  $16,731  $ 28,035
Gross profit......................    611   3,625    6,329   11,796    23,475
Write-off of acquired in-process
 technology and other acquisition
 costs(1) ........................    --      --       --       --     15,182
Operating expenses................  1,597   3,503    8,487   12,363    34,013
Income (loss) from operations.....   (986)    122   (2,158)    (567)  (10,538)
Net income (loss).................   (976)    150   (2,212)    (500)   (9,239)
Net income (loss) applicable to
 common stockholders..............   (976)    150   (2,451)    (589)   (9,239)
Net income (loss) per common
 share(1)......................... $(0.20) $ 0.02  $ (0.43) $ (0.11) $  (0.78)
Weighted average number of shares
 outstanding(1)...................  4,807   7,055    5,647    5,415    11,791
                                                DECEMBER 31,
                                   ------------------------------------------
                                    1992    1993    1994     1995      1996
                                   ------  ------  -------  -------  --------
HISTORICAL CONSOLIDATED BALANCE
 SHEET DATA:
Cash, cash equivalents and
 restricted cash.................. $   52  $  135  $ 3,257  $46,885  $ 18,961
Short-term investments............    --      --       --       --     20,596
Working capital (deficiency)......   (790)   (660)   4,264   48,115    46,431
Total assets......................    368   1,989    7,709   53,437    57,029
Series B redeemable preferred
 stock............................    --      --     8,359      --        --
Total stockholders' equity
 (deficit)........................ $ (671) $ (455) $(3,342) $50,188  $ 50,831

-------
(1) During the year ended December 31, 1996, MetaTools issued approximately 1,332,000 shares of MetaTools Common Stock in connection with its acquisition of Real Time Geometry Corp. This acquisition was accounted for using the purchase method of accounting; MetaTools expensed approximately $15,182,000 in 1996 related to certain acquired in-process technology and related acquisition costs.

            FRACTAL SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                           (UNAUDITED)                                    (UNAUDITED)
                          --------------                           -------------------------
                                                                   NINE MONTHS  NINE MONTHS
                                  YEAR ENDED MARCH 31,                ENDED        ENDED
                          ---------------------------------------- DECEMBER 31, DECEMBER 31,
                           1992    1993    1994     1995    1996       1995         1996
                          ------  ------  -------  ------- ------- ------------ ------------
HISTORICAL CONSOLIDATED
 STATEMENT OF OPERATIONS
 DATA(1):
Net revenues............  $1,591  $5,778  $10,002  $18,476 $29,529   $20,222      $27,897
Gross profit............   1,164   4,674    7,478   15,352  24,383    16,713       22,610
Merger expenses.........     --      --       --       --      --        --         1,865
Operating expenses......   1,570   5,106    8,576   13,185  20,197    14,164       19,902
Income (loss) from
 operations.............    (406)   (432)  (1,098)   2,167   4,186     2,549        2,708
Net income (loss).......    (395)   (389)  (1,162)   1,759   2,926     1,581        2,102
Net income (loss) per
 common share...........  $(0.05) $(0.05) $ (0.14) $  0.17 $  0.25   $  0.14      $  0.16
Weighted average number
 of shares outstanding..   8,210   8,210    8,240   10,485  11,603    11,107       12,962
PRO FORMA DATA(2):
Loss before income
 taxes..................  $ (395) $ (389) $(1,162)
Provision for income
 taxes..................     --     (214)     (15)
Net loss................    (395)   (603)  (1,177)
Net loss per common
 share..................  $(0.05) $(0.07) $ (0.14)

                              (UNAUDITED)                        (UNAUDITED)
                          --------------------                 ------------
                                       MARCH 31,
                          ------------------------------------ DECEMBER 31,
                           1992   1993   1994   1995    1996       1996
                          ------ ------ ------ ------- ------- ------------
HISTORICAL CONSOLIDATED
 BALANCE SHEET DATA(1):
Cash and cash
 equivalents............  $2,048 $  832 $2,992 $ 5,562 $ 7,153   $ 3,944
Short-term investments..     --     --     --      488  23,683    24,318
Working capital.........   1,629  1,177  1,225   4,822  32,020    32,498
Total assets............   2,984  2,649  5,010  10,779  43,935    45,699
Long-term obligations...     --     200    --      --      250       --
Total shareholders'
 equity.................  $1,944 $1,315 $1,613 $ 3,293 $32,728   $34,847

--------
(1) In May 1996, Fractal issued 3,165,660 shares of Fractal Common Stock in exchange for the outstanding common stock of Ray Dream. The Ray Dream acquisition has been accounted for as a pooling-of-interests, and, accordingly, Fractal's consolidated financial position and results of operations have been restated for all periods prior to the Ray Dream acquisition to include the financial statements of Ray Dream. Fractal reports its financial results on a March 31 fiscal year-end basis, whereas Ray Dream reported its financial results on a December 31 calendar year-end basis. For the purposes of pooling-of-interests accounting, revenues and net income (loss) of Fractal for the years ended March 31, 1992, 1993, 1994, 1995 and 1996 have been combined with those of Ray Dream for the years ended December 31, 1991, 1992, 1993, 1994 and 1995. Ray Dream's net loss of $519,000 for the three months ended March 31, 1996 has been reflected as an adjustment to retained earnings.

(2) Fractal was exempt from the payment of U.S. federal and certain state income taxes prior to October 1, 1993 as a result of its shareholders' electing to be taxed as a Subchapter S Corporation. Effective October 1, 1993, Fractal's shareholders terminated their Subchapter S election. Accordingly, net loss per share is pro forma for the years ended March 31, 1992, 1993 and 1994 and historical for the years ended March 31, 1995 and 1996 and for the nine months ended December 31, 1995 and 1996. The pro forma data is based upon historical income before taxes, adjusted to reflect a provision for income taxes as if Fractal were a C Corporation.

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             (UNAUDITED)
                                                       ------------------------
                                                       YEAR ENDED DECEMBER 31,
                                                       ------------------------
                                                        1994     1995    1996
                                                       -------  ------- -------
PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
 DATA(2):
Net revenues.........................................  $28,308  $46,260 $65,239
Gross profit.........................................   21,681   36,179  53,755
Write-off of acquired in-process technology and other
 acquisition costs...................................      --       --    2,598
Operating expenses...................................   21,672   32,560  48,143
Income from operations...............................        9    3,619   5,612
Net income (loss)....................................     (453)   2,426   6,597
Net income (loss) applicable to common stockholders..     (692)   2,337   6,597
Net income (loss) per common share...................  $ (0.05) $  0.15 $  0.28
Weighted average number of shares outstanding(1).....   13,500   15,268  23,854

                                                                  (UNAUDITED)
                                                               -----------------
                                                               DECEMBER 31, 1996
                                                               -----------------
PRO FORMA COMBINED CONDENSED BALANCE SHEET DATA:
Working capital(2)............................................      $74,729
Total assets..................................................       99,777
Stockholders' equity(2).......................................       81,478

--------
(1) The increase in weighted average shares outstanding from 1994 to 1995 is primarily attributed to the issuance of shares by both MetaTools and Fractal in conjunction with their respective initial public offerings in November and December 1995, respectively. The increase in weighted average shares outstanding from 1995 to 1996 is primarily attributed to the shares issued by MetaTools and Fractal in connection with their initial public offerings in 1995 being outstanding for all of 1996, and shares issued in connection with MetaTools' acquisition of Real Time Geometry Corp. in December 1996.

(2) MetaTools and Fractal estimate that they will incur direct transaction costs of approximately $4.2 million associated with the Merger, consisting of transaction fees for investment bankers, attorneys, accountants, financial printing, consultants and other related charges. In addition, MetaTools anticipates incurring an additional charge upon consummation of the Merger of approximately $4.8 million to reflect costs and expenses relating to integrating the two companies. These nonrecurring costs are reflected in the unaudited pro forma combined condensed balance sheet at December 31, 1996 as a reduction to stockholders' equity and an increase in accrued expenses. These nonrecurring costs, which have not been reflected in the unaudited pro forma combined condensed statements of operations, will be charged to operations in the fiscal quarter in which the Merger is consummated or as incurred.

                                 RISK FACTORS

  The following factors should be considered carefully by shareholders of Fractal in evaluating whether to approve and adopt the Reorganization Agreement, and by stockholders of MetaTools in evaluating whether to approve the issuance of MetaTools Common Stock pursuant to the Reorganization Agreement. The risks associated with the Combined Company in the Merger will be additional risks faced by both the Fractal shareholders and the MetaTools stockholders following the Merger. The risks described that are currently specific to Fractal will be additional risks faced by MetaTools stockholders following the Merger. The risks described that are currently specific to MetaTools will be additional risks faced by Fractal shareholders following the Merger. This section contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere herein. These factors should be considered in conjunction with the other information included or incorporated by reference in this Joint Proxy Statement/Prospectus.

INTEGRATION OF OPERATIONS; ADVERSE EFFECT ON FINANCIAL RESULTS

  The realization of the benefits sought from the Merger depends on the ability of the Combined Company to utilize product development capabilities, sales and marketing capabilities, administrative organizations and facilities better than either company could do separately. There can be no assurance that these benefits will be achieved or that the activities of MetaTools and Fractal will be integrated in a coordinated, timely and efficient manner. The combination of the two organizations also will require the dedication of management resources, which will temporarily detract such persons' attention from the day-to-day business of the Combined Company. There can be no assurance that the integration will be completed without disrupting MetaTools' and Fractal's businesses. The inability of MetaTools and Fractal to better utilize resources and to achieve integration in a timely and coordinated fashion could result in a material adverse effect on the Combined Company's financial condition, operating results and cash flows. Following the Merger, the Combined Company intends to seek to reduce operating costs over time by eliminating duplicative operations and facilities that would otherwise have been required by each of the two companies operating on a stand-alone basis. There can be no assurance that these steps actually will reduce costs to the extent, or as quickly, as planned or that these steps will not adversely affect future revenues and results of operations. These reductions also could have a material adverse effect on employee morale and on the ability of the Combined Company to retain key management, engineering and sales and marketing personnel critical to the Combined Company's future operations. See "Unaudited Pro Forma Combined Condensed Financial Information."

  MetaTools and Fractal estimate that in connection with the Merger they will incur direct transaction costs that currently are estimated to be approximately $4.2 million, which primarily represent fees and expenses of investment bankers, attorneys, accountants, consultants and financial printers. In addition, MetaTools anticipates incurring an additional charge upon consummation of the Merger of approximately $4.8 million to reflect costs and expenses relating to integrating the two companies. All transaction costs will be charged to the Combined Company's operations upon consummation of the Merger or as incurred. Should the Merger not be consummated, each company will charge its operations with its own direct transaction expenses in the period incurred. These fees (excluding any breakup fees payable) are estimated to be approximately $1,000,000 and $500,000 for MetaTools and Fractal, respectively. These estimates are preliminary and therefore subject to change. See "Notes to Unaudited Pro Forma Combined Condensed Financial Statements." In addition, if approved by the stockholders of MetaTools, MetaTools will undergo a name change in connection with the Merger. Such name change may cause confusion in the marketplace and will result in an increase in near-term costs, attributable to repackaging and redistributing the products of the Combined Company and various other costs associated with the name change. Going forward, if the anticipated savings in operating costs are not achieved, or if the Merger has other adverse effects that are not currently anticipated, the Merger could result in a reduction in per share earnings of the Combined Company as compared to the per share earnings that either or both of the companies would have achieved if the Merger had not occurred. Furthermore, even if the effects of the Merger prove to be as anticipated, there can be no assurance that future earnings will not be adversely affected by any number of economic, market or other factors that are not related to the Merger.

  The Combined Company also expects to incur expenses of approximately $7 million during the quarter ending June 30, 1997, related to the write-off of acquired in-process research and development, the closing of Specular's Amherst, Massachusetts facility and other costs related to the transaction. Separately, given the recent general weakness in the domestic retail software market for graphics products, MetaTools and Fractal believe that near-term benefits from the Merger may be more difficult to achieve. See "Recent Developments-- MetaTools Quarterly Results" and "--Preliminary Fractal Quarterly Results."

POTENTIAL DILUTIVE EFFECT TO STOCKHOLDERS

  Although the companies believe that beneficial synergies will result from the Merger, there can be no assurance that the combining of the two companies' businesses, even if achieved in an efficient, effective and timely manner, will result in combined results of operations and financial condition superior to what would have been achieved by each company independently, or as to the period of time required to achieve such result. The issuance of MetaTools Common Stock in connection with the Merger may have the effect of reducing the Combined Company's net income per share from levels otherwise expected and could reduce the market price of the Combined Company Common Stock unless revenue growth or cost savings and other business synergies sufficient to offset the effect of such issuance can be achieved.

LOSS OF OPPORTUNITY FOR FRACTAL AS A STAND-ALONE ENTITY

  As a consequence of the Merger, Fractal shareholders will lose the chance to invest in the development and exploitation of Fractal's products on a stand-alone basis. Additionally, the Combined Company will have different management than Fractal's current management, and consequently the management of the Combined Company may make strategic and operational decisions that differ from those of Fractal's current management. It is possible that Fractal, if it were to remain independent, could achieve economic performance superior to that of the Combined Company. Consequently, there can be no assurance that shareholders of Fractal would not achieve greater returns on investment if Fractal were to remain an independent company.

CONSTANT EXCHANGE RATIO OF PRICE OF METATOOLS COMMON STOCK

  Under the terms of the Reorganization Agreement, each share of Fractal Common Stock issued and outstanding at the Effective Time will be converted into the right to receive 0.749 shares of MetaTools Common Stock. The Merger Agreement does not contain any provisions for adjustment of the Exchange Ratio based on fluctuations in the price of MetaTools Common Stock prior to the Effective Time. Accordingly, the value of the consideration to be received by shareholders of Fractal upon the Merger will depend on the market price of the MetaTools Common Stock at the Effective Time. On February 11, 1997, the last trading day prior to the announcement of the execution of the Reorganization Agreement, the closing prices of the MetaTools Common Stock and the Fractal Common Stock on the Nasdaq National Market were $15.00 and $8.125, respectively. On April 21, 1997, the closing prices of the MetaTools Common Stock and the Fractal Common Stock on Nasdaq were $7.25 and $5.00, respectively. There can be no assurance that the market price of the MetaTools Common Stock at and after the Effective Time will not be higher or lower than such price. Stockholders of MetaTools and shareholders of Fractal should obtain and consider historical and recent trading prices for the MetaTools Common Stock in determining whether to vote in favor of the Merger and the Reorganization Agreement. See "--Volatility of MetaTools and Fractal Stock Prices."

FLUCTUATIONS IN QUARTERLY RESULTS

  MetaTools and Fractal have experienced in the past and expect in the future to continue to experience significant fluctuations in quarterly operating results. For example, MetaTools announced net revenues for the quarter ended March 31, 1997 of $6.2 million compared to $5.5 million for the quarter ended March 31, 1996, and earnings per share for the quarter ended March 31, 1997 of $0.01 per share compared to $0.06 for the quarter ended March 31, 1996. Fractal currently estimates that net revenues for the quarter ended March 31, 1997 will be between $6.7 and $7.2 million compared to $9.3 million for the quarter ended March 31, 1996 and loss per share for the quarter ended March 31, 1997 is expected to be between $(0.05) and $(0.01) cents compared to earnings of $0.10 per share for the quarter ended March 31, 1996. There can be no assurance that the Combined Company's future revenues, operating results and cash flows will not also vary substantially. MetaTools and Fractal generally ship products as orders are received and, therefore, have little or no backlog. As a result, quarterly revenues, operating results and cash flows of the Combined Company will generally depend on a number of factors that are difficult to forecast, including, among others, the volume and timing of and ability to fulfill orders received within a quarter. Quarterly revenues, operating results and cash flows also may fluctuate due to factors such as demand for the Combined Company's products; introduction, localization or enhancement of products by the Combined Company and its competitors; customer or distributor order deferrals in anticipation of new versions of products; market acceptance of new products; reviews in the industry press concerning the products of the Combined Company or its competitors; changes or anticipated changes in pricing by the Combined Company or its competitors; the mix of distribution channels through which products are sold; the mix of products sold; returns from distributors; and general economic conditions. Revenues, operating results and cash flows from the Combined Company's products also may be negatively affected by delays in the introduction or availability of new hardware and software products from third parties. Both MetaTools and Fractal experience some effect of seasonality in their respective businesses, as demand for their respective products tends to increase during the quarter ending December 31 as a result of timing of year-end holiday season buying. Quarterly revenues, operating results and cash flows may also be adversely affected by financial and other difficulties of the Combined Company's third party manufacturers and fulfillment providers. For example, Fractal's anticipated loss in the quarter ended March 31, 1997 is due, in part, to a disruption of its manufacturer and fulfillment provider, which resulted in up to $2 million in customer orders to remain unshipped at the end of the quarter ended March 31, 1997.

  As is common in the software industry, MetaTools' and Fractal's experience has been that a disproportionately large percentage of shipments in each fiscal quarter occurs in the latter half of the third month of that quarter. Because MetaTools' and Fractal's staffing and other operating expenses are based in part on anticipated net revenues, a substantial portion of which may not be realized until shortly before the end of each fiscal quarter, delays in the receipt or shipment of orders, including delays that may be occasioned by failures of third party product fulfillment firms to produce and ship products, can cause significant variations in revenues, operating results and cash flows from quarter to quarter. The Combined Company may also be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues from the Combined Company's products in relation to expectations could have an immediate adverse impact on business, operating results, financial condition and cash flows of the Combined Company. In addition, the Combined Company currently intends to increase its operating expenses to fund greater levels of research and product development, to increase its sales and marketing operations and to expand distribution channels. To the extent that such expenses precede, or are not subsequently followed by, increased revenues, the business, operating results, financial condition and cash flows of the Combined Company will be materially and adversely affected.

  Due to the foregoing factors, operating results for each of Fractal and MetaTools have in the past fallen below the expectations of securities analysts and investors, and it is likely that the operating results of the Combined Company for some future quarters will again fall below the expectations of securities analysts and investors. In such event, the trading price of the Combined Company Common Stock could be materially and adversely affected.

UNCERTAINTY AS TO THE FUTURE OF THE MACINTOSH PLATFORM AND APPLE COMPUTER

  Apple Computer, Inc. ("Apple Computer") has recently experienced significant financial difficulties and losses in market share and acceptance. On April 16, 1997, Apple Computer announced a substantial loss of approximately $708 million for its second fiscal quarter of 1997 due to the purchase of NeXT Software Inc. and certain restructuring charges including layoffs. This and previous announcements, and the overall perception of Apple Computer's prospects and continuing commercial vitality, has and is likely in the future to negatively impact MetaTools', Fractal's and the Combined Company's Macintosh-based business. In particular, both Fractal and

MetaTools have experienced declining momentum in sales of their Macintosh-based products compared to sales of their Windows-based products and historic Macintosh sales. The companies attribute this decline in part to uncertainty regarding the future of Apple Computer and the Macintosh environment.

  Although MetaTools and Fractal offer their principal products on both the Windows and Macintosh platforms, a significant percentage of the sales of their products to date have been for the Macintosh platform, which historically has been a popular platform among art and graphics professionals. During calendar 1996 approximately 37% of MetaTools' and 63% of Fractal's net revenues were from the sales of product versions for use exclusively on the Macintosh platform, respectively. To the extent that other operating systems, such as Windows 95 and Windows NT, continue to become more prevalent among Fractal's customers, the Combined Company will be required to modify its development, personnel recruiting, marketing and distribution efforts to more effectively address these platforms; however, there can be no assurance that the Combined Company will be able effectively to do so. In addition, on April 15, 1997 MetaTools acquired Specular. During fiscal 1996, approximately 94% of Specular's net revenues were from the sales of products for use on the Macintosh platform. See "Recent Developments."

  Fractal and Specular each depend upon Altura Software ("Altura") for software and technical assistance in the porting of software applications from the Macintosh to other platforms, including Windows 95 and Windows NT. To the extent that the decline in the Macintosh platform adversely affects Altura and its ability to provide these services to Fractal and Specular, the Combined Company's ability to introduce versions of its products on these platforms on a timely basis would be substantially impaired. See "--Dependence on Distributors and on Other Third Parties."

PRODUCT TRANSITIONS AND PRODUCT RETURNS

  From time to time, the Combined Company and its competitors may announce new products, product versions, capabilities or technologies that have the potential to replace or shorten the life cycles of the Combined Company's existing products. MetaTools and Fractal have each historically experienced increased returns of a particular product version following the announcement of a planned release of a new version of that product. Although the companies provide allowances for anticipated returns, there can be no assurance that product returns will not exceed such allowances in the future. Each company has from time to time offered free upgrades to customers who purchased a product following announcement of a new release and before shipment of the new version of that product. Such offers can have a negative effect on revenues, operating results and cash flows. In addition, the Combined Company may offer price discounts for new products and product releases in order to facilitate market acceptance, which also negatively impacts revenue, operating results and cash flows. Moreover, the announcement of currently planned or other new products may cause customers to delay their purchasing decisions in anticipation of such products. For example, in early April 1997 Fractal announced the scheduled availability of Painter 5.0, its principal product, beginning in the quarter ending June 30, 1997. Any of the foregoing could have a material adverse effect on the business, operating results, financial condition and cash flows of the Combined Company.

PRODUCT CONCENTRATION; LACK OF PRODUCT REVENUE DIVERSIFICATION

  A substantial percentage of MetaTools' and Fractal's revenues to date have been derived from a limited number of products, and such products are expected to continue to account for a substantial majority of the Combined Company's revenues in the near term. Fractal currently markets six primary products, Painter, Ray Dream Studio/Designer, Expression, Detailer, Dabbler and Poser. Revenues from Painter have been the primary source of Fractal's net revenues since inception and currently are expected to constitute a substantial portion of Fractal's net revenues for the foreseeable future. Collective sales of Kai's Power Goo, Kai's Power Tools and Bryce accounted for a substantial majority of MetaTools' net revenues in 1996. Continued market acceptance of MetaTools' and Fractal's primary products are therefore critical to the future success of the Combined Company. Any decline in demand for or failure to achieve continued market acceptance of such products or any new version of these products, if any, as a result of competition, technological change, failure of the Combined Company to timely release new versions of these products, or otherwise, could have a material adverse effect on the business, operating results, financial condition and cash flows of the Combined Company.

RAPID TECHNOLOGICAL CHANGE; DEPENDENCE ON AND NEED FOR NEW PRODUCTS AND PRODUCT VERSIONS; POTENTIAL DELAYS IN PRODUCT RELEASES

  The market for visual computing graphics software products, and the personal computer industry in general, is characterized by rapidly changing technology, resulting in short product life cycles and strong pricing pressures. As a result, the success of the Combined Company depends substantially upon its ability to continue to enhance its existing products, to develop and introduce in a timely manner new products incorporating technological advances and to meet increasing customer expectations. To the extent one or more competitors introduce products that better address customer needs, the Combined Company's business could be adversely affected. There can be no assurance that the Combined Company will be successful in developing and marketing enhancements to its existing products or new products on a timely basis or that any new or enhanced products will adequately address the changing needs of the marketplace. Also, negative reviews of the Combined Company's new products or product versions in industry publications could have a material adverse effect on product sales.

  The Combined Company intends to continue to significantly increase its research and development expenditures. For example, the RTG and Specular acquisitions will result in an increase in research and development costs as compared to prior periods. To the extent such increases are not accompanied by increased revenues, the Combined Company's business, operating results, financial condition and cash flows would be materially adversely affected. MetaTools and Fractal have supplemented their respective research and development efforts by exclusively licensing products developed by or co-developed with third parties. There can be no assurance that the Combined Company will be able to continue to obtain such outside product development capabilities on terms favorable to the Combined Company or at all. If the Combined Company were unable to maintain existing development arrangements or to attract new product development partners, then the Combined Company would, at a minimum, have to further increase its research and development expenditures, which could have a material adverse effect on the Combined Company's business, operating results, financial condition and cash flows. In addition, there can be no assurance that such additional research and development expenditures would result in the production of commercially acceptable products.

  MetaTools and Fractal also depend upon internal efforts for the development of new products and product enhancements. Each of the companies has in the past experienced delays in the development of new products and product versions. There can be no assurance that the Combined Company will not experience further delays in connection with the current product development or future development activities. Also, software products as complex as those offered by MetaTools and Fractal may contain undetected errors when first introduced or as new versions are released. MetaTools and Fractal have in the past discovered software errors in certain of their new products and enhancements after the introduction of these products. There can be no assurance that errors will not be found in new products or releases after commencement of commercial shipments, resulting in adverse product reviews and a loss of or delay in market acceptance, which could have a material adverse effect upon the Combined Company's business, operating results, financial condition and cash flows.

  MetaTools is expending significant resources to develop the in-process research and development obtained in the acquisition of RTG. Presently, MetaTools employs 22 people and leases a 6,000 square foot office in Princeton, New Jersey, dedicated toward these activities. In addition, MetaTools anticipates capital expenditures in excess of $1 million during 1997 for computer and office equipment and furniture to support these development activities. The market for visual computing graphics software products, and the personal computer industry in general, is characterized by rapidly changing technology. There can be no assurance that the further development of the in-process research and development of MetaTools will result in commercially viable products.

DEPENDENCE UPON THIRD PARTY SOFTWARE DEVELOPERS

  MetaTools and Fractal use certain products and technologies of both domestic and foreign third party software developers, including both complete products offered as extensions of the companies' product lines and technologies used in the enhancement of internally developed products. For example, Fractal licenses its

Expression and Poser products from third party software developers, and MetaTools licenses Final Effects, Studio Effects and the MetaPhotos collection of royalty free photographs from third party software developers. Such products and technologies are obtained from third party providers under contractual license agreements, which in some cases are for limited time periods and may be terminated under certain circumstances. There can be no assurance that the Combined Company will be able to maintain adequate relationships with any such third party providers (including, in particular, those Fractal relationships that will be maintained by the Combined Company after the Merger), that these third party providers will commit adequate development resources to maintain these products and technologies, or that any license agreement for a limited time period will be renewed upon termination. In such circumstances, the Combined Company's inability to obtain or develop substitute technology could adversely affect the business, results of operations, financial condition and cash flows of the Combined Company. Unlike internally developed products, these license arrangements also may limit the companies' ability to timely create and release product upgrades and to effectively control the product development process.

LIMITED OPERATING HISTORY; UNCERTAIN PROFITABILITY; FLUCTUATING RATES OF
GROWTH

  MetaTools and Fractal have only limited operating histories on which an evaluation of their businesses and prospects can be based. MetaTools was incorporated in March 1987 and did not introduce its first internally developed product until January 1993. Fractal was incorporated in April 1991 and commenced shipment of its initial product in August 1991. MetaTools experienced losses in each quarter of 1994 and in the first two quarters of 1995. MetaTools also realized a loss in the fourth quarter of 1996 due to a one-time write-off of acquired in-process technology and other acquisition costs charge related to the acquisition of RTG. Fractal had experienced revenue growth in recent fiscal periods but in April announced preliminary net revenue estimates for its fourth quarter of fiscal 1997 that are less than net revenues for the comparable period in fiscal 1996. Fractal experienced a loss in its first quarter of fiscal 1997 as a result of one-time acquisition charges in connection with the acquisition of Ray Dream, and announced preliminary estimates of a loss in the fourth quarter of fiscal 1997. There can be no assurance that the net revenues of the Combined Company will continue at their current level or will grow, or that the Combined Company will be able to achieve sustained profitability on a quarterly or annual basis. MetaTools' and Fractal's historical net revenue growth rates, both domestically and internationally, have varied significantly between monthly and quarterly periods. Therefore, recent net revenue comparisons should not be taken as indicative of the rate of net revenue growth, if any, that can be expected in the future. See "Recent Developments" "--MetaTools Quarterly Results" and "--Preliminary Fractal Quarterly Results."

DEPENDENCE ON KEY PERSONNEL AND DIFFICULTY OF IDENTIFYING AND HIRING CERTAIN PERSONNEL

  The future performance of the Combined Company is substantially dependent on the performance of its executive officers and key employees. The loss of the services of any of the executive officers or other key employees of MetaTools or Fractal for any reason could have a material adverse effect on the business, operating results, financial condition and cash flows of the Combined Company after the Merger.

  The future success of the Combined Company also depends on its continuing ability to identify, hire, train and retain other highly qualified technical and managerial personnel. In that regard, MetaTools and Fractal anticipate that the increased operations of the Combined Company may require the hiring and retaining of additional senior management. Competition for such personnel is intense, and MetaTools and Fractal have experienced difficulty in identifying and hiring qualified engineering personnel. There can be no assurance that the Combined Company will be able to attract, assimilate or retain other highly qualified technical and managerial personnel in the future. The inability to attract and retain the necessary technical and managerial personnel could have a material adverse effect upon the Combined Company's business, operating results, financial condition and cash flows.

HIGHLY COMPETITIVE MARKETS

  The markets for graphics software products such as those offered by MetaTools and Fractal are intensely competitive, subject to rapid change and characterized by constant demand for new product features, pressure to accelerate the release of new products and product enhancements and pressure to reduce prices. A number of companies currently offer products that compete directly or indirectly with one or more MetaTools or Fractal products. Competitors of MetaTools and Fractal include, among others, Adobe Systems Incorporated ("Adobe"), Corel Corporation ("Corel"), Micrografx Incorporated ("Micrografx"), Macromedia, Inc. ("Macromedia"), Silicon Graphics, Inc. (through its Alias/Wavefront division), Microsoft Corporation ("Microsoft") and Broderbund Software, Inc. ("Broderbund"). Many of MetaTools' and Fractal's competitors or potential competitors have significantly greater financial, managerial, technical, and marketing resources. A variety of potential actions by any of these competitors, including a reduction of product prices, increased promotion, announcement or accelerated introduction of new or enhanced products or features, acquisitions of software applications or technologies from third parties, product giveaways or product bundling could have a material adverse effect on the business, operating results, financial condition and cash flows of the Combined Company. In the event of price erosion, the Combined Company may be unable to successfully reposition itself to accommodate these actions.

  In addition, the consummation of the Merger may induce more highly capitalized competitors of both MetaTools and Fractal to either enter the markets served by the Combined Company's products or to acquire companies that compete with either MetaTools or Fractal. Potential participants in such activity could include, among others, Adobe, Autodesk, Inc., Broderbund, Corel, Macromedia, Microsoft and Silicon Graphics. Such actions could have a material adverse effect on the Combined Company's business, operating results, financial condition and cash flows.

  Present or future competitors may be able to develop products comparable or superior to those offered by the Combined Company or adapt more quickly to new technologies or evolving customer requirements. In addition, developers of personal computer operating systems, including Microsoft and Apple Computer, may incorporate 3D functionality into their operating systems, which may be superior to or incompatible with the products of the Combined Company, thus adversely affecting the Combined Company's operating results. In particular, while MetaTools and Fractal currently are developing additional product enhancements that they believe address customer requirements, there can be no assurance that the development or introduction of these additional product enhancements will be successfully completed on a timely basis or that these product enhancements will achieve market acceptance. Accordingly, there can be no assurance that the Combined Company will be able to continue to compete effectively in its markets, that competition will not intensify or that future competition will not have a material adverse effect on the business, operating results, financial condition and cash flows of the Combined Company.

DEPENDENCE ON DISTRIBUTORS AND ON OTHER THIRD PARTIES

  While each of MetaTools and Fractal derives some revenues from direct sales, most of their respective revenues are derived from the sale of products through third parties. The companies sell their products worldwide through multiple distribution channels, including traditional software distributors, hardware and software OEMs, international distributors, educational distributors, VARs, hardware superstores, retail dealers, and direct marketers. In addition, the companies' products are manufactured by third party manufacturing and fulfillment providers. Ingram Micro, Inc. ("Ingram") and Prisma Distributionsgesellschaft GmbH, MetaTools' principal distributors, accounted for approximately 26% and 1% of net revenues, respectively, for the fiscal year ended December 31, 1995, and approximately 18% and 15% of net revenues, respectively, for the fiscal year ended December 31, 1996. For the fiscal year ended March 31, 1996 and the nine months ended December 31, 1996, aggregate sales to Fractal's five principal distributors, including Ingram, represented approximately 46% and 55%, respectively, of Fractal's net revenues, and sales to Ingram represented approximately 16% and 23%, respectively, of Fractal's net revenues.

  The Combined Company will be dependent on the continued viability and financial stability of these third parties. Any termination or significant disruption of the Combined Company's relationship with any major distributor or retailer, or a significant reduction in sales volume attributable to either company's principal resellers could materially and adversely affect the business, operating results, financial condition and cash flows of the Combined Company. The distribution channels through which MetaTools' and Fractal's software products are sold have been characterized by rapid change, significant margin pressures, consolidation and financial difficulties, including certain of the companies' current distributors and retailers. In addition, new distribution channels may develop and there can be no assurance that the Combined Company will be able to effectively distribute its products through such channels. The bankruptcy, deterioration in financial condition or other business difficulties of a distributor or retailer could render the Combined Company's accounts receivable from such entity uncollectible, which could result in a material adverse effect on the Combined Company's business, operating results, financial condition and cash flows. The bankruptcy, deterioration in financial condition or other business difficulties of a third party manufacturer and fulfillment provider could lead to delays in fulfilling and shipping orders for the Combined Company's products, which could result in a material adverse effect on the Combined Company's business, operating results, financial condition and cash flows. For example, Fractal's sole third-party manufacturing and fulfillment provider ceased operations unexpectedly near the end of the quarter ended March 31, 1997. See "Recent Developments--Preliminary Fractal Quarterly Results." Retailers of the companies' products typically have a limited amount of shelf space and promotional resources for which there is intense competition, and the companies depend in part upon promotional efforts of distributors in placing products with retailers. There can be no assurance that distributors and retailers will continue to purchase the Combined Company's products or provide the Combined Company's products with adequate levels of shelf space and promotional support. Failure of distributors or retailers to do so could have a material adverse effect on the business, operating results, financial condition and cash flows of the Combined Company. Moreover, the announcement of the Merger and related uncertainty with respect to the future channels of distribution of the Combined Company's products, or any failure of the Combined Company to manage the integration of MetaTools' and Fractal's current channels of distribution successfully may have a material adverse effect on its relationships with distributors and their activities in promoting the Combined Company's products.

  An integral element of MetaTools' strategy is to enhance and diversify its channels of distribution both domestically and internationally. MetaTools is currently investing, and the Combined Company plans to continue to invest, a significant portion of its cash and personnel resources to expand its domestic and international direct sales and marketing force and develop distribution relationships with additional third-party distributors and resellers. The Combined Company's ability to achieve significant revenue growth in the future will depend in large part on its success in recruiting and training sufficient sales personnel, distributors and resellers.

  Certain of MetaTools' products operate as plug-in extensions and enhancements for specific print, animation, video and multimedia application platforms, including Adobe's PhotoShop, Illustrator, After Effects and Premiere; Autodesk's Animator Studio and 3D Studio; Corel's PhotoPaint; Macromedia's Freehand; Micrografx's Picture Publisher; and other application platforms. Market acceptance of MetaTools' plug-in products is dependent upon market acceptance of these third-party application platforms as well as the willingness of the manufacturers of such platforms to permit their platforms to be extended and enhanced by plug-in products such as those of MetaTools. A decline in demand for any such platforms or exclusionary practices by the manufacturers of such platforms would have a material adverse effect on the Combined Company's business, operating results, financial condition and cash flows.

  Fractal typically develops many of its applications on the Macintosh platform and then ports the applications to the Windows operating environment using proprietary software developed by Altura, a private company affiliated with one of Fractal's directors and principal shareholders. Fractal also relies on Altura for certain technical assistance in the porting process and relies on Altura to develop software and techniques for porting Fractal's products to other platforms, such as Windows 95 and Windows NT. If the agreement with Altura were terminated or if Fractal's relationship with Altura is impaired for any reason, or if Altura should have financial difficulties or lose key personnel, the Combined Company's ability to introduce versions of its products on the

Windows platform on a timely basis would be substantially impaired. In such event, there can be no assurance that the Combined Company would be able to attract and assimilate highly qualified technical personnel to port the Combined Company's software to the Windows platform or any other platforms on a timely basis. Fractal also relies from time to time on other third parties for engineering services. Any interruption in the availability or quality of these services and software from Altura or any other third party for any reason could have a material adverse effect on the Combined Company's business, operating results, financial condition and cash flows.

EVOLVING MARKETS FOR COMPUTER GRAPHIC IMAGING AND INTERNET/ONLINE DESIGN TOOLS

  The markets for computer graphic imaging and Internet/online design tools are still emerging. There can be no assurance that the markets for the Combined Company's existing products will grow, that digital graphic and Internet/online content developers will adopt the Combined Company's products, that sufficient distribution resources will be available to market the Combined Company's products in a timely manner or that such products will be successful in achieving market acceptance. The demand for computer graphic imaging and Internet/online design tools is dependent upon a number of variables, including the installed base of digital graphic and multimedia capable personal computers, the widespread availability of digital media and the number and expertise of skilled content producers. If the markets for such tools fail to grow or grow more slowly than the Combined Company currently anticipates, or if the Combined Company's products fail to achieve market acceptance, the Combined Company's business, operating results, financial condition and cash flows would be materially adversely affected.

INTERNATIONAL OPERATIONS AND EXPANSION

  International sales represented approximately 28% of MetaTools' net revenues in the fiscal year ended December 31, 1995 and approximately 36% of net revenues in the fiscal year ended December 31, 1996. International sales represented approximately 44% of Fractal's net revenues in the fiscal year ended March 31, 1996, and approximately 41% of net revenues in the nine months ended December 31, 1996. A key component of the Combined Company's strategy is continued expansion into international markets, primarily Japan and Western Europe, and the companies currently anticipate that international sales will represent an increasing portion of the Combined Company's net revenues. The Combined Company will need to retain effective distributors and hire, retain and motivate qualified personnel internationally to expand its international presence. There can be no assurance that the Combined Company will be able to successfully market, sell, localize and deliver its products in these international markets.

  In addition to the uncertainty as to the Combined Company's ability to expand its international presence, there are certain risks inherent in doing business on an international level, such as unexpected changes in regulatory requirements, problems and delays in collecting accounts receivable, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, political instability, fluctuations in currency exchange rates, seasonal reductions in business activity during summer months in Europe and certain other parts of the world and potentially adverse tax consequences, any of which could adversely impact the success of international operations. Sales of products by MetaTools and Fractal currently are denominated principally in U.S. dollars. Accordingly, any increase in the value of the U.S. dollar as compared to currencies in the companies' principal overseas markets would increase the foreign currency-denominated cost of the companies' products, which may negatively affect the companies' sales in those markets. The Japanese yen has decreased in value relative to the U.S. dollar in recent months. In addition to the potential impact on the pricing of the Combined Company products, this decline will likely lower the rate of dollar revenue growth, operating results and cash flow. To date, neither company has engaged in currency hedging transactions to reduce the effect of currency exchange rate fluctuations. In addition, effective copyright and trade secret protection may be limited or unavailable under the laws of certain foreign jurisdictions. There can be no assurance that one or more of such factors will not have a material adverse effect on the Combined Company's international operations and, consequently, on the business, operating results, financial condition and cash flows of the Combined Company.

MANAGEMENT OF POTENTIAL GROWTH; INTEGRATION OF POTENTIAL ACQUISITIONS

  In recent years, both MetaTools and Fractal have experienced expansion of their operations that have placed significant demands on their respective administrative, operational and financial resources, which demands are expected to intensify as a result of the Merger. Additionally, MetaTools' acquisition of RTG in December 1996 and Fractal's acquisition of Ray Dream in May 1996 have placed significant demands on their respective administrative, operational and financial resources, which demands will affect the Combined Company. In addition, on April 15, 1997, MetaTools acquired Specular. The acquisition of Specular is subject to certain risks. These risks include (i) Specular's experience of net losses in each of the 1992, 1993, 1995 and 1996 fiscal years; (ii) the fact that during fiscal 1996 approximately 94% of Specular's net revenues were from the sales of products for use on the Macintosh platform and (iii) the potential disruptive impact of the relocation of the Specular personnel from Amherst, Massachusetts to Princeton, New Jersey. See "Recent Developments--Specular Acquisition." To manage future growth, if any, the Combined Company must improve its financial and management controls, management processes, business and management information systems and procedures on a timely basis and expand, train and manage its work force. There can be no assurance that the Combined Company will be able to perform such actions successfully. The Combined Company intends to continue to invest in improving its financial systems and controls in connection with higher levels of operations. In the future, the Combined Company may make additional acquisitions of complementary companies, products or technologies. Managing acquired businesses entails numerous operational and financial risks, including difficulties in assimilating acquired operations, diversion of management's attention to other business concerns, amortization of acquired intangible assets and potential loss of key employees or customers of acquired operations. The Combined Company's success will depend, to a significant extent, on the ability of its executive officers and other members of senior management to respond to these challenges effectively. There can be no assurance that the Combined Company will be able to effectively achieve and manage any such growth, or that its management, personnel or systems will be adequate to support the Combined Company's operations. Any such inabilities or inadequacies would have a material adverse effect on the Combined Company's business, operating results, financial condition and cash flows.

PROPRIETARY RIGHTS AND LICENSES

  Each of MetaTools and Fractal relies on a combination of copyright, trademark, patent, trade secret laws, employee and third-party nondisclosure agreements and exclusive contracts to protect its intellectual and proprietary rights and products. Each of MetaTools and Fractal distributes its software under shrinkwrap license agreements but generally does not obtain signed license agreements from its end users. In keeping with software industry standards, MetaTools and Fractal do not copy protect their software. Accordingly, it may be possible for unauthorized third parties to copy or reverse engineer the Combined Company's products or otherwise obtain and use information that the Combined Company regards as proprietary. Furthermore, there can be no assurance that competitors will not independently develop technologies that are substantially equivalent or superior to the technologies of the Combined Company. Policing unauthorized use of MetaTools' and Fractal's products is difficult, and while MetaTools and Fractal are unable to determine the extent to which software piracy of their products exists, software piracy can be expected to be a persistent problem. In addition, the laws of certain countries in which MetaTools' and Fractal's products are or may be distributed do not protect products and the intellectual rights to the same extent as do laws in the United States.

  As the number of software products in the industry increases and the functionality of these products further overlaps, both MetaTools and Fractal believe that software increasingly will become the subject of claims that such software infringes the rights of others. There can be no assurance that third parties will not assert infringement claims against the Combined Company in the future or that any such assertions will not result in costly litigation or require the Combined Company to obtain a license to intellectual property rights of third parties. There can be no assurance that such licenses will be available on reasonable terms or at all. Furthermore, both MetaTools and Fractal license certain software products from other companies for distribution or inclusion in their own products. There can be no assurance that upon the expiration of these licenses, such licenses will be available again on reasonable terms or at all, or that similar products could be obtained to substitute for these products. The inability to license such products could have a material adverse effect on the Combined Company's business, operating results, financial condition and cash flows.

VOLATILITY OF METATOOLS AND FRACTAL STOCK PRICES

  The prices of MetaTools and Fractal Common Stock have fluctuated significantly in the past and continue to fluctuate significantly. For example, on February 11, 1997, the last full trading day prior to the public announcement of the execution of the Reorganization Agreement, the closing sale prices on Nasdaq were $15.00 per share of MetaTools Common Stock and $8.125 per share of Fractal Common Stock. Between February 11, 1997 and April 21, 1997, MetaTools Common Stock has closed as high as $14.63 per share and has closed as low as $6.94 per share, and was $7.25 per share on April 21, 1997, the most recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus. Furthermore, between February 11, 1997 and
April 21, 1997 the Fractal Common Stock has closed as high as $10.38 per share and as low as $4.88 per share. On April 21, 1997, the closing price of Fractal Common stock was $5.00 per share. The managements of MetaTools and Fractal each believe that such recent fluctuations may have been caused by a number of factors, including the volatility in technology markets generally, the general weakness in the domestic retail software market for graphics products, the weakness in retail software distribution channels, recent announcements by each company of preliminary financial results below the expectations of industry analysts, the uncertainty in the future of the Macintosh platform and volatility in the stock prices of a number of publicly-traded companies in industries similar to that of MetaTools and Fractal. The companies anticipate that prices for their respective common stocks prior to consummation of the proposed merger, including during the periods between stockholder/shareholder approvals and consummation of the Merger, and the price for the Combined Company Common Stock will continue to be volatile due to those factors discussed above, as well as announcements of new products, quarterly fluctuations, fluctuations in results of operations, continued volatility in the stock market and other factors. Although fluctuations in the respective trading prices of Fractal and MetaTools Common Stock will not affect the Exchange Ratio, any further decreases prior to the consummation of the Merger will decrease the value of each MetaTools stockholder's, and Fractal shareholder's investment in the Combined Company. Stockholders of MetaTools and shareholders of Fractal are encouraged to obtain current quotations as to the market prices of MetaTools Common Stock and Fractal Common Stock prior to voting their proxies. See "--Constant Exchange Ratio of Price of MetaTools Common Stock," "Recent Developments--MetaTools Quarterly Results" and "-- Preliminary Fractal Quarterly Results." In addition, in the quarter ending June 30, 1997, MetaTools is expected to ship Kai's Photo Soap and Fractal is expected to ship Painter 5.0. Should either company not meet these expected shipment dates, it could have a material adverse effect on the Combined Company's stock price. See "--Fluctuations in Quarterly Results."

SHARES ELIGIBLE FOR FUTURE SALE

  Based upon the number of shares of Fractal Common Stock outstanding and the number of shares issuable upon exercise of outstanding options to purchase Fractal Common Stock as of April 21, 1997, and assuming that dissenters' rights are not perfected, an aggregate of approximately 9,021,080 shares of Combined Company Common Stock will be issued to Fractal shareholders in the Merger and MetaTools will assume options exercisable for up to approximately 1,353,462 additional shares of Combined Company Common Stock. In general, the shares issued in the Merger, other than to Fractal affiliates, will be freely tradeable following the Merger. The shares issued after the Effective Time upon the exercise of the assumed Fractal options will be registered pursuant to a registration statement on Form S-8 to be filed by MetaTools within one
(1) business day following the closing of the Merger. In addition, certain persons who, following the Merger, will be holders of approximately 8,519,000 shares of Combined Common Stock (on an as-converted basis) have agreed that they will not transfer, sell, exchange, pledge or otherwise dispose of any Combined Company Common Stock from 30 days prior to the anticipated Effective Time until the date the Combined Company publicly releases financial results for a period that includes at least 30 days of combined operations of MetaTools and Fractal (the "Affiliates Expiration Date"). Immediately after the Affiliates Expiration Date, these shares will be eligible for sale in the public market, subject to compliance with Rules 144 and 145 under the Securities Act. Substantially all shares of MetaTools Common Stock outstanding prior to the Merger are freely tradeable in the public market, subject in the case of affiliates to compliance with the volume restrictions of Rule 144. The sale of any currently outstanding shares of MetaTools Common Stock and any Combined Company Common Stock issued in connection with the Merger may cause substantial fluctuations in the price of the Combined Company Common Stock over short time periods.

CONCENTRATION OF STOCK OWNERSHIP

  Upon completion of the Merger, the directors and executive officers of the Combined Company and their respective affiliates will beneficially own approximately 37.6% of the outstanding Combined Company Common Stock. As a result, these stockholders will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control of the Combined Company.

                          COMPARATIVE PER SHARE DATA

  The following table sets forth certain historical per share data of MetaTools and Fractal and combined per share data on an unaudited pro forma basis after giving effect to the Merger on a pooling of interests basis of accounting. The information set forth below should be read in conjunction with the selected historical financial data, and the unaudited pro forma combined condensed financial information, included elsewhere in this Joint Proxy Statement/Prospectus or incorporated herein by reference. The pro forma combined per share data are not necessarily indicative of the operating results that would have been achieved had the Merger been consummated as of the beginning of the periods presented and should not be construed as representative of future operating results.

                                   YEAR ENDED DECEMBER 31,
                                   -------------------------
                                    1994     1995     1996
                                   -------  -------  -------
   HISTORICAL--METATOOLS:
     Net loss per common share...  $ (0.43) $ (0.11) $ (0.78)
     Book value per common
      share(1)(at period end)....      N/A      N/A  $  3.84
                                                                  UNAUDITED
                                                              -----------------
                                    YEAR ENDED MARCH 31,
                                   -------------------------  NINE MONTHS ENDED
                                    1994     1995     1996    DECEMBER 31, 1996
                                   -------  -------  -------  -----------------
   HISTORICAL--FRACTAL:
     Net income (loss) per common
      share......................  $ (0.14) $  0.17  $  0.25        $0.16
     Book value per common
      share(1)(at period end)....      N/A      N/A  $  2.80        $2.91
                                          UNAUDITED
                                   -------------------------
                                   YEAR ENDED DECEMBER 31,
                                   -------------------------
                                    1994     1995     1996
                                   -------  -------  -------
   EQUIVALENT PRO FORMA COMBINED:
     Equivalent pro forma net
      income (loss) per Combined
      Company common
      share(2)(3)................  $ (0.05) $  0.15  $  0.28
     Equivalent pro forma
      combined book value per
      Combined Company common
      share (at period
      end)(2)(4).................      N/A      N/A  $  3.67

--------
(1) Historical book value per common share is computed by dividing total stockholders'/shareholders' equity by the number of common shares (assuming the conversion of all preferred shares into common shares at each date and at the respective conversion rates) outstanding at the end of each period. Pro forma combined book value per common share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding.
(2) The unaudited pro forma combined condensed balance sheet as of December 31, 1996 gives effect to the Merger as if it had occurred on December 31, 1996, and combines the audited condensed consolidated balance sheet of MetaTools and the unaudited condensed consolidated balance sheet of Fractal as of December 31, 1996. The unaudited pro forma combined condensed statements of operations for the years ended December 31, 1994 and 1995 combine the audited historical consolidated statements of operations of MetaTools for each of the fiscal years in the two year period ended December 31, 1995 with the audited historical consolidated statements of operations of Fractal for each of the fiscal years in the two year period ended March 31, 1996, in each case as if the Merger and Fractal's merger with Ray Dream had occurred at the beginning of the earliest period presented. The unaudited pro forma combined condensed statement of operations for the year ended December 31, 1996 combines the unaudited pro forma combined condensed statement of operations of MetaTools for the year ended December 31, 1996 with the unaudited historical consolidated statement of operations of Fractal for the twelve months ended December 31, 1996, as if the Merger and Fractal's merger with Ray Dream had occurred on January 1, 1996 and MetaTools' acquisition of RTG had occurred on February 1, 1996 (the date of incorporation of RTG). Consequently, Fractal net revenues of approximately $9,307,000, gross profit of approximately $7,670,000, operating expenses of approximately $6,033,000, and net income of approximately $1,345,000 for the three months ended March 31, 1996 have thus been reflected in the unaudited pro forma combined condensed statements of operations for both the years ended December 31, 1995 and 1996. In addition, MetaTools and Fractal estimate that they will incur direct transaction costs of approximately $3.75 million associated with the Merger, consisting of transaction fees for investment bankers, attorneys, accountants, financial printing, consultants and other related charges. These nonrecurring costs are reflected in the unaudited pro forma combined condensed balance sheet at December 31, 1996 as a reduction to stockholders' equity and an increase in accrued expenses. These nonrecurring costs, which have not been reflected in the unaudited pro forma combined condensed statements of operations, will be charged to operations in the fiscal quarter in which the Merger is consummated or as incurred.

(3) Pro forma combined net income (loss) per common share is calculated by dividing the pro forma net income (loss) for the Combined Company by the sum of the weighted average number of common and common equivalent shares of Fractal Common Stock multiplied by the exchange ratio of 0.749 shares of MetaTools Common Stock for each share of Fractal Common Stock, and the weighted average number of common and common equivalent shares of MetaTools Common Stock.

(4) Pro forma combined book value per common share is calculated by dividing the pro forma book value for the Combined Company by the sum of the number of common shares (assuming the conversion of all preferred shares into common shares at each date and at the respective conversion rates) of Fractal Common Stock outstanding at the end of each period multiplied by the exchange ratio of 0.749 shares of MetaTools Common Stock for each share of Fractal Common Stock, and the number of common shares (assuming the conversion of all preferred shares into common shares at each date and at the respective conversion rates) of MetaTools Common Stock outstanding at the end of each period.

                         COMPARATIVE MARKET PRICE DATA

  MetaTools Common Stock has been traded on Nasdaq since December 12, 1995 and Fractal Common Stock has been traded on Nasdaq since November 9, 1995. The table below sets forth, for the calendar quarters indicated, the reported high and low sale prices of MetaTools Common Stock and Fractal Common Stock as reported on Nasdaq.

                                                      METATOOLS      FRACTAL
                                                    COMMON STOCK  COMMON STOCK
                                                    ------------- -------------
                                                     HIGH   LOW    HIGH   LOW
                                                    ------ ------ ------ ------
   1995 CALENDAR YEAR
     Fourth Quarter................................ $29.00 $18.00 $18.25 $11.25
   1996 CALENDAR YEAR
     First Quarter.................................  27.25  16.25  15.50  10.00
     Second Quarter................................  41.00  18.00  18.63  11.50
     Third Quarter.................................  24.75  10.75  15.00   9.75
     Fourth Quarter................................  27.25  11.50  14.00   9.75
   1997 CALENDAR YEAR
     First Quarter.................................  19.00  10.00  11.63   6.75
     Second Quarter (through April 21, 1997).......  10.50   6.63   7.75   4.88

  On February 11, 1997, the last full trading day prior to the public announcement of the execution of the Reorganization Agreement, the closing sale prices on Nasdaq were $15.00 per share of MetaTools Common Stock and $8.125 per share of Fractal Common Stock. On April 21, 1997, the most recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus, the closing sale prices on Nasdaq were $7.25 per share of MetaTools Common Stock and $5.00 per share of Fractal Common Stock.

  Because the Exchange Ratio is fixed, changes in the market price of MetaTools Common Stock prior to consummation of the Merger will affect the dollar value of the Combined Company Common Stock to be received by shareholders of Fractal in the Merger. MetaTools stockholders and Fractal shareholders are urged to obtain current market quotations for MetaTools Common Stock and Fractal Common Stock prior to the MetaTools Annual Meeting and Fractal Special Meeting.

  MetaTools has never paid cash dividends. Prior to Fractal's termination of its Subchapter S Corporation status on September 30, 1993, Fractal distributed tax basis Subchapter S Corporation profits to its shareholders. Fractal has never paid any other dividends. The Combined Company currently intends to retain earnings for the development of its business and not to distribute earnings to stockholders as dividends. The declaration and payment by the Combined Company of any future dividends and the amount thereof will depend upon the Combined Company's results of operations, financial condition, cash requirements, future prospects, limitations imposed by credit agreements or senior securities and other factors deemed relevant by its Board of Directors.

                           METATOOLS ANNUAL MEETING

DATE, TIME AND PLACE OF METATOOLS ANNUAL MEETING

  The MetaTools Annual Meeting will be held at Fess Parker's Red Lion Resort at 633 E. Cabrillo Boulevard, Santa Barbara, California on May 29, 1997 at 8:00 a.m. local time.

PURPOSE

  The purpose of the MetaTools Annual Meeting is to (i) approve the issuance of shares of MetaTools Common Stock to the shareholders of Fractal pursuant to the Reorganization Agreement, (ii) approve an amendment to the Certificate to change the corporate name of MetaTools to "MetaCreations Corporation" subject to and upon consummation of the Merger, (iii) approve an amendment to the Certificate to increase the authorized shares of MetaTools Common Stock by 45 million shares to 75 million shares of Common Stock, subject to and upon consummation of the Merger, (iv) elect six (6) directors to serve until their successors are duly elected, (v) amend the 1995 Stock Option Plan to add an additional 1,500,000 shares of MetaTools Common Stock thereto and (vi) ratify the appointment of Coopers & Lybrand L.L.P. as independent accountants for the 1997 fiscal year.

RECORD DATE AND OUTSTANDING SHARES

  Only MetaTools stockholders of record at the close of business on the MetaTools Record Date are entitled to notice of and to vote at the MetaTools Annual Meeting. As of the MetaTools Record Date, there were 181 stockholders of record of MetaTools Common Stock and approximately 13,288,770 shares of MetaTools Common Stock outstanding.

  On or about April 29, 1997, a notice meeting the requirements of Delaware law is being mailed to all stockholders of record as of the MetaTools Record Date.

VOTE REQUIRED

  Each stockholder is entitled to one vote for each share of MetaTools Common Stock on all matters at the MetaTools Annual Meeting. Stockholders do not have the right to cumulative voting in the election of directors.

  Pursuant to the Delaware General Corporation Law and the rules of the Nasdaq National Stock Market, the affirmative vote of a majority of the total votes present in person or by proxy and entitled to vote is required to approve of
(i) the issuance of MetaTools Common Stock pursuant to the Reorganization Agreement, (ii) the amendment of the 1995 Stock Plan to add an additional 1,500,000 shares of MetaTools Common Stock thereto, and (iii) the ratification of Coopers & Lybrand L.L.P. as independent accountants for MetaTools for the 1997 fiscal year. The affirmative vote of a majority of the shares of MetaTools Common Stock issued and outstanding as of the MetaTools Record Date is required to approve of (i) the amendment of the Certificate to change the corporate name of MetaTools to "MetaCreations Corporation", and (ii) the amendment of the Certificate to increase the number of authorized shares of MetaTools Common Stock by 45 million shares to 75 million shares, subject to and upon consummation of the Merger. The six candidates receiving the highest number of "FOR" votes shall be elected to MetaTools' Board.

  Abstentions and broker non-votes will be included for purposes of determining whether a quorum of shares is present at the Annual Meeting. In all proposals requiring a majority of the total present in person or by proxy and entitled to vote, abstentions will be counted in the tabulation of the voting results and will be treated as votes against a proposal. Broker non-votes will not be treated as a "entitled to vote" and will have no effect on the voting result. In all proposals requiring a majority of the shares of MetaTools Common Stock issued and outstanding as of the MetaTools Record Date, abstentions and broker non-votes will be treated as votes against the proposals. In the election of directors, abstentions and broker non-votes will not be counted as votes for or against any director. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

  Each executive officer and director and certain stockholders of MetaTools (who own an aggregate of 5,933,701 shares of MetaTools Common Stock and options exercisable within 60 days of the MetaTools Record Date to purchase 560,231 shares of MetaTools Common Stock, representing approximately 44.7% of the votes entitled to be cast by holders of MetaTools Common Stock issued and outstanding as of the MetaTools Record Date, and 46.9% of such votes assuming exercise of all options held by all such persons) have entered into the MetaTools Voting Agreements with Fractal. Pursuant to the MetaTools Voting Agreements, the foregoing persons have agreed to vote all shares of MetaTools Common Stock of which they are the beneficial owners and all shares of MetaTools Common Stock of which they acquire beneficial ownership in favor of any matter that could reasonably be expected to facilitate the Merger. In addition, certain of such persons have granted irrevocable proxies to the Fractal Board to vote such persons' MetaTools Common Stock in accordance with the MetaTools Voting Agreements.

PROXIES

  Each of the persons named as proxies in the proxy is an officer of MetaTools. All shares of MetaTools Common Stock that are entitled to vote and are represented at the MetaTools Annual Meeting either in person or by properly executed proxies received prior to or at the MetaTools Annual Meeting and not duly and timely revoked will be voted at the MetaTools Annual Meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted for (i) the issuance of shares of MetaTools Common Stock pursuant to the Reorganization Agreement,
(ii) the amendments of the Certificate, (iii) the six (6) nominated directors,
(iv) the amendment of the 1995 Stock Option Plan and (v) the ratification of the appointment of Coopers & Lybrand L.L.P. as the Company's independent accountants.

  The MetaTools Board knows of no other matter to be presented at the MetaTools Annual Meeting. If any other matters are properly presented for consideration at the MetaTools Annual Meeting (or any adjournments or postponements thereof) including, among other things, consideration of a motion to adjourn or postpone the MetaTools Annual Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed forms of proxy and voting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of MetaTools at or before the taking of the vote at the MetaTools Annual Meeting, a written notice of revocation bearing a later date than the proxy; (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of MetaTools before the taking of the vote at the MetaTools Annual Meeting; or (iii) attending the MetaTools Annual Meeting and voting in person (although attendance at the MetaTools Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to MetaTools at 6303 Carpinteria Avenue, Carpinteria, California 93013, Attention: Secretary, or hand-delivered to the Secretary of MetaTools, in each case at or before the taking of the vote at the MetaTools Annual Meeting.

  A representative of Coopers & Lybrand L.L.P. will be present at the MetaTools Annual Meeting and will have the opportunity to make a statement, if such person desires to do so, and to respond to appropriate questions.

SOLICITATION OF PROXIES; EXPENSES

  The cost of the solicitation of MetaTools stockholders will be borne by MetaTools. In addition, MetaTools may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain MetaTools directors, officers and regular employees personally or by telephone, telegram, letter or facsimile. Such persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. In addition, MetaTools has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies from brokers, nominees, institutions and individuals at an estimated fee of not more than $5,000 plus reimbursement of reasonable expenses. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and MetaTools will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

                            FRACTAL SPECIAL MEETING

DATE, TIME AND PLACE OF FRACTAL SPECIAL MEETING

  The Fractal Special Meeting will be held at 5550 Scotts Valley Drive, Scotts Valley, California 95066, on May 29, 1997 at 8:00 a.m. local time.

PURPOSE

  The purpose of the Fractal Special Meeting is to consider and vote upon the approval and adoption of the Reorganization Agreement and such other matters as may properly be brought before the Fractal Special Meeting or any postponements or adjournments thereof. Fractal does not intend to bring any business other than the approval and adoption of the Reorganization Agreement before the Fractal Special Meeting or any postponements or adjournments thereof.

RECORD DATE AND OUTSTANDING SHARES

  Only shareholders of record of Fractal Common Stock at the close of business on the Fractal Record Date are entitled to notice of, and to vote at, the Fractal Special Meeting. As of the Fractal Record Date, there were 221 shareholders of record and approximately 12,034,126 shares of Fractal Common Stock outstanding.

  On or about April 29, 1997, a notice meeting the requirements of California law is being mailed to all shareholders of record as of the Fractal Record Date.

VOTE REQUIRED

  Pursuant to the CCC and the Fractal Amended and Restated Articles of Incorporation, the affirmative vote of the holders of a majority of the Fractal Common Stock outstanding as of the Fractal Record Date is required to approve and adopt the Reorganization Agreement. Each shareholder of record of Fractal Common Stock on the Fractal Record Date will be entitled to cast one vote per share on each matter to be acted upon at the Fractal Special Meeting.

  The representation, in person or by proxy, of at least a majority of the outstanding shares of Fractal Common Stock entitled to vote at the Fractal Special Meeting is necessary to constitute a quorum for the transaction of business. The effect of an abstention is the same as that of a vote "against" the proposal.

  Votes cast by proxy or in person at the Fractal Special Meeting will be tabulated to determine whether or not a quorum is present. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, and such abstentions and broker non-votes will have the effect of a vote against the adoption and approval of the Reorganization Agreement.

  Each executive officer and director who owns shares of Fractal Common Stock and certain shareholders of Fractal (who own an aggregate of 3,451,306 shares of Fractal Common Stock and options exercisable within 60 days of the Fractal Record Date to purchase 579,078 shares of Fractal Common Stock, representing approximately 28.7% of the votes entitled to be cast by holders of Fractal Common Stock issued and outstanding as of the Fractal Record Date, and 32.0% of such votes assuming exercise of all options held by all such persons) have entered into the Fractal Voting Agreements with MetaTools. Pursuant to the Fractal Voting Agreements, the foregoing persons have agreed to vote all shares of Fractal Common Stock of which they are the beneficial owner and all shares of Fractal Common Stock of which they acquire beneficial ownership in favor of any matter that could reasonably be expected to facilitate the Merger. In addition, certain of such persons have granted irrevocable proxies to the MetaTools Board to vote such persons' Fractal Common Stock in accordance with the Fractal Voting Agreements.

PROXIES

  Each of the persons named as proxies in the proxy is an officer of Fractal. All shares of Fractal Common Stock that are entitled to vote and are represented at the Fractal Special Meeting either in person or by properly executed proxies received prior to or at the Fractal Special Meeting and not duly and timely revoked will be voted at the Fractal Special Meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted for the approval of the Reorganization Agreement.

  The Fractal Board knows of no other matter to be presented at the Fractal Special Meeting. If any other matter upon which a vote may properly be taken should be presented at the Fractal Special Meeting (or any postponements or adjournments thereof) including, among other things, consideration of a motion to adjourn or postpone the Fractal Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), shares represented by all proxies received by the Fractal Board will be voted with respect thereto in accordance with the judgment of the persons named as proxies in the proxies.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Fractal at or before the taking of the vote at the Fractal Special Meeting, a written notice of revocation bearing a later date than the proxy; (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of Fractal before the taking of the vote at the Fractal Special Meeting; or (iii) attending the Fractal Special Meeting and voting in person (although attendance at the Fractal Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Fractal at 5550 Scotts Valley Drive, Scotts Valley, California 95066, Attention: Secretary, or hand-delivered to the Secretary of Fractal, in each case at or before the taking of the vote at the Fractal Special Meeting.

SOLICITATION OF PROXIES; EXPENSES

  The cost of the solicitation of Fractal shareholders will be borne by Fractal. In addition, Fractal may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain Fractal directors, officers and regular employees personally or by telephone, telegram, letter or facsimile. Such persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. In addition, Fractal has retained Skinner & Co., Inc. to assist in the solicitation of proxies from brokers, nominees, institutions and individuals at an estimated fee of not more than $5,000 plus reimbursement of reasonable expenses. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and Fractal will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

                      THE MERGER AND RELATED TRANSACTIONS

  NOTE: THIS IS PROPOSAL NO. 1 TO BE CONSIDERED AND VOTED ON BY METATOOLS STOCKHOLDERS AND IS THE ONLY PROPOSAL TO BE CONSIDERED AND VOTED ON BY FRACTAL SHAREHOLDERS.

  THE FOLLOWING DISCUSSION SUMMARIZES THE PROPOSED MERGER AND RELATED TRANSACTIONS. THE FOLLOWING IS NOT, HOWEVER, A COMPLETE STATEMENT OF ALL PROVISIONS OF THE REORGANIZATION AGREEMENT AND RELATED AGREEMENTS. DETAILED TERMS OF AND CONDITIONS TO THE MERGER AND CERTAIN RELATED TRANSACTIONS ARE CONTAINED IN THE REORGANIZATION AGREEMENT, A CONFORMED COPY OF WHICH IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS ANNEX A. REFERENCE IS ALSO MADE TO THE METATOOLS OPTION AGREEMENT AND THE FRACTAL OPTION AGREEMENT ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS ANNEX B-1 AND B-2, RESPECTIVELY, TO THE FORM OF METATOOLS VOTING AGREEMENT AND THE FORM OF FRACTAL VOTING AGREEMENT ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS ANNEX D-1 AND D-2, RESPECTIVELY, AND TO THE OTHER ANNEXES HERETO. STATEMENTS MADE IN THIS JOINT PROXY STATEMENT/PROSPECTUS WITH RESPECT TO THE TERMS OF THE MERGER AND SUCH RELATED TRANSACTIONS ARE QUALIFIED IN THEIR RESPECTIVE ENTIRETIES BY REFERENCE TO THE MORE DETAILED INFORMATION SET FORTH IN THE REORGANIZATION AGREEMENT AND THE OTHER ANNEXES HERETO. THIS SECTION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN RISK FACTORS AND ELSEWHERE HEREIN OR INCORPORATED BY REFERENCE.

JOINT REASONS FOR THE MERGER

  The Boards of Directors of MetaTools and Fractal have determined that the Combined Company would have the potential to realize both improved long-term operating and financial results and a stronger competitive position. MetaTools and Fractal believe that by merging, the Combined Company will be able to offer customers a broader range of software tools for the creation, editing and manipulation of computer graphic images and digital art. In addition, increased efficiencies in the operations in the Combined Company may permit additional investment in research and development that neither company had the resources to address independently.

  Each of the MetaTools Board and the Fractal Board has identified additional potential mutual benefits of the Merger for the Combined Company. These potential benefits include principally the following:

  . The broadening and integration of the companies' product lines may enhance the Combined Company's ability to increase market penetration by allowing the Combined Company to compete more effectively.

  . The creation of a larger field sales and service organization, the expansion of the companies' dedicated sales teams, a higher market profile and greater financial strength may present greater opportunities for marketing the products of the Combined Company.

  . Combined technological resources may allow the Combined Company to compete more effectively against competitors by providing the Combined Company with enhanced ability to develop new products and greater functionality for existing products.

  . The combined experience, financial resources, size and breadth of product offerings of the Combined Company may allow the Combined Company to respond more quickly and effectively to technological change, increased competition and market demands in an industry experiencing rapid innovation and evolution.

  Between the announcement of the proposed Merger on February 11, 1997 and April 21, 1997, MetaTools Common Stock has closed as high as $14.63 per share and has closed as low as $6.94 per share, and was $7.25 per share on April 21, 1997, the most recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus. Furthermore, between February 11, 1997 and April 21, 1997 the Fractal Common Stock has closed as high as $10.38 per share and as low as $4.88 per share. On April 21, 1997, the closing price of Fractal Common stock was $5.00 per share. Each of the MetaTools and Fractal Boards noted that the Merger involves significant potential synergies and strategic benefits that are long-term in nature and that are not likely to be affected by short-term fluctuations in the trading prices of the companies' common stock. Nonetheless, the MetaTools Board met on April 8 and April 18, 1997 and the Fractal Board met on April 5, 6 and 17, 1997 to evaluate the impact, if any, of the recent declines in the prices of MetaTools and Fractal Common Stock on their respective recommendations of approval of the proposed Merger. At such meetings, the MetaTools and Fractal Boards each reviewed the recent financial results of the two companies, the recent trading prices for the MetaTools Common Stock and the Fractal Common Stock, as well as the recent volatility of technology companies generally, the potential synergies between the two companies and the reasons described in the immediately preceding paragraph. In addition, the MetaTools Board reviewed the reasons set forth under "MetaTools' Reasons For the Merger" and the Alex. Brown fairness opinion, dated February 11, 1997, as to the fairness from a financial point of view of the Exchange Ratio to MetaTools and its stockholders, and the Fractal Board reviewed the reasons set forth under "-- Fractal's Reasons For the Merger" and the Unterberg Harris fairness opinion.

  In addition, the Boards of MetaTools and Fractal each considered the effect of the recent declines in trading prices on the analyses of its respective financial advisor as to the fairness from a financial point of view of the Exchange Ratio. The MetaTools Board noted that the Alex. Brown opinion is based on a number of analyses, as summarized under "--Opinion of MetaTools' Financial Advisor," of which the contribution analysis and pro forma combined analysis are not dependent upon the trading prices of the MetaTools and Fractal Common Stock. The Fractal Board noted that the Unterberg Harris opinion is based on a number of analyses, as summarized under "--Opinion of Fractal's Financial Advisor," of which the pro forma analysis is not dependent upon the trading prices of the MetaTools and Fractal Common Stock. The Boards of MetaTools and Fractal also continued to find meaningful certain other analyses that were based in part on the historical trading prices of the MetaTools and Fractal Shares prior to the announcement of the Merger, insofar as the historical trading prices prior to the announcement represent the most recent market valuation of the companies without giving effect to the pending Merger. The Boards of MetaTools and Fractal noted that, since the announcement of the Merger, the trading prices of each of the company's stock have reflected, among other things, the Exchange Ratio and the combined valuation of the companies. Each Board also noted that the preliminary financial results for both companies for the quarter ended March 31, 1997 were below expectations of industry analysts, that each of the companies participates in the graphics software market and that each of the companies is likely to have been affected by similar factors and business fundamentals.

  After careful reconsideration of all of the foregoing factors, the MetaTools Board continues to believe that the Merger is in the best interests of the MetaTools stockholders and continues to unanimously recommend, as of the date of this Joint Proxy Statement/Prospectus, that the MetaTools stockholders vote for each of the proposals to be voted on at the MetaTools Annual Meeting. After careful reconsideration of all of the foregoing factors, the Fractal Board continues to believe that the Merger is in the best interests of the Fractal shareholders and continues to unanimously recommend, as of the date of this Joint Proxy Statement/Prospectus, that the Fractal Shareholders vote for the approval and adoption of the Reorganization Agreement.

  MetaTools and Fractal each has identified additional reasons for the Merger. Nevertheless, each Board of Directors has recognized that the potential benefits of the Merger may not be realized. See "Risk Factors--Integration of Operations; Adverse Effect on Financial Results."

METATOOLS' REASONS FOR THE MERGER

  In addition to the anticipated joint benefits described above, the MetaTools Board believes that the following are additional reasons the Merger will be beneficial to MetaTools:

  . Given the complementary nature of the product lines of MetaTools and Fractal, the Merger will enhance the opportunity for the potential realization of MetaTools' strategic objective of achieving greater scale and presence in its targeted markets.

  . Combining with Fractal would provide an opportunity for expanded distribution of MetaTools' products to current Fractal customers.

  . The MetaTools stockholders would have the opportunity to participate in the potential for growth of the Combined Company after the Merger.

  The MetaTools Board considered a number of factors relating to the Merger, including, but not limited to, the following: (1) historical information concerning MetaTools' and Fractal's respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position, including public reports concerning results of operations during the most recent fiscal year and fiscal quarter for each company filed with the SEC; (2) the financial condition, results of operations and businesses of MetaTools and Fractal before and after giving effect to the Merger; (3) current financial market conditions and historical market prices, volatility and trading information with respect to the Common Stock of MetaTools and the Common Stock of Fractal; (4) the relationship of the market value of the Fractal Common Stock to the MetaTools Common Stock to be received by the shareholders of Fractal in connection with the Merger and a comparison of that relationship to those in comparable mergers; (5) the belief that the terms of the Reorganization Agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable; (6) the prospects of MetaTools as an independent company; (7) the potential for other third parties to enter into strategic relationships with or to acquire MetaTools or Fractal; (8) the results of analyses set forth under the caption "--Opinion of MetaTools' Financial Advisor" as presented by Alex. Brown & Sons Incorporated ("Alex. Brown") in Board presentations, including Alex. Brown's opinion that the Exchange Ratio was fair from a financial point of view to MetaTools and its stockholders; (9) the impact of the Merger on MetaTools' customers and employees; and (10) reports from management, legal and financial advisors as to the results of their due diligence investigation of Fractal.

  The MetaTools Board also identified and considered a variety of potentially negative factors in its deliberations concerning the Merger, including, but not limited to: (1) the risk that the potential benefits sought in the Merger might not be fully realized if at all; (2) the possibility that the Merger might not be consummated; (3) the effect of public announcement of the Merger on (a) MetaTools' sales and operating results, (b) MetaTools' ability to attract and retain key management, marketing and technical personnel and (c) progress of certain development projects; (4) the potential dilutive effect of the issuance of MetaTools Common Stock in the Merger; (5) the substantial charges to be incurred, primarily in the quarters ending June 30, 1997 and September 30, 1997, in connection with the Merger, including costs of integrating the businesses and transaction expenses arising from the Merger;
(6) the risk that despite the efforts of the Combined Company, key technical and management personnel might not remain employed by the Combined Company; and (7) the difficulty of managing separate operations at different geographic locations.

  The MetaTools Board believes that (1) given the complementary nature of the product lines of MetaTools and Fractal, the Merger will enhance the opportunity for the potential realization of MetaTools' strategic objective of achieving greater scale and presence in the visual computing software market;
(2) the Merger will provide an opportunity for expanded distribution of MetaTools' products to current Fractal customers; (3) MetaTools' stockholders would have the opportunity to participate in the potential for growth of the Combined Company after the Merger; (4) the combined experience, financial resources, size and breadth of product offerings of the Combined Company will allow the Combined Company to respond more quickly and effectively to technological change, increased competition and market demands in an industry experiencing rapid innovation and change; (5) the combination of Fractal's products with MetaTools' products will allow the Combined Company to offer a more comprehensive and integrated set of software solutions to its customers;
(6) the creation of a larger customer base, a higher market profile and greater financial strength may present greater opportunities for marketing the products of the Combined Company; (7) the structure of the Merger can provide significant advantages in increasing the opportunity for (a) effectively utilizing the skills and resources of the companies' respective management teams and (b) matching the respective "corporate cultures" of the two companies while maintaining some of the most important aspects of each culture; and (8) combined technological resources may allow the Combined Company to compete more effectively against larger competitors by providing the Combined Company with enhanced ability to develop new products and greater functionality for existing products.

  In view of the wide variety of factors considered by the MetaTools Board, it did not find it practicable to quantify, or otherwise attempt to assign relative weights to, the specific factors considered in making its determination. Consequently, the MetaTools Board did not quantify the assumptions and results of its analysis in making its determination that the Merger is fair to, and in the best interests of, MetaTools and its stockholders.

  THE METATOOLS BOARD UNANIMOUSLY RECOMMENDS THAT METATOOLS STOCKHOLDERS VOTE "FOR" THE ISSUANCE OF METATOOLS COMMON STOCK IN CONNECTION WITH THE MERGER.

FRACTAL'S REASONS FOR THE MERGER

  The Fractal Board has determined that the terms of the Reorganization Agreement and the transactions contemplated thereby are fair to, and in the best interests of, Fractal and its shareholders. Accordingly, the Fractal Board has unanimously approved the Reorganization Agreement and unanimously recommends that the shareholders of Fractal vote FOR approval and adoption of the Reorganization Agreement. In reaching its determination, the Fractal Board consulted with Fractal's management, as well as its legal counsel and financial advisor. In addition to the anticipated joint benefits described above, the Fractal Board considered the following benefits:

  . The Combined Company will be better positioned than Fractal alone to adapt to, and benefit from, rapidly changing technologies and to develop products based on such technologies.

  . The Merger affords Fractal shareholders the opportunity to reduce their exposure to the difficulties in competing against larger companies with more diversified product lines and greater financial resources than Fractal.

  . The Exchange Ratio represents a significant premium over the trading prices of Fractal Common Stock in the period prior to the announcement of the Merger.

  . Combining with MetaTools would provide an opportunity for Fractal's products to reach a broader market by leveraging MetaTools' existing customer base and distribution channels.

  . The management team of the Combined Company will have greater experience and depth than that of Fractal alone.

  The Fractal Board considered a number of factors relating to the Merger, including, but not limited to, the following: (1) historical information concerning MetaTools' and Fractal's respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position, including public reports concerning results of operations during the most recent fiscal year and fiscal quarter for each company filed with the SEC; (2) the financial condition, results of operations and businesses of MetaTools and Fractal before and after giving effect to the Merger; (3) current financial market conditions and historical market prices, volatility and trading information with respect to the MetaTools Common Stock and Fractal Common Stock; (4) the relationship of the market value of the Fractal Common Stock to the MetaTools Common Stock to be received by the shareholders of Fractal in connection with the Merger and a comparison of that relationship to those in comparable mergers; (5) the belief that the terms of the Reorganization Agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable; (6) the prospects of Fractal as an independent company; (7) the potential for other third parties to enter into strategic relationships with or to acquire MetaTools or Fractal; (8) detailed financial analysis and pro forma and other information with respect to MetaTools and Fractal presented by Unterberg Harris in Board presentations, including Unterberg Harris' opinion that the consideration to be paid pursuant to the Reorganization Agreement was fair from a financial point of view to shareholders of Fractal; (9) the impact of the Merger on Fractal's customers and employees; and (10) reports from management, legal and financial advisors as to the results of their due diligence investigation of MetaTools.

  The Fractal Board also identified and considered a variety of potentially negative factors in its deliberations concerning the Merger, including, but not limited to: (1) the risk that the potential benefits sought in the Merger might not be fully realized, if at all; (2) the possibility that the Merger might not be consummated; (3) the risk that despite the efforts of the Combined Company, key technical and management personnel might not remain employed by the Combined Company; (4) the effect of public announcement of the Merger on (a) Fractal's sales and operating results, (b) Fractal's relationships with third parties, including developers and distributors and
(c) Fractal's ability to attract and retain key management, marketing and technical personnel; and (5) the potential dilutive effect of the Merger on Fractal shareholders.

  In view of the wide variety of factors considered by the Fractal Board, it did not find it practicable to quantify, or otherwise attempt to assign relative weights to, the specific factors considered in making its determination. Consequently, the Fractal Board did not quantify the assumptions and results of its analysis in making its determination that the Merger is fair to, and in the best interests of, Fractal and its shareholders.

MATERIAL CONTACTS AND BOARD DELIBERATIONS

  On October 3, 1996, John J. Wilczak, Chairman of the Board, and President and Chief Executive Officer of MetaTools, and Mark Zimmer, then Chairman of the Board and Chief Executive Officer of Fractal, had a telephone conversation in which Mr. Wilczak inquired as to whether Fractal would be interested in discussing whether a merger of MetaTools and Fractal would be to the companies' mutual benefit.

  On October 4, 1996, Messrs. Wilczak and Zimmer and other representatives of MetaTools and Fractal met in San Jose, California to discuss potential product and market benefits of a combination of the two companies.

  On October 23, 1996, at a MetaTools Board meeting, Mr. Wilczak updated the Board on preliminary discussions with Fractal.

  On October 28, 1996, at its regularly scheduled board meeting, the Fractal Board received a report from Fractal management on the preliminary discussions with MetaTools. Also on October 28, 1996, representatives of MetaTools and Fractal, and their respective investment bankers, met in Santa Cruz, California to continue to discuss potential product and market benefits of a combination of the two companies.

  On November 6, 1996, representatives of MetaTools and Fractal, and their respective investment bankers, met in Santa Cruz, California to continue to discuss potential product and market benefits of a combination of the two companies, as well as the benefits of combining the companies' respective creative development teams.

  On November 10, 1996, Mr. Wilczak and Eric Hautemont, then President of Fractal, met in New York to review the status of discussions between the parties and agreed that such discussions should continue.

  On November 15, 1996, a group of representatives of MetaTools and Fractal met in Montecito, California to discuss further the potential combination of the two companies, including organizational issues.

  On November 18, 1996, the Fractal Board convened to receive a report on discussions with MetaTools.

  On November 22, 1996, the Fractal Board convened to discuss a number of business issues, including the status of discussions with MetaTools.

  On November 26, 1996, representatives of MetaTools and Fractal, and their respective investment bankers, met at Venture Law Group, legal counsel to Fractal. At this meeting, MetaTools and Fractal signed a nondisclosure agreement, reviewed historical financial information for each company and discussed the outlook for each company's December 31, 1996 quarter.

  On December 3, 1996, representatives of MetaTools and Fractal met at the home of Kai Krause, Chief Design Officer of MetaTools, in Santa Barbara, California to discuss product development process synergies and market opportunities for the combined companies.

  On December 4, 1996, the Fractal Board convened to receive a report on discussions with MetaTools, including a report on the meeting on December 3, 1996.

  On December 16, 1996, representatives of MetaTools and Fractal again met in Santa Barbara, California to discuss synergies and market opportunities.

  On December 17, 1996, the Fractal Board met to receive an update on the status of discussions with MetaTools.

  On December 20, 1996, representatives of MetaTools, Fractal and Unterberg, investment banker to Fractal, met to discuss the status of MetaTools' acquisition of RTG.

  On December 23, 1996, MetaTools entered into an agreement with the stockholders of RTG whereby MetaTools would acquire all outstanding shares of RTG. On December 31, 1996, the acquisition of such shares was completed, and RTG became a wholly-owned subsidiary of MetaTools. Also on December 23, 1996, the Fractal Board met to discuss the status of discussions with MetaTools.

  On January 8, 1997, representatives of MetaTools and Fractal met to discuss a demonstration of the technology acquired by MetaTools in the recently completed acquisition of RTG.

  On January 9, 1997, representatives of MetaTools and Fractal, and their respective investment bankers, met at the offices of Alex. Brown, investment banker to MetaTools, in San Francisco, California. At this meeting, the parties discussed their respective results for the quarter ended December 31, 1996 and the acquisition of RTG. The parties also confirmed their desire to continue discussions of a potential combination of the two companies.

  On January 15, 1997, the MetaTools Board met by telephone to discuss the potential benefits of a combination of MetaTools and Fractal.

  On January 21, 1997, the Fractal Board met by telephone to discuss the status of discussion with MetaTools.

  On January 27, 1997, the MetaTools Board met by telephone to discuss the potential benefits of a combination of MetaTools and Fractal. Also on January, 27, 1997, representatives of MetaTools and Fractal, and their respective investment bankers, met at the offices of Alex. Brown in San Francisco, California. At this meeting, the parties further discussed their respective results for the quarter ended December 31, 1996.

  On January 30, 1996, at its regularly scheduled board meeting, the Fractal Board received a report on developments in the discussions with MetaTools and the results of the recent meetings between the companies' officers.

  On February 5, 1997, at its regularly scheduled board meeting, the MetaTools Board discussed the potential benefits of a combination of MetaTools and Fractal. Representatives of Alex. Brown and legal counsel to MetaTools made presentations to the MetaTools Board regarding the proposed business combination. The MetaTools Board then directed MetaTools' management to continue negotiation of a definitive agreement and plan of reorganization for the transaction.

  On February 5, 1997, the Fractal Board met by telephone to discuss the potential combination with MetaTools.

  On February 7, 1997, representatives of MetaTools and Fractal, and their respective legal counsels, met at Alex. Brown in San Francisco. At this meeting, the price range for the potential merger of MetaTools and Fractal was discussed. An exchange ratio of 0.749 shares of MetaTools Common Stock for each share of Fractal Common Stock was agreed upon and a post-merger ownership of the Combined Company whereby current holders of MetaTools Common Stock would own approximately 60.5% of the Combined Company and current holders of Fractal Common Stock would own approximately 39.5% of the Combined Company, in each case, subject to approval by the MetaTools Board and the Fractal Board and the negotiation of a definitive agreement and plan of reorganization. Such Exchange Ratio and the respective percentage ownership of the Combined Company were agreed upon after arms-length negotiations between representatives of the two companies and were based upon a variety of factors, including both historical and estimated, future financial performance of the two companies, the relative strength of each company's balance sheet, a comparison of the two companies' businesses, technology, research and development, products, management and prospects, especially in the long- term, potential for future growth, traditional financial contribution analyses, and other relevant analyses.

  On February 8, 1997, the Fractal Board met by telephone to discuss the results of the February 7, 1997 meeting and discuss the proposed exchange ratio, as well as other terms and conditions relating to the potential combination.

  On February 9, 1997, a special meeting of the MetaTools Board was held to review the status of the merger negotiations. Open negotiating points were summarized and included, (i) various terms of the Reorganization Agreement, including the termination events, breakup fees and closing conditions, (ii) the structure of the proposed merger and (iii) a management retention plan. MetaTools' management reported on the results of its due diligence investigation and responded to questions regarding various aspects of the Merger and impact on MetaTools. Representatives of Alex. Brown discussed certain financial aspects of the Merger. In addition, there was a discussion regarding the potential market reaction to the proposed combination. At that time, the MetaTools Board unanimously agreed that management should continue to proceed with negotiation and investigation of the proposed combination.

  On February 9 and 10, 1997, MetaTools and Fractal, together with their respective legal advisors continued to negotiate the terms of definitive agreements relating to the transaction, including the terms of the proposed stock option agreements, the proposed voting agreements, the proposed noncompetition agreements, the provisions relating to the termination of the Reorganization Agreement, the conditions upon which any breakup fees would be payable and the amount of such fees, and the representations, warranties and covenants to be made. Final due diligence by MetaTools of Fractal, and by Fractal of MetaTools, also took place. MetaTools and Fractal also signed an additional nondisclosure agreement.

  On February 11, 1997, at a specially scheduled meeting of the MetaTools Board, (i) the management of MetaTools made further presentations to the MetaTools Board regarding the risks and benefits of the Merger, (ii) MetaTools' legal advisors reviewed proposed definitive terms of the Reorganization Agreement and related documents, including the Stock Option Agreements, the Affiliates Agreements, the Voting Agreements and the Noncompetition Agreements, (iii) Alex. Brown made a presentation to the MetaTools Board regarding the fairness of the Exchange Ratio, from a financial point of view to MetaTools and its stockholders, and delivered its written opinion to such effect (a copy of this opinion is attached hereto as Annex F) and (iv) the MetaTools Board approved the Reorganization Agreement and related agreements. See "--Opinion of MetaTools' Financial Advisor" and Annex F attached hereto.

  On February 11, 1997, the Fractal Board convened to consider and vote upon the proposed merger and related transactions. At this specially scheduled meeting, (i) management of Fractal reported that agreement had been reached with respect to the Exchange Ratio, (ii) management responded to questions regarding various aspects of the proposed merger, (iii) Fractal's legal advisors lead further discussions regarding the Fractal Board's fiduciary duties in considering a strategic business combination and reviewed proposed definitive terms of the Reorganization Agreement and related documents, including the Stock Option Agreements, (iv) Unterberg Harris made a presentation to the Fractal Board regarding the Exchange Ratio, reviewed its detailed financial analysis and pro forma and other information with respect to the companies and delivered its written opinion to the effect that, as of such date, the consideration to be paid pursuant to the Reorganization Agreement was fair from a financial point of view to Fractal shareholders (a copy of this opinion is attached hereto as Annex G, and shareholders are urged to carefully review the opinion) and (v) the Fractal Board approved the Reorganization Agreement and related agreements. See "--Opinion of Fractal's Financial Advisor" and Annex G attached hereto.

  On February 11, 1997, following the respective meeting of the MetaTools Board and the Fractal Board, the Reorganization Agreement, the Stock Option Agreements, the Voting Agreements, the Affiliates Agreements and the Noncompetition Agreements and certain other documents were executed by both companies, and MetaTools and Fractal issued a joint press release announcing the Merger.

  On April 5, 6 and 17, 1997, the Fractal Board held special meetings at which it reviewed the proposed Merger, the recent financial results for the two companies, the recent trading prices for the MetaTools Common

Stock and the Fractal Common Stock as well as for technology companies generally, and the factors discussed under "--Reasons for the Merger" and unanimously determined that, based on this review, the Merger continues to be in the best interests of Fractal and its shareholders.

  On April 8 and April 17, 1997, the MetaTools Board held special meetings at which it reviewed the proposed Merger, the recent financial results for the two companies, the recent trading prices for the MetaTools Common Stock and the Fractal Common Stock as well as for technology companies generally, and the factors discussed under "--Joint Reasons for the Merger" and unanimously determined that, based on this review, the Merger continues to be in the best interests of MetaTools and its stockholders.

OPINION OF METATOOLS' FINANCIAL ADVISOR

  On February 3, 1997 MetaTools and Alex. Brown executed an engagement letter (the "Engagement Letter") pursuant to which Alex. Brown was engaged to act as MetaTools' exclusive financial advisor in connection with the Merger. Pursuant to the Engagement Letter, MetaTools retained Alex. Brown to furnish financial advisory and investment banking services with respect to a possible merger of MetaTools and Fractal and to render an opinion as to the fairness to MetaTools and its stockholders, from a financial point of view, of the Exchange Ratio. See "--Material Contacts and Board Deliberations."

  At the February 11, 1997 meeting of the MetaTools Board, representatives of Alex. Brown made a presentation with respect to the Merger and rendered to the MetaTools Board its oral opinion, subsequently confirmed in writing, that, as of such date, and subject to the assumptions made, matters considered and limitations set forth in such opinion and summarized below, the Exchange Ratio was fair, from a financial point of view, to MetaTools and its stockholders. No limitations were imposed by the MetaTools Board upon Alex. Brown with respect to the investigations made or procedures followed by it in rendering its opinion. The Exchange Ratio was determined through negotiations between MetaTools management and Fractal management. Although Alex. Brown did assist the management of MetaTools in those negotiations, it did not recommend to MetaTools that any specific exchange ratio constituted the appropriate exchange ratio for the Merger. Alex. Brown also assisted management in the negotiations leading to an agreement on principal structural terms.

  THE FULL TEXT OF ALEX. BROWN'S WRITTEN OPINION DATED FEBRUARY 11, 1997 (THE "ALEX. BROWN OPINION"), WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS ANNEX F AND IS INCORPORATED HEREIN BY REFERENCE. METATOOLS STOCKHOLDERS ARE URGED TO READ THE ALEX. BROWN OPINION IN ITS ENTIRETY. THE ALEX. BROWN OPINION WAS PREPARED FOR THE BENEFIT AND USE OF THE METATOOLS BOARD IN ITS CONSIDERATION OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO METATOOLS' STOCKHOLDERS AS TO HOW THEY SHOULD VOTE AT THE METATOOLS ANNUAL MEETING IN CONNECTION WITH THE MERGER. THE ALEX. BROWN OPINION DOES NOT ADDRESS THE RELATIVE MERITS OF THE MERGER AND ANY OTHER TRANSACTIONS OR BUSINESS STRATEGIES DISCUSSED BY THE METATOOLS BOARD AS ALTERNATIVES TO THE REORGANIZATION AGREEMENT OR THE UNDERLYING BUSINESS DECISION OF THE METATOOLS BOARD TO PROCEED WITH OR EFFECT THE MERGER. THE DISCUSSION OF THE ALEX. BROWN OPINION IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE ALEX. BROWN OPINION.

  In connection with the Alex. Brown Opinion, Alex. Brown reviewed certain publicly available financial information and other information concerning MetaTools and Fractal and certain internal analyses and other information furnished to it by MetaTools and Fractal. Alex. Brown also held discussions with the members of the senior managements of MetaTools and Fractal regarding the businesses and prospects of their respective companies and the joint prospects of the Combined Company. In addition, Alex. Brown (i) reviewed the reported prices and trading activity for the common stock of both MetaTools and Fractal, (ii) reviewed financial information with respect to the business, operations and prospects of Fractal and MetaTools furnished to Alex. Brown by Fractal and MetaTools, (iii) compared certain financial and stock market information for MetaTools and Fractal with similar information for certain other companies whose securities are publicly traded, (iv) reviewed the financial terms of certain recent business combinations, (v) reviewed the terms of the Reorganization Agreement, (vi) reviewed the potential pro forma financial effects of the Merger on MetaTools and compared the relative financial contribution of MetaTools and Fractal to the Combined Company following consummation of the Merger and (vii) performed such other studies and analyses and considered such other factors as it deemed appropriate.

  In conducting its review and arriving at its opinion, Alex. Brown assumed and relied upon, without independent verification, the accuracy, completeness and fairness of the information furnished to or otherwise reviewed by or discussed with it for purposes of rendering its opinion. Alex. Brown received estimates of Fractal's projected financial performance that were prepared by the management of MetaTools based in part upon discussions with the management of Fractal and Alex. Brown also relied upon projected financial performance of MetaTools made by investment community research analysts projections that MetaTools' management confirmed were generally consistent with such management's expectations (such estimates being the "Fractal Estimates" and "MetaTools Estimates," respectively). With the consent of the MetaTools Board, the MetaTools Estimates and Fractal Estimates were utilized and relied upon by Alex. Brown in the Analysis of Certain Other Publicly Traded Companies, Contribution Analysis, Discounted Cash Flow Analysis and the Pro Forma Earnings Analysis summarized below. With respect to the other information relating to the prospects of MetaTools and Fractal provided to Alex. Brown by each company, Alex. Brown assumed that such other information was reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the respective managements of MetaTools and Fractal. In performing its analysis, Alex. Brown made adjustments to certain historical periods for non-recurring items, including expenses related to the acquisition of RTG. Alex. Brown assumed, with the consent of MetaTools, that the Merger would qualify as a tax-free transaction for federal income tax purposes and for pooling of interests accounting treatment. Alex. Brown did not make any independent evaluation or appraisal of the assets of MetaTools and Fractal, nor has Alex. Brown been furnished with any such evaluations or appraisals. The Alex. Brown Opinion is based on market, economic and other conditions as they existed or were disclosed to Alex. Brown and could be evaluated as of the date of the Alex. Brown Opinion. Although developments following the date of the Alex. Brown Opinion may affect the opinion, Alex. Brown assumed no obligation to update, revise or reaffirm its opinion. See "Summary--Reasons for the Merger; Recommendations of Boards of Directors" and "The Merger and Related Transactions--Joint Reasons for the Merger."

  The following is a summary of the analyses performed and factors considered by Alex. Brown in connection with rendering the Alex. Brown Opinion:

  Historical Financial Position. In rendering its opinion, Alex. Brown reviewed and analyzed historical and current financial condition of MetaTools and Fractal which included (i) an assessment of each of MetaTools' and Fractal's recent financial statements; (ii) an analysis of each of MetaTools' and Fractal's revenue, growth and operating performance trends; and (iii) an assessment of each of MetaTools' and Fractal's margin changes and leverage.

  Historical Stock Price Performance. Alex. Brown reviewed and analyzed the daily closing per share market prices and trading volume, for each of MetaTools Common Stock and Fractal Common Stock, from February 8, 1996 to February 10, 1997. Alex. Brown also reviewed the daily closing per share market prices of the MetaTools Common Stock and Fractal Common Stock and compared the movement of such daily closing prices with the movement of the Nasdaq composite average over the period from February 8, 1996 through February 10, 1997. Alex. Brown noted that, on a relative basis, each of MetaTools and Fractal underperformed the Nasdaq composite average from February 8, 1996 through February 10, 1997. Alex. Brown also reviewed the daily closing per share market prices of MetaTools Common Stock and Fractal Common Stock and compared the movement of such closing prices with the movement of a composite average (consisting of Adobe, Avid Technology, Discreet Logic, Macromedia and Visio Corporation (collectively, the "Selected Companies")) over the period from February 8, 1996 to February 10, 1997. On a relative basis the Fractal Common Stock price periodically both underperformed and outperformed the composite average, from February 8, 1996 to February 10, 1997, and the MetaTools Common Stock price periodically both underperformed and outperformed the composite average for such period.

  Analysis of Certain Other Publicly Traded Companies. This analysis examines a company's valuation in the public market as compared to the valuation in the public market of other selected publicly traded companies. Alex. Brown compared certain financial information (based on the valuation measurements described below) relating to MetaTools and Fractal to certain corresponding information from the Selected Companies. Such financial information included, among other things, (i) equity market value ("Equity Value"); (ii) capitalization ratios; (iii) operating performance; (iv) ratios of Equity Value as adjusted for debt and cash ("Adjusted Value") to revenues for calendar years 1996 and 1997; (v) and ratios of Adjusted Value to earnings before interest and income taxes ("EBIT") and earnings before interest, income taxes, depreciation and amortization ("EBITDA"), for calendar year 1996 and
(vi) ratios of stock price to earnings per share ("EPS") for calendar years 1996 and 1997. The financial information used in connection with the multiples provided below with respect to MetaTools and Fractal was based on the latest reported 12-month period as derived from publicly available information, the MetaTools Estimates and the Fractal Estimates. In the case of the Selected Companies, the financial information used in connection with the multiples provided below was based on (i) estimates of EPS obtained from reports published by the First Call Corporation and (ii) estimates for other operating measures obtained from selected Wall Street research. Alex. Brown noted that
(i) the multiple of Adjusted Value to calendar year 1996 revenues for the Selected Companies applied to calendar year 1996 revenues of Fractal implied a per share range of values for Fractal from $3.41 to $32.97 with a mean of $14.19 and a median of $10.03 and that for calendar year 1997 revenues this analysis implied a per share range of $3.48 to $26.89 with a mean of $12.44 and a median of $10.02; (ii) the multiple of Adjusted Value to calendar year 1996 EBITDA for the Selected Companies applied to the calendar year 1996 EBITDA of Fractal implied a per share range of $6.95 to $18.73 with a mean of $12.58 and a median of $12.33; (iii) the multiple of Adjusted Value to calendar year 1996 EBIT for the Selected Companies applied to the calendar year 1996 EBIT of Fractal implied a per share range of $7.87 to $19.00 with a mean of $13.16 and a median of $12.89; and (iv) the multiple of stock price to calendar year 1996 EPS of the Selected Companies applied to the calendar year 1996 net income of Fractal implied a per share range of $7.33 to $18.46 with a mean of $11.24 and a median of $9.59 and that for calendar year 1997 net income this analysis implied a per share range of $9.79 to $21.90 with a mean of $16.42 and a median of $16.68. In each case, Alex. Brown compared the implied share prices against the implied offer price in the Merger of $11.24 (based on an Exchange Ratio of 0.749 and MetaTools Common Stock February 10, 1997 closing price of $15.00).

  Analysis of Selected Mergers and Acquisitions. Alex. Brown reviewed the financial terms, to the extent publicly available, of 12 completed mergers and acquisitions since February 1994 in the software industry (the "Selected Transactions"), which included both cash and stock-for-stock transactions. Alex. Brown calculated various financial multiples based on certain publicly available information for each of the Selected Transactions and compared them to corresponding financial multiples for the Merger, based on an Exchange Ratio of 0.749 and MetaTools Common Stock February 10, 1997 closing price of $15.00. The 12 software industry transactions reviewed, in reverse chronological order of public announcement, were: Continuum Co., Inc./Computer Sciences Corp. (April 28, 1996), Ray Dream, Inc./Fractal Design Corp. (February 17, 1996), Delrina Corporation/Symantec Corporation (July 5, 1995), Frame Technology Corporation/Adobe Systems Inc. (June 22, 1995), Rasna Corporation/Parametric Technology (May 30, 1995), Alias Research/Silicon Graphics (February 6, 1995), The Software Toolworks, Inc./Pearson Inc. (March 31, 1994), Chronologic Simulation/Viewlogic Systems (March 30, 1994), WordPerfect Corp./Novell Inc. (March 21, 1994), Uniface Holdings, B.V./CompuWare Corp. (March 16, 1994), Aldus Corp./Adobe Systems Inc. (March 15, 1994) and Softimage, Inc./Microsoft (February 14, 1994). Alex. Brown noted that (i) the multiple of the equity purchase price, as adjusted for debt and cash (the "Adjusted Purchase Price"), to trailing 12-month revenues for the Selected Transactions applied to the calendar year 1996 revenues of Fractal implied a per share range of values of approximately $7.10 to $24.40 with a mean of $15.40 and a median of $17.10, (ii) the multiple of the Adjusted Purchase Price to trailing 12-month EBIT for the Selected Transactions applied to the calendar year 1996 EBIT of Fractal implied a per share range of values of approximately $10.60 to $29.10 with a mean of $19.70 and a median of $20.20 and (iii) the multiple of the equity purchase price to trailing 12-month net income for the Selected Transactions applied to the calendar year 1996 net income of Fractal implied a per share range of values of approximately $6.80 to $28.50 with a mean of $19.90 and a median of $20.50. For each financial multiple, Alex. Brown compared the implied share prices against the implied offer price in the Merger of $11.24 (based on an Exchange

Ratio of 0.749 and MetaTools Common Stock February 10, 1997 closing price of $15.00). All multiples for the Selected Transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the period which the Selected Transactions occurred.

  Historical Exchange Ratio and Premium Analysis. Alex. Brown reviewed and analyzed the historical ratio of the daily per share market closing prices of MetaTools Common Stock and Fractal Common Stock over several time periods. Alex. Brown noted that the Exchange Ratio of 0.749 represents a premium of 14.6% to the average price ratio for the two companies for the 90 trading day period before the announcement of the transaction, a premium of 7.4% to the average price ratio for the two companies for the 60 trading day period before the announcement, a premium of 14.7% to the average price ratio for the two companies for the 30 trading day period before the announcement, a premium of 33.8% to the average price ratio for the two companies for the 15 trading day period before the announcement, and a premium of 45.0% to the price ratio for the two companies as of February 10, 1997 (the last day of trading prior to announcement). Alex. Brown also noted that the premium to be received by shareholders in the proposed Merger over the per share average market closing prices of Fractal over such time periods was 2.9%, 4.0%, 14.5%, 26.4% and 45.0%, respectively.

  Alex. Brown presented information on the premiums received by shareholders in the following selected software mergers (the "Selected Mergers"): Continuum Co., Inc./Computer Sciences Corp. (April 28, 1996), Delrina Corporation/Symantec Corporation (July 5, 1995), Frame Technology Corporation/Adobe Systems, Inc. (June 22, 1995), Alias Research/Silicon Graphics (February 6, 1995), The Software Toolworks, Inc./Pearson Inc. (March 31, 1994), Aldus Corp./Adobe Systems Inc. (March 15, 1994) and Softimage, Inc./Microsoft (February 14, 1994). Alex. Brown determined that the average premium over the price ratios between the respective targets and acquirors for the 30 trading days prior to, 15 trading days prior to and the last trading day prior to the announcement of each of the Selected Mergers was 36.9%, 34.8% and 34.8%, respectively, and that the average premium over the target's per share average market closing prices over such time periods was 43.8%, 38.2% and 36.6%, respectively.

  Alex. Brown also reviewed the premiums received by target shareholders in friendly cash transactions, friendly stock-for-stock transactions and technology stock-for-stock transactions from 1990 through 1996 as compared to the market closing price 4 weeks prior to, 1 week prior to, and 1 day prior to the announcement of such transactions where the consideration exceeded $50 million. Alex. Brown noted that the premiums over the per share average market closing prices at such points in time (i) for friendly cash transactions were 48.3%, 43.7% and 35.7%, respectively; (ii) for friendly stock-for-stock transactions were 41.6%, 34.4% and 29.9%, respectively; and (iii) for technology stock-for-stock transactions were 51.2%, 41.5% and 35.9%, respectively. Finally, Alex. Brown noted that the premium to be received by shareholders in the proposed Merger over the per share average market closing prices of Fractal over such time periods was 1.0%, 40.4% and 45.0%, respectively.

  Contribution Analysis. Alex. Brown analyzed the relative contributions of MetaTools and Fractal, as compared to Fractal shareholders' relative ownership of approximately 40.0% of the outstanding equity capital of the Combined Company to the pro forma income statement of the Combined Company, based on the MetaTools Estimates and Fractal Estimates. This analysis showed that on a pro forma combined basis (excluding the effect of any non-recurring expenses relating to the Merger) MetaTools and Fractal would account for approximately 57.7% and 42.3%, respectively, of the Combined Company's pro forma 1996 net income, and (ii) approximately 54.8% and 45.2% respectively, of the Combined Company's pro forma 1997 net income. Alex. Brown also analyzed the relative contributions of MetaTools and Fractal, as compared to Fractal shareholders' relative ownership of approximately 39.6% of the outstanding equity value, as adjusted for debt and cash ("Adjusted Market Value") of the Combined Company. This analysis showed that on a pro forma combined basis (excluding the effect of any non-recurring expenses relating to the Merger) MetaTools and Fractal would account for (i) approximately 42.8% and 57.2%, respectively, of the Combined Company's pro forma 1996 revenues, approximately 43.7% and 56.3% respectively, of the Combined Company's 1996 pro forma gross profit, and approximately 46.3% and 53.7% respectively, of the Combined Company's pro forma

1996 EBIT, and (ii) approximately 49.1% and 50.9% respectively, of the Combined Company's pro forma 1997 revenues, approximately 49.5% and 50.5% respectively, of the Combined Company's pro forma 1997 gross profit, approximately 52.1% and 47.9% respectively, of the Combined Company's pro forma 1997 EBIT.

  Pro Forma Combined Earnings Analysis. Alex. Brown analyzed certain pro forma effects of the Merger. Based on such analysis, Alex. Brown computed the resulting dilution/accretion to the Combined Company's EPS for the 1997 calendar year. Alex. Brown noted that before taking into account any non-recurring costs relating to the Merger, the Merger would be approximately 10.6% accretive to the Combined Company's estimated EPS for the 1997 calendar year.

  Discounted Cash Flow Analysis. Alex. Brown performed a discounted cash flow analysis for Fractal. The discounted cash flow approach values a business based on the current value of the future cash flow that the business may generate. To establish a current value under this approach, future cash flow must be estimated and an appropriate discount rate determined. Alex. Brown used the Fractal Estimates for 1997 and estimates of projected financial performance based on Alex. Brown's discussions with the managements of Fractal and MetaTools and Wall Street research estimates of Fractal's long-term earnings prospects for the years 1998 through 2001. Alex. Brown aggregated the present value of the cash flows through 2001 with the present value of a range of terminal values. Alex. Brown discounted these cash flows at discount rates ranging from 19.0% to 25.0%. The terminal value was computed based on projected revenues in calendar year 2001 and a range of terminal revenue multiples of 1.5 times to 3.0 times. Alex. Brown arrived at such discount rates based on an analysis of the weighted average cost of capital of the Selected Companies and arrived at such terminal values based on its review of the trading characteristics of the common stock of the Selected Companies and the multiples paid for acquired companies included in the Selected Transactions. This analysis indicated a per share range of values of $9.21 to $18.34 per share, versus the implied offer price of $11.24 (based on an Exchange Ratio of 0.749 and MetaTools Common Stock February 10, 1997 closing price of $15.00).

  Relevant Market and Economic Factors. In rendering its opinion, Alex. Brown considered, among other factors, the conditions of the U.S. stock markets, particularly in the software sector, and the current level of economic activity.

  While the foregoing summary describes certain analyses and factors that Alex. Brown deemed material in its presentation to the MetaTools Board, it is not a comprehensive description of all analyses and factors considered by Alex. Brown. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Alex. Brown believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the Alex. Brown Opinion. In performing its analyses, Alex. Brown considered general economic, market and financial conditions and other matters, many of which are beyond the control of MetaTools and Fractal. No company used in the analysis of other publicly traded companies summarized above is identical to MetaTools or Fractal. No transaction used in the analysis of selected mergers and acquisitions summarized above is identical to the Merger. Accordingly, preparation of the Alex. Brown Opinion took into account differences in the financial and operating characteristics of the Selected Companies and the companies in the Selected Transactions and the Selected Mergers and other factors that would affect the public trading value and acquisition value of the Selected Companies, and the Selected Transactions and the Selected Mergers, respectively. The analyses performed by Alex. Brown are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be purchased. Furthermore, no opinion is being expressed as to the prices at which shares of MetaTools Common Stock may trade at any future time.

  Pursuant to the Engagement Letter, (i) at the signing of the Engagement Letter, Alex. Brown was paid a non-contingent fee of $50,000.00; (ii) upon delivery of the Alex. Brown Opinion, a fee of $200,000.00 was payable to Alex. Brown; and (iii) upon the consummation of the Merger, Alex. Brown will be paid a success fee of $850,000.00. In addition, MetaTools has agreed to reimburse Alex. Brown for its reasonable out-of-pocket expenses incurred in connection with rendering financial advisory services. MetaTools has also agreed to indemnify Alex. Brown and its directors, officers, agents, employees and controlling persons, for certain costs, expenses, losses, claims, damages and liabilities, including certain liabilities under federal securities laws, related to or arising out of its rendering of services under its engagement as financial advisor. The terms of the fee arrangement with Alex. Brown, which MetaTools and Alex. Brown believe are customary in transactions of this nature, were negotiated at arm's length between MetaTools and Alex. Brown, and the MetaTools Board was aware of such fee arrangements.

  The MetaTools Board retained Alex. Brown to act as its advisor based upon Alex. Brown having served as the lead managing underwriter in MetaTools' 1995 initial public offering of Common Stock and based upon Alex. Brown's qualifications, reputation, experience and expertise. Alex. Brown may provide additional investment banking services to MetaTools in the future. Alex. Brown is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes. Alex. Brown may actively trade the equity securities of MetaTools and Fractal for its own account and for the account of its customers and accordingly may at any time hold a long or short position in such securities. Alex. Brown maintains a market in the MetaTools Common Stock and regularly publishes research reports regarding the software industry and the businesses and securities of MetaTools and other publicly traded companies in the software industry.

OPINION OF FRACTAL'S FINANCIAL ADVISOR

  Unterberg Harris has delivered a written opinion to the Fractal Board dated February 11, 1997 to the effect that the consideration to be received by holders of shares of Fractal Common Stock pursuant to the Reorganization Agreement is fair, from a financial point of view, to such holders. Such opinion confirmed the oral opinion given by Unterberg Harris to the Fractal Board on February 11, 1997. No limitations were imposed by the Fractal Board upon Unterberg Harris with respect to the investigations made or the procedures followed by it in rendering its opinion. In addition to furnishing a fairness opinion, Unterberg Harris was involved in the structuring and negotiating of the Merger. The Exchange Ratio was determined through negotiations between MetaTools management and Fractal management. Although Unterberg Harris did assist in those negotiations, it did not recommend to Fractal that any specific exchange ratio constituted the appropriate exchange ratio for the Merger. See "--Material Contacts and Board Deliberations."

  THE FULL TEXT OF THE FEBRUARY 11, 1997 OPINION OF UNTERBERG HARRIS IS ATTACHED HERETO AS ANNEX G. FRACTAL SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY UNTERBERG HARRIS. THE SUMMARY OF THE OPINION OF UNTERBERG HARRIS SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCES TO THE FULL TEXT OF SUCH OPINION. UNTERBERG HARRIS' OPINION WAS PREPARED FOR THE FRACTAL BOARD AND IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED BY HOLDERS OF SHARES OF FRACTAL COMMON STOCK PURSUANT TO THE REORGANIZATION AGREEMENT AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY FRACTAL SHAREHOLDER AS TO HOW TO VOTE AT THE FRACTAL SPECIAL MEETING.

  In arriving at its opinion, Unterberg Harris reviewed the Reorganization Agreement and financial and other information that was publicly available or furnished to Unterberg Harris by Fractal, including financial forecasts and other information provided during discussions with the management of Fractal. In addition, Unterberg Harris compared certain financial and securities data of Fractal and MetaTools with various other publicly traded companies in the software industry, reviewed the historical stock prices and trading volumes of Fractal Common Stock and MetaTools Common Stock, reviewed prices and premiums, if any, paid in other business combinations and conducted such other financial studies, analyses and investigations as Unterberg Harris deemed appropriate for purposes of rendering its opinion.


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

  In rendering its opinion, Unterberg Harris assumed, without independent verification, the accuracy, completeness and fairness of all the financial and other information that was available to it from public sources and that was provided to it by Fractal. With respect to the financial projections supplied to it by Fractal, Unterberg Harris assumed that such projections were reasonably prepared and that they reflected the most accurate currently available estimates and judgments of the management of Fractal as to the future operating and financial performance of Fractal. With respect to the industry analyst projections used by Unterberg Harris for MetaTools, Unterberg Harris assumed that such projections were reasonably prepared and that they reflected the most accurate currently available estimates and judgments of the industry analysts as to the future operating and financial performance of MetaTools. Unterberg Harris did not make any independent evaluation or appraisal of the assets, liabilities, patents or intellectual property of Fractal or MetaTools, nor was any such appraisal or evaluation provided to Unterberg Harris. Unterberg Harris assumed that the Merger would be accounted for as a pooling of interests in rendering its opinion. In performing its analysis, Unterberg Harris made adjustments to certain historical periods for non-recurring items, including expenses related to acquisitions.

  Unterberg Harris' opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it as of, the date of its opinion. Unterberg Harris does not have any obligation to confirm or update its opinion. See "Summary--Reasons for the Merger; Recommendations of Boards of Directors" and "The Merger and Related Transactions--Joint Reasons for the Merger."

  The following summarizes certain financial analyses performed by Unterberg Harris in arriving at its opinion dated February 11, 1997, which analyses Unterberg Harris discussed with the Fractal Board.

  Comparable Companies Analyses. Unterberg Harris compared selected historical and projected operating information, stock market data and financial ratios for Fractal (based on the financial terms of the Merger) and MetaTools and to selected historical and projected operating information, stock market data and financial ratios of selected financial ratios of certain publicly traded software companies. These companies were Adobe, Autodesk, Corel, Macromedia, MetaTools and Visio Corporation. Such data and ratios include multiples of net market value (defined as market value of equity adjusted by adding long-term debt and subtracting cash and short-term investments) to historical revenue, market value to historical and projected net income and earnings per share and market value to book value. For the purpose of these comparisons, market value of equity for Fractal was based upon the market value of equity to be received by Fractal shareholders in the Merger (based upon the closing price for MetaTools Common Stock on February 7, 1997 and the Exchange Ratio) and the market value of equity for MetaTools was based upon the closing price for MetaTools Common Stock on February 7, 1997. An analysis of net market value to the latest twelve month revenues yielded a range of 1.5 times to 10.7 times revenues with a median of 2.5 times revenues, compared to 3.3 times revenue for Fractal and compared to 6.1 times revenue for MetaTools. An analysis of current stock price to the latest twelve month earnings per share yielded a range of 17.0 times to 56.7 times earnings with a median of 27.1 times earnings, compared to 30.7 times earnings for Fractal and compared to 38.1 times earnings for MetaTools. An analysis of current stock price to projected calendar 1997 earning per share yielded a range of 17.1 times to 35.4 times earnings with a median of 27.2 times earnings, compared to 21.4 times earnings for Fractal and compared to 29.1 times earnings for MetaTools. An analysis of market value to book value yielded a ratio of 1.6 times to 12.5 times book value with a median of 4.2 times book value, compared to 4.3 times book value for Fractal and compared to 4.1 times book value for MetaTools.

  Comparable Transaction Analysis. Unterberg Harris reviewed certain mergers and acquisitions involving software companies. In examining these transactions, Unterberg Harris analyzed certain income statement and balance sheet parameters of the acquired companies relative to the consideration paid. Multiples analyzed included net transaction value (defined as transaction value adjusted by adding long-term debt and subtracting cash and short-term investments) to the latest twelve month revenue and transaction value to the latest twelve months net income and book value. This analysis included 69 comparable software company transactions that occurred from February 23, 1993 to January 16, 1997, or were pending during such period. In certain cases, complete financial data was not publicly available for these transactions and only partial information was used in such instances. The transaction value price for Fractal was based on the Exchange Ratio and closing price of MetaTools Common Stock as of February 7, 1997. An analysis of net transaction value to the latest twelve month revenues yielded a range of 0.3 times to 22.9 times revenue with a median of 3.1 times revenue, compared to 3.3 times revenue for Fractal and 6.1 times revenue for MetaTools in this transaction. An analysis of transaction value to the latest twelve month net income yielded a range of 8.0 times net income to multiples considered not meaningful by Unterberg Harris, with a median of 41.9 times net income (excluding multiples considered not meaningful by Unterberg Harris), compared to 30.7 times net income for Fractal and 38.1 times net income for MetaTools. An analysis of market value to book value yielded a range of 0.8 times to 38.0 times book value with a median of 6.5 times book value, compared to 4.3 times book value for Fractal and 4.1 times book value for MetaTools.

  Acquisition Premium Analysis. Unterberg Harris also reviewed the premiums paid for certain merger and acquisition transactions involving 33 selected software companies. Unterberg Harris' analysis indicated that the percentage premium of offer prices to trading prices on the date prior to the announcement date ranged from a discount of 3.3% to a premium of 96.9%, with a median of a premium of 25.5%. The percentage premium of offer prices to trading prices 30 days prior to the announcement date ranged from 9.3% to 150.0%, with a median of 45.2%. The offer price for Fractal based on the Exchange Ratio and closing price of MetaTools Common Stock as of February 7, 1997 represented a 54.6% premium to Fractal's closing stock price on the day prior to the date of announcement, a higher premium than the median premium of the selected comparable transactions. In addition, Unterberg Harris indicated that the offer price for the Fractal Common Stock represented a 10.1% premium over the closing stock price of Fractal Common Stock 30 days prior to the date of announcement, a 20.8% premium over the 30 day average of Fractal Common Stock prior to the date of announcement and a 1.3% premium over the 180 day average of Fractal Common Stock prior to the date of announcement.

  Pro Forma Analysis. Unterberg Harris analyzed certain pro forma effects (excluding transaction costs) resulting from the Merger. For purposes of comparison, Fractal's operating results for the fiscal year ending March 31, 1998 were calendarized to a December 31, 1997 year using Fractal management estimates. The analysis indicated, absent potential synergies, approximately 14.5% accretion to the stand-alone earnings per share of MetaTools Common Stock (excluding non-operating charges to income) for the calendar year ending December 31, 1997. The results of such pro forma combination analysis are not necessarily indicative of future operating results or financial condition for the Combined Company. Unterberg Harris also analyzed the contribution of Fractal and MetaTools to the pro forma Combined Company in light of the Fractal shareholders' ownership of the Combined Company being approximately 39.1%. This analysis showed Fractal projected to contribute 52.9% of combined net revenue for the year ending December 31, 1997 and that Fractal would have an accretive effect on earnings due to Fractal earnings projected for the period.

  This summary does not purport to be a complete description of the analyses performed by Unterberg Harris in connection with its fairness opinion. The preparation of a fairness opinion involves various subjective business determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and therefore such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, notwithstanding the separate factors summarized above, Unterberg Harris believes that its analyses must be considered as a whole and that selecting portions of its analyses and considering individual factors without considering all analyses and factors could create an incomplete and misleading view of the evaluation process underlying its opinion. With respect to comparable companies analyses and comparable transaction analyses, a particular analysis performed by Unterberg Harris is not necessarily indicative of actual values, which may be significantly higher or lower than suggested by such analyses. The analyses are not appraisals and do not necessarily reflect the prices for which businesses actually could be sold or actual values or future results that might be achieved. Unterberg Harris' analyses were prepared solely as part of Unterberg Harris' review of the fairness of the consideration to be received by Fractal shareholders in connection with the Merger from a financial point of view and were provided to the Fractal Board in connection with the delivery of Unterberg Harris' opinion. In addition, Unterberg Harris' opinion and presentation to the Fractal Board was only one of many factors taken into consideration by the Fractal Board in making its determination to approve the Merger.


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

  Pursuant to the terms of the engagement by Fractal of Unterberg Harris as its financial advisor in connection with the Merger, upon consummation of the Merger, Unterberg Harris will receive a fee equal to $1.1 million. In addition, Unterberg Harris will be reimbursed for out-of-pocket expenses in connection with the engagement. The terms of the fee arrangement were negotiated at arm's length between Fractal and Unterberg Harris and approved by the Fractal Board. The Fractal Board, in making its recommendation with respect to the Merger and the Reorganization Agreement, was aware of the foregoing fee arrangement.

  Unterberg Harris has provided various financial advisory and investment banking services to Fractal since 1994. During 1994, parties affiliated with Unterberg Harris purchased 695,000 shares of Fractal Common Stock. Unterberg Harris acted as lead managing underwriter for the initial public offering of Fractal Common Stock, completed in November 1995, and as financial advisor for Fractal in the acquisition of Ray Dream Inc. in May 1996. Unterberg Harris is, and since Fractal's initial public offering has been, a market maker for Fractal Common Stock. Thomas Unterberg, a Managing Director of Unterberg Harris, currently serves on the Fractal Board. Unterberg Harris, as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private offerings of securities and valuations for corporate reorganizations and other purposes. Unterberg Harris was selected by Fractal to act as its financial advisor based on Unterberg Harris' experience as a financial advisor in mergers and acquisitions as well as Unterberg Harris' familiarity with Fractal.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion summarizes the material federal income tax considerations of the Merger that are generally applicable to holders of Fractal Common Stock. This summary is based upon opinions of counsel (the "Tax Opinions") delivered by Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Venture Law Group, A Professional Corporation (collectively "Counsel"), that the Merger will constitute a "reorganization" within the meaning of Section 368 of the Code (a "Reorganization").

  This discussion does not deal with all income tax considerations that may be relevant to particular Fractal shareholders in light of their particular circumstances, such as shareholders who are dealers in securities, foreign persons, shareholders who acquired their shares in connection with previous mergers involving Fractal or an affiliate, or shareholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are in connection with the Merger), including without limitation transactions in which shares of Fractal Common Stock were or are acquired or shares of MetaTools Common Stock were or are disposed of. Furthermore, no foreign, state or local tax considerations are addressed herein. The discussion is based on federal income tax law in effect as of the date of this Joint Proxy Statement/Prospectus, which could change at any time (possibly with retroactive effective). ACCORDINGLY, FRACTAL SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

  Subject to the limitations and qualifications referred to herein, Counsel is of the opinion that qualification of the Merger as a Reorganization will result in the following federal income tax consequences.

    (a) No gain or loss will be recognized by holders of Common Stock of Fractal solely upon their receipt of Combined Company Common Stock in the Merger in exchange therefor;

    (b) The aggregate tax basis of the Combined Company Common Stock received in the Merger by a Fractal shareholder will be the same as the aggregate tax basis of Fractal Common Stock surrendered in exchange therefor;

    (c) The holding period of the Combined Company Common Stock received in the Merger by a Fractal shareholder will include the period during which the shareholder held the Fractal Common Stock surrendered in exchange therefor, provided that the Fractal Common Stock is held as a capital asset at the time of the Merger;

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

    (d) Cash payments received by holders of Fractal Common Stock in lieu of a fractional share will be treated as if a fractional share of Combined Company Common Stock had been issued in the Merger and then redeemed by the Combined Company. A shareholder of Fractal receiving such cash will generally recognize gain or loss upon such payment, equal to the difference (if any) between such shareholder's basis in the fractional share and the amount of cash received;

    (e) A Fractal shareholder who exercises dissenters' rights with respect to all of such holder's shares of Common Stock of Fractal will generally recognize gain or loss for federal income tax purposes, measured by the difference between the holder's basis in such shares and the amount of cash received, provided that the payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the Code nor has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Code (collectively, a "Dividend Equivalent Transaction"). Such gain or loss will be capital gain or loss, provided that the Fractal Common Stock is held as a capital asset at the time of the Merger. A sale of Common Stock of Fractal pursuant to an exercise of appraisal rights will generally not be a Dividend Equivalent Transaction if, as a result of such exercise, the shareholder exercising appraisal rights owns no shares of Combined Company Common Stock or Fractal Common Stock (either actually or constructively within the meaning of Section 318 of the Code). If, however, a shareholder's sale for cash of Fractal Common Stock pursuant to an exercise of appraisal rights is a Dividend Equivalent Transaction, then such shareholder will generally recognize income for federal income tax purposes in an amount up to the entire amount of cash so received; and

    (f) None of MetaTools, Merger Sub or Fractal will recognize gain or loss solely as a result of the Merger.

  The parties are not requesting a ruling from the Internal Revenue Service ("IRS") in connection with the Merger. Each of MetaTools and Fractal has received a Tax Opinion from their respective Counsel to the effect that, for federal income tax purposes, the Merger will constitute a Reorganization. The Tax Opinions neither bind the IRS nor preclude the IRS from adopting a contrary position. In addition, the Tax Opinions are subject to certain assumptions and qualifications and are based on the truth and accuracy of certain representations and covenants made by MetaTools, Merger Sub and Fractal, including representations and covenants in certificates delivered to counsel by the respective managements of MetaTools, Merger Sub and Fractal.

  Of particular importance is the assumption that the "continuity of interest" requirement for treatment of the Merger as a Reorganization is satisfied. To satisfy the continuity of interest requirement, Fractal shareholders must not, pursuant to a plan or intent existing at or prior to the Merger, sell or otherwise dispose of so much of either (i) their Fractal Common Stock in anticipation of the Merger or (ii) the Combined Company Common Stock to be received in the Merger such that the Fractal shareholders, as a group, would no longer have a significant equity interest in the Fractal business being conducted after the Merger. No assurance can be made that the "continuity of interest" requirement will be satisfied. If such requirement is not satisfied, the Merger would not be treated as a Reorganization.

  A successful IRS challenge to the "reorganization" status of the Merger would result in a Fractal shareholder recognizing gain or loss with respect to each share of Fractal Common Stock surrendered equal to the difference between the shareholder's basis in such share and the fair market value, as of the Effective Time of the Merger, of the Combined Company Common Stock received in exchange therefor. In such event, a shareholder's aggregate basis in the Combined Company Common Stock so received would equal its fair market value and his holding period for such stock would begin the day after the Merger.

GOVERNMENTAL AND REGULATORY APPROVALS

  MetaTools and Fractal are aware of no governmental or regulatory approvals required for consummation of the Merger, other than compliance with the federal securities laws and applicable securities and "blue sky" laws of various states.

ACCOUNTING TREATMENT

  The Merger is intended to qualify as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles. Consummation of the Merger is conditioned upon receipt by MetaTools and Fractal of letters from their respective independent accountants, Coopers & Lybrand L.L.P. and Price Waterhouse LLP, regarding those firms' concurrence with MetaTools management's and Fractal management's conclusions, respectively, as to the appropriateness of pooling of interests accounting for the Merger under APB No. 16, and the related interpretations of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board and the rules and regulations of the Securities and Exchange Commission, if closed and consummated in accordance with the Reorganization Agreement. On February 11, 1997, MetaTools and Fractal received a preliminary letter from Coopers & Lybrand L.L.P. affirming that firm's concurrence with MetaTools management's conclusions that as of February 11, 1997 no conditions existed that would preclude accounting for the Merger as a pooling of interests. On February 11, 1997, Fractal received a preliminary letter from Price Waterhouse LLP affirming that firm's concurrence with Fractal management's conclusions that, with respect to Fractal, no conditions existed that would preclude accounting for the Merger as a pooling of interests.

                              TERMS OF THE MERGER

  The following is a brief summary of the material provisions of the Reorganization Agreement, a copy of which is attached as Annex A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. This summary is qualified in its entirety by reference to the full and complete text of the Reorganization Agreement.

EFFECTIVE TIME

  Subject to the provisions of the Reorganization Agreement, the parties thereto shall cause the Merger to be consummated by filing an Agreement of Merger with the Secretary of State of the State of California in accordance with the relevant provisions of California Law and a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the time of such filings (or such later time as may be agreed in writing by the parties and specified in the Agreement of Merger and Certificate of Merger) being the "Effective Time") as soon as practicable on or after the Closing Date (as herein defined). The closing of the Merger (the "Closing") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in the Reorganization Agreement, or at such other time, date and location as the parties thereto agree in writing (the "Closing Date").

MANNER AND BASIS OF CONVERTING SHARES

  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Fractal or the holders of any of the following securities:

  Each share of Fractal Common Stock issued and outstanding immediately prior to the Effective Time, (other than any shares of Fractal Common Stock to be canceled and any Dissenting Shares (as defined below)) will be canceled and extinguished and automatically converted into the right to receive 0.749 shares of MetaTools Common Stock upon surrender of the certificate representing such share of Fractal Common Stock in the manner provided below (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required)), including, with respect to each whole share of MetaTools Common Stock to be received.

  Each share of Fractal Common Stock held in the treasury of Fractal or owned by Merger Sub, MetaTools or any direct or indirect wholly-owned subsidiary of Fractal or of MetaTools immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

  At the Effective Time, all options to purchase Fractal Common Stock then outstanding under Fractal's 1993 Stock Option Plan, 1995 Stock Option Plan, 1995 Directors' Stock Option Plan and 1992 Assumed Ray Dream,

Inc. Stock Option Plan (collectively, the "Fractal Stock Option Plans") shall be assumed by MetaTools. Each option under the Fractal Stock Option Plans shall become an option or right to purchase Combined Company Common Stock, with appropriate adjustments to be made to the number of shares issuable thereunder and the exercise price thereof, based on the Exchange Ratio. In connection with agreements previously entered into with Fractal, options to purchase 702,072 shares of Fractal Common Stock held by certain officers and directors of Fractal will vest in full and become exercisable immediately prior to the consummation of the Merger, although a significant number of such options had exercise prices less than the value of the Fractal Common Stock implied by the Exchange Ratio and the market price of the MetaTools Common Stock as of February 11, 1997. Also, options to purchase 60,000 shares of Fractal Common Stock granted under the 1995 Directors' Stock Option Plan will vest in full and become exercisable immediately prior to the consummation of the Merger. See "--Interests of Certain Persons."

  At the Effective Time and subject to and upon the terms and conditions of the Reorganization Agreement and the applicable provisions of California Law and Delaware Law, Merger Sub shall be merged with and into Fractal and the separate corporate existence of Merger Sub shall cease and Fractal shall continue as the Surviving Corporation. Each share of Common Stock, $0.001 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $0.001 par value, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

  The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into MetaTools Common Stock or Fractal Common Stock), reorganization, recapitalization or other like change with respect to MetaTools Common Stock or Fractal Common Stock occurring on or after the date hereof and prior to the Effective Time.

  At or promptly after the Effective Time, MetaTools, acting through the Exchange Agent, will deliver to each Fractal shareholder of record a letter of transmittal with instructions to be used by such shareholder in surrendering certificates which, prior to the Merger, represented shares of Fractal Common Stock. CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF FRACTAL COMMON STOCK UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

STOCK OWNERSHIP BEFORE AND AFTER THE MERGER

  Based upon the capitalization of Fractal as of the close of business on April 21, 1997 (including the number of shares of Fractal Common Stock outstanding and the number of shares issuable upon exercise of outstanding options to purchase Fractal Common Stock), and assuming that no holder of Fractal Common Stock exercises dissenters' rights, an aggregate of approximately 9,021,080 shares of Combined Company Common Stock will be issued to Fractal shareholders in the Merger and MetaTools will assume options for up to approximately 1,353,462 additional shares of Combined Company Common Stock. Based upon the number of shares of MetaTools Common Stock issued and outstanding as of April 21, 1997, and after giving effect to the issuance of Combined Company Common Stock as described in the previous sentence, the former holders of Fractal Common Stock would hold, and have voting power with respect to, approximately 39.5% of the Combined Company's total issued and outstanding shares, and holders of former Fractal options would hold options exercisable for approximately 5.6% of the Combined Company's total issued and outstanding shares (assuming the exercise of only such options). The foregoing numbers of shares and percentages are subject to change in the event that the capitalization of either MetaTools or Fractal changes subsequent to April 21, 1997 and prior to the Effective Time, and there can be no assurance as to the actual capitalization of MetaTools or Fractal at the Effective Time or of the Combined Company at any time following the Effective Time.

  Of the 1,807,026 shares of Fractal Common Stock subject to outstanding options under the Fractal Stock Option Plans as of April 21, 1997, 672,188 shares were exercisable.

                  STOCK OWNERSHIP BEFORE AND AFTER THE MERGER

  The following table sets forth the beneficial ownership of MetaTools Common Stock and Fractal Common Stock by each director, executive officer and each 5% stockholder/shareholder for each company as of February 28, 1997, as well as the beneficial ownership of such persons in the Combined Company after giving effect to the Merger.

                                   METATOOLS             COMBINED COMPANY
                             ---------------------- --------------------------
                              NUMBER     PERCENT       NUMBER       PERCENT
METATOOLS                    OF SHARES OF TOTAL(32) OF SHARES(34) OF TOTAL(35)
---------                    --------- ------------ ------------- ------------
Bert Kolde (1).............. 2,014,375     15.1%      2,014,375        8.5%
Vulcan Ventures, Inc. ...... 2,000,000     15.1%      2,000,000        8.5%
John J. Wilczak (2)......... 1,239,104      9.3%      1,239,104        5.2%
Samuel H. Jones, Jr. (3).... 1,131,055      8.5%      1,131,055        4.8%
Alexander Migdal............   815,469      6.1%        815,469        3.4%
Kai Krause (4)..............   769,423      5.7%        769,423        3.3%
Howard L. Morgan (5)........   267,500      2.0%        267,500        1.1%
Bob Rice (6)................    90,165      *            90,165        *
Fred Brown (7)..............    32,143      *            32,143        *
Terance A. Kinninger (8)....    26,775      *            26,775        *
James Mervis (9)............    14,333      *            14,333        *
William J. Schroeder (10)...     8,333      *             8,333        *
William H. Lane III (11)....     7,917      *             7,917        *
Sallie Olmsted..............        --      *                --        *
All MetaTools directors,
 executive officers and 5%
 stockholders as a group
 (13 persons) (12).......... 6,416,592     46.6%      6,416,592       27.1%
                                    FRACTAL
                             ----------------------
                              NUMBER     PERCENT
FRACTAL                      OF SHARES OF TOTAL(33)
-------                      --------- ------------
Lee Lorenzen (13)........... 1,038,618      8.6%        795,246        3.4%
Thomas Hedges (14)..........   773,908      6.4%        610,671        2.6%
Thomas Unterberg and
 entities affiliated with
 Unterberg Harris (15)......   718,125      6.0%        559,878        2.4%
Mark Zimmer (16)............   572,500      4.8%        465,434        2.0%
Stephen Manousos (17).......   368,885      3.1%        286,618        1.2%
Leslie Wright (18)..........   118,577      1.0%        170,970        *
Anthony Sun (19)............    95,691      *            86,653        *
Steven Guttman (20).........    91,562      *           118,436        *
Pierre Berkaloff (21).......    80,385      *           105,042        *
Arthur Collmeyer (22).......    51,875      *            56,175        *
Joseph Consul (23)..........    42,358      *            67,640        *
Craig Johnson (24)..........    30,500      *            40,165        *
Michael Popolo (25).........    28,405      *            46,064        *
Karen Bria (26).............    25,870      *            44,165        *
John Derry (27).............    20,781      *            38,527        *
Braden Rippetoe (28)........    18,312      *            35,203        *
Alain Rossmann (29).........        --      *            14,980        *
All Fractal directors,
 executive officers and 5%
 shareholders as a group (17
 persons) (30).............. 4,076,352     32.5%      3,541,867       15.0%
COMBINED COMPANY
----------------
All Combined Company
 directors, executive
 officers and 5%
 stockholders as a group (50
 persons)(31)...............       N/A      N/A       9,958,459       42.1%

--------
  * Less than 1%.

 (1) Includes 2,000,000 shares held by Vulcan Ventures, Inc. Mr. Kolde, a director of MetaTools, is a director of Vulcan Ventures, Inc. Mr. Kolde disclaims beneficial ownership of all shares held by such entity, except to the extent of his pecuniary interests therein. Also includes 9,375 shares issuable to Mr. Kolde upon exercise of options to purchase MetaTools Common Stock that are exercisable within 60 days of February 28, 1997.

 (2) Includes 41,771 shares issuable upon exercise of options to purchase MetaTools Common Stock that are exercisable within 60 days of February 28, 1997.

 (3) Includes 5,000 shares issuable upon exercise of options to purchase MetaTools Common Stock that are exercisable within 60 days of February 28, 1997.

 (4) Includes 254,479 shares issuable upon exercise of options to purchase MetaTools Common Stock that are exercisable within 60 days of February 28, 1997.

 (5) Includes 5,000 shares issuable upon exercise of options to purchase MetaTools Common Stock that are exercisable within 60 days of February 28, 1997.

 (6) Includes 90,165 shares issuable upon exercise of options to purchase MetaTools Common Stock that are exercisable within 60 days of February 28, 1997.

 (7) Includes 32,143 shares issuable upon exercise of options to purchase MetaTools Common Stock that are exercisable within 60 days of February 28, 1997.

 (8) Includes 14,375 shares issuable upon exercise of options to purchase MetaTools Common Stock that are exercisable within 60 days of February 28, 1997.

 (9) Includes 14,333 shares issuable upon exercise of options to purchase MetaTools Common Stock that are exercisable within 60 days of February 28, 1997.

(10) Includes 8,333 shares issuable upon exercise of options to purchase MetaTools Common Stock that are exercisable within 60 days of February 28, 1997.

(11) Includes 7,917 shares issuable upon exercise of options to purchase MetaTools Common Stock that are exercisable within 60 days of February 28, 1997.

(12) Includes 482,891 shares issuable upon exercise of options to purchase MetaTools Common Stock that are exercisable within 60 days of February 28, 1997 and 2,000,000 shares held by Vulcan Ventures, Inc.

(13) Includes 41,875 shares issuable upon exercise of options to purchase Fractal Common Stock that are exercisable within 60 days of February 28, 1997. The Combined Company reflects the acceleration of options to purchase an additional 23,125 shares of Fractal Common Stock as a result of the Merger.

(14) Includes 46,093 shares issuable upon exercise of options to purchase Fractal Common Stock that are exercisable within 60 days of February 28, 1997. The Combined Company reflects the acceleration of options to purchase an additional 41,407 shares of Fractal Common Stock as a result of the Merger.

(15) Includes 209,501 shares held by Unterberg Harris Private Equity Partners, L.P., 262,500 shares held by Unterberg Harris Interactive Media, L.P., 105,000 shares held by Unterberg Harris, L.L.C. and 52,999 shares held by Unterberg Harris Private Equity Partners, C.V. Mr. Unterberg, a director of Fractal, is a principal of Unterberg Harris Private Equity Partners, L.P., Unterberg Harris Interactive Media, L.P., Unterberg Harris, L.L.C. and Unterberg Harris Private Equity Partners, C.V. Mr. Unterberg disclaims beneficial ownership of all shares held by such entities, except to the extent of his pecuniary interests therein. Also includes 35,625 shares issuable to Mr. Unterberg upon exercise of options to purchase Fractal Common Stock that are exercisable within 60 days of February 28, 1997. The Combined Company reflects the acceleration of options to purchase an additional 29,375 shares of Fractal Common Stock exercisable by Mr. Unterberg as a result of the Merger.

(16) Includes 48,593 shares issuable upon exercise of options to purchase Fractal Common Stock that are exercisable within 60 days of February 28, 1997. The Combined Company reflects the acceleration of options to purchase an additional 48,907 shares of Fractal Common Stock as a result of the Merger.

(17) Includes 38,718 shares issuable upon exercise of options to purchase Fractal Common Stock that are exercisable within 60 days of February 28, 1997. The Combined Company reflects the acceleration of options to purchase an additional 13,782 shares of Fractal Common Stock as a result of the Merger.

(18) Includes 105,312 shares issuable upon exercise of options to purchase Fractal Common Stock that are exercisable within 60 days of February 28, 1997. The Combined Company reflects the acceleration of options to purchase an additional 109,688 shares of Fractal Common Stock as a result of the Merger.

(19) Includes 51,641 shares held by Venrock Associates and 23,152 shares held by Venrock Associates II, L.P. Mr. Sun, a director of Fractal, is a general partner of Venrock Associates and Venrock Associates II, L.P. Mr. Sun disclaims beneficial ownership of all shares held by such entities, except to the extent of his pecuniary interests therein. The Combined Company reflects the acceleration of options to purchase 20,000 shares of Fractal Common Stock exercisable by Mr. Sun as a result of the Merger.

(20) Includes 77,087 shares issuable upon exercise of options to purchase Fractal Common Stock that are exercisable within 60 days of February 28, 1997. The Combined Company reflects the acceleration of options to purchase an additional 66,563 shares of Fractal Common Stock as a result of the Merger.

(21) Includes 5,739 shares issuable upon exercise of options to purchase Fractal Common Stock that are exercisable within 60 days of February 28, 1997. The Combined Company reflects the acceleration of options to purchase an additional 59,858 shares of Fractal Common Stock as a result of the Merger.

(22) Includes 41,875 shares issuable upon exercise of options to purchase Fractal Common Stock that are exercisable within 60 days of February 28, 1997. The Combined Company reflects the acceleration of options to purchase an additional 23,125 shares of Fractal Common Stock as a result of the Merger.

(23) Includes 6,183 shares issuable upon exercise of options to purchase Fractal Common Stock that are exercisable within 60 days of February 28, 1997. The Combined Company reflects the acceleration of options to purchase an additional 47,949 shares of Fractal Common Stock as a result of the Merger.

(24) Includes 11,250 shares issuable upon exercise of options to purchase Fractal Common Stock that are exercisable within 60 days of February 28, 1997, of which 9,000 shares are held by investment partnerships affiliated with VLG. Mr. Johnson, a director of Fractal, is a general partner of such partnerships. Mr. Johnson disclaims beneficial ownership in each partnership, except to the extent of his pecuniary interests therein. The Combined Company reflects the acceleration of options to purchase an additional 23,125 shares of Fractal Common Stock exercisable by Mr. Johnson and such partnerships as a result of the Merger.

(25) Includes 28,405 shares issuable upon exercise of options to purchase Fractal Common Stock that are exercisable within 60 days of February 28, 1997. The Combined Company reflects the acceleration of options to purchase an additional 33,095 shares of Fractal Common Stock as a result of the Merger.

(26) Includes 24,405 shares issuable upon exercise of options to purchase Fractal Common Stock that are exercisable within 60 days of February 28, 1997. The Combined Company reflects the acceleration of options to purchase an additional 33,095 shares of Fractal Common Stock as a result of the Merger.

(27) Includes 20,781 shares issuable upon exercise of options to purchase Fractal Common Stock that are exercisable within 60 days of February 28, 1997. The Combined Company reflects the acceleration of options to purchase an additional 30,657 shares of Fractal Common Stock as a result of the Merger.

(28) Includes 18,312 shares issuable upon exercise of options to purchase Fractal Common Stock that are exercisable within 60 days of February 28, 1997. The Combined Company reflects the acceleration of options to purchase an additional 28,688 shares of Fractal Common Stock as a result of the Merger.

(29) The Combined Company reflects the acceleration of options to purchase an additional 20,000 shares of Fractal Common Stock as a result of the Merger.

(30) Includes 550,253 shares issuable upon exercise of options to purchase Fractal Common Stock that are exercisable within 60 days of February 28, 1997, of which 9,000 shares are held by investment partnerships affiliated with VLG. Also includes 209,501 shares of Fractal Common Stock held by Unterberg Harris Private Equity Partners, L.P., 262,500 shares are held by Unterberg Harris Interactive Media, L.P., 105,000 shares held by Unterberg Harris, L.L.C., 52,999 shares held by Unterberg Harris Private Equity Partners, C.V., 51,641 shares held by Venrock Associates and 23,152 shares held by Venrock Associates II, L.P. The Combined Company reflects the acceleration of options to purchase an additional 652,439 shares of Fractal Common Stock as a result of the Merger.

(31) Includes 482,891 shares issuable upon exercise of options to purchase MetaTools Common Stock that are exercisable within 60 days of February 28, 1997 and 2,000,000 shares of MetaTools Common Stock held by Vulcan Ventures, Inc. Also includes 550,253 shares issuable upon exercise of options to purchase Fractal Common Stock that are exercisable within 60 days of February 28, 1997, of which 9,000 shares are held by investment partnerships affiliated with VLG. Also includes 209,501 shares of Fractal Common Stock held by Unterberg Harris Private Equity Partners, L.P., 262,500 shares held by Unterberg Harris Interactive Media, L.P., 105,000 shares held by Unterberg Harris, L.L.C., 52,999 shares are held by Unterberg Harris Private Equity Partners, C.V., 51,641 shares held by Venrock Associates and 23,152 shares held by Venrock Associates II, L.P. Also reflects the acceleration of options to purchase an additional 652,439 shares of Fractal Common Stock as a result of the Merger.

(32) Represents the number of shares held by each director, executive officer, and 5% stockholder as a percentage of the sum of the total number of shares of MetaTools Common Stock outstanding at February 28, 1997 (13,286,970) and the total number of shares issuable to all directors, executive officers, and 5% stockholders upon exercise of options to purchase MetaTools Common Stock that are exercisable within 60 days of February 28, 1997 (482,891).

(33) Represents the number of shares held by each director, executive officer, and 5% shareholder as a percentage of the sum of the total number of shares of Fractal Common Stock outstanding at February 28, 1997 (11,979,647) and the total number of shares issuable to all directors, executive officers, and 5% shareholders upon exercise of options to purchase Fractal Common Stock that are exercisable within 60 days of February 28, 1997 (550,253).

(34) Reflects the acceleration of certain options to purchase Fractal Common Stock as a result of the Merger (as reflected in the footnotes for the above-listed beneficial owners of Fractal Common Stock) and the conversion of shares of Fractal Common Stock and options to purchase Fractal Common Stock into Combined Company Common Stock and options to purchase Combined Company Common Stock at an exchange ratio of 0.749 shares of Combined Company Common Stock and options to purchase
     0.749 shares of Combined Company Common Stock for each share of Fractal Common Stock and options to purchase Fractal Common Stock, respectively.

(35) Represents the number of shares held by each director, executive officer, and 5% stockholder/shareholder as a percentage of the sum of the total number of shares of Combined Company Common Stock outstanding at February 28, 1997 (22,259,726) and the total number of shares issuable to all directors, executive officers, and 5% stockholders upon exercise of options to purchase Combined Company Common Stock that are exercisable within 60 days of February 28, 1997 (1,383,707), giving effect to the acceleration of certain options to purchase Fractal Common Stock as a result of the Merger (as reflected in the footnotes for the above-listed beneficial owners of Fractal Common Stock) and the conversion of Fractal Common Stock and options to purchase Fractal Common Stock into Combined Company Common Stock at an exchange ratio of 0.749 shares of Combined Company Common Stock and options to purchase 0.749 shares of Combined Company Common Stock for each share of Fractal Common Stock and options to purchase Fractal Common Stock, respectively.

CONDUCT FOLLOWING THE MERGER

  Following the Merger, the headquarters of the Combined Company will be in Carpinteria, California.

  Pursuant to the Reorganization Agreement, the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time will become the Articles of Incorporation of the Surviving Corporation and the Bylaws of Merger Sub will become the Bylaws of the Surviving Corporation. The Board of Directors of the Surviving Corporation will consist of the directors who are serving as directors of Merger Sub immediately prior to the Effective Time. The officers of Merger Sub immediately prior to the Effective Time will remain as officers of the Surviving Corporation, until their successors are duly elected or appointed or qualified.

  Concurrent with the Effective Time, the MetaTools Board will take action to cause the Board of Directors of the Combined Company (the "Combined Company Board"), immediately after the Effective Time, to consist of nine (9) persons, six (6) of whom have served on the MetaTools Board immediately prior to the Effective Time and three (3) of whom will have served on the Fractal Board immediately prior to the Effective Time (Mark Zimmer, Thomas Hedges and Arthur Collmeyer). In addition, the MetaTools Board will take action to cause its Audit Committee and Compensation Committee each to consist only of independent directors. In addition, the MetaTools Board will take action to cause its Nominating Committee to consist of two independent directors and the Chief Executive Officer of MetaTools.

  Following the Merger, the following directors will serve in the following management capacities: Howard Morgan, who is currently a director of MetaTools, will, subject to his reelection, be Chairman of the Board; John J. Wilczak, who is currently Chairman of the Board, President and Chief Executive Officer of MetaTools, will be President and Chief Executive Officer. Kai Krause, who is currently Chief Design Officer of MetaTools, will be Chief Design Officer; Mark Zimmer, who is currently President and Chief Executive Officer of Fractal, will be Chief Technical Officer; and Thomas Hedges, who is currently Chairman and Chief Systems Architect of Fractal, will be Chief Systems Architect.

CONDUCT OF METATOOLS' AND FRACTAL'S BUSINESSES PRIOR TO THE MERGER

  Pursuant to the Reorganization Agreement, until the earlier of the termination of the Reorganization Agreement pursuant to its terms or the Effective Time, Fractal (and each of its subsidiaries) and MetaTools (and each of its subsidiaries) agree, except (i) as indicated in the respective disclosure schedules or (ii) to the extent that the other of them shall otherwise consent in writing, to carry on its business diligently and in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, and to use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, each of Fractal and MetaTools will promptly notify the other of any material event involving its business or operations. In addition, except as provided in the respective disclosure schedules, without the prior written consent of the other, neither Fractal nor MetaTools shall do any of the following, and neither Fractal nor MetaTools shall permit its subsidiaries to do any of the following:

    (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

    (b) Grant any severance or termination pay to any officer or employee except payments in amounts consistent with policies and past practices or pursuant to written agreements outstanding, or policies existing as of the date of the Reorganization Agreement and as previously disclosed in writing to the other, or adopt any new severance plan;

    (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Fractal intellectual property rights as indicated in the Reorganization Agreement or the MetaTools intellectual property rights as indicated in the Reorganization Agreement, as the case may be, or enter into grants to future patent rights, other than in the ordinary course of business;

    (d) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

    (e) Repurchase or otherwise acquire, directly or indirectly, any shares of capital stock except pursuant to rights of repurchase of any such shares under any employee, consultant or director stock plan existing on the date of the Reorganization Agreement;

    (f) Issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) the issuance of shares of Fractal Common Stock or MetaTools Common Stock, as the case may be, pursuant to the exercise of stock options therefor outstanding as of the date of the Reorganization Agreement, (ii) options to purchase shares of Fractal Common Stock or MetaTools Common Stock, as the case may be, to be granted at fair market value in the ordinary course of business, consistent with past practice and in accordance with stock option plans existing as of the date of the Reorganization Agreement, (iii) shares of Fractal Common Stock or MetaTools Common Stock, as the case may be, issuable upon the exercise of the options referred to in clause (ii), (iv) shares of MetaTools Common Stock issuable to participants in the MetaTools Employee Stock Purchase Plan consistent with past practice and the terms thereof and (v) shares of Fractal Common Stock or MetaTools Common Stock, as the case may be, issuable pursuant to the Stock Option Agreements;

    (g) Cause, permit or propose any amendments to any charter document or Bylaw (or similar governing instruments of any subsidiaries);

    (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Fractal or MetaTools, as the case may be, or enter into any material joint ventures, strategic partnerships or alliances;

    (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Fractal or MetaTools, as the case may be, except in the ordinary course of business consistent with past practice;

    (j) Incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of Fractal or MetaTools, as the case may be, or guarantee any debt securities of others;

    (k) Adopt or amend any employee benefit or stock purchase or option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

    (l) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business;

    (m) Make any grant of exclusive rights to any third party, other than in the ordinary course of business;

    (n) Take any action that would be reasonably likely to interfere with MetaTools' ability to account for the Merger as a pooling of interests; or

    (o) Agree in writing or otherwise to take any of the actions described in
  (a) through (n) above.

NO SOLICITATION

  Under the terms of the Reorganization Agreement, until the earlier of the Effective Time or termination of the Reorganization Agreement pursuant to its terms, each of MetaTools and Fractal has agreed that it will not, its subsidiaries will not, and it will instruct its respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, (i) solicit or knowingly encourage submission of, any proposals or offers by any person, entity or group (other than Fractal or MetaTools, as the case may be, and its affiliates, agents and representatives) or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning itself or any of its subsidiaries to, or afford any access to the properties, books or records of itself or any of its subsidiaries to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than Fractal or MetaTools, as the case may be, and its affiliates, agents and representatives), in connection with any "Acquisition Proposal" with respect to itself. For the purposes of the Reorganization Agreement, an "Acquisition Proposal" with respect to an entity means any proposal or offer relating to
(i) any merger, consolidation, sale of substantial assets or similar transactions involving the entity or any subsidiaries of the entity (other than sales of assets or inventory in the ordinary course of business or as permitted under the terms of the Reorganization Agreement), (ii) sale of 15% or more of the outstanding shares of capital stock of the entity (including without limitation by way of a tender offer or an exchange offer), (iii) the acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, 15% or more of the then outstanding shares of capital stock of the entity (except for acquisitions for passive investment purposes only in circumstances where the person or group qualifies for and files a Schedule 13G with respect thereto); or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. Under the terms of the Reorganization Agreement, each of MetaTools and Fractal has agreed to immediately cease any and all existing activities, discussions or negotiations with any parties with respect to any of the foregoing. In addition, each of MetaTools and Fractal has agreed to (i) notify the other as promptly as practicable if any inquiry or proposal is made or any information or access is requested in writing in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) as promptly as practicable notify the other of the significant terms and conditions of any such Acquisition Proposal. In addition, subject to the other provisions set forth in the section of the Reorganization Agreement summarized here, each of MetaTools and Fractal has agreed, until the earlier of the Effective Time and termination of the Reorganization Agreement pursuant to its terms, that it and its subsidiaries will not, and it and its subsidiaries will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than Fractal or MetaTools, as the case may be); provided, that MetaTools and Fractal have agreed that the MetaTools Board and Fractal Board may take and disclose to the stockholders of MetaTools or shareholders of Fractal, respectively, a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

  Notwithstanding the foregoing, MetaTools and Fractal have agreed that, prior to the Effective Time, each of MetaTools and Fractal may, to the extent its Board of Directors determines, in good faith, after consultation with outside legal counsel, that the Board of Directors' fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of the following paragraph, furnish information to any person, entity or group after such person, entity or group has delivered to MetaTools or Fractal, as the case may be, in writing, an unsolicited bona fide Acquisition Proposal which the MetaTools Board or Fractal Board, respectively, in its good faith reasonable judgment determines, after consultation with its independent financial advisors, would result in a transaction more favorable than the Merger to the stockholders of MetaTools or the shareholders of Fractal, respectively (a "Superior Proposal"). In addition, notwithstanding the provisions of the preceding paragraph, in connection with a possible Acquisition Proposal, each of MetaTools and Fractal may refer any third party to the section of the Reorganization Agreement summarized here or make a copy of such section available to a third party. In the event either MetaTools or Fractal receives a Superior Proposal, nothing contained in the Reorganization Agreement (but subject to the terms of the Reorganization Agreement) will prevent the MetaTools Board or Fractal Board, as the case may be, from recommending such Superior Proposal to the stockholders or shareholders (as applicable) of such company, if such Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law; in such case, the Board of Directors of such company may withdraw, modify or refrain from making its recommendations concerning the Merger, and, to the extent the Board of Directors of such company so changes its recommendations, such company may refrain from soliciting proxies and taking such other action necessary to secure the vote of its shareholders as may be required by the Reorganization Agreement; provided, however, that each of MetaTools and Fractal has agreed that it will not

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recommend a Superior Proposal to its stockholders or shareholders (as applicable) for a period of not less than 48 hours after the other's receipt of a copy of such Superior Proposal (or a description of the significant terms and conditions thereof, if not in writing); and provided further, that nothing contained in the section of the Reorganization Agreement summarized here limits the obligations of MetaTools and Fractal to hold and convene the MetaTools Annual Meeting or the Fractal Special Meeting, as the case may be (regardless of whether the recommendations of the MetaTools Board or Fractal Board have been withdrawn, modified or not yet made).

  Notwithstanding the foregoing, each of MetaTools and Fractal has agreed that it will not provide any non-public information to a third party unless: (a) it provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of confidential information at least as restrictive as the terms in a certain confidentiality agreement between MetaTools and Fractal and (b) such non-public information is the same information previously delivered to the other.

BREAK UP FEES

  Except as set forth below, MetaTools and Fractal have agreed that all fees and expenses incurred in connection with the Reorganization Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses whether or not the Merger is consummated, except that MetaTools and Fractal will share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in connection with the printing and filing of this Joint Proxy Statement/Prospectus.

  In addition, each of MetaTools and Fractal has agreed that if (a) its Board withholds, withdraws or modifies, in a manner adverse to the other, certain of its recommendations concerning the Merger, and at that time (i) there has not occurred a material adverse effect on the other party and (ii) the provision by each company's attorneys of an opinion that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code shall not be incapable of being satisfied, or if (b) its Board recommends a Superior Proposal to its stockholders or shareholders (as applicable), then it will pay to the other party an amount equal to $4 million within one business day following the earlier to occur of (A) termination of the Reorganization Agreement by the other party in connection with such action or (B) a Negative Vote (as defined below) with regard to MetaTools or Fractal, respectively. A "Negative Vote" with regard to MetaTools means that the vote of the stockholders of MetaTools in favor of (a) an increase in the authorized number of shares of MetaTools Common Stock so as to permit the issuance of shares of MetaTools Common Stock by virtue of the Merger, or (b) the issuance of MetaTools Common Stock by virtue of the Merger is not obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of stockholders duly convened therefor or at any adjournment thereof; and a "Negative Vote" with regard to Fractal means that the vote of the shareholders of Fractal in favor of approving and adopting the Reorganization Agreement and approving the Merger is not obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of shareholders duly convened therefor or at any adjournment thereof.

  MetaTools and Fractal have also agreed that if no payment is required pursuant to the foregoing paragraph, and if (a) a Negative Vote with regard to it occurs and (b) prior to such Negative Vote there shall have occurred an Acquisition Proposal with respect to it which has been publicly disclosed and not withdrawn (a "Competing Proposal") and (c) (i) within 12 months following such Negative Vote, it enters into a definitive agreement with respect to an Acquisition Proposal with the party (or any affiliate of the party) that made the Competing Proposal or an Acquisition Proposal with such party (or any such affiliate) is consummated or (ii) within six months following such Negative Vote, it enters into a definitive agreement with respect to an Acquisition Proposal with any other party or an Acquisition Proposal with respect to any other party shall have been consummated, then, provided that no material adverse effect on the other prior had occurred prior to the Negative Vote, it will pay to the other party, within one business day following demand for such payment, an amount equal to $4 million.

  If no payment is required pursuant to the provisions of either of the preceding two paragraphs and if there is a Negative Vote with regard to either MetaTools or Fractal then such company has agreed to pay to the other party an amount equal to $750,000 within one business day following demand for such payment.

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

  MetaTools and Fractal have agreed that payment of the fees described in this section will not be in lieu of damages incurred in the event of breach of the Reorganization Agreement.

CONDITIONS TO THE MERGER

  The respective obligations of each party to the Reorganization Agreement to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions: (a) certain approvals by the stockholders of MetaTools and the shareholders of Fractal shall have been obtained, (b) the SEC shall have declared the Registration Statement effective and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Joint Proxy Statement shall have been initiated or threatened in writing by the SEC, (c) no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger and all waiting periods, if any, under the Hart Scott Rodino Act relating to the transactions contemplated by the Reorganization Agreement will have expired or terminated early, (d) MetaTools and Fractal each shall have received written opinions from legal counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (e) the shares of Combined Company Common Stock issuable to shareholders of Fractal pursuant to the Reorganization Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on Nasdaq and (f) each of MetaTools and Fractal shall have received a letter from its outside auditor regarding the appropriateness of pooling of interest accounting for the Merger.

  In addition, the obligation of Fractal to consummate and effect the Merger is subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Fractal: (a) the representations and warranties of MetaTools and Merger Sub contained in the Reorganization Agreement shall be true and correct, (b) MetaTools and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Reorganization Agreement to be performed or complied with by them on or prior to the Effective Time and (c) no material adverse effect with respect to MetaTools shall have occurred since the date of the Reorganization Agreement.

  Further, the obligations of MetaTools and Merger Sub to consummate and effect the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by MetaTools: (a) the representations and warranties of Fractal contained in the Reorganization Agreement shall be true and correct,
(b) Fractal shall have performed or complied in all material respects with all agreements and covenants required by the Reorganization Agreement to be performed or complied with by it on or prior to the Effective Time, (c) no material adverse effect with respect to Fractal shall have occurred since the date of the Reorganization Agreement, (d) holders of more than 4.9% of the outstanding shares of Fractal Common Stock shall not have exercised, nor shall they have a continued right to exercise, appraisal, dissenters' or similar rights under applicable law with respect to their shares by virtue of the Merger and (e) Mark Zimmer and Thomas Hedges shall have entered into noncompetition agreements and such agreements shall be in full force and effect.

TERMINATION OF THE REORGANIZATION AGREEMENT

  The Reorganization Agreement provides that it may be terminated at any time prior to the Effective Time (a) by mutual written consent duly authorized by the MetaTools and Fractal Boards, (b) by either Fractal or MetaTools if the Merger has not been consummated by August 31, 1997 for any reason; provided, that the right to terminate the Reorganization Agreement under this provision is not available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of the Reorganization Agreement, (c) by either Fractal or MetaTools if a Governmental Entity issues an order, decree or ruling or takes any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable, (d) by either Fractal or MetaTools if the required approvals of the shareholders of Fractal or the stockholders of MetaTools contemplated by the Reorganization Agreement have not been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of shareholders or stockholders (as applicable) duly convened therefor or at any adjournment thereof (provided that the right to terminate the Reorganization Agreement under this provision is not available to any party where the failure to obtain shareholder or stockholder approval (as applicable) of such party was caused by the action or failure to act of such party in breach of the Reorganization Agreement), (e) by MetaTools, if the Fractal Board recommends a Superior Proposal with regard to Fractal to the shareholders of Fractal, or if the Fractal Board withholds, withdraws or modifies in a manner adverse to MetaTools its recommendations concerning the Merger, (f) by Fractal, if the MetaTools Board recommends a Superior Proposal with regard to MetaTools to the stockholders of MetaTools, or if the MetaTools Board withholds, withdraws or modifies in a manner adverse to Fractal its recommendations concerning the Merger, (g) by Fractal, upon certain breaches of any representation, warranty, covenant or agreement on the part of MetaTools set forth in the Reorganization Agreement or (h) by MetaTools, upon certain breaches of any representation, warranty, covenant or agreement on the part of Fractal set forth in the Reorganization Agreement.

STOCK OPTION AGREEMENTS

  As an inducement to the other party, each of MetaTools and Fractal entered into a Stock Option Agreement with the other dated as of February 11, 1997, pursuant to which, subject to certain conditions, MetaTools granted to Fractal (the "Fractal Option") and Fractal granted to MetaTools (the "MetaTools Option") rights to acquire up to a number of shares of MetaTools Common Stock or Fractal Common Stock, as the case may be, equal to 19.9% of the issued and outstanding such shares as of the first date, if any, upon which an Exercise Event (as defined below) with regard to such Stock Option Agreement occurs. The exercise price for the Fractal Option or the MetaTools Option is, at the option of the exercising party, either (a) cash at a price of $15 per share in the case of the Fractal Option and $11.235 per share in the case of the MetaTools Option (the "Exercise Price") or (ii) exchange of shares of Fractal Common Stock or MetaTools Common Stock, as the case may be, at a rate, for each share of MetaTools Common Stock or Fractal Common Stock purchased, of a number of shares of Fractal Common Stock or MetaTools Common Stock, respectively, equal to the applicable Exercise Price divided by the closing sale price of Fractal Common Stock or MetaTools Common Stock, respectively, on Nasdaq for the trading day immediately preceding the date of the closing of the particular option exercise.

  The Fractal Option and the MetaTools Option, as the case may be, may be exercised in whole or in part, (i) if the stockholders of MetaTools or the shareholders of Fractal, respectively, fail to give certain approvals in connection with the Merger at a time when a Competing Proposal is in effect and such company enters into a definitive agreement to consummate a Competing Proposal or a Competing Proposal with respect to such company is completed within certain times, (ii) immediately prior to the consummation of a tender or exchange offer for 25% or more of any class of MetaTools' capital stock or Fractal's capital stock, respectively or (iii) immediately prior to the consummation of, or the record date, if any, with regard to a meeting of MetaTools stockholders or Fractal shareholders, with regard to an Acquisition proposal with respect to MetaTools or Fractal, respectively, if the MetaTools or Fractal Board, respectively, withholds or withdraws or modifies in a manner adverse to the other party certain of its recommendations concerning the Merger after receipt of and in connection with an Acquisition Proposal with respect to it (any of the events specified in clauses (i), (ii) or (iii) of this sentence being referred to as an "Exercise Event"). If Fractal or MetaTools, respectively, receives in the aggregate pursuant to certain provisions of the Reorganization Agreement with regard to fees and expenses, together with proceeds in connection with any sales or other dispositions of shares of stock received upon exercise of the Fractal Option or the MetaTools Option, as the case may be, (and any dividends received by it on such shares) more than the sum of (a) $4 million plus (b) the applicable Exercise Price multiplied by the number of shares of MetaTools Common Stock or Fractal Common Stock, as the case may be, purchased pursuant to such option, then all proceeds to such party in excess of such sum shall be remitted to the other party.

  The Fractal Option or the MetaTools Option, as the case may be, will terminate upon the earliest of (i) the Effective Time, (ii) 12 months following the termination of the Reorganization Agreement if an Exercise Event has occurred on or prior to the date of such termination and (iii) the date on which the Merger Agreement is terminated if no Exercise Event shall have occurred on or prior to such termination; provided, however, that if the Fractal Option or the MetaTools Option, as the case may be, is exercisable but cannot be exercised by reason of any applicable government order, or the need for certain government approvals then such option shall not terminate until the tenth business day after such impediment to exercise shall have been removed or shall have become final and not subject to appeal. Notwithstanding the foregoing, the Fractal Option or the MetaTools Option, as the case may be, may not be exercised if (i) Fractal or MetaTools, respectively, has breached in any material respect any of its covenants or agreements contained in the Reorganization Agreement or (ii) the representations and warranties of Fractal or MetaTools, respectively, contained in the Reorganization Agreement were not true in all material respects on and as of the date when made.

  At the request of and upon notice by Fractal or MetaTools, as the case may be (the "Put Notice"), at any time during the period during which the Fractal Option or the MetaTools Option, respectively, is exercisable, each of MetaTools or Fractal, respectively, has agreed to purchase (a) the Fractal Option or the MetaTools Option, respectively, to the extent not previously exercised, at a price equal to the number of shares issuable upon exercise of such option multiplied by the difference between (i) the greater of the highest price per share offered as of such date pursuant to any public and not-withdrawn Acquisition Proposal with respect to MetaTools or Fractal, respectively, or the highest closing sale price of MetaTools Common Stock or Fractal Common Stock, respectively, on Nasdaq during the twenty (20) trading days ending on the trading day immediately preceding such date (the "Market/Tender Offer Price") and (ii) the Exercise Price, and (b) the shares issued upon exercise of the Fractal Option or the MetaTools Option, respectively, if any, at a price per share equal to the applicable Exercise Price plus the difference between the applicable Market/Tender Offer Price and such Exercise Price. Notwithstanding the foregoing, MetaTools or Fractal, respectively, will not be required to pay the other party in connection with the events set forth in this paragraph in excess of an aggregate of (a) $4 million plus (b) any Exercise Price paid minus (c) any amounts paid to Fractal or MetaTools, respectively, pursuant to certain provisions of the Reorganization Agreement involving fees and expenses.

  MetaTools and Fractal have further agreed that, if the other party has acquired shares pursuant to exercise of the Fractal Option or the MetaTools Option, as the case may be, (the date of any Closing relating to any such exercise referred to as an "Exercise Date") and no Acquisition Proposal with respect to MetaTools or Fractal, as the case may be, has been consummated at any time after the date of the Fractal Stock Option Agreement or the MetaTools Stock Option Agreement, respectively, and prior to the date one year following such Exercise Date (nor has MetaTools or Fractal, respectively, entered into a definitive agreement or letter of intent with respect to such an Acquisition Proposal which agreement or letter of intent remains in effect at the end of such year), then, at any time after the date one year following such Exercise Date and prior to the date eighteen months following such Exercise Date, MetaTools or Fractal, as the case may be, may require the other party to sell to it any shares of MetaTools Common Stock or Fractal Common Stock, respectively, held by Fractal or MetaTools, respectively, as of the day that is ten business days after the date of such notice, up to a number of shares equal to the number of such shares acquired by Fractal or MetaTools, respectively, pursuant to exercise of the Fractal Option or the MetaTools Option, as the case may be. The per share purchase price for such sale will be equal to the appropriate Exercise Price plus an amount equal to six percent (6.0%) of the Exercise Price per annum, compounded annually, since the applicable Exercise Date, less any dividends paid on the shares to be purchased (the "Call Price"), payable in cash or by the return of a number of shares of Fractal Common Stock or MetaTools Common Stock, as the case may be, equal to the Call Price divided by the closing sale price of a share of Fractal Common Stock or MetaTools Common Stock, respectively, on Nasdaq for the trading day immediately preceding the date of the Exercise Date on which the shares to be purchased were originally issued. See Annexes B-1 and B-2 attached hereto.

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

AFFILIATE AGREEMENTS

  Each of the members of the MetaTools Board, certain officers of MetaTools and certain other affiliates of MetaTools have entered into agreements restricting sales, dispositions or other transactions reducing their risk of investment in respect of the shares of MetaTools Common Stock held by them to help ensure that the Merger will be treated as a pooling of interests for accounting and financial reporting purposes. Each of the members of the Fractal Board, certain officers of Fractal and certain other affiliates of Fractal have entered into agreements restricting sales, dispositions or other transactions reducing their risk of investment in respect of the shares of Fractal Common Stock held by them prior to the Merger and the shares of MetaTools Common Stock received by them in the Merger so as to comply with the requirements of applicable federal securities and tax laws and to help ensure that the Merger will be treated as a pooling of interests for accounting and financial reporting purposes. See Annexes C-1 and C-2 attached hereto.

VOTING AGREEMENTS

  Each executive officer and director and certain stockholders of MetaTools (who own an aggregate of 5,933,701 shares of MetaTools Common Stock and options exercisable within 60 days of the MetaTools Record Date to purchase 560,231 shares of MetaTools Common Stock, representing approximately 44.7% of the votes entitled to be cast by holders of shares of MetaTools Common Stock issued and outstanding as of the MetaTools Record Date, and 46.9% of such votes assuming exercise of all vested options held by all such persons) have entered into the MetaTools Voting Agreements with Fractal. Pursuant to the MetaTools Voting Agreements, which are irrevocable, the foregoing persons have agreed to vote all shares of MetaTools Common Stock they have beneficial ownership of and any MetaTools Common Stock they acquire beneficial ownership of prior to the termination of the MetaTools Voting Agreements in favor of approval of (i) amendment of MetaTools' Certificate to increase its authorized share capital to allow for the issuance of shares of MetaTools Common Stock by virtue of the Merger, (ii) the issuance of shares of MetaTools Common Stock by virtue of the Merger and (iii) any matter that could reasonably be expected to facilitate the Merger (collectively, the "MetaTools Voting Agreement Events"). In addition, certain of such persons have granted irrevocable proxies to the Fractal Board to vote such persons' MetaTools Common Stock in favor of the MetaTools Voting Agreement Events. See Annex D-1 attached hereto.

  Each executive officer and director who owns shares of Fractal Common Stock and certain shareholders of Fractal (who own an aggregate of 3,451,306 shares of Fractal Common Stock and options exercisable within 60 days of the Fractal Record Date to purchase 579,078 shares of Fractal Common Stock, representing approximately 28.7% of the votes entitled to be cast by holders of Fractal Common Stock issued and outstanding as of the Fractal Record Date, and 32.0% of such votes assuming exercise of all vested options held by all such persons) have entered into the Fractal Voting Agreements with MetaTools. Pursuant to the Fractal Voting Agreements, which are irrevocable, the foregoing persons have agreed to vote all shares of Fractal Common Stock they have beneficial ownership of and any Fractal Common Stock they acquire beneficial ownership of prior to the termination of the Fractal Voting Agreements in favor of approval of (i) the Merger Agreement and the Merger and
(ii) any matter that could reasonably be expected to facilitate the Merger (collectively, "Fractal Voting Agreement Events"). In addition, certain of such persons have granted irrevocable proxies to the MetaTools Board to vote such persons' Fractal Common Stock in favor of the Fractal Voting Agreement Events. See Annex D-2 attached hereto.

NONCOMPETITION AGREEMENTS

  Each of Mark Zimmer and Thomas Hedges has entered into a Noncompetition Agreement with MetaTools pursuant to which each such person agrees that for a period beginning on February 11, 1997 and ending thirty (30) months from the Effective Time, he will not individually or as an employee, consultant, advisor, independent contractor, partner, officer, director, stockholder or investor or in any other capacity whatsoever of or for any person, firm, partnership, company or corporation other than MetaTools or its subsidiaries: own, manage, operate, sell, control or participate in the ownership, management, operation, sales or control of or permit his name to be used in connection with any business engaged in the design, development, manufacturing, licensing, sale, marketing or distribution of any computer software products for certain graphics and design software markets in certain geographical areas.

EMPLOYEE BENEFITS

 Employment Letter Agreement

  MetaTools and Mark Zimmer and Thomas Hedges entered into a letter agreement, dated February 11, 1997 (the "Employment Letter Agreement"). Pursuant to the Employment Letter Agreement, Mr. Zimmer's title will be Chief Technical Officer of the Combined Company and Mr. Hedges' title will be Chief Systems Architect of the Combined Company. For calendar 1997, Mr. Zimmer's and Mr. Hedges' salaries will be $240,000 and $190,000, respectively. In addition, Messrs. Zimmer and Hedges will be eligible for certain bonuses if certain earnings estimates for the Combined Company are met in calendar 1997.

 Employee Transition Plan

  MetaTools and Fractal have entered into an agreement regarding certain employee transition matters (the "Transition Agreement"). Pursuant to the Transition Agreement, those Fractal employees who are terminated without cause within ninety (90) days of the closing of the Merger will be entitled to receive severance benefits which are no less favorable than, and are consistent with, the past severance practices of Fractal. In addition, the Transition Agreement states that it is anticipated that all Fractal employees who are not offered permanent positions with the Combined Company will be offered certain retention bonuses in connection with their employment with the Combined Company for periods following the closing of the Merger. The terms of such retention bonus plan have not been finalized. The Transition Agreement states that it is the intention that the Fractal employees employed by the Combined Company will be compensated at levels no less favorable than such employees' compensation levels at the time of the closing of the Merger. The Transition Agreement states that although Fractal grants additional options to purchase Fractal Common Stock to its employees in the ordinary course of business on April 1 of each year, Fractal agrees that it will not make a grant at any time prior to April 1, 1997 if MetaTools commits to a mutually acceptable program to grant employees continuing with the Combined Company options to purchase additional shares of MetaTools Common Stock at the closing of the Merger. If no such commitment is agreed upon, Fractal may make additional grants of options to purchase Fractal Common Stock.

INTERESTS OF CERTAIN PERSONS

 Fractal Options

  In connection with agreements previously entered into with Fractal, options held directly or beneficially by the following persons for the following numbers of shares of Fractal Common Stock will vest in full and become exercisable immediately prior to the consummation of the Merger: (i) Mark Zimmer, President and Chief Executive Officer: 57,657 shares; (ii) Thomas Hedges, Vice President, Research and Development: 47,657 shares; (iii) Leslie Wright, Chief Financial Officer and Chief Operating Officer: 119,688 shares;
(iv) Joseph Consul, Vice President, Operations: 47,949 shares; (v) Braden Rippetoe, Vice President, Finance: 31,688 shares; (vi) Karen Bria, Vice President, International Sales and Marketing: 41,845 shares; (vii) Michael Popolo, Vice President, North American Sales: 41,845 shares; (viii) Pierre Berkaloff, Vice President, Engineering: 59,858 shares; (ix) Steven Guttman, Vice President, Marketing: 71,563 shares; (x) John Derry, Vice President, Creative Design: 34,532 shares; (xi) Arthur Collmeyer, Director: 18,125 shares; (xii) Craig Johnson, Director: 3,625 shares; (xiii) Lee Jay Lorenzen,
Director: 18,125 shares; (xiv) Stephen Manousos, Director: 13,782 shares;
(xvii) Thomas Unterberg, Director: 24,375 shares and (xiv) certain investment partnerships affiliated with VLG: 14,500 shares. Such options represent an aggregate 646,814 shares of Fractal Common Stock. Also, options to purchase an aggregate 60,000 shares of Fractal Common Stock granted to Arthur Collmeyer, Craig Johnson, Lee Jay Lorenzen, Alain Rossmann, Anthony Sun,

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

Thomas Unterberg and an investment partnership affiliated with VLG under the 1995 Directors' Stock Option Plan will, in accordance with the terms of such plan, vest in full and become exercisable immediately prior to the consummation of the Merger. The foregoing share numbers are as of April 1, 1997; certain of the shares will vest prior to consummation of the Merger in accordance with the terms of the respective option agreements to which they are subject.

 Indemnity and Insurance

  From and after the Effective Time, MetaTools will fulfill and honor and will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Fractal pursuant to any indemnification agreements between Fractal and its directors and officers existing prior to February 11, 1997. From and after the Effective Time, such obligations shall be the joint and several obligations of MetaTools and the Surviving Corporation and MetaTools will assume such obligations. The Articles of Incorporation and Bylaws of the Surviving Corporation will contain the provisions with respect to indemnification set forth in the Amended and Restated Articles of Incorporation and Bylaws of Fractal, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Fractal, unless such modification is required by law.

  For a period of six years after the Effective Time, MetaTools will cause the Surviving Corporation to use its commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by Fractal's directors' and officers' liability insurance policy on terms comparable to those applicable to the then current directors and officers of MetaTools; provided, however, that in no event will MetaTools or the Surviving Corporation be required to expend in excess of 175% of the annual premium currently paid by Fractal for such coverage (or such coverage as is available for such 175% of the annual premium).

  The indemnification and insurance obligations of the Reorganization Agreement will survive any termination of the Reorganization Agreement and the consummation of the Merger at the Effective Time, is intended to benefit Fractal, the Surviving Corporation and the indemnified parties, and will be binding on all successors and assigns of the Surviving Corporation.

 Unterberg Harris Fee

  The $1.1 million fee payable by Fractal to Unterberg Harris, Fractal's financial advisor, in connection with the Merger, is contingent upon the closing of the Merger. Thomas Unterberg, a managing director of Unterberg Harris, is a director of Fractal. See "The Merger and Related Transactions-- Opinion of Fractal's Financial Advisor."

 Employment Letter Agreements

  Messrs. Zimmer and Hedges, the President and Chief Executive Officer and Vice President, Research and Development, respectively, of Fractal have entered into a letter agreement with MetaTools addressing their employment with the Combined Company. See "--Employee Benefits--Employment Letter Agreement."

 Employee Transition Plan

  MetaTools and Fractal have entered into a Transition Agreement regarding certain employee transition matters. See "--Employee Benefits--Employee Transition Plan."

 Legal Fees

  Craig Johnson, a director of Fractal, also is a director of VLG, legal counsel to Fractal. VLG will receive customary fees and expenses in connection with its representation of Fractal in the Merger.

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DISSENTERS' RIGHTS

 General

  The shares of any holder of Fractal Common Stock who has demanded and perfected dissenters' rights for such shares in accordance with the CCC and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive Combined Company Common Stock, but the holder thereof shall only be entitled to such rights as are granted by California Law.

  Notwithstanding the foregoing, if any holder of shares of Fractal Common Stock who demands appraisal of such shares has exercised dissenters' rights under California Law shall effectively withdraw or lose (through failure to perfect or otherwise) such right, then, as of the later of the Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Combined Company Common Stock and cash in lieu of fractional shares of Combined Company Common Stock, without interest thereon, upon surrender of the certificate representing such shares of Fractal Common Stock in the manner provided in the Reorganization Agreement (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required)).

  Fractal shall give MetaTools (i) prompt notice of any written demands for appraisal of any shares of Fractal Common Stock, withdrawals of such demands, and any other instruments served pursuant to California Law and received by Fractal which relate to any such demand for appraisal and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal under California Law. Fractal shall not, except with the prior written consent of MetaTools or as may be required by applicable law, voluntarily make any payment with respect to any demands for appraisal of Fractal Common Stock or offer to settle or settle any such demands. Any payments made in respect of Dissenting Shares shall be made by Fractal or the Surviving Corporation as the case may be.

 Shareholders of Fractal

  "Fractal Dissenting Shares," means shares of Fractal Common Stock with respect to which the holder thereof has perfected such holder's demand that Fractal purchase the holder's shares in accordance with Chapter 13 ("Chapter 13") of the CCC and with respect to which the holder thereof has not effectively withdrawn or lost such rights. "Fractal Dissenting Shareholder," as that term is used in this Joint Proxy Statement/Prospectus, means a Fractal shareholder of record as of April 11, 1997, who wishes to exercise dissenters' rights, or such holder's duly appointed representative, or a transferee of record of a holder of Fractal Dissenting share. If a Fractal Dissenting Shareholder exercises dissenters' rights under Chapter 13 in connection with the Merger, such holder's Fractal Dissenting Shares will not be converted into the right to receive shares of Combined Company Common Stock, but rather will be converted into the right to receive such consideration as may be determined to be due with respect to such Fractal Dissenting Shares pursuant to the CCC.

  A shareholder who wishes to exercise dissenters' rights must not vote in favor of the Reorganization Agreement and the Merger at the Fractal Special Meeting. However, failure to vote in favor of the Merger will not, in and of itself, be sufficient notice of such shareholder's intention to dissent. Rather, any shareholder wishing to exercise dissenters' rights must comply with the procedures set forth in Chapter 13.

 Required Procedures Under Chapter 13

  A summary of the material provisions of Chapter 13 is provided below. Reference is made to the full text of Chapter 13, a copy of which is attached to this Joint Proxy Statement/Prospectus as Appendix E and is incorporated herein by reference. Shareholders of Fractal are urged to read carefully the full text of Chapter 13 contained in Appendix E.

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

  If the Merger is approved by the required vote of Fractal's shareholders and is not abandoned or terminated, each holder of shares of Fractal Common Stock who does not vote in favor of the Merger and who follows the procedures set forth in Chapter 13 will be entitled to have such holder's shares of Fractal Common Stock purchased by Fractal for cash at their fair market value. The fair market value of shares of Fractal Common Stock will be determined as of the day before the first announcement of the terms of the Merger, excluding any appreciation or depreciation in consequence of the Merger, but adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter. The determination of fair market value will be made by agreement between Fractal and any dissenting shareholder, or in the event agreement cannot be reached, by the Superior Court of Santa Cruz County (the "Court"). If the Court is to determine the fair market value, the court may do so itself or may appoint one or more appraisers. If the Court appoints appraisers, each appraiser will submit a report to the Court, which the Court will consider, but is not bound to accept in making a final determination of the fair market value. The CCC does not specify the criteria and other considerations that the Court may employ in determining fair market value, and California courts generally have interpreted such term to mean the price at which a willing and fully informed buyer and seller would trade the stock under existing conditions. The Court may employ certain methods of valuation, such as liquidation value or asset value, to the extent that they provide evidence as to fair market value, although they are not substitutes for fair market value.

  Within ten (10) days after approval of the merger by Fractal's shareholders, Fractal must mail a notice of such approval (the "Approval Notice") to all Fractal shareholders who did not vote in favor of the Merger, together with a statement of the price determined by Fractal to represent the fair market value of a Fractal Dissenting Share, a brief description of the procedures to be followed in order to pursue dissenters' rights, and a copy of Sections 1300 through 1304 of the CCC. The statement of price made in the approval Notice will constitute an offer by Fractal to purchase all Fractal Dissenting Shares at the stated amount, unless such shares lose their status as Fractal Dissenting Shares as described below.

  A Fractal Dissenting Shareholder must make a written demand upon Fractal for the purchase of such holder's Fractal Dissenting Shares and for payment to the Fractal Dissenting Shareholder in cash of the fair market value of such shares. The written demand must state the number and class of the shares of Fractal Common Stock held of record by the Fractal Dissenting Shareholder that the Fractal dissenting shareholder demands that Fractal purchase and must contain a statement of what such Fractal dissenting shareholder claims to be the fair market value of those shares as of the day before the announcement of the Merger. The statement of fair market value will constitute an offer by the Fractal Dissenting Shareholder to sell the shares to Fractal at such price. The written demand should also specify the Fractal Dissenting Shareholder's name and mailing address. In order for such demand to be effective, it must be received by Fractal no later than the day of the approval of the Merger by the Fractal shareholders. Within thirty (30) days after the date of which the Approval Notice is mailed to the Fractal Dissenting Shareholder, the Fractal Dissenting Shareholder must also submit to Fractal the certificate(s) representing such holder's Fractal Dissenting Share for endorsement as Fractal Dissenting Share. The written demand and certificate(s) representing the Fractal Dissenting Shares should be delivered to Fractal, 5550 Scotts Valley Drive, Scotts Valley, California, 95066, Attention: Secretary.

  If Fractal and a Fractal Dissenting Shareholder agree that the Fractal Dissenting Shareholder's shares are Fractal Dissenting Shares and agree upon the price of such shares, the Fractal Dissenting Shareholder will be entitled to the agreed price with interest thereon at the legal rate on judgments from the date of such agreement. Payment for such Fractal Dissenting Shares must be made within thirty (30) days after the later of the date of such agreement or the date on which all statutory and contractual conditions to the Merger are satisfied, and is subject to the surrender by the Fractal Dissenting Shareholder of the certificate(s) representing the Fractal Dissenting Shares.

  If Fractal denies that a Fractal Dissenting Shareholder's shares qualify as Fractal Dissenting Shares, or if Fractal and a Fractal Dissenting Shareholder fail to agree upon the fair market value of the Fractal Dissenting Shares, then the Fractal Dissenting Shareholder may file a complaint in the Court requesting a determination as to whether the shares are Fractal Dissenting Shares or as to the fair market value of the Fractal Dissenting Shareholder's shares, or both. Such complaint must be filed within six (6) months after the date on which the

                                      73
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Approval Notice is mailed to the Fractal Dissenting Shareholder. A Fractal
Dissenting Shareholder may also intervene in any action pending on such a complaint. Two or more Fractal Dissenting Shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated. The costs of the action, including reasonable compensation to appraisers that may be appointed by the Court, will be assessed or apportioned as the Court considers equitable, and, except in the situation where the appraised value exceeds the price offered by Fractal and Chapter 13 would require that Fractal pay such expenses, may be apportioned to the Fractal Dissenting Shareholders.

  If any Fractal Dissenting Shareholder who demands the purchase of such holder's shares of Fractal Common Stock fails to perfect, or effectively withdraws or loses the right to such purchase, the shares of Fractal Common Stock of such holder will be converted into the right to receive that number of shares of Combined Company Common Stock equal to the Exchange Ratio in accordance with the Reorganization Agreement. Fractal Dissenting Shares lose their status as Fractal Dissenting Shares if (i) the Merger is abandoned; (ii) the shares are transferred prior to their submission for the required endorsement; (iii) the Fractal Dissenting Shareholder and Fractal do not agree upon the status of the Fractal Dissenting Shareholder's shares as Fractal Dissenting Shares or do not agree on the purchase price, but neither the Fractal Dissenting Shareholder nor Fractal files a complaint of intervenes in a pending motion within six (6) months after the Approval Notice is mailed to the Fractal Dissenting Shareholder; or (iv) the Fractal Dissenting Shareholder, with Fractal's consent withdraws the demand that Fractal purchase such holder's Fractal Dissenting Shares.

  Notwithstanding the foregoing, no shares of Fractal Common Stock shall entitle their holder to dissenters' rights unless demands for payment as referred to above are made with respect to at least 5% of the outstanding shares of Fractal Common Stock.

 Stockholders of MetaTools

  Stockholders of MetaTools are not entitled to appraisal rights under the Delaware General Corporation Law in connection with the Merger.

                          COMPARISON OF CAPITAL STOCK

DESCRIPTION OF METATOOLS CAPITAL STOCK

  The authorized capital stock of MetaTools consists of 30,000,000 shares of Common Stock, $0.001 par value per share, and 5,000,000 shares of Preferred Stock, $0.001 par value per share. At the MetaTools Annual Meeting, stockholders will be asked to approve an amendment to the MetaTools Certificate to increase the authorized capital stock of MetaTools by 45 million shares to 75 million shares. See "--Proposal 3--Amendment to Restated Certificate of Incorporation--Increase Number of Authorized Shares."

 MetaTools Common Stock

  As of the MetaTools Record Date, there were 13,288,770 shares of MetaTools Common Stock. MetaTools Common Stock is listed on Nasdaq under the symbol "MTLS." Effective upon the closing of the Merger, the Combined Company intends to change the Nasdaq symbol of the Combined Company to "MCRE." The outstanding MetaTools Common Stock is held of record by approximately 181 stockholders. In addition, stock options to purchase an aggregate of 3,245,971 shares of MetaTools Common Stock were outstanding as of the MetaTools Record Date. Stockholders of MetaTools Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The stockholders may not cumulate votes in connection with the election of directors. Subject to the preferences that may be applicable to outstanding Preferred Stock, if any, the holders of MetaTools Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of MetaTools, the holders of MetaTools Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the preferences that may be applicable to outstanding Preferred Stock, if any. The MetaTools Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the MetaTools Common Stock. All outstanding shares of MetaTools Common Stock are fully paid and non-assessable, and the shares of MetaTools Common Stock to be outstanding upon completion of the Merger will be fully paid and non-assessable.

 Preferred Stock

  MetaTools has 5,000,000 shares of Preferred Stock authorized, of which, as of April 11, 1997, no shares are outstanding. The MetaTools Board has the authority to issue these shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued and undesignated shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. Although it presently has no intention to do so, the MetaTools Board, without stockholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power or other rights of the holders of MetaTools Common Stock. The issuance of Preferred Stock may also have the effect of delaying, deferring or preventing a change in control of MetaTools and negating MetaTools' ability to apply the pooling of interest method of accounting to the Merger.

 Transfer Agent and Registrar

  The Transfer Agent and Registrar of the MetaTools Common Stock is Boston EquiServe. Its telephone number is (617) 575-2908.

DESCRIPTION OF FRACTAL CAPITAL STOCK

  The authorized capital stock of Fractal consists of 50,000,000 shares of Common Stock, $.001 par value per share, and 5,000,000 shares of Preferred Stock, $0.001 par value per share.

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

 Fractal Common Stock

  As of the Fractal Record Date, there were 12,034,126 shares of Fractal Common Stock outstanding held of record by approximately 221 shareholders. In addition, stock options to purchase an aggregate of 1,807,026 shares of Fractal Common Stock were also outstanding as of the Fractal Record Date. Fractal Common Stock is listed on Nasdaq under the symbol "FRAC." Holders of Fractal Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Pursuant to the Fractal Amended and Restated Articles of Incorporation, as amended (the "Fractal Articles"), the shareholders may cumulate votes in connection with the election of Directors, until such time as Fractal becomes a "listed corporation" within the meaning of Section 301.5 of the CCC. Subject to the preferences that may be applicable to outstanding Preferred Stock, if any, the holders of Fractal Common Stock are entitled to receive ratably such dividends, if any, as may be declared form time to time by the Fractal Board out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Fractal, the holders of Fractal Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the preferences that may be applicable to outstanding Preferred Stock, if any. The Fractal Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Fractal Common Stock. All outstanding shares of Fractal Common Stock are fully paid and non-assessable, and the shares of Combined Company Common Stock which are received in exchange for the Fractal Common Stock to be outstanding upon completion of the Merger will be fully paid and non-assessable.

 Preferred Stock

  Fractal has 5,000,000 shares of Preferred Stock authorized, of which, as of April 11, 1997, no shares are outstanding. The Fractal Board has the authority to issue these shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued and undesignated shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the shareholders. Although it presently has no intention to do so, the Fractal Board, without shareholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power or other rights of the holders of Fractal Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Fractal.

 Transfer Agent and Registrar

  The Transfer Agent and Registrar of the Fractal Common Stock is Chase Mellon Shareholder Services, L.L.C. Its telephone number is (415) 954-9512.

COMPARISON OF CAPITAL STOCK

  After consummation of the Merger, the holders of Fractal Common Stock who receive Combined Company Common Stock under the terms of the Reorganization Agreement will become stockholders of MetaTools. As shareholders of Fractal, their rights are presently governed by California law and by the Fractal Articles and the Fractal Bylaws, as amended (the "Fractal Bylaws"). As stockholders of MetaTools, their rights will be governed by Delaware law, the MetaTools Certificate, and the MetaTools Bylaws (the "MetaTools Bylaws"). The following discussion summarizes the material differences between the rights of holders of Fractal Common Stock and holders of MetaTools Common Stock and differences between the charters and Bylaws of Fractal and MetaTools. This summary does not purport to be complete and is qualified in its entirety by reference to the Fractal Articles and Fractal Bylaws, the MetaTools Certificate and MetaTools Bylaws and the relevant provisions of California and Delaware law.

  Size of the Board of Directors. Under California law, although changes in the number of directors must in general be approved by a majority of the outstanding shares, the board of directors may fix the exact number of directors within a stated range set forth in the articles of incorporation or bylaws, if that stated range has been approved by the shareholders. The Fractal Bylaws provide the Fractal Board the authority to set the exact number

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

of directors within the range of six (6) to eleven (11). Delaware law permits the board of directors alone to change the authorized number, or the range, of directors by amendment to the bylaws, unless the directors are not authorized to amend the bylaws or the number of directors is fixed in the certificate of incorporation (in which case a change in the number of directors may be made only by amendment to the certificate of incorporation following approval of such change by the shareholders). The MetaTools Bylaws states that the number of directors will initially be seven, but authorizes the MetaTools Board to change the number by resolution. Contemporaneously with the mailing of this Joint Proxy Statement/Prospectus, William J. Schroeder will resign from the MetaTools Board and the MetaTools Board shall be reduced to six members. Upon consummation of the Merger, the Board of Directors of the Combined Company will be increased to nine members. The MetaTools Bylaws provide, consistent with Delaware law, that the size of the Board of Directors may be changed either by the approval of the MetaTools Board acting alone or by MetaTools' stockholders.

  Loans to Officers and Employees. Under California law, any loan or guaranty to or for the benefit of a director or officer of the corporation or its parent requires approval of the shareholders unless such loan or guaranty is provided under a plan approved by shareholders owning a majority of the outstanding shares of the corporation. In addition, under California law, shareholders of any corporation with 100 or more shareholders of record may approve a bylaw authorizing the board of directors alone to approve loans or guaranties to or on behalf of officers (whether or not such officers are directors) if the board determines that any such loan or guaranty may reasonably be expected to benefit the corporation. Under Delaware law, a corporation may make loans to, guarantee the obligations of or otherwise assist its officers or other employees and those of its subsidiaries (including directors who are also officers or employees) when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation. The MetaTools Bylaws provide that MetaTools may make loans to, guarantee the obligations of or otherwise assist its officers or other employees and those of its subsidiaries (including directors who are also officers or employees) when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation.

  Voting by Ballot. California law provides that the election of directors may proceed in the manner described in a corporation's bylaws. The Fractal Bylaws provide that the election of directors at a shareholders' meeting may be by voice vote or ballot, unless prior to such vote a shareholder demands vote by ballot, in which case such vote must be by ballot. Under Delaware law, the right to vote by written ballot may be restricted if so provided in the certificate of incorporation. The MetaTools Certificate provides that the election of directors at a stockholders' meeting may be by voice vote or ballot, unless prior to such vote a shareholder demands vote by ballot, in which case such vote must be by ballot.

  Cumulative Voting. Generally, under California law, if any shareholder has given notice of his intention to cumulate votes for the election of directors, he and any other shareholder of the corporation is also entitled to cumulate his or her votes at such election, unless the corporation's articles of incorporation abolish the right to cumulative voting. Under Delaware law, cumulative voting in the election of directors is not mandatory. Pursuant to the Fractal Articles, the shareholders may cumulate votes in connection with the election of directors, until such time as Fractal becomes a "listed corporation" within the meaning of Section 301.5 of the CCC. The MetaTools Certificate abolishes cumulative voting.

  Classified Board of Directors. A classified board is one to which a certain number, but not all, of the directors are elected on a rotating basis each year. Under California law, California corporations meeting certain qualifications may amend their articles of incorporation to provide for a classified board, but for corporations not so qualified directors must be elected annually and a classified board is not permitted. Delaware law permits, but does not require, a classified board of directors, with staggered terms under which one-half or one-third of the directors are elected for terms of two or three years, respectively. This method of electing directors makes changes in the composition of the board of directors, and thus a potential change in control of a corporation, a lengthier and more difficult process. Neither of the companies currently has a staggered board and the Combined Company will not have a staggered board.

  Power to Call Special Shareholders/Stockholders Meetings; Advance Notice of Shareholder/Stockholder Business and Nominees. Under California law, a special meeting of shareholders may be called by the board of directors, the chairman of the board, the president, the holders of shares entitled to cast not less than ten (10%) percent of the votes at such meeting and such additional persons as are authorized by the articles of incorporation or the bylaws. Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. Pursuant to the Fractal Bylaws, special meetings may be called by stockholders holding 10% of the voting stock, the Board of Directors, Chairman, President, Vice-President or by the Chief Financial Officer. Pursuant to the MetaTools Bylaws, special meetings may be called by the Board of Directors, the Chairman, the President or by one or more stockholders holding shares in the aggregate entitled to cast not less than ten percent (10%) of the votes of all shares of stock owned by stockholders entitled to vote at that meeting. In addition, the MetaTools Bylaws requires timely advance notice in proper written form of stockholder nominees for election as director or stockholder business to be brought before a meeting, and requires that the chairman of the meeting refuse to acknowledge the nomination of any person or the proposal of any business not made in compliance with the procedures set forth in the Bylaws. The ability of the MetaTools Board under Delaware law to limit or eliminate the right of stockholders to initiate action at shareholder meetings may make it more difficult to change the existing MetaTools Board and management.

  Shareholder Approval of Certain Business Combinations. In the last several years, a number of states (but not California) have adopted special laws designed to make certain kinds of "unfriendly" corporate takeovers, or other transactions involving a corporation and one or more of its significant stockholders, more difficult. Under Section 203 of the Delaware General Corporation Law ("Section 203"), certain "business combinations" by Delaware corporations with "interested stockholders" are subject to a three-year moratorium unless specified conditions are met. Under Section 1203 of the CCC, certain business combinations with a majority shareholder are subject to specified conditions, but there is no equivalent provision to Section 203, which addresses business combinations with a significant but not majority shareholder.

  Section 203 prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for three years following the date that such person becomes an interested stockholder. With certain exceptions, an interested stockholder is a person or group who or which owns 15% or more of the corporation's outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

  For purposes of Section 203, the term "business combination" is defined broadly to include mergers with or caused by the interested stockholder; sales or other dispositions to the interested stockholder (except proportionately with the corporation's other stockholders) of assets of the corporation or a subsidiary equal to ten percent or more of the aggregate market value of the corporation's consolidated assets or its outstanding stock; the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the interested stockholder (except for transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increase the interested stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock); or receipt by the interested stockholder (except proportionately as a shareholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

  The three-year moratorium imposed on business combinations by Section 203 does not apply if: (i) prior to the date on which such stockholder becomes an interested stockholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested stockholder; (ii) the interested stockholder owns 85% of the corporation's voting stock upon consummation of the transaction which made him or her an interested shareholder (excluding from the 85% calculation shares owned by directors who are also officers of the target corporation and shares held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer); or (iii) on or after the date such person becomes an interested stockholder, the board approves the business combination and it is also approved at a stockholder meeting by sixty-six and two-thirds percent (66 2/3%) of the voting stock not owned by the interested stockholder.

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

  Section 203 only applies to Delaware corporations which have a class of voting stock that is listed on a national securities exchange, is quoted on an interdealer quotation system such as Nasdaq (as is the MetaTools Common Stock) or is held of record by more than 2,000 stockholders. However, a Delaware corporation may elect not to be governed by Section 203 by a provision in its original certificate of incorporation or an amendment thereto or to the bylaws, which amendment must be approved by majority stockholder vote and may not be further amended by the board of directors. MetaTools is governed by
Section 203.

  Removal of Directors. Under California law, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote; however, no individual director may be removed (unless the entire board is removed) if the number of votes cast against such removal would be sufficient to elect the director under cumulative voting (without regard to whether shares may otherwise be voted cumulatively). Under Delaware law, a director of a corporation such as MetaTools that does not have a classified board of directors or cumulative voting may be removed with or without cause with the approval of a majority of the outstanding shares entitled to vote.

  Filling Vacancies on the Board of Directors. Under California law, any vacancy on the board of directors other than one created by removal of a director may be filled by the board. If the number of directors is less than a quorum, a vacancy may be filled by the unanimous written consent of the directors then in office, by the affirmative vote of a majority of the directors at a meeting held pursuant to notice or waivers of notice or by a sole remaining director. The Fractal Bylaws provide that except vacancies created by removal if the Board of Directors declares vacant the office of a Director who has been convicted of a felony or declared of unsound mind by an Order of Court, which the Fractal Board may fill, all vacancies created by removal must be filled by the shareholders. The Fractal Bylaws permit the Fractal Board and/or shareholders to fill any other vacancies on the Fractal Board. Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless otherwise provided in the certificate of incorporation or bylaws (and unless the certificate of incorporation directs that a particular class is to elect such director, in which case any other directors elected by such class, or a sole remaining director, shall fill such vacancy). The MetaTools Bylaws allow any vacancy on the Board of Directors to be filled by a majority of the directors then in office.

  Indemnification and Limitation of Liability. California and Delaware have similar laws respecting indemnification by a corporation of its officers, directors, employees and other agents. The laws of both states also permit corporations to adopt a provision in their charters eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty of care. Nonetheless there are certain differences between the laws of the two states with respect to indemnification and limitation of liability.

  The Fractal Articles eliminate the liability of directors to the fullest extent permissible under California law. California law does not permit the elimination of monetary liability where such liability is based on: (a) intentional misconduct or knowing and culpable violation of law; (b) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director; (c) receipt of an improper personal benefit; (d) acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders; (e) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders; (f) interested transactions between the corporation and a director in which a director has a material financial interest; and (g) liability for improper distributions, loans or guarantees.

  The MetaTools Certificate also eliminates the liability of directors to the fullest extent permissible under Delaware law, as such law exists currently or as it may be amended in the future. Under Delaware law, such provision may not eliminate or limit director monetary liability for: (a) breaches of the director's duty of loyalty to the corporation or its stockholders; (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (c) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (d) transactions in which the director received an improper personal benefit. Such limitation of liability provisions also may not limit a director's liability for violation of, or otherwise relieve MetaTools or its directors from the necessity of complying with, federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission.

  California corporations may include in their charter a provision which extends the scope of indemnification through agreements, bylaws or other corporate action beyond that specifically authorized by statute. The Fractal Articles include a provision authorizing Fractal to indemnify the directors and officers of Fractal to the fullest extent permissible under California law.

  A provision of Delaware law states that the indemnification provided by statute shall not be deemed exclusive of any other rights under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The MetaTools Certificate includes a provision providing that MetaTools shall indemnify the directors of MetaTools to the fullest extent permissible under Delaware law.

  Inspection of Shareholders/Stockholders List. Both California and Delaware law allow any shareholder/stockholder to inspect and copy the shareholders/stockholders list for a purpose reasonably related to such person's interest as a shareholder/stockholder. California law provides, in addition, for an absolute right to inspect and copy the corporation's shareholders list by persons holding an aggregate of 5% or more of a corporation's voting shares, or, under certain other circumstances, shareholders holding an aggregate of 1% or more of such shares. Delaware law does not provide for any such absolute right of inspection, and no such right is granted under the MetaTools Certificate or MetaTools Bylaws. Restricted access to stockholder records, even though unrelated to the stockholder's interests as a stockholder, could result in impairment of the stockholder's ability to coordinate opposition to management proposals, including proposals with respect to a change in control of the Combined Company.

 Dividends and Repurchases of Shares.

  Under California law, a corporation may not make any distribution (including dividends, whether in cash or other property, and repurchases of its shares) unless either the corporation's retained earnings immediately prior to the proposed distribution equal or exceed the amount of the proposed distribution or, immediately after giving effect to such distribution, the corporation's assets (exclusive of goodwill, capitalized research and development expenses and deferred charges) would be at least equal to 1 1/4 times its liabilities (not including deferred taxes, deferred income and other deferred credits), and the corporation's current assets would be at least equal to its current liabilities (or 1 1/4 times its current liabilities if the average pre-tax and pre-interest expense earnings for the preceding two fiscal years were less than the average interest expense for such years). Such tests are applied to California corporations on a consolidated basis.

  Delaware law permits a corporation to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation.

  Shareholder/Stockholder Voting. Both California and Delaware law generally require that the holders of a majority of the outstanding voting shares of the acquiring and target corporations approve statutory mergers. Delaware law does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if (a) the merger agreement does not amend the existing certificate of incorporation, (b) each share of the surviving corporation outstanding before the merger is equal to an identical outstanding or treasury share after the merger, and (c) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to the merger. California law contains a similar exception to its voting requirements for reorganizations where shareholders or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity. The MetaTools Certificate does require any special vote of the stockholders to approve the Merger.

  Both California and Delaware law also require that a sale of all or substantially all of the assets of a corporation be approved by a majority of the voting shares of the corporation transferring such assets.

  With certain exceptions, California law also requires that mergers, reorganizations, certain sales of assets and similar transactions be approved by a majority vote of each class of shares outstanding. By contrast, Delaware law generally does not require class voting, except in certain transactions involving an amendment to the certificate of incorporation which adversely affects a specific class of shares.

  California law also requires that holders of nonredeemable Common Stock receive nonredeemable Common Stock in a merger of the corporation with the holder of more than 50% but less than 90% of such Common Stock or its affiliate unless all of the holders of such Common Stock consent to the transaction. This provision of California law may have the effect of making a "cash-out" merger by a majority shareholder more difficult to accomplish. Although Delaware law does not parallel California law in this respect, under some circumstances Section 203 of the Delaware General Corporation Law does provide similar protection against coercive two-tiered bids for a corporation in which the stockholders are not treated equally.

  Interested Director Transactions. Under both California and Delaware law, certain contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable because of such interest provided that certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. With certain exceptions, the conditions are similar under California and Delaware law. Under California and Delaware law, either (a) the shareholders/stockholders or the board of directors must approve any such contract or transaction after full disclosure of the material facts, and in the case of board approval the contract or transaction must also be "just and reasonable" (in California) to the corporation or (b) the contract or transaction must have been just and reasonable (in California) or fair (in Delaware) as to the corporation at the time it was approved. In the latter case, California law explicitly places the burden of proof on the interested director. Under California law, if shareholder approval is sought, the interested director is not entitled to vote his shares at a shareholder meeting with respect to any action regarding such contract or transaction. If board approval is sought, the contract or transaction must be approved by a majority vote of a quorum of the directors, without counting the vote of any interested directors (except that interested directors may be counted for purposes of establishing a quorum).

  Under Delaware law, if board approval is sought, the contract or transaction must be approved by a majority of the disinterested directors (even though less than a majority of a quorum). Therefore, certain transactions that the Fractal Board would lack the authority to approve because of the number of interested directors, could be approved by a majority of the disinterested directors of MetaTools representing less than a majority of a quorum. Neither MetaTools nor Fractal is aware of any plans to propose any transaction involving interested directors of Fractal or MetaTools which the Fractal Board would lack the authority to approve under California law but could approve under Delaware law.

  Dissenters' Rights. Under both California and Delaware law, a shareholder/stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such shareholder/stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Under Delaware law, such dissenters' rights are not available (a) with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation, (b) with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange or held of record by more than 2,000 holders, plus cash in lieu of fractional shares or (c) to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if certain other conditions are met.

  In contrast, shareholders of a California corporation whose shares are listed on a national securities exchange or on a list of over-the-counter margin stocks issued by the Board of Governors of the Federal Reserve System generally do not have appraisal rights unless the holders of at least 5% of the class of outstanding shares claim the right or unless the corporation or any law restricts the transfer of such shares. Dissenters' rights are unavailable, however, if the shareholders of a corporation or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity, and if the shares of the surviving corporation have the same rights, preferences, privileges and restrictions as the shares of the disappearing corporation that are surrendered in exchange.

  Dissolution. Under California law, shareholders holding 50% or more of the total voting power may authorize a corporation's dissolution, with or without the approval of the corporation's board of directors, and this right may not be modified by the articles of incorporation. Under Delaware law, unless the board of directors approves the proposal to dissolve, the dissolution must be approved by stockholders holding 100% of the total voting power of the corporation. Only if the dissolution is initially approved by the board of directors may it be approved by a simple majority of the corporation's stockholders. In the event of such a board-initiated dissolution, Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions. The MetaTools Certificate contains no such supermajority voting requirement, however, and a majority of shares voting at a meeting at which a quorum is present would be sufficient to approve a dissolution of MetaTools which had previously been approved by its Board of Directors.

  Tender Offer Statute. Delaware provides MetaTools and its stockholders the benefit and protection of the Delaware tender offer statute. This statute, which applies to tender offers to more than thirty (30) stockholders, requires, among other things, that twenty (20) days advance notice of the basic terms of a proposed tender offer be given to the corporation which is to be the target of such an offer and requires that such offer, once made, remain open for a minimum of twenty (20) days. California has no similar legislation to regulate tender offers.

  Shareholder Derivative Suits. California law provides that a shareholder bringing a derivative action on behalf of a corporation need not have been a shareholder at the time of the transaction in question, provided that certain tests are met. Under Delaware law, a stockholder may only bring a derivative action on behalf of the corporation if the stockholder was a stockholder of the corporation at the time of the transaction in question or his or her stock thereafter devolved upon him or her by operation of law. California law also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond. Delaware does not have a similar bonding requirement.

         UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

  The following unaudited pro forma combined condensed financial statements have been prepared to give effect to the Merger using the pooling of interests method of accounting. The unaudited pro forma combined condensed financial statements reflect certain assumptions deemed probable by management regarding the Merger (e.g., that share information used in the unaudited pro forma information approximates actual share information at the effective date).

  The unaudited pro forma combined condensed balance sheet as of December 31, 1996 gives effect to the Merger as if it had occurred on December 31, 1996, and combines the audited condensed consolidated balance sheet of MetaTools and the unaudited condensed consolidated balance sheet of Fractal as of December 31, 1996.

  The unaudited pro forma combined condensed statements of operations for the years ended December 31, 1994 and 1995 combine the audited historical consolidated statements of operations of MetaTools for each of the years in the two year period ended December 31, 1995 with the audited historical consolidated statements of operations of Fractal for each of the fiscal years in the two year period ended March 31, 1996, in each case as if the Merger and Fractal's merger with Ray Dream had occurred at the beginning of the earliest period presented. The unaudited pro forma combined condensed statement of operations for the year ended December 31, 1996 combines the unaudited pro forma combined condensed statement of operations of MetaTools for the year ended December 31, 1996 with the unaudited historical consolidated statement of operations of Fractal for the twelve months ended December 31, 1996, as if the Merger and Fractal's merger with Ray Dream, had occurred on January 1, 1996 and MetaTools acquisition of RTG occurred on February 1, 1996 (the date of incorporation of RTG). Consequently, Fractal net revenues of approximately $9,307,000, gross profit of approximately $7,670,000, operating expenses of approximately $6,033,000 and net income of approximately $1,345,000 for the three months ended March 31, 1996 have thus been reflected in the unaudited pro forma combined condensed statements of operations for both the years ended December 31, 1995 and 1996.

  MetaTools and Fractal estimate that they will incur direct transaction costs of approximately $4.2 million associated with the Merger, consisting of transaction fees for investment bankers, attorneys, accountants, financial printing, consultants, and other related charges. These nonrecurring costs are reflected in the unaudited pro forma combined condensed balance sheet as of December 31, 1996 as a reduction to stockholders' equity and an increase in accrued expenses. These nonrecurring costs, which have not been reflected in the unaudited pro forma combined condensed statements of operations, will be charged to operations in the fiscal quarter in which the Merger is consummated or as incurred. In addition, it is expected that following the Merger, the Combined Company will incur an additional charge to operations, of approximately $4.8 million to reflect costs associated with integrating the two companies. There can be no assurance that the Combined Company will not incur additional costs associated with the Merger or that management will be successful in its efforts to integrate the operations of the two companies.

  Such unaudited pro forma combined condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the Merger, MetaTools' acquisition of RTG or Fractal's merger with Ray Dream, occurred at the beginning of the periods presented, nor it is necessarily indicative of future financial position or results of operations. These unaudited pro forma combined condensed financial statements are based upon the respective historical consolidated financial statements of MetaTools and Fractal and should be read in conjunction with the respective historical consolidated financial statements and notes thereto of MetaTools and Fractal incorporated by reference into this Joint Proxy Statement/Prospectus, and do not incorporate, nor do they assume, any benefits from costs savings or synergies of operations of the Combined Company.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                                 (IN THOUSANDS)

                                               DECEMBER 31, 1996
                                    -------------------------------------------
                                                       PRO FORMA      PRO FORMA
                                    METATOOLS FRACTAL ADJUSTMENTS     COMBINED
                                    --------- ------- -----------     ---------
ASSETS
Current Assets:
  Cash and cash equivalents........  $18,961  $ 3,944   $   --         $22,905
  Short-term investments...........   20,596   24,318       --          44,914
  Accounts receivable, net.........    9,994   10,092    (2,951)(5)     17,135
  Inventories......................      252    1,533       --           1,785
  Deferred income taxes............      746    1,446       --           2,192
  Prepaid expenses.................    2,080    2,017       --           4,097
                                     -------  -------   -------        -------
    Total current assets...........   52,629   43,350    (2,951)        93,028
Property and equipment, net........    3,123    2,349       --           5,472
Other assets.......................    1,277      --        --           1,277
                                     -------  -------   -------        -------
    Total assets...................  $57,029  $45,699   $(2,951)       $99,777
                                     =======  =======   =======        =======
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Current liabilities:
  Accounts payable.................  $ 2,269  $ 2,553   $   --         $ 4,822
  Accrued expenses.................    3,527    7,069       752 (4,5)   11,348
  Income taxes payable.............      --     1,230       --           1,230
  Royalties payable................      402      --        497 (5)        899
                                     -------  -------   -------        -------
    Total current liabilities......    6,198   10,852     1,249         18,299
Stockholders' equity...............   50,831   34,847    (4,200)(4)     81,478
                                     -------  -------   -------        -------
    Total liabilities and
     stockholders' equity..........  $57,029  $45,699   $(2,951)       $99,777
                                     =======  =======   =======        =======


                            See accompanying notes.

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       YEAR ENDED DECEMBER 31,
                                                       -------------------------
                                                        1994     1995    1996(1)
                                                       -------  -------  -------
Net revenues.........................................  $28,308  $46,260  $65,239
Cost of revenues.....................................    6,627   10,081   11,484
                                                       -------  -------  -------
Gross profit.........................................   21,681   36,179   53,755
Operating expenses:
  Sales and marketing................................   14,378   22,331   28,757
  General and administrative.........................    3,735    4,590    6,572
  Research and development...........................    3,559    5,639   10,216
  Write-off of acquired in-process technology and
   other acquisition costs...........................      --       --     2,598
                                                       -------  -------  -------
    Total operating expenses.........................   21,672   32,560   48,143
                                                       -------  -------  -------
Income from operations...............................        9    3,619    5,612
Interest income, net.................................       11      634    3,403
                                                       -------  -------  -------
Income before provision for income taxes.............       20    4,253    9,015
Provision for income taxes...........................      473    1,827    2,418
                                                       -------  -------  -------
Net income (loss)....................................  $  (453) $ 2,426  $ 6,597
                                                       =======  =======  =======
Net income (loss)....................................  $  (453) $ 2,426  $ 6,597
Amortization of costs related to the issuance of
 mandatory redeemable Series B convertible preferred
 stock...............................................      (99)     (89)     --
Preferred stock dividend requirement.................     (140)     --       --
                                                       -------  -------  -------
Net income (loss) applicable to common stockholders..  $  (692) $ 2,337  $ 6,597
                                                       =======  =======  =======
Net income (loss) per common share...................  $  (.05) $   .15  $   .28
                                                       =======  =======  =======
Weighted average number of shares outstanding........   13,500   15,268   23,854
                                                       =======  =======  =======

--------
(1) See note 6 on page 87.


                            See accompanying notes.

                         NOTES TO UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL STATEMENTS

1. PERIODS PRESENTED

  MetaTools' fiscal year ends on December 31 and Fractal's fiscal year ends on March 31. The unaudited pro forma combined condensed balance sheet combines MetaTools' December 31, 1996 audited consolidated condensed balance sheet with Fractal's December 31, 1996 unaudited consolidated condensed balance sheet. The unaudited pro forma combined condensed statements of operations for the years ended December 31, 1994 and 1995 combine the audited historical consolidated statements of operations of MetaTools for each of the fiscal years in the two year period ended December 31, 1995 with the audited historical consolidated statements of operations of Fractal for each of the fiscal years in the two year period ended March 31, 1996, in each case as if the Merger and Fractal's merger with Ray Dream had occurred at the beginning of the earliest period presented. The unaudited pro forma combined condensed statement of operations for the year ended December 31, 1996 combines the unaudited pro forma combined condensed statement of operations of MetaTools for the year ended December 31, 1996 with the unaudited historical consolidated statement of operations of Fractal for the twelve months ended December 31, 1996, as if the Merger and Fractal's merger with Ray Dream, had occurred on January 1, 1996 and MetaTools acquisition of RTG had occurred on February 1, 1996 (the date of incorporation, as of RTG). Consequently, net income of Fractal for the three months ended March 31, 1996, of approximately $1,345,000 has thus been reflected in the unaudited pro forma combined condensed statements of operations for both the years ended December 31, 1995 and 1996.

2. BASIS OF COMBINATION

  The unaudited pro forma combined condensed balance sheet reflects the issuance of 8,962,067 shares of MetaTools Common Stock in exchange for an aggregate of 11,965,376 shares of Fractal Common Stock in connection with the Merger based on an exchange ratio of 0.749 shares of MetaTools Common Stock for each share of Fractal Common Stock.

3. PRO FORMA EARNINGS PER SHARE

  The unaudited pro forma combined condensed statements of operations for MetaTools and Fractal have been prepared as if the Merger was completed at the beginning of the periods presented. The unaudited pro forma combined net income (loss) per share is based on the combined weighted average number of common and common equivalent shares of MetaTools Common Stock and Fractal Common Stock for each period, based on the exchange ratio of 0.749 shares of MetaTools Common Stock for each share of Fractal Common Stock.

4. MERGER TRANSACTION COSTS

  MetaTools and Fractal estimate that they will incur direct transaction costs of approximately $4.2 million associated with the Merger, consisting of transaction fees for investment bankers, attorneys, accountants, financial printing, consultants and other related charges. These nonrecurring costs are reflected in the unaudited pro forma combined condensed balance sheet as of December 31, 1996 as a reduction to stockholders' equity and an increase in accrued expenses. These nonrecurring costs, which have not been reflected in the unaudited pro forma combined condensed statements of operations, will be charged to operations in the fiscal quarter in which the Merger is consummated or as incurred. In addition, it is expected that following the Merger, the Combined Company will incur an additional charge to operations of approximately $4.8 million to reflect costs associated with integrating the two companies. There can be no assurance that the Combined Company will not incur additional costs associated with the Merger or that management will be successful in its efforts to integrate the operations of the two companies.

5. CONFORMING ADJUSTMENTS

  There have been no adjustments required to conform the accounting policies of the Combined Company. The following pro forma adjustments were made to conform the Fractal financial statement presentation to the MetaTools financial statement presentation as of December 31, 1996:

  -- Reclassification of Fractal's sales return reserve totaling approximately $2,951,000 from accrued expenses to accounts receivable.

  -- Reclassification of Fractal's royalties payable totaling approximately
     $497,000 from accrued expenses to royalties payable.

There have been no significant intercompany transactions.

6. ACQUISITION OF RTG

  The pro forma combined condensed statement of operations for the year ended December 31, 1996, which gives effect to MetaTools' acquisition of RTG as if it had occurred on February 1, 1996 (the date of incorporation of RTG) and the Merger as if it had occurred on January 1, 1996, is as follows:

                                               PRO FORMA     PRO FORMA          PRO FORMA  PRO FORMA
                          METATOOLS    RTG    ADJUSTMENTS    METATOOLS FRACTAL ADJUSTMENTS COMBINED
                          ---------  -------  -----------    --------- ------- ----------- ---------
Net revenues............  $ 28,035   $   --    $    --        $28,035  $37,204   $  --      $65,239
Cost of revenues........     4,560       --         --          4,560    6,924      --       11,484
                          --------   -------   --------       -------  -------   ------     -------
 Gross profit...........    23,475       --         --         23,475   30,280      --       53,755
Operating expenses:
 Sales and marketing....    12,392       --         --         12,392   16,365      --       28,757
 General and
 administrative.........     3,002       679        --          3,681    2,891      --        6,572
 Research and
  development...........     3,437     1,965        --          5,402    4,814      --       10,216
 Write-off of acquired
  in-process technology
  and other acquisition
  costs.................    15,182       --     (14,449)(1)       733    1,865      --        2,598
                          --------   -------   --------       -------  -------   ------     -------
   Total operating
    expenses............    34,013     2,644    (14,449)       22,208   25,935      --       48,143
                          --------   -------   --------       -------  -------   ------     -------
Income (loss) from
 operations.............   (10,538)   (2,644)    14,449         1,267    4,345      --        5,612
Interest income
 (expense), net.........     2,348       (17)       --          2,331    1,072      --        3,403
                          --------   -------   --------       -------  -------   ------     -------
Income (loss) before
 provision (benefit) for
 income taxes...........    (8,190)   (2,661)    14,449         3,598    5,417      --        9,015
Provision (benefit) for
 income taxes...........     1,049       --        (601)(2)       448    1,970      --        2,418
                          --------   -------   --------       -------  -------   ------     -------
Net income (loss).......  $ (9,239)  $(2,661)  $ 15,050       $ 3,150  $ 3,447   $  --      $ 6,597
                          ========   =======   ========       =======  =======   ======     =======
Net income (loss).......  $ (9,239)  $(2,661)  $ 15,050       $ 3,150  $ 3,447   $  --      $ 6,597
Preferred stock dividend
 requirement............       --       (146)       146 (3)       --       --       --          --
                          --------   -------   --------       -------  -------   ------     -------
Net income (loss)
 applicable to common
 stockholders...........  $ (9,239)  $(2,807)  $ 15,196       $ 3,150  $ 3,447   $  --      $ 6,597
                          ========   =======   ========       =======  =======   ======     =======
Net income (loss) per
 common share...........  $  (0.78)  $(2,807)  $    N/A       $  0.22  $  0.27   $  N/A     $  0.28
                          ========   =======   ========       =======  =======   ======     =======
Weighted average number
 of shares outstanding..    11,791         1        N/A        14,319   12,730      N/A      23,854
                          ========   =======   ========       =======  =======   ======     =======

-------
(1) Reflects the write-off of acquired in-process technology and other costs related to the acquisition of RTG, which would not have been incurred had the acquisition occurred on February 1, 1996 (the date of incorporation of RTG).

(2) Reflects the net tax benefit which would have been realized by MetaTools due to utilization of the RTG net operating losses for Federal income tax purposes.

(3) Reflects the preferred stock dividend which would not have been required had the acquisition occurred on February 1, 1996 (the date of incorporation of RTG).

                      PRINCIPAL METATOOLS SHARE OWNERSHIP

  Stockholders of record at the close of business on April 11, 1997 are entitled to notice of the meeting and to vote at the meeting. At the Record Date, 13,288,770 shares of MetaTools Common Stock were issued and outstanding. As of February 28, 1997, the following entities were known by MetaTools to be the beneficial owners of more than 5% of MetaTools Common Stock:

                                                            NUMBER OF PERCENT OF
      NAME                                                   SHARES    TOTAL(5)
      ----                                                  --------- ----------
   Vulcan Ventures, Inc. (1)............................... 2,014,375    15.1%
   110 110th Avenue N.E., Suite 550
   Bellevue, WA 98004
   John J. Wilczak (2)..................................... 1,239,104     9.3%
   MetaTools, Inc.
   6303 Carpinteria Avenue
   Carpinteria, CA 93013
   Samuel H. Jones, Jr. (3)................................ 1,131,055     8.5%
   U.S. Route 40
   P.O. Box 169
   Woodstown, NJ 08098
   Alexander Migdal........................................   815,469     6.1%
   51 J.F. Kennedy Parkway
   Suite 303
   Short Hills, NJ 07078
   Kai Krause (4)..........................................   769,423     5.7%
   MetaTools, Inc.
   6303 Carpinteria Avenue
   Carpinteria, CA 93013

--------
(1) Includes 5,000 shares held by Bert Kolde and 9,375 shares issuable to Mr. Kolde upon the exercise of options to purchase MetaTools Common Stock that are exercisable within 60 days of February 28, 1997. Mr. Kolde, a director of MetaTools, is also a director of Vulcan Ventures, Inc.
(2) Includes 41,771 shares issuable upon the exercise of options to purchase MetaTools Common Stock that are exercisable within 60 days of February 28, 1997.
(3) Includes 5,000 shares issuable upon the exercise of options to purchase MetaTools Common Stock that are exercisable within 60 days of February 28, 1997.
(4) Includes 254,479 shares issuable upon the exercise of options to purchase MetaTools Common Stock that are exercisable within 60 days of February 28, 1997.
(5) Represents the number of shares held by each director, executive officer, and 5% stockholder as a percentage of the sum of the total number of shares of MetaTools Common Stock outstanding at February 28, 1997 (13,286,970) and the total number of shares issuable to all directors, executive officers, and 5% stockholders upon exercise of options to purchase MetaTools Common Stock that are exercisable within 60 days of February 28, 1997 (482,891).

                  SECURITY OWNERSHIP OF METATOOLS MANAGEMENT

  The following table sets forth the beneficial ownership of MetaTools Common Stock as of February 28, 1997 by each director (including MetaTools' Chief Executive Officer), by the four other most highly compensated executive officers of MetaTools whose compensation exceeded $100,000 for fiscal 1996 (such officers, together with the Chief Executive Officer, are collectively referred to as the "Named Executive Officers"), and by all current directors and executive officers as a group:

                                                         NUMBER OF   PERCENT
          NAME                                            SHARES   OF TOTAL(12)
          ----                                           --------- ------------
   Bert Kolde(1)........................................ 2,014,375    15.1%
   John J. Wilczak(2)................................... 1,239,104     9.3%
   Samuel H. Jones, Jr(3)............................... 1,131,055     8.5%
   Kai Krause(4)........................................   769,423     5.7%
   Howard L. Morgan(5)..................................   267,500     2.0%
   Fred Brown(6)........................................    32,143        *
   Terance A. Kinninger(7)..............................    26,775        *
   James Mervis(8)......................................    14,333        *
   William J. Schroeder(9)..............................     8,333        *
   William H. Lane III(10)..............................     7,917        *
   All directors and executive officers as a group (13
    persons)(11)........................................ 6,416,592    46.6%

--------
  * Less than 1%
 (1) Includes 2,000,000 shares held by Vulcan Ventures, Inc. Mr. Kolde, a director of MetaTools, is a director of Vulcan Ventures, Inc. Includes 9,375 shares issuable to Mr. Kolde upon exercise of options to purchase MetaTools Common Stock that are exercisable within 60 days of February 28, 1997.
 (2) Includes 41,771 shares issuable upon the exercise of options to purchase MetaTools Common Stock that are exercisable within 60 days of February 28, 1997.
 (3) Includes 5,000 shares issuable upon the exercise of options to purchase MetaTools Common Stock that are exercisable within 60 days of February 28, 1997.
 (4) Includes 254,479 shares issuable upon the exercise of options to purchase MetaTools Common Stock that are exercisable within 60 days of February 28, 1997.
 (5) Includes 5,000 shares issuable upon the exercise of options to purchase MetaTools Common Stock that are exercisable within 60 days of February 28, 1997.
 (6) Includes 32,143 shares issuable upon the exercise of options to purchase MetaTools Common Stock that are exercisable within 60 days of February 28, 1997.
 (7) Includes 14,375 shares issuable upon the exercise of options to purchase MetaTools Common Stock that are exercisable within 60 days of February 28, 1997.
 (8) Includes 14,333 shares issuable upon the exercise of options to purchase MetaTools Common Stock that are exercisable within 60 days of February 28, 1997.
 (9) Includes 8,333 shares issuable upon the exercise of options to purchase MetaTools Common Stock that are exercisable within 60 days of February 28, 1997.
(10) Includes 7,917 shares issuable upon the exercise of options to purchase MetaTools Common Stock that are exercisable within 60 days of February 28, 1997.
(11) Includes 482,891 shares issuable upon the exercise of options to purchase MetaTools Common Stock that are exercisable within 60 days of February 28, 1997 and 2,000,000 shares held by Vulcan Ventures, Inc.
(12) Represents the number of shares held by each director, executive officer, and 5% stockholder as a percentage of the sum of the total number of shares of MetaTools Common Stock outstanding at February 28, 1997 (13,286,970) and the total number of shares issuable to all directors, executive officers, and 5% stockholders upon exercise of options to purchase MetaTools Common Stock that are exercisable within 60 days of February 28, 1997 (482,891).

                 COMPENSATION OF METATOOLS EXECUTIVE OFFICERS

  The following table sets forth the compensation paid to the Named Executive Officers for MetaTools' last three fiscal years:

                          SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                           COMPENSATION
                                         ANNUAL COMPENSATION                  AWARDS
                             --------------------------------------------- ------------
                                                                            SECURITIES
                             FISCAL                         OTHER ANNUAL    UNDERLYING     ALL OTHER
 NAME AND PRINCIPAL POSITION  YEAR  SALARY ($) BONUS ($)   COMPENSATION($)  OPTIONS(#)  COMPENSATION($)
 --------------------------- ------ ---------- ---------   --------------- ------------ ---------------
John J. Wilczak ...........   1996   215,680    120,000(1)     34,968(4)      85,000            --
Chairman of the Board,
President and Chief           1995   194,720        --         21,775(4)      35,000            --
Executive Officer             1994   184,341     50,000(3)        --             --         105,003(6)
Kai Krause.................   1996   215,680    120,000(1)     15,366(4)     485,000            --
Chief Design Officer          1995   195,070        --          8,232(4)     410,000            --
and Director                  1994   184,996     50,000(3)        --         410,000            --
Fred Brown(7)..............   1996   225,000     50,000(1)     11,674(4)     105,000            --
Senior Vice President,        1995     4,327        --            --         110,000            --
Sales and Marketing
Terance A. Kinninger(7)....   1996   136,667     60,000(1)      4,198(4)      79,750            --
Vice President and            1995    55,000     25,000(2)        --          65,000         44,020(5)
Chief Financial Officer
James Mervis(7)(8).........   1996   142,500        --          4,953(4)      44,500            --
Vice President,               1995    90,000     30,000           --          55,000            --
Strategic Development
and Business Affairs

-------
(1) Represents amount paid in 1997 for services in 1996.
(2) Represents amount paid in 1996 for services in 1995.
(3) Represents amount paid in 1995 for services in 1994.
(4) Represents auto allowance and the cost of providing health, life and disability insurance.
(5) Represents an allowance for relocation expenses, of which $19,589 was paid in 1996.
(6) Represents an allowance for relocation expenses, of which $50,000 was paid in 1995.
(7) The individual became an executive officer of MetaTools in 1995.
(8) Subsequent to December 31, 1996, Mr. Mervis announced his resignation as Vice President, Strategic Development and Business Affairs, effective as of May 31, 1997. Mr. Mervis will continue to be an employee of MetaTools until March 3, 1998.

OPTIONS GRANTED AND OPTIONS EXERCISED IN THE LAST FISCAL YEAR

  The following tables set forth information regarding stock options granted to and exercised by the Named Executive Officers during the last fiscal year, as well as options held by such officers as of December 31, 1996, the last day of MetaTools' 1996 fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                        POTENTIAL REALIZABLE
                         NUMBER OF                                    VALUES AT ASSUMED ANNUAL
                         SECURITIES  % OF TOTAL                         RATES OF STOCK PRICE
                         UNDERLYING   OPTIONS                             APPRECIATION FOR
                          OPTIONS    GRANTED TO  EXERCISE                   OPTION TERM
                          GRANTED   EMPLOYEES IN   PRICE   EXPIRATION --------------------------
          NAME              (#)     FISCAL YEAR  ($ SHARE)    DATE     5% ($)(1)    10% ($)(1)
          ----           ---------- ------------ --------- ---------- -----------  -------------
John J. Wilczak(2)......   25,000       1.5        16.38     3/25/06       257,985       651,105
                           25,000       1.5        18.00    10/29/06       283,500       715,500
Kai Krause(3)...........   25,000       1.5        16.38     3/25/06       257,985       651,105
                           50,000       2.9        18.00    10/29/06       567,000     1,431,000
Fred Brown..............   10,000       0.6        11.75    12/31/06        74,025       186,825
Terance A.
 Kinninger(4)...........   10,000       0.6        13.75     6/25/06        86,625       218,625
                           25,000       1.5        11.75    12/31/06       185,063       467,063
James Mervis............   10,000       0.6        13.75     7/16/06        86,625       218,625

--------
(1) The dollar amounts in these columns are the result of calculations at the five percent and ten percent appreciation rates from fair market value on the date of grant. Such rates are specified by the SEC and are not intended to forecast actual future appreciation of MetaTools Common Stock.
(2) In the aggregate, Mr. Wilczak received options to purchase 50,000 shares, which represented 3% of the total options granted to employees in the last fiscal year.
(3) In the aggregate, Mr. Krause received options to purchase 75,000 shares, which represented 4.4% of the total options granted to employees in the last fiscal year.
(4) In the aggregate, Mr. Kinninger received options to purchase 35,000 shares, which represented 2.1% of the total options granted to employees in the last fiscal year.

    OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                               UNDERLYING UNEXERCISED         IN-THE-MONEY
                           SHARES                    OPTIONS AT                OPTIONS AT
                         ACQUIRED ON  VALUE      FISCAL YEAR END (#)     FISCAL YEAR END ($) (1)
                          EXERCISE   REALIZED ------------------------- -------------------------
          NAME               (#)       ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- -------- ----------- ------------- ----------- -------------
John J. Wilczak.........      --          --     35,000       50,000       372,750          --
Kai Krause..............      --          --    213,542      271,458     2,295,577    2,111,924
Fred Brown..............   15,000     140,625    24,286       80,714        91,073      265,178
Terance A. Kinninger....   20,250     166,065    16,764       62,986       125,730      209,895
James Mervis............   20,500     235,188    10,972       33,528        90,519      194,106

--------
(1) The value of unexercised, in-the-money options is the difference between the exercise price of the options and the fair market value of MetaTools Common Stock at December 31, 1996, based upon the last reported sale price on December 31, 1996 on Nasdaq ($11.75).

SECTION 16(a) REPORTING DELINQUENCIES

  Based solely on its review of copies of filings under Section 16(a) of the Exchange Act ("Section 16"), received by MetaTools, or written representations from certain reporting persons, MetaTools believes that during fiscal 1995 all
Section 16 filing requirements were met.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee of the Board of Directors of MetaTools consists of Messrs. Morgan, Schroeder and Wilczak. Mr. Wilczak is an officer of MetaTools. No interlocking relationship exists between any member of MetaTools' Compensation Committee and any member of any other company's board of directors or compensation committee.

EMPLOYMENT ARRANGEMENTS

  MetaTools has entered into employment agreements with Messrs. Wilczak, Krause, Kinninger, Mervis and Brown. Mr. Wilczak's employment agreement, dated as of April 15, 1992 and amended as of February 8, 1994, provides for a base annual salary $160,000, with the opportunity to participate in any incentive or bonus plans adopted in the discretion of the MetaTools Board. The agreement provides for an employment term through December 31, 1998. Pursuant to the agreement, MetaTools pays premiums on a term life insurance policy on Mr. Wilczak in the amount of $3,000,000, the beneficiaries of which may be designated by Mr. Wilczak. Under the agreement, MetaTools may terminate Mr. Wilczak for cause, as defined in the agreement, or upon Mr. Wilczak's inability to perform under the agreement due to illness or incapacity for a continuous period of 120 days or for 180 days in any one-year period. In May 1995, Mr. Wilczak's annual base salary was increased to $185,000 by the MetaTools Board. In January 1996, Mr. Wilczak's annual base salary was increased to $215,000 by the MetaTools Board. In January 1997, Mr. Wilczak's annual base salary was increased to $240,000 by the MetaTools Board.

  MetaTools' employment agreement with Mr. Krause, dated as of January 26, 1994, provides for an annual base salary of $160,000, with the opportunity to participate in any incentive or bonus plans adopted in the discretion of the MetaTools Board. The agreement provides for an employment term through December 31, 1998. Pursuant to the agreement, MetaTools pays premiums on a term life insurance policy on Mr. Krause in the amount of $3,000,000, the beneficiaries of which may be designated by Mr. Krause. The employment agreement may be terminated by MetaTools at any time upon a material breach of Mr. Krause's obligations to perform under the agreement, including failure to perform by reason of illness, incapacity or otherwise. In May 1995, Mr. Krause's annual base salary was increased to $195,000 by the MetaTools Board. In January 1996, Mr. Krause's annual base salary was increased to $215,000 by the MetaTools Board. In January 1997, Mr. Krause's annual base salary was increased to $240,000 by the MetaTools Board.

  Pursuant to the terms of an employment offer letter dated June 27, 1995 from MetaTools to Mr. Kinninger, MetaTools pays Mr. Kinninger an annual base salary of $120,000. Pursuant to the offer, MetaTools granted Mr. Kinninger options to purchase 65,000 shares of MetaTools Common Stock at an exercise price of $4.25 per share. Such options vest over a period of four years, but become fully vested upon a change in control of MetaTools. In accordance with the offer letter, 16,250 shares of such options became fully vested upon the closing of MetaTools' initial public offering. In addition, if Mr. Kinninger is terminated following a change in control of MetaTools, he is entitled to receive severance pay equal to six months of his base salary. In January 1996, Mr. Kinninger received a bonus of $25,000 in connection with his performance and the completion of MetaTools' initial public offering. In March 1996, Mr. Kinninger's annual base salary was increased to $140,000 by the MetaTools Board. In January 1997, Mr. Kinninger's annual base salary was increased to $160,000 by the MetaTools Board.

  Pursuant to the terms of the employment offer letter dated April 3, 1995 from MetaTools to Mr. Mervis, MetaTools pays Mr. Mervis an annual base salary of $120,000. Pursuant to the offer letter, MetaTools granted Mr. Mervis options to purchase 55,000 shares of MetaTools Common Stock at an exercise price of $3.50 per share. Such options vest over a period of four years, but become fully vested upon a change in control of MetaTools. In accordance with the offer letter, 11,000 shares of such options became fully vested upon the closing of MetaTools' initial public offering. In addition, if Mr. Mervis is terminated following a change in control of MetaTools, he is entitled to receive severance pay equal to six months of his base salary. In January 1996, Mr. Mervis received a bonus of $30,000 in connection with his performance and the completion of

MetaTools' initial public offering. In April 1996, Mr. Mervis's annual base salary was increased to $150,000 by the MetaTools Board.

  Pursuant to the terms of an employment offer letter dated November 12, 1995 from MetaTools to Mr. Brown, MetaTools paid Mr. Brown a signing bonus equal to $25,000, monthly consulting fees of $11,250 from November 13, 1995 to January 14, 1996 and an annual base salary of $225,000 thereafter. Pursuant to the offer letter, Mr. Brown has received options to purchase 110,000 shares of MetaTools Common Stock at an exercise price of $8.00 per share, with such options vesting over a 45-month period beginning July 15, 1996, but 50% of the unvested portion of such options become fully vested upon a change in control of MetaTools, and the balance of such unvested options become fully vested if Mr. Brown's employment is terminated within one year after a change in control of MetaTools.

          REPORT OF THE COMPENSATION COMMITTEE OF THE METATOOLS BOARD

  The Compensation Committee of the MetaTools Board (the "Committee") during fiscal 1996 consisted of Messrs. Morgan, Schroeder and Wilczak. The Committee recommends, subject to the MetaTools Board's approval, compensation for executive officers and evaluates performance of management.

COMPENSATION PHILOSOPHY

  MetaTools operates in the competitive and rapidly changing environment of high technology businesses. The Committee seeks to establish compensation policies that allow MetaTools flexibility to respond to changes in its business environment. MetaTools' compensation philosophy is based on the belief that achievement in this environment is enhanced by the coordinated efforts of all individuals working toward common objectives. The goals of MetaTools' compensation program are to align compensation with MetaTools' business objectives and performance, to foster teamwork and to enable MetaTools to attract, retain and reward employees who contribute to MetaTools' long-term success.

COMPENSATION COMPONENTS

  MetaTools' executive officers are compensated with a salary, and are eligible for bonus and stock option awards. The Committee assesses the past performance and anticipated future contribution, and considers the total compensation (earned or potentially available) of each executive officer in establishing each element of compensation.

  Salary. The salaries of the executive officers, including the Chief Executive Officer, are determined annually by the Committee with reference to several surveys of salaries paid to executive with similar responsibilities at comparable companies, generally in the high technology industry. The peer group for each executive officer is composed of executives whose responsibilities are similar in scope and content. MetaTools seeks to set executive compensation levels that are competitive with the average levels of peer group compensation.

  Bonus. MetaTools has a discretionary key employee incentive pool pursuant to which executive officers and a limited number of key employees may receive annual cash bonuses. Targets for sales growth and operating income influence the amount of the pool. Individual payments are made based on MetaTools' achievement of these targets and upon the individual's personal and departmental performance.

  Stock options. Stock options awards are designed to align the interests of executives with the long-term interests of the stockholders. The Committee approves option grants subject to vesting periods (usually 48 months) to retain executives and encourage sustained contributions. The exercise price of options are not less than the market price on the date of grant. These options will acquire value only to the extent that the price of MetaTools Common Stock increases relative to the market price at the date of grant.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

  Mr. Wilczak's salary and stock option grant for fiscal 1996 reflect the Committee's evaluation of his overall leadership of MetaTools. The Committee considered, among other factors, the continued strong year-to-year growth of revenue and profitability, the release of new products and versions of existing products, the expansion of sales through domestic distribution channels, and the increase in international sales.

  On February 3, 1997, the Committee reviewed Mr. Wilczak's salary, considering MetaTools' interim financial results as compared to industry averages, Mr. Wilczak's individual performance and his salary level relative to those for comparable positions, primarily in the high technology industry. Based on this review, the Committee increased Mr. Wilczak's annual salary to $240,000, effective January 1, 1997.

  On March 27, 1996 and October 29, 1996, Mr. Wilczak was granted options to purchase 25,000 shares each of MetaTools Common Stock at $16.375 and $18.000 per share, respectively, which options vest over four years. In keeping with MetaTools' overall philosophy regarding the grant of stock options as a long-term incentive, the Committee based its grant on an evaluation of Mr. Wilczak's overall leadership of MetaTools and the fact that Mr. Wilczak had not been previously granted any option under MetaTools' stock plans.

  The Committee has considered the potential impact of Section 162(m) of the Code, and proposed regulations thereunder (the "Section"). The Section disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the Named Executive Officers, unless such compensation is performance-based. MetaTools' policy is to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax laws. However, the Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to MetaTools' success. Consequently, the Committee recognizes that the loss of a tax deduction could be necessary in some circumstances.

                                          COMPENSATION COMMITTEE
                                          Howard L. Morgan
                                          William J. Schroeder
                                          John J. Wilczak

                       METATOOLS' STOCK PERFORMANCE GRAPH

STOCKHOLDER RETURN COMPARISON

  The graph below compares the cumulative total return on MetaTools Common Stock for the year ended December 31, 1996 compared to the CRSP Total Return Index for the Nasdaq Stock Market (U.S. companies) and the CRSP Total Return Index for the Nasdaq Computer and Data Processing Services Stocks (SIC 737). The stock price performance shown on the graph below is not necessarily indicative of future price performance.


                       [PERFORMANCE GRAPH APPEARS HERE]

                 COMPARISON OF 1 YEAR CUMULATIVE TOTAL RETURN*
           AMONG METATOOLS, INC., THE NASDAQ STOCK MARKET-US INDEX,
               AND THE NASDAQ COMPUTER AND DATA PROCESSING INDEX

                  12-12-95           12-31-95              12-31-96
                  --------           --------              --------
META                 100                 96                    44
NASDAQ MARKET        100                100                   123
NASDAQ COM.          100                 98                   122

*$100 INVESTED ON 12/12/95 IN STOCK OR INDEX-
 BASED ON OPENING PRICE OF $27.00 ON 12/12/95
 INCLUDING REINVESTMENT OF DIVIDENDS.
 FISCAL YEAR ENDING DECEMBER 31.


                    ADDITIONAL MATTERS BEING SUBMITTED TO A
                      VOTE OF ONLY METATOOLS STOCKHOLDERS

PROPOSAL TWO--AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION--NAME CHANGE

  MetaTools' Certificate provides that the name of MetaTools is "MetaTools." Pursuant to the Reorganization Agreement, MetaTools has agreed to propose and recommend that the Certificate be amended at the Effective Time to change MetaTools' name to "MetaCreations Corporation." The MetaTools Board has authorized such amendment of the Certificate at the Effective Time, subject to stockholder approval. Under the proposed amendment, subject to and upon consummation of the Merger, Article One of the Certificate would be amended and restated to read as follows:

  "The name of the corporation is MetaCreations Corporation."

  The MetaTools stockholders are being asked to approve such amendment. The affirmative vote of the holders of a majority of the shares of MetaTools Common Stock issued and outstanding on the MetaTools Record Date will be required to approve the amendment of the Certificate. The effect of an abstention is the same as that of a vote against the proposal.

  THIS PROPOSAL WILL NOT BE IMPLEMENTED IF THE ISSUANCE OF METATOOLS COMMON STOCK TO SHAREHOLDERS OF FRACTAL IS NOT APPROVED.

  THE METATOOLS BOARD UNANIMOUSLY RECOMMENDS THAT METATOOLS STOCKHOLDERS VOTE "FOR" THE AMENDMENT OF THE METATOOLS CERTIFICATE TO CHANGE THE CORPORATE NAME OF METATOOLS TO "METACREATIONS CORPORATION", SUBJECT TO AND UPON CONSUMMATION OF THE MERGER.

PROPOSAL THREE--AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION--INCREASE TO AUTHORIZED COMMON STOCK

  MetaTools' Certificate authorizes 30 million shares of MetaTools Common Stock. Pursuant to the Reorganization Agreement, MetaTools has agreed to propose and recommend that the Certificate be amended at the Effective Time to increase the number of authorized shares of MetaTools Common Stock by 45 million to 75 million. The MetaTools Board has authorized such amendment to the Certificate at the Effective Time, subject to stockholder approval. Under the proposed amendment, subject to and upon consummation of the Merger, Article Four of the Certificate would be amended and restated to read as follows:

  "This Corporation is authorized to issue two classes of shares to be designated respectively Common Stock and Preferred Stock. The total number of shares of Common Stock this Corporation shall have authority to issue is 75,000,000 shares, and shall have a par value of $0.001 per share, and the total number of shares of Preferred Stock this Corporation shall have authority to issue is 5,000,000 shares, and shall have a par value of $0.001 per share."

  The MetaTools stockholders are being asked to approve such amendment. The affirmative vote of the holders of a majority of the shares of MetaTools Common Stock issued and outstanding on the MetaTools Record Date will be required to approve the amendment of the Certificate. The effect of an abstention is the same as that of a vote against the proposal.

  Each additional share of Common Stock authorized by the proposed amendment will have the same rights and privileges as each share of Common Stock currently authorized. Stockholders, as such, will have no statutory preemptive rights to receive or purchase any of the Common Stock authorized by this proposed Amendment.

  The increase in authorized Common Stock will not have any immediate effect on the rights of existing stockholders. To the extent that the additional authorized shares are issued in the future, they will decrease the existing stockholders' percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing stockholders.

  The increase in the authorized number of shares of Common Stock could have an anti-takeover effect. Shares of authorized and unissued Common Stock could (within the limits imposed by applicable law) be issued in one or more transactions that would make a takeover of MetaTools more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of MetaTools Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of persons seeking to obtain control of MetaTools.

  THIS PROPOSAL WILL NOT BE IMPLEMENTED IF THE ISSUANCE OF METATOOLS COMMON STOCK TO SHAREHOLDERS OF FRACTAL IS NOT APPROVED.

  THE METATOOLS BOARD UNANIMOUSLY RECOMMENDS THAT METATOOLS STOCKHOLDERS VOTE "FOR" THE AMENDMENT OF THE METATOOLS CERTIFICATE TO INCREASE THE AUTHORIZED COMMON STOCK TO 75,000,000 SHARES, SUBJECT TO AND UPON CONSUMMATION OF THE MERGER.

PROPOSAL FOUR--ELECTION OF BOARD OF DIRECTORS

ELECTION OF METATOOLS DIRECTORS AT METATOOLS ANNUAL MEETING

  A board of six directors is to be elected at the MetaTools Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for MetaTools' six (6) nominees named below, all of whom are currently directors of MetaTools. If any nominee of MetaTools is unable or declines to serve as a director at the time of MetaTools Annual Meeting, the proxies will be voted for the nominee designated by the present MetaTools Board to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next MetaTools Annual Meeting or until a successor has been elected and qualified.

VOTE REQUIRED; RECOMMENDATION OF THE METATOOLS BOARD

  The six (6) candidates receiving the highest number of "FOR" votes shall be elected to the MetaTools Board. An abstention will have the same effect as a vote withheld for the election of directors, and, pursuant to Delaware law, a broker non-vote will not be treated as voting in person or by proxy on the proposal.

  THE METATOOLS BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED BELOW:

               NAME              AGE            PRINCIPAL OCCUPATION
               ----              ---            --------------------
   John J. Wilczak..............  45 Chairman of the Board, President and Chief
                                     Executive Officer of MetaTools
   Kai Krause...................  41 Chief Design Officer of MetaTools
   Samuel H. Jones, Jr..........  63 President of S-J Venture Capital Company
                                     and President of S-J Transportation Company
   Bert Kolde...................  42 Vice Chairman of Trail Blazers Inc. and
                                     Oregon Arena Corp. and Advisor at Paul
                                     Allen Group
   William H. Lane III..........  58 President of Canyon Vista, Inc.
   Howard L. Morgan.............  51 President of The Arca Group, Inc. and
                                     General Partner of Renaissance Partners

  Except as set forth below, each nominee has been engaged in his principal occupation described above during the past five years. There is no family relationship among any directors or executive officers of MetaTools.

  Mr. Wilczak has been Chairman of the MetaTools Board and Chief Executive Officer since he co-founded MetaTools in March 1987. Prior to founding MetaTools, Mr. Wilczak was a business strategy and marketing consultant from 1984 to 1987. From February 1982 to December 1983, Mr. Wilczak served as a Senior Consultant with Touche Ross & Company, and from December 1979 to January 1982 he served as an internal Senior Consultant performing marketing and business strategy development services at General Electric Co. Mr. Wilczak holds a B.A. from Brown University and an M.B.A. from Columbia University.

  Mr. Krause co-founded MetaTools and has been a director since 1992. For more than eleven years prior to joining MetaTools on a full-time basis in 1993, Mr. Krause designed and developed graphics, audio and systems software as an independent consultant. Mr. Krause attended college in Essen, Germany where he majored in foreign languages, math and philosophy. He also attended the Music Conservatory where he studied classical piano. During 1992, MetaTools was Mr. Krause's primary client.

  Mr. Kolde has been a director of MetaTools since January 1995. Mr. Kolde is currently the Vice Chairman of Trail Blazers Inc. and of the Oregon Arena Corporation, an arena operations firm, positions he has held since May 1988 and January 1991, respectively. From 1985 to 1994, Mr. Kolde served as President of the Asymterix Corporation, a software development company. Mr. Kolde is also a director of Precision Systems, Inc.

  Mr. Jones has been a director of MetaTools since April 1992. He has been President of S-J Venture Capital Company since 1991 and President of S-J Transportation Company, an industrial waste transportation company, since 1971. Mr. Jones is a director of Fulton Financial Corp.

  Mr. Lane has been a director of MetaTools since September 1995. Mr. Lane is currently the President of Canyon Vista, Inc. a management consulting company. Mr. Lane retired from Intuit Inc. effective July 31, 1996, having served as its Vice President, Chief Financial Officer, Secretary and Treasurer from January 1994 to April 30, 1996. From July 1991 to January 1994 Mr. Lane served in a similar capacity at ChipSoft, Inc., a tax preparation software company. Mr. Lane is also a director of Expert Software, Inc. and Quarterdeck Corporation.

  Dr. Morgan has been a director of MetaTools since April 1992. Dr. Morgan is President of The Arca Group, Inc., a consulting and investment management firm. Dr. Morgan is also a director of Cylink Corporation, Franklin Electronic Publishers Corp., Infonautics Corporation, HDS Network Systems, Corp., Quarterdeck Corporation, Segue Software Corporation, Kentek Information Systems, and Unitronix Corp.

BOARD MEETINGS AND COMMITTEES

  The MetaTools Board held eight (8) meetings during fiscal 1996.

  The Audit Committee consisted of Messrs. Lane, Kolde and Morgan during fiscal 1996 and held one (1) meeting during fiscal 1996. The Audit Committee reviews the financial statements and the internal financial reporting system and controls of MetaTools with MetaTools' management and independent auditors, recommends resolutions for any disputes between MetaTools' management and its auditors, and reviews other matters relating to the relationship of MetaTools with the auditors, including their engagement and discharge. For fiscal 1997, the Audit Committee consists of Messrs. Lane and Morgan.

  The Compensation Committee consisted of Messrs. Morgan, Schroeder and Wilczak during fiscal 1996 and held one meeting. The Compensation Committee develops and monitors compensation arrangements for the officers and directors of MetaTools, including preparation of proper reports or other disclosure required by the Compensation Committee in accordance with applicable proxy or other rules of the Securities and Exchange Commission. For fiscal 1997, the Compensation Committee consists of Messrs. Morgan, Lane and Wilczak.

  The Option Committee, consisting of Messrs. Morgan and Schroeder, held one
(1) meeting and acted by unanimous written consent on four (4) occasions during fiscal 1996. The Option Committee administers the stock option and purchase plans of MetaTools in accordance with the terms of such plans and the grants and issuance of awards thereunder, including stock options, stock units, restricted stock and stock appreciation rights. The Option Committee also reviews and makes recommendations to the MetaTools Board for changes in MetaTools' compensation and benefit plans and practices, which recommendations are then submitted to the MetaTools Board.

  Each director attended at least 75% of the aggregate of the total number of meetings of the MetaTools Board held during such director's term of office during fiscal 1996.

  After completion of the Merger, the Combined Company intends to reconsider the compositions of its Audit, Compensation and Option Committees.

COMPENSATION OF DIRECTORS

  Through December 31, 1996, directors received no compensation for serving on the MetaTools Board, except for options granted under MetaTools' stock option plans. Beginning in fiscal 1997, MetaTools has agreed to reimburse each of its non-employee directors as follows: each non-employee director shall be paid
(i) $2,500 at the end of each fiscal quarter in which he or she is a director,
(ii) $1,000 for each regular MetaTools Board meeting he or she attends and
(iii) $500 for each MetaTools Board committee meeting he or she attends, provided however that if more than one committee meeting is held on the same day or a MetaTools Board meeting and one or more committee meetings are held on the same day, no more than the initial $500 or $1,000, as the case may be, shall be paid to any director for all such meetings attended by such director on such date. In 1996,

Howard L. Morgan was paid $44,000 for consulting services rendered to MetaTools. Effective March 1, 1997 Mr. Morgan will receive a monthly consulting fee of $4,500 for services to be rendered to MetaTools. In addition, effective February 1, 1997, William H. Lane III will receive a monthly consulting fee of $4,000 for services to be rendered to MetaTools.

  Non-employee directors participate in MetaTools' 1995 Director Option Plan (the "Director Plan"). Under the Director Plan, each non-employee director who joins the MetaTools Board in the future will automatically be granted a nonstatutory option to purchase 20,000 shares of MetaTools Common Stock on the date upon which such person first becomes a director. In addition, each non-employee director, including current non-employee directors, automatically receives a nonstatutory option to purchase 5,000 shares of MetaTools Common Stock on January 1 of each year, provided the director has been a member of the MetaTools Board for at least six months. The exercise price of each option granted under the Director Plan is equal to the fair market value of the MetaTools Common Stock on the date of grant. The 20,000 share grant vests at a rate of one-eighth of the option shares upon the end of the first six-month period after the date of grant and one forty-eighth of the option shares per month thereafter, provided the optionee remains a director of MetaTools. The 5,000 share grant vests at the rate of one-half of the option shares upon the end of the first six-month period after the date of grant and one-twelfth of the option shares per month thereafter, provided the optionee remains a director of MetaTools. Options granted under the Director Plan have a term of ten (10) years unless terminated sooner, whether upon termination of the optionee's status as a director or otherwise pursuant to the Director Plan.

APPOINTMENT OF ADDITIONAL DIRECTORS AFTER THE MERGER

  As described above under "Terms of Merger--Conduct Following the Merger" if the Merger closes, Mark Zimmer, the President and Chief Executive Officer of Fractal, Thomas Hedges, Chairman of the Board and Vice President, Research and Development and Arthur Collmeyer, a director of Fractal, will be appointed to the Board of Directors of the Combined Company following the Effective Time. For your information, certain information with respect to Messrs. Zimmer, Hedges and Collmeyer, including the ages of such individuals is included below:

    NAME OF APPOINTEE              AGE            POSITION WITH FRACTAL
    -----------------              ---            ---------------------
   Mark Zimmer....................  40 President, Chief Executive Officer and
                                        Director
   Thomas Hedges..................  46 Chairman of the Board and Vice President,
                                        Research and Development
   Arthur Collmeyer...............  55 Director

  Mr. Zimmer, a founder of Fractal, has been President, Chief Executive Officer and a director of Fractal since its inception. Mr. Zimmer also served Fractal as President from its inception until May 1996 and resumed such office in February 1997. Mr. Zimmer founded Fractal Software, a predecessor of Fractal, with Mr. Hedges in 1985 and was a partner in Fractal Software from 1985 to 1990. He also developed the initial versions of Painter that became the initial product of Fractal. From 1981 to 1985, Mr. Zimmer co-founded TRICAD, a software firm specializing in computer-aided design. Prior to that time, Mr. Zimmer worked at Calma Corporation, a computer-aided design company where he designed several versions of CAD software.

  Mr. Hedges, a founder of Fractal, has served as Vice President, Research and Development and a director of Fractal since its inception. Mr. Hedges served Fractal as Chairman of the Board from March 1993 until May 1996 and resumed the Chairmanship in February 1997. From 1985 to 1990, Mr. Hedges was a partner in Fractal Software with Mr. Zimmer where he co-developed ImageStudio, ColorStudio, and the initial versions of Painter. From 1975 to 1985, Mr. Hedges was a lead scientist and software engineer at Calma Corporation.

  Mr. Collmeyer has been a director of Fractal since January 1994. He is currently the President of Hi/fn, a subsidiary of Stac, Inc. From July 1994 until January 1995, Mr. Collmeyer served as President and Chief Executive Officer of Dyna Logic Corporation, a development stage company specializing in field programmable gate arrays. Prior to that time, Mr. Collmeyer was employed by Weitek Corporation ("Weitek"), Calma, Xerox Corporation and Motorola, Inc. in various management and engineering roles. Mr. Collmeyer is also a director of Weitek.

PROPOSAL FIVE--APPROVAL OF AMENDMENT TO METATOOLS 1995 STOCK PLAN

  The MetaTools Board and stockholders have previously adopted and approved the 1995 Stock Plan (the "1995 Plan"). A total of 500,000 shares of MetaTools Common Stock are presently reserved for issuance under the 1995 Plan, and only 16,500 shares were available for future grant as of the Record Date. On February 11, 1997, the MetaTools Board authorized an amendment to the 1995 Plan, subject to stockholder approval, to increase the shares reserved for issuance thereunder by 1,500,000, bringing the total number of shares issuable under the 1995 Plan to 2,000,000.

  At the MetaTools Annual Meeting, the stockholders are being requested to consider and approve the proposed amendment of the 1995 Plan to increase the number of shares of MetaTools Common Stock reserved for issuance thereunder. The MetaTools Board believes that the amendment is necessary to enable MetaTools to continue its policy of employee stock ownership as a means to motivate high levels of performance and to recognize key employee accomplishments. A summary of the 1995 Plan is set forth below.

SUMMARY OF THE 1995 STOCK PLAN

  General. The 1995 Plan was originally adopted by the MetaTools Board in October 1995 and approved by the stockholders in November 1995. The 1995 Plan authorizes the MetaTools Board or one or more committees which the MetaTools Board may appoint from among its members (a "Committee"), to grant options and rights to purchase MetaTools Common Stock. Options granted under the 1995 Plan may be either "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options, as determined by the Board of Directors or the Committee.

  Purpose. The general purpose of the 1995 Plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, consultants and outside directors and to promote the success of MetaTools' business.

  Administration. The 1995 Plan may be administered by the MetaTools Board or a Committee (either one, the "Administrator"). Subject to the other provisions of the 1995 Plan, the Administrator has the authority to: (i) interpret the plan and apply its provisions; (ii) prescribe, amend or rescind rules and regulations relating to the plan; (iii) select the eligible persons to whom options and rights are to be granted; (iv) determine the number of shares to be made subject to each option and right; (v) determine whether and to what extent options and rights are to be granted; (vi) prescribe the terms and conditions of each option and right (including, but not limited to, the exercise price, vesting schedule, classification as an incentive stock option or a nonstatutory option and any restriction or limitation regarding any option or right); (vii) amend any outstanding option or right subject to applicable legal restrictions; (viii) authorize any person to execute, on behalf of MetaTools, any instrument required to effect the grant of an option or right; (ix) determine the fair market value of the Common Stock in accordance with the plan; (x) reduce the exercise price of any option or right to current fair market value if the fair market value covered by such option or right shall have declined since the date of grant; (xi) institute an option exchange program; and (xii) take any other actions deemed necessary or advisable for the administration of the 1995 Plan. All decisions, interpretations and other actions of the Administrator shall be final and binding on all holders of options or rights and on all persons deriving their rights therefrom.

  Eligibility. The 1995 Plan provides that options and rights may be granted to MetaTools' employees, directors (including directors who are not employees) and independent contractors. Incentive stock options may be granted only to employees. Any optionee who owns more than 10% of the combined voting power of all classes of outstanding stock of MetaTools (a "10% Stockholder") is not eligible for the grant of an incentive stock option unless the exercise price of the option is at least 110% of the fair market value of the Common Stock on the date of grant.

  Terms and Conditions of Options. Each option granted under the 1995 Plan is evidenced by a written stock option agreement between the optionee and MetaTools and is subject to the following terms and conditions:

    Exercise Price. The Administrator determines the exercise price of options to purchase shares of Common Stock at the time the options are granted. However, excluding options issued to 10% Stockholders, the exercise price under an incentive stock option must not be less than 100% of the fair market value of the Common Stock on the date the option is granted. If the Common Stock is listed on any established stock exchange or a national market system, the fair market value shall be the closing sale price for such stock (or the closing bid if no sales were reported) on the date the option is granted. If the Common Stock is traded on the over-the-counter market, the fair market value shall be the mean of the high bid and high ask prices on the date the option is granted. The exercise price per share of a nonstatutory option shall be determined by the Administrator.

    Form of Consideration. The means of payment for shares issued upon exercise of an option is specified in each option agreement and generally may consist of cash, check, a full-recourse promissory note, other shares of MetaTools Common Stock owned by the optionee, delivery of an exercise notice together with irrevocable instructions to a broker to deliver the exercise price to MetaTools from sale or loan proceeds, or by a combination thereof.

    Exercise of the Option. Each stock option agreement will specify the term of the option and the date when the option is to become exercisable. However, in no event shall an option granted under the 1995 Plan be exercised more than 10 years after the date of grant. Moreover, in the case of an incentive stock option granted to a 10% Stockholder, the term of the option shall be for no more than five years from the date of grant. To date, all options granted under the 1995 Plan vest according to the following schedule: 25 percent of the shares subject to the option vest on the day which is one year from the date of grant and 1/48th of the total shares subject to the option vest each month thereafter.

    Termination of Employment. If an optionee's employment terminates for any reason (other than death or permanent disability), then all options held by such optionee under the 1995 Plan expire upon the earlier of (i) such period of time as is set forth in his or her option agreement (but not to exceed ninety days after the termination of his or her employment in the event of an incentive stock option) or (ii) the expiration date of the option. The optionee may exercise all or part of his or her option at any time before such expiration to the extent that such option was exercisable at the time of termination of employment. Any unexercised or unvested options revert to the 1995 Plan.

    Permanent Disability. If an employee is unable to continue employment with MetaTools as a result of permanent and total disability (as defined in the Code), then all options held by such optionee under the 1995 Plan shall expire upon the earlier of (i) 12 months after the date of termination of the optionee's employment or (ii) the expiration date of the option. The optionee may exercise all or part of his or her option at any time before such expiration to the extent that such option was exercisable at the time of termination of employment. Any unexercised or unvested options revert to the 1995 Plan.

    Death. If an optionee dies while employed by MetaTools, his or her option shall expire upon the earlier of (i) 12 months after the optionee's death or (ii) the expiration date of the option. The executors or other legal representative of the optionee may exercise all or part of the optionee's option at any time before such expiration to the extent that such option was exercisable at the time of death. Any unexercised or unvested options revert to the 1995 Plan.

    Termination of Options. Each stock option agreement will specify the term of the option and the date when all or any installment of the option is to become exercisable. Notwithstanding the foregoing, however, the term of any incentive stock option shall not exceed 10 years from the date of grant. No options may be exercised by any person after the expiration of its term.

    Nontransferability of Options. During an optionee's lifetime, his or her option(s) shall be exercisable only by the optionee and shall not be transferable other than by will or by the laws of descent or distribution.

    Value Limitation. If the aggregate fair market value of all shares of MetaTools Common Stock subject to an optionee's incentive stock option which are exercisable for the first time during any calendar year exceeds $100,000, the excess options shall be treated as nonstatutory options.

    Other Provisions. The stock option agreement may contain such terms, provisions and conditions not inconsistent with the 1995 Plan as may be determined by the Administrator.

  Stock Purchase Rights. The 1995 Plan permits MetaTools to grant rights to purchase Common Stock either alone or in tandem with other awards granted under the 1995 Plan and/or cash awards made outside of the 1995 Plan. The offer of a right must be accepted within six months of its grant by the execution of a restricted stock purchase agreement between MetaTools and the offeree and the payment of the purchase price of the shares. Unless the Administrator determines otherwise, the restricted stock purchase agreement shall grant MetaTools a repurchase option exercisable upon termination of the purchaser's employment or consulting relationship with MetaTools. The purchase price for any shares repurchased by MetaTools shall be the original price paid by the purchaser. The repurchase option shall lapse at such rate as the Administrator may determine.

  Adjustment Upon Changes in Capitalization, Corporate Transactions. In the event that the stock of MetaTools is changed by reason of any stock split, reverse stock split, stock dividend, recapitalization or other change in the capital structure of MetaTools, appropriate proportional adjustments shall be made in the number and class of shares of stock subject to the 1995 Plan, the number and class of shares of stock subject to any option or right outstanding under the 1995 Plan and the exercise price of any such outstanding option or right. Any such adjustment shall be made upon approval of the MetaTools Board and, if required, the stockholders of MetaTools, whose determination shall be conclusive. Notwithstanding the above, in connection with any merger of MetaTools with or into another corporation, or the sale of substantially all of the assets of MetaTools, each outstanding option and right shall be assumed or an equivalent option or right substituted by the successor corporation (or a parent or subsidiary thereof). If the successor corporation does not assume the options or substitute substantially equivalent options, then the exercisability of all outstanding options and rights shall be automatically accelerated in which case the Administrator shall notify each optionee that the option or right must be exercised within 15 days, after which time the option or right will terminate. In the event of a proposed dissolution or liquidation of MetaTools, all options will terminate immediately prior to such event.

  Amendment, Suspensions and Termination of the 1995 Plan. The MetaTools Board may amend, suspend or terminate the 1995 Plan at any time; provided, however, that stockholder approval is required for any amendment to the extent necessary to comply with Rule 16b-3 promulgated under the Exchange Act or
Section 422 of the Code, or any similar rule or statute. No amendment or termination of the 1995 Plan may impair the rights of any optionee unless agreed to in writing by the optionee and MetaTools. The 1995 Plan will terminate automatically in 2003.

  Federal Tax Information. Options granted under the 1995 Plan may be either incentive stock options, as defined in Section 422 of the Code, or nonstatutory options.

  An optionee who is granted an incentive stock option will not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after exercising the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of
(i) the fair market value of the shares at the date of the option exercise or
(ii) the sale price of the shares. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director or 10% stockholder of MetaTools. MetaTools will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period.

  All other options which do not qualify as incentive stock options are referred to as nonstatutory options. An optionee will not recognize any taxable income at the time he is granted a nonstatutory option. However, upon its exercise, the optionee will recognize taxable income generally measured as the excess of the then fair market value of the shares purchased over the purchase price. Any taxable income recognized in connection with an option exercise by an optionee who is also an employee of MetaTools will be subject to tax withholding by MetaTools. Upon resale of such shares by the optionee, any difference between the sales price and the optionee's purchase price, to the extent not previously recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

  Subject to Section 162(m) of the Code, MetaTools will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option.

  Stock purchase rights are taxed in substantially the same manner as nonstatutory options.

  The foregoing is only a summary of the effect of federal income taxation upon the optionee and MetaTools with respect to the grant and exercise of options under the 1995 Plan, does not purport to be complete, and does not discuss the tax consequences of the optionee's death or the income tax laws of any municipality, state or foreign country in which an optionee may reside.

VOTE REQUIRED

  The approval of the amendment of the 1995 Plan requires the affirmative vote of a majority of the shares of MetaTools Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. An abstention is not an affirmative vote and, therefore, will have the same effect as a vote against the proposal.

  THE METATOOLS BOARD UNANIMOUSLY RECOMMENDS THAT METATOOLS STOCKHOLDERS VOTE "FOR" THE AMENDMENT OF THE METATOOLS 1995 STOCK PLAN TO INCREASE THE SHARES RESERVED FOR ISSUANCE THEREUNDER BY 1,500,000 SHARES.

PROPOSAL SIX--RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  The MetaTools Board has selected Coopers & Lybrand L.L.P., independent accountants, to audit the financial statements of MetaTools for the 1997 fiscal year. This appointment is being presented to the stockholders for ratification at the meeting. If the stockholders of MetaTools reject the appointment, the MetaTools Board will reconsider its selection. Coopers & Lybrand L.L.P. has audited MetaTools' financial statements since MetaTools' inception. A representative of Coopers & Lybrand L.L.P. is expected to be present at the meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.

VOTE REQUIRED; RECOMMENDATION OF THE METATOOLS BOARD

  The affirmative vote of a majority of the shares of MetaTools Common Stock present in person or by proxy and entitled to vote on the proposal at the Annual Meeting is required to ratify the MetaTools Board's appointment. An abstention will have the same effect as a vote against the appointment of the independent accountants, and, pursuant to Delaware law, a broker non-vote will not be treated as voting in person or by proxy on the proposal.

  THE METATOOLS BOARD HAS UNANIMOUSLY APPROVED THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS METATOOLS' ACCOUNTANTS FOR FISCAL 1997 AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THIS PROPOSAL.

 METATOOLS OTHER MATTERS

  MetaTools knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the MetaTools Board may recommend.

                                 LEGAL MATTERS

  The validity of the shares of MetaTools Common Stock to be issued in connection with the Merger and the federal income tax consequences of the Merger will be passed upon for MetaTools by Wilson Sonsini Goodrich & Rosati P.C., Palo Alto, California. As of the date of this Joint Proxy Statement/Prospectus, Jeffrey D. Saper, a member of Wilson Sonsini Goodrich & Rosati P.C., Palo Alto, California, beneficially owned 16,000 shares of MetaTools Common Stock, and certain affiliated investment partnerships of Wilson Sonsini Goodrich & Rosati owned 9,000 shares of MetaTools Common Stock. The federal income tax consequences of the Merger will be passed upon for Fractal by Venture Law Group, A Professional Corporation, Menlo Park, California. As of the date of this Joint Proxy Statement/Prospectus, attorneys of Venture Law Group and certain affiliated investment partnerships, owned 23,783 shares of Fractal Common Stock and options to purchase an aggregate of 34,375 shares of Fractal Common Stock.

                                    EXPERTS

  The consolidated financial statements of MetaTools as of December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, incorporated in this Joint Proxy Statement/Prospectus by reference to its Annual Report on Form 10-K for the year ended December 31, 1996, have been so incorporated in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The consolidated financial statements of Fractal as of March 31, 1996 and 1995 and for each of the three years in the three year period ended March 31, 1996 incorporated in this Joint Proxy Statement/Prospectus, by reference to Fractal's Form 8-K dated March 18, 1997 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  It is expected that representatives of Coopers & Lybrand L.L.P., MetaTools' independent accountants, will be present at the MetaTools Annual Meeting and that representatives of Price Waterhouse LLP, Fractal's independent accountants, will be present at the Fractal Special Meeting where they will have an opportunity to respond to appropriate questions of stockholders/shareholders and to make a statement if they so desire.

                             STOCKHOLDER PROPOSALS

  Pursuant to Rule 14a-8 under the Exchange Act, MetaTools stockholders may present proper proposals for inclusion in MetaTools' proxy statement and for consideration at the next annual meeting of its stockholders by submitting such proposals to MetaTools in a timely manner. As noted in MetaTools' proxy statement relating to its 1996 Annual Meeting of Stockholders, in order to be so included for the 1997 annual meeting, stockholder proposals must be received by MetaTools no later than December 16, 1996 and must otherwise comply with the requirements of Rule 14a-8.

  Proposals by stockholders of MetaTools which such stockholders intend to present at MetaTools' 1998 Annual Meeting of Stockholders must be received by the Company no later than December 30, 1997 so that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                                INDEX OF ANNEXES

ANNEX A   -- Agreement and Plan of Reorganization, dated as of February 11,
             1997, among MetaTools, Rook Acquisition Corp. and Fractal

ANNEX B-1 -- Stock Option Agreement dated as of February 11, 1997, between
             MetaTools and Fractal

ANNEX B-2 -- Stock Option Agreement dated as of February 11, 1997, between
             Fractal and MetaTools

ANNEX C-1 -- Form of MetaTools Affiliates Agreement, dated as of February 11,
             1997

ANNEX C-2 -- Form of Fractal Affiliates Agreement, dated as of February 11, 1997

ANNEX D-1 -- Form of MetaTools Voting Agreement, dated as of February 11, 1997

ANNEX D-2 -- Form of Fractal Voting Agreement, dated as of February 11, 1997

ANNEX E   -- Sections 1300-1312 of the California Corporations Code

ANNEX F   -- Opinion of Alex. Brown & Sons Incorporated

ANNEX G   -- Opinion of Unterberg Harris

                                                                         ANNEX A

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                           FRACTAL DESIGN CORPORATION

                             ROOK ACQUISITION CORP.

                                      AND

                                METATOOLS, INC.

                         DATED AS OF FEBRUARY 11, 1997

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
 ARTICLE I   THE MERGER.................................................    2
    1.1      The Merger.................................................    2
    1.2      Effective Time; Closing....................................    2
    1.3      Effect of the Merger.......................................    2
    1.4      Articles of Incorporation; Bylaws..........................    2
    1.5      Directors and Officers.....................................    2
    1.6      Effect on Capital Stock....................................    2
    1.7      Dissenting Shares..........................................    3
    1.8      Surrender of Certificates..................................    4
    1.9      No Further Ownership Rights in Fractal Common Stock........    5
    1.10     Lost, Stolen or Destroyed Certificates.....................    5
    1.11     Tax and Accounting Consequences............................    5
    1.12     Taking of Necessary Action; Further Action.................    5
 ARTICLE II  REPRESENTATIONS AND WARRANTIES OF FRACTAL..................    6
    2.1      Organization of Fractal....................................    6
    2.2      Fractal Capital Structure..................................    6
    2.3      Obligations With Respect to Capital Stock..................    6
    2.4      Authority..................................................    7
    2.5      SEC Filings; Fractal Financial Statements..................    8
    2.6      Absence of Certain Changes or Events.......................    8
    2.7      Tax........................................................    9
    2.8      Title to Properties; Absence of Liens and Encumbrances.....    9
    2.9      Intellectual Property......................................   10
    2.10     Compliance; Permits; Restrictions..........................   10
    2.11     Litigation.................................................   11
    2.12     Brokers' and Finders' Fees.................................   11
    2.13     Employee Benefit Plans.....................................   11
    2.14     Employees; Labor Matters...................................   11
    2.15     Environmental Matters......................................   11
    2.16     Agreements, Contracts and Commitments......................   12
    2.17     Pooling of Interests.......................................   13
    2.18     Change of Control Payments.................................   13
    2.19     Statements; Proxy Statement/Prospectus.....................   13
    2.20     Board Approval.............................................   13
    2.21     Fairness Opinion...........................................   13
 ARTICLE III REPRESENTATIONS AND WARRANTIES OF METATOOLS AND MERGER
             SUB........................................................   14
    3.1      Organization of MetaTools .................................   14
    3.2      MetaTools and Merger Sub Capital Structure.................   14
    3.3      Obligations With Respect to Capital Stock..................   15
    3.4      Authority..................................................   15
             Section 203 of the Delaware General Corporation Law Not
    3.5      Applicable.................................................   16
    3.6      SEC Filings; MetaTools Financial Statements................   16
    3.7      Absence of Certain Changes or Events.......................   17
    3.8      Tax Returns and Audits.....................................   17
    3.9      Title to Properties; Absence of Liens and Encumbrances.....   18
    3.10     Intellectual Property......................................   18
    3.11     Compliance; Permits; Restrictions..........................   19

                                                                          PAGE
                                                                          ----
    3.12      Litigation................................................   19
    3.13      Brokers' and Finders' Fees................................   19
    3.14      Employee Benefit Plans....................................   19
    3.15      Employees; Labor Matters .................................   19
    3.16      Environmental Matters.....................................   20
    3.17      Agreements, Contracts and Commitments.....................   20
    3.18      Pooling of Interests......................................   21
    3.19      Change of Control Payments................................   21
    3.20      Statements; Proxy Statement/Prospectus....................   21
    3.21      Board Approval............................................   21
    3.22      Fairness Opinion..........................................   22
 ARTICLE IV   CONDUCT PRIOR TO THE EFFECTIVE TIME.......................   22
    4.1       Conduct of Business.......................................   22
 ARTICLE V    ADDITIONAL AGREEMENTS.....................................   23
    5.1       Proxy Statement/Prospectus; Registration Statement; Other
              Filings; Board Recommendations............................   23
    5.2       Meetings of Shareholders and Stockholders.................   24
    5.3       Confidentiality; Access to Information....................   25
    5.4       No Solicitation...........................................   25
    5.5       Public Disclosure.........................................   27
    5.6       Legal Requirements........................................   27
    5.7       Third Party Consents......................................   27
    5.8       Notification of Certain Matters...........................   28
    5.9       Best Efforts and Further Assurances.......................   28
    5.10      Stock Options and Employee Benefits.......................   28
    5.11      Form S-8..................................................   29
    5.12      Indemnification and Insurance.............................   29
    5.13      NMS Listing...............................................   30
    5.14      MetaTools Affiliate Agreement.............................   30
    5.15      Fractal Affiliate Agreement...............................   30
    5.16      Regulatory Filings; Reasonable Efforts....................   30
    5.17      Board of Directors of the Combined Company................   30
    5.18      Committees of Board of Directors of MetaTools ............   30
    5.19      Increase in Authorized Shares.............................   30
    5.20      MetaTools Name Change ....................................   31
    5.21      Tax-Free Reorganization ..................................   31
 ARTICLE VI   CONDITIONS TO THE MERGER..................................   31
              Conditions to Obligations of Each Party to Effect the
    6.1       Merger....................................................   31
    6.2       Additional Conditions to Obligations of Fractal...........   32
              Additional Conditions to the Obligations of MetaTools and
    6.3       Merger Sub................................................   32
 ARTICLE VII  TERMINATION, AMENDMENT AND WAIVER.........................   33
    7.1       Termination...............................................   33
    7.2       Notice of Termination; Effect of Termination..............   33
    7.3       Fees and Expenses.........................................   34
    7.4       Amendment.................................................   35
    7.5       Extension; Waiver.........................................   35
 ARTICLE VIII GENERAL PROVISIONS........................................   35
    8.1       Non-Survival of Representations and Warranties............   35
    8.2       Notices...................................................   36

                                                                           PAGE
                                                                           ----
    8.3  Interpretation; Knowledge.......................................   36
    8.4  Counterparts....................................................   37
    8.5  Entire Agreement; Third Party Beneficiaries.....................   37
    8.6  Severability....................................................   37
    8.7  Other Remedies; Specific Performance............................   37
    8.8  Governing Law...................................................   37
    8.9  Rules of Construction...........................................   37
    8.10 Assignment......................................................   37
    8.11 WAIVER OF JURY TRIAL ...........................................   38

                     AGREEMENT AND PLAN OF REORGANIZATION

  This AGREEMENT AND PLAN OF REORGANIZATION (the "AGREEMENT") is made and entered into as of February 11, 1997, among MetaTools, Inc., a Delaware corporation ("METATOOLS"), Rook Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of MetaTools ("MERGER SUB"), and Fractal Design Corporation, a California corporation ("FRACTAL").

                                   Recitals

  A. Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.2 below) and in accordance with the California General Corporation Law ("CALIFORNIA LAW"), MetaTools and Fractal intend to enter into a business combination transaction to pursue their long-term business strategies.

  B. Immediately upon the effectiveness of the Merger (as defined in Section 1.1), the Board of Directors of the combined company would consist of nine (9) members, with designees of Fractal to hold three (3) of such seats. It is also contemplated that the senior management of the combined company would consist of senior management from both Fractal and MetaTools.

  C. The Board of Directors of Fractal (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Fractal and fair to, and in the best interests of, Fractal and its shareholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the shareholders of Fractal adopt and approve this Agreement and approve the Merger.

  D. The Board of Directors of MetaTools (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of MetaTools and fair to, and in the best interests of, MetaTools and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of MetaTools vote to approve the issuance of shares of MetaTools Common Stock (as defined below) to the shareholders of Fractal pursuant to the terms of the Merger.

  E. Concurrently with the execution of this Agreement, and as a condition and inducement to MetaTools's willingness to enter into this Agreement, the Chief Executive Officer of Fractal and certain other affiliates of Fractal shall enter into Voting Agreements in substantially the form attached hereto as Exhibit A-1 (the "FRACTAL VOTING AGREEMENTS"). Concurrently with the execution of this Agreement, and as a condition and inducement to Fractal's willingness to enter into this Agreement, the Chief Executive Officer of MetaTools and certain other affiliates of MetaTools shall enter into Voting Agreements in substantially the form attached hereto as Exhibit A-2 (the "METATOOLS VOTING AGREEMENTS").

  F. Concurrently with the execution of this Agreement, and as a condition and inducement to Fractal's and MetaTools' willingness to enter into this Agreement, MetaTools shall execute and deliver a Stock Option Agreement in favor of Fractal in substantially the form attached hereto as Exhibit B-1 (the "METATOOLS STOCK OPTION AGREEMENT") and Fractal shall execute and deliver a Stock Option Agreement in favor of MetaTools in substantially the form attached hereto as Exhibit B-2 (the "FRACTAL STOCK OPTION AGREEMENT" and, together with the MetaTools Stock Option Agreement, the "STOCK OPTION AGREEMENTS"). The Board of Directors of MetaTools and Fractal have each approved the Stock Option Agreements.

  G. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

  H. It is also intended by the parties hereto that the Merger shall qualify for accounting treatment as a pooling of interests.

  NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                                  The Merger

  1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of California Law, Merger Sub shall be merged with and into Fractal (the "MERGER"), the separate corporate existence of Merger Sub shall cease and Fractal shall continue as the surviving corporation. Fractal as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

  1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing an Agreement of Merger with the Secretary of State of the State of California in accordance with the relevant provisions of California Law and by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware General Corporation Law (collectively, the "AGREEMENT OF MERGER") (the time of such filing (or such later time as may be agreed in writing by the parties and specified in the Agreement of Merger) being the "EFFECTIVE TIME") as soon as practicable on or after the Closing Date (as herein defined). Unless the context otherwise requires, the term "AGREEMENT" as used herein refers collectively to this Agreement and Plan of Reorganization and the Agreement of Merger. The closing of the Merger (the "CLOSING") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

  1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Fractal and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Fractal and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

  1.4 Articles of Incorporation; Bylaws.

  (a) At the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation of the Surviving Corporation; provided, however, that at the Effective Time the Articles of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be Fractal Corporation.

  (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

  1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

  1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Fractal or the holders of any of the following securities:

    (a) Conversion of Fractal Common Stock. Each share of Common Stock, $.001 par value, of Fractal (the "FRACTAL COMMON STOCK") issued and outstanding immediately prior to the Effective Time,

  (other than any shares of Fractal Common Stock to be canceled pursuant to Section 1.6(b) and any Dissenting Shares (as defined in and to the extent provided in Section 1.7(a)) will be canceled and extinguished and automatically converted (subject to Sections 1.6(e) and (f)) into the right to receive 0.749 (the "EXCHANGE RATIO") share of Common Stock, par value $.001 per share, of MetaTools (the "METATOOLS COMMON STOCK") upon surrender of the certificate representing such share of Fractal Common Stock in the manner provided in Section 1.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.10).

    (b) Cancellation of MetaTools-Owned Stock. Each share of Fractal Common Stock held by Fractal or owned by Merger Sub, MetaTools or any direct or indirect wholly owned subsidiary of Fractal or of MetaTools immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

    (c) Stock Options; Employee Stock Purchase Plans. At the Effective Time, all options to purchase Fractal Common Stock then outstanding under Fractal's 1993 Stock Option Plan, 1995 Stock Option Plan, 1995 Directors' Stock Option Plan and 1992 Assumed Ray Dream, Inc. Stock Option Plan (collectively, the "FRACTAL STOCK OPTION PLANS") shall be assumed by MetaTools in accordance with Section 5.10 hereof.

    (d) Capital Stock of Merger Sub. Each share of Common Stock, $.001, of Merger Sub (the "MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $.001, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

    (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into MetaTools Common Stock or Fractal Common Stock), reorganization, recapitalization or other like change with respect to MetaTools Common Stock or Fractal Common Stock occurring on or after the date hereof and prior to the Effective Time.

    (f) Fractional Shares. No fraction of a share of MetaTools Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Fractal Common Stock who would otherwise be entitled to a fraction of a share of MetaTools Common Stock (after aggregating all fractional shares of MetaTools Common Stock to be received by such holder) shall receive from MetaTools an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one share of MetaTools Common Stock for the ten most recent days that MetaTools Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market.

  1.7 Dissenting Shares.

  (a) Notwithstanding any provision of this Agreement to the contrary, the shares of any holder of Fractal Common Stock who has demanded and perfected appraisal rights for such shares in accordance with California Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("DISSENTING SHARES"), shall not be converted into or represent a right to receive MetaTools Common Stock pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by California Law.

  (b) Notwithstanding the foregoing, if any holder of shares of Fractal Common Stock who demands appraisal of such shares under California Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive MetaTools Common Stock and cash in lieu of fractional shares of MetaTools Common Stock in accordance with Section 1.6 hereof, without interest thereon, upon surrender of the certificate representing such shares of Fractal Common Stock in the manner provided in Section 1.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.10).

  (c) Fractal shall give MetaTools (i) prompt notice of any written demands for appraisal of any shares of Fractal Common Stock, withdrawals of such demands, and any other instruments served pursuant to California Law and received by Fractal which relate to any such demand for appraisal and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal under California Law. Fractal shall not, except with the prior written consent of MetaTools or as may be required by applicable law, voluntarily make any payment with respect to any demands for appraisal of Fractal Common Stock or offer to settle or settle any such demands. Any payments made in respect of Dissenting Shares shall be made by Fractal or the Surviving Corporation as the case may be.

  1.8 Surrender of Certificates.

  (a) Exchange Agent. MetaTools shall select a bank or trust company with assets of not less than $500 million to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

  (b) MetaTools to Provide Common Stock. Promptly after the Effective Time, MetaTools shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of MetaTools Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of Fractal Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(f) and any dividends or distributions which holders of shares of Fractal Common Stock may be entitled pursuant to Section 1.8(d).

  (c) Exchange Procedures. Promptly after the Effective Time, MetaTools shall cause the Exchange Agent to mail to each holder of record (as of the Effective
Time) of a certificate or certificates (the "CERTIFICATES"), which immediately prior to the Effective Time represented outstanding shares of Fractal Common Stock whose shares were converted into the right to receive shares of MetaTools Common Stock pursuant to Section 1.6, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.8(d), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as MetaTools may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of MetaTools Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.8(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by MetaTools, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of MetaTools Common Stock, payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.8(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.8(d) as to the payment of dividends, to evidence the ownership of the number of full shares of MetaTools Common Stock into which such shares of Fractal Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(f) and any dividends or distributions payable pursuant to
Section 1.8(d).

  (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to MetaTools Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of MetaTools Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of MetaTools

Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(f) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of MetaTools Common Stock.

  (e) Transfers of Ownership. If certificates for shares of MetaTools Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to MetaTools or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates for shares of MetaTools Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of MetaTools or any agent designated by it that such tax has been paid or is not payable.

  (f) No Liability. Notwithstanding anything to the contrary in this Section 1.8, neither the Exchange Agent, MetaTools, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of MetaTools Common Stock or Fractal Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

  1.9 No Further Ownership Rights in Fractal Common Stock. All shares of MetaTools Common Stock issued upon the surrender for exchange of shares of Fractal Common Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(f) and 1.8(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Fractal Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Fractal Common Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

  1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of MetaTools Common Stock, cash for fractional shares, if any, as may be required pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to
Section 1.8(d); provided, however, that MetaTools may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against MetaTools, Fractal or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

  1.11 Tax and Accounting Consequences.

  (a) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

  (b) It is intended by the parties hereto that the Merger shall qualify for accounting treatment as a pooling of interests.

  1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Fractal and Merger Sub, the officers and directors of Fractal and Merger Sub will take all such lawful and necessary action, so long as such action is consistent with this Agreement.

                                  ARTICLE II
                   Representations and Warranties of Fractal

  Fractal represents and warrants to MetaTools and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by Fractal to MetaTools dated as of the date hereof and certified by a duly authorized officer of Fractal (the "FRACTAL SCHEDULES"), as follows:

  2.1 Organization of Fractal.

  (a) Fractal and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as defined below) on Fractal.

  (b) Fractal has delivered to MetaTools a true and complete list of all of Fractal's subsidiaries, indicating the jurisdiction of incorporation of each subsidiary and Fractal's equity interest therein.

  (c) Fractal has delivered or made available to MetaTools a true and correct copy of the Articles of Incorporation and Bylaws of Fractal and similar governing instruments of each of its subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither Fractal nor any of its subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent governing instruments.

  (d) When used in connection with Fractal, the term "MATERIAL ADVERSE EFFECT" means, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of Fractal and its subsidiaries taken as a whole.

  2.2 Fractal Capital Structure. The authorized capital stock of Fractal consists of 50,000,000 shares of Common Stock, $.001 par value, of which there were 11,979,647 shares issued and outstanding as of February 7, 1997 and 5,000,000 shares of Preferred Stock, $.001, of which no shares are issued or outstanding. All outstanding shares of Fractal Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of Fractal or any agreement or document to which Fractal is a party or by which it is bound. As of February 7, 1997, Fractal had reserved an aggregate of 2,516,336 shares of Fractal Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the Fractal Stock Option Plans. As of February 7, 1997, there were options outstanding to purchase an aggregate of 2,017,666 shares of Common Stock, issued to employees, consultants and non-employee directors pursuant to the Fractal Stock Option Plans. All shares of Fractal Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. The Fractal Schedules list for each person who held in the aggregate options to acquire 10,000 or more shares of Fractal Common Stock at on or about February 7, 1997, the name of the holder of such option, the exercise price of such option, the number of shares as to which such option will have vested at such date, the vesting schedule for such option and whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicate the extent of acceleration, if any. Fractal has reserved 100,000 shares of Common Stock for issuance pursuant to Fractal's 401(k) Profit Sharing Plan and Trust.

  2.3 Obligations With Respect to Capital Stock. Except as set forth in
Section 2.2, there are no equity securities, partnership interests or similar ownership interests of any class of Fractal, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities Fractal owns, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any subsidiary of Fractal, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Fractal or any of its subsidiaries is a party or by which it is bound obligating Fractal or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock, partnership interests or similar ownership interests of Fractal or any of its subsidiaries or obligating Fractal or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no registration rights and, to the knowledge of Fractal, as of the date of this Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Fractal or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

  2.4 Authority.

  (a) Fractal has all requisite corporate power and authority to enter into this Agreement and the Fractal Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and the execution and delivery of the Fractal Stock Option Agreement and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action on the part of Fractal, subject only to the approval and adoption of this Agreement and the approval of the Merger by Fractal's shareholders and the filing and recordation of the Agreement of Merger pursuant to California Law. A vote of the holders of at least a majority of the outstanding shares of the Fractal Common Stock is required for Fractal's shareholders to approve and adopt this Agreement and approve the Merger. This Agreement and the Fractal Stock Option Agreement have been duly executed and delivered by Fractal and, assuming the due authorization, execution and delivery by MetaTools and, if applicable, Merger Sub, constitute valid and binding obligations of Fractal, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement and the Fractal Stock Option Agreement by Fractal do not, and the performance of this Agreement and the Fractal Stock Option Agreement by Fractal will not, (i) conflict with or violate the Articles of Incorporation or Bylaws of Fractal or the equivalent organizational documents of any of its subsidiaries, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by Fractal's shareholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Fractal or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Fractal's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Fractal or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Fractal or any of its subsidiaries is a party or by which Fractal or any of its subsidiaries or its or any of their respective properties are bound or affected. The Fractal Schedules list all material consents, waivers and approvals under any of Fractal's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

  (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("GOVERNMENTAL ENTITY"), is required by or with respect to Fractal in connection with the execution and delivery of this Agreement and the Fractal Stock Option Agreement or the consummation of the Merger, except for (i) the filing of the Agreement of Merger with the Secretary of State of the State of California, (ii) the filing of the Proxy Statement (as defined in Section 2.19) with the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Fractal or MetaTools or have a material adverse effect on the ability of the parties to consummate the Merger.

  2.5 SEC Filings; Fractal Financial Statements.

  (a) Fractal has filed all forms, reports and documents required to be filed with the SEC since November 9, 1995 and has made available to MetaTools such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Fractal may file subsequent to the date hereof) are referred to herein as the "FRACTAL SEC REPORTS." As of their respective dates, the Fractal SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Fractal SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Fractal's subsidiaries is required to file any forms, reports or other documents with the SEC.

  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Fractal SEC Reports (the "FRACTAL FINANCIALS"), including any Fractal SEC Reports filed after the date hereof until the Closing, (x) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) fairly presented the consolidated financial position of Fractal and its subsidiaries as at the respective dates thereof and the consolidated results of Fractal's operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The balance sheet of Fractal contained in Fractal SEC Reports as of September 30, 1996 is hereinafter referred to as the "FRACTAL BALANCE SHEET." Except as disclosed in the Fractal Financials, since the date of the Fractal Balance Sheet neither Fractal nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Fractal and its subsidiaries taken as a whole, except liabilities (i) provided for in the Fractal Balance Sheet, or (ii) incurred since the date of the Fractal Balance Sheet in the ordinary course of business consistent with past practices and immaterial in the aggregate.

  (c) Fractal has heretofore furnished to MetaTools a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Fractal with the SEC pursuant to the Securities Act or the Exchange Act.

  2.6 Absence of Certain Changes or Events. Since the date of the Fractal Balance Sheet through the date of this Agreement, there has not been: (i) any Material Adverse Effect on Fractal, (ii) any material change by Fractal in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (iii) any material revaluation by Fractal of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

  2.7 Taxes.

  (a) Definition of Taxes. For the purposes of this Agreement, "TAX" or "TAXES" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

  (b) Tax Returns and Audits.

  (i) Fractal and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to Taxes required to be filed by Fractal and each of its subsidiaries, except such Returns which are not material to Fractal, and have paid all Taxes shown to be due on such Returns.

  (ii) Except as is not material to Fractal, Fractal and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, the Federal Insurance Contribution Act ("FICA"), the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld.

  (iii) Except as is not material to Fractal, neither Fractal nor any of its subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against Fractal or any of its subsidiaries, nor has Fractal or any of its subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

  (iv) Except as is not material to Fractal, no audit or other examination of any Return of Fractal or any of its subsidiaries is presently in progress, nor has Fractal or any of its subsidiaries been notified of any request for such an audit or other examination.

  (v) Except as is not material to Fractal, no adjustment relating to any Returns filed by Fractal or any of its subsidiaries has been proposed formally or informally by any Tax authority to Fractal or any of its subsidiaries or any representative thereof.

  (vi) Except as is not material to Fractal, neither Fractal nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Fractal Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to Fractal.

  (vii) There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Fractal or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

  (viii) Neither Fractal nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Fractal.

  (ix) Neither Fractal nor any of its subsidiaries is party to or has any obligation under any tax-sharing or allocation agreement or arrangement.

  2.8 Title to Properties; Absence of Liens and Encumbrances.

  (a) The Fractal Schedules list the real property owned by Fractal. The Fractal Schedules list all real property leases to which Fractal is a party and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a claim in an amount greater than $100,000.

  (b) Fractal has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any liens, pledges, charges, claims, security interests or other encumbrances of any sort ("LIENS"), except as reflected in Fractal Financials or in the Fractal Schedules and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

  2.9 Intellectual Property.

  (a) Fractal and its subsidiaries either own, or have a valid license with respect to, all patents, copyrights, trademarks, trade secrets and other intellectual property used in, by, or necessary to, the operation or conduct of their respective businesses as presently conducted (such intellectual property and the rights thereto are collectively referred to herein as the "FRACTAL IP RIGHTS").

  (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any instrument or agreement governing any patent, copyright, trademark, trade secret or other intellectual property rights licensed by, or to, Fractal, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Fractal IP Rights or materially impair the right of Fractal, the Surviving Corporation or MetaTools in or to use, sell, enforce license or otherwise exploit any Fractal IP Rights or portion thereof.

  (c) Neither the operation of Fractal's nor any of its subsidiaries' respective businesses nor the manufacture, marketing, license, sale or intended use of any product, service or technology currently licensed, manufactured, created, distributed, authored, used, sold or under development by Fractal or any of its subsidiaries (i) violates in any material respect any license or agreement between Fractal or any of its subsidiaries and any third party or (ii) infringes any patents, copyright, trademark, trade secret or other intellectual property right of any other party; and there is no pending or, to the knowledge of Fractal, threatened claim or litigation contesting the validity, ownership or right to use, sell, enforce, license or dispose of any Fractal IP Rights, nor has Fractal received any written notice asserting that any Fractal IP Rights or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party.

  (d) Fractal has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Fractal IP Rights.

  2.10 Compliance; Permits; Restrictions.

  (a) Neither Fractal nor any of its subsidiaries is, in any material respect, in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to Fractal or any of its subsidiaries or by which Fractal or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Fractal or any of its subsidiaries is a party or by which Fractal or any of its subsidiaries or its or any of their respective properties is bound or affected. To the knowledge of Fractal, no investigation or review by any Governmental Entity is pending or threatened against Fractal or any of its subsidiaries, nor has any Governmental Entity indicated an intention to conduct the same. There is no material agreement, judgment, injunction, order or decree binding upon Fractal or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Fractal or any of its subsidiaries, any acquisition of material property by Fractal or any of its subsidiaries or the conduct of business by Fractal as currently conducted.

  (b) Fractal and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to the operation of the business of Fractal (collectively, the

"FRACTAL PERMITS"). Fractal and its subsidiaries are in compliance in all material respects with the terms of the Fractal Permits.

  2.11 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Fractal or any of its subsidiaries has received any notice of assertion nor, to Fractal's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Fractal or any of its subsidiaries which reasonably would be likely to be material to Fractal. To the knowledge of Fractal, no Governmental Entity has at any time challenged or questioned in writing the legal right of Fractal to manufacture, offer or sell any of its products in the present manner or style thereof.

  2.12 Brokers' and Finders' Fees. Except for fees payable to Unterberg Harris pursuant to an engagement letter dated February 11, 1997, a copy of which has been provided to MetaTools, Fractal has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

  2.13 Employee Benefit Plans.

  (a) With respect to each material employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA) maintained or contributed to by Fractal or any trade or business which is under common control with Fractal within the meaning of Section 414 of the Code (the "FRACTAL EMPLOYEE PLANS"), Fractal has made available to MetaTools a true and complete copy of, to the extent applicable, (i) such Fractal Employee Plan, (ii) the most recent annual report (Form 5500), (iii) each trust agreement related to such Fractal Employee Plan, (iv) the most recent summary plan description for each Fractal Employee Plan for which such a description is required, (v) the most recent actuarial report relating to any Fractal Employee Plan subject to Title IV of ERISA and (vi) the most recent IRS determination letter issued with respect to any Fractal Employee Plan.

  (b) Each Fractal Employee Plan which is intended to be qualified under
Section 401(a) of the Code has received a favorable determination from the IRS covering the provisions of the Tax Reform Act of 1986 stating that such Fractal Employee Plan is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such plan. Each Fractal Employee Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law. Neither Fractal nor any ERISA Affiliate of Fractal has incurred or is reasonably expected to incur any material liability under Title IV of ERISA in connection with any Fractal Employee Plan.

  2.14 Employees; Labor Matters. To Fractal's knowledge after reasonable inquiry, no employee of Fractal (i) is in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Fractal because of the nature of the business conducted or presently proposed to be conducted by Fractal or to the use of trade secrets or proprietary information of others and (ii) has given notice to Fractal, nor is Fractal otherwise aware, that any employee intends to terminate his or her employment with Fractal except for terminations of a nature and number that are consistent with Fractal's prior experience. To Fractal's knowledge, there are no activities or proceedings of any labor union to organize any employees of Fractal or any of its subsidiaries and there are no strikes, or material slowdowns, work stoppages or lockouts, or threats thereof by or with respect to any employees of Fractal or any of its subsidiaries. Fractal and its subsidiaries are and have been in compliance in all material respects with all applicable laws regarding employment practices, terms and conditions of employment, and wages and hours (including, without limitation, ERISA, WARN or any similar state or local law).

  2.15 Environmental Matters.

  (a) Hazardous Material. Except as reasonably would not be likely to result in a material liability to Fractal, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a "HAZARDOUS MATERIAL"), but excluding office and janitorial supplies, are present, as a result of the actions of Fractal or any of its subsidiaries or any affiliate of Fractal, or, to Fractal's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Fractal or any of its subsidiaries has at any time owned, operated, occupied or leased.

  (b) Hazardous Materials Activities. Except as reasonably would not be likely to result in a material liability to Fractal, neither Fractal nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has Fractal or any of its subsidiaries disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

  (c) Permits. Fractal and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "FRACTAL ENVIRONMENTAL PERMITS") necessary for the conduct of Fractal's and its subsidiaries' Hazardous Material Activities and other businesses of Fractal and its subsidiaries as such activities and businesses are currently being conducted.

  (d) Environmental Liabilities. No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Fractal's knowledge, threatened concerning any Fractal Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Fractal or any of its subsidiaries. Fractal is not aware of any fact or circumstance which could involve Fractal or any of its subsidiaries in any material environmental litigation or impose upon Fractal any material environmental liability.

  2.16 Agreements, Contracts and Commitments. Except as set forth in the Fractal Schedules, neither Fractal nor any of its subsidiaries is a party to or is bound by:

    (a) any employment or consulting agreement, contract or commitment with any officer or director level employee or member of Fractal's Board of Directors, other than those that are terminable by Fractal or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit Fractal's or any of its subsidiaries' ability to terminate employees at will;

    (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

    (c) any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between Fractal or any of its subsidiaries and any of its officers or directors;

    (d) any agreement, contract or commitment containing any covenant limiting the freedom of Fractal or any of its subsidiaries to engage in any line of business or compete with any person or granting any exclusive distribution rights;

    (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise; or

    (f) any material joint marketing or development agreement.

  Neither Fractal nor any of its subsidiaries, nor to Fractal's knowledge any other party to a Fractal Contract (as defined below), has breached, violated or defaulted under, or received notice that it has breached violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Fractal or any of its subsidiaries is a party or by which it is bound of the type described in clauses (a) through (l) above (any such agreement, contract or commitment, a "FRACTAL CONTRACT") in such a manner as would permit any other party to cancel or terminate any such Fractal Contract, or would permit any other party to seek damages, which would be reasonably likely to be material to Fractal.

  2.17 Pooling of Interests. To the knowledge of Fractal, based on consultation with its independent accountants, neither Fractal nor any of its directors, officers, affiliates or shareholders has taken any action which would preclude MetaTools' ability to account for the Merger as a pooling of interests.

  2.18 Change of Control Payments. The Fractal Schedules set forth each plan or agreement pursuant to which any material amounts may become payable (whether currently or in the future) to current or former officers and directors of Fractal as a result of or in connection with the Merger.

  2.19 Statements; Proxy Statement/Prospectus. The information supplied by Fractal for inclusion in the Registration Statement (as defined in Section 3.4(b)) shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Fractal for inclusion in the proxy statement/prospectus to be sent to the shareholders of Fractal and stockholders of MetaTools in connection with the meeting of Fractal's shareholders to consider the approval and adoption of this Agreement and the approval of the Merger (the "FRACTAL SHAREHOLDERS' MEETING") and in connection with the meeting of MetaTools' stockholders to consider the approval of (i) the amendment of MetaTools' Certificate of Incorporation to increase its authorized share capital to allow for the issuance of shares of MetaTools Common Stock by virtue of the Merger and (ii) the issuance of shares of MetaTools Common Stock by virtue of the Merger, (the "METATOOLS STOCKHOLDERS' MEETING") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "PROXY STATEMENT") shall not, on the date the Proxy Statement is first mailed to Fractal's shareholders and MetaTools' stockholders, at the time of the Fractal Shareholders' Meeting or the MetaTools Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Fractal Shareholders' Meeting or the MetaTools Stockholders' Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Fractal or any of its affiliates, officers or directors should be discovered by Fractal which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Fractal shall promptly inform MetaTools. Notwithstanding the foregoing, Fractal makes no representation or warranty with respect to any information supplied by MetaTools or Merger Sub which is contained in any of the foregoing documents.

  2.20 Board Approval. The Board of Directors of Fractal has, as of the date of this Agreement, determined (i) that the Merger is fair to, and in the best interests of Fractal and its shareholders, and (ii) to recommend that the shareholders of Fractal approve and adopt this Agreement and approve the Merger.

  2.21 Fairness Opinion. Fractal's Board of Directors has received a written opinion from Unterberg Harris dated as of the date hereof, to the effect that as of the date hereof, the Exchange Ratio is fair to Fractal's shareholders from a financial point of view and has delivered to MetaTools a copy of such opinion.

                                  ARTICLE III
          Representations and Warranties of MetaTools and Merger Sub

  MetaTools and Merger Sub represent and warrant to Fractal, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by MetaTools to Fractal dated as of the date hereof and certified by a duly authorized officer of MetaTools (the "METATOOLS SCHEDULES"), as follows:

  3.1 Organization of MetaTools.

  (a) MetaTools and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as defined below) on MetaTools.

  (b) MetaTools has delivered to Fractal a true and complete list of all of MetaTools' subsidiaries, indicating the jurisdiction of incorporation of each subsidiary and MetaTools' equity interest therein.

  (c) MetaTools has delivered or made available to Fractal a true and correct copy of the Certificate of Incorporation and Bylaws of MetaTools and similar governing instruments of each of its subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither MetaTools nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

  (d) When used in connection with MetaTools, the term "MATERIAL ADVERSE EFFECT" means, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of MetaTools and its subsidiaries taken as a whole.

  3.2 MetaTools and Merger Sub Capital Structure. The authorized capital stock of MetaTools consists of 30,000,000 shares of Common Stock, par value $0.001 per share, of which there were 13,233,949 shares issued and outstanding as of February 6, 1997, and 5,000,000 shares of Preferred Stock, par value $0.001 per share, of which no shares are issued or outstanding. The authorized capital stock of Merger Sub consists of 100 shares of Common Stock, $.001 par value, all of which, as of the date hereof, are issued and outstanding and are held by MetaTools. Merger Sub was formed on December 12, 1996, for the purpose of consummating a merger and has no material assets or liabilities except as necessary for such purpose. All outstanding shares of MetaTools Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of MetaTools or any agreement or document to which MetaTools is a party or by which it is bound. As of February 6, 1997, MetaTools had reserved an aggregate of 4,296,230, net of exercise, for issuance to employees, consultants and non-employee directors pursuant to the MetaTools Stock Option Plans. As of February 7, 1997, there were options outstanding to purchase an aggregate of 901,084 shares of Common Stock, issued to employees, consultants and non-employee directors pursuant to the MetaTools Stock Option Plans. All shares of MetaTools Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. The MetaTools Schedules list for each person who held in the aggregate options to acquire 10,000 or more shares of MetaTools Common Stock at February 6, 1997, the name of the holder of such option, the number of shares subject to such option, the exercise price of such option, the number of shares as to which such option will have vested at such date, the vesting schedule for such option and whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicate the extent of acceleration, if any. As of February 6, 1997, an aggregate of 141,763 shares of MetaTools Common Stock have been reserved for issuance pursuant to MetaTools' Employee Stock Purchase Plan (the "METATOOLS EMPLOYEE STOCK PURCHASE PLAN").

  3.3 Obligations With Respect to Capital Stock. Except as set forth in
Section 3.2, there are no equity securities, partnership interests or similar ownership interests of any class of MetaTools, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities MetaTools owns, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any subsidiary of MetaTools, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 3.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which MetaTools or any of its subsidiaries is a party or by which it is bound obligating MetaTools or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock, partnership interests or similar ownership interests of MetaTools or any of its subsidiaries or obligating MetaTools or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no registration rights and, to the knowledge of MetaTools, as of the date of this Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of MetaTools or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

  3.4  Authority.

  (a) Each of MetaTools and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and MetaTools has all requisite corporate power and authority to enter into the MetaTools Stock Option Agreement and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and the execution and delivery of the MetaTools Stock Option Agreement and the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of MetaTools and, in the case of this Agreement, Merger Sub, subject only to the filing and recordation of the Agreement of Merger pursuant to California Law and the approval by MetaTools' stockholders of (i) the amendment of MetaTools' Certificate of Incorporation to increase its authorized share capital to allow for the issuance of shares of MetaTools Common Stock by virtue of the Merger and (ii) the issuance of shares of MetaTools Common Stock by virtue of the Merger. A vote of the holders of at least a majority of the outstanding shares of the MetaTools Common Stock is required for MetaTools' stockholders to approve each of (i) the amendment of MetaTools' Certificate of Incorporation to increase its authorized share capital to allow for the issuance of shares of MetaTools Common Stock by virtue of the Merger and (ii) the issuance of shares of MetaTools Common Stock by virtue of the Merger. This Agreement has been duly executed and delivered by each of MetaTools and Merger Sub and, assuming the due authorization, execution and delivery by Fractal, constitutes the valid and binding obligation of MetaTools, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The MetaTools Stock Option Agreement has been duly executed and delivered by MetaTools and, assuming due authorization, execution and delivery of the MetaTools Stock Option Agreement by Fractal, the MetaTools Stock Option Agreement constitutes the valid and binding obligation of MetaTools, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by each of MetaTools and Merger Sub and the execution and delivery of the MetaTools Stock Option Agreement by MetaTools do not, and the performance of this Agreement by each of MetaTools and Merger Sub will not and the performance of the MetaTools Stock Option Agreement by MetaTools will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of MetaTools or the Articles of Incorporation or Bylaws of Merger Sub or the equivalent organizational documents of any of MetaTools' other subsidiaries, (ii) subject to obtaining the approval of MetaTools' stockholders of (y) the amendment of MetaTools' Certificate of Incorporation to increase its authorized share capital to allow for the issuance of shares of MetaTools Common Stock by virtue of the Merger and
(z) the issuance of shares of MetaTools Common Stock by virtue of the Merger as contemplated in Section 5.2 and compliance with the requirements set forth in Section 3.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to MetaTools or any of its subsidiaries (including Merger Sub) or by which its or any of their respective properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair MetaTools' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of MetaTools or any of its subsidiaries (including Merger Sub) pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which MetaTools or any of its subsidiaries (including Merger Sub) is a party or by which MetaTools or any of its subsidiaries or its or any of their respective properties are bound or affected. The MetaTools Schedules list all material consents, waivers and approvals under any of MetaTools' or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

  (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to MetaTools or Merger Sub in connection with the execution and delivery of this Agreement and the MetaTools Stock Option Agreement or the consummation of the Merger, except for (i) the filing of a Form S-4 Registration Statement (the "REGISTRATION STATEMENT") with the SEC in accordance with the Securities Act, (ii) the filing of the Agreement of Merger with the Secretary of State of the State of California and the Secretary of State of the State of Delaware, (iii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the HSR Act and the securities or antitrust laws of any foreign country, and (v) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to MetaTools or Fractal or have a material adverse effect on the ability of the parties to consummate the Merger.

  3.5 Section 203 of the Delaware General Corporation Law Not Applicable. The Board of Directors of MetaTools has taken all actions so that the restrictions contained in Section 203 of the Delaware General Corporation Law applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement or the Stock Option Agreements or to the consummation of the Merger or the other transactions contemplated by this Agreement or the Stock Option Agreements.

  3.6 SEC Filings; MetaTools Financial Statements.

  (a) MetaTools has filed all forms, reports and documents required to be filed with the SEC since December 12, 1995, and has made available to Fractal such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that MetaTools may file subsequent to the date hereof) are referred to herein as the "METATOOLS SEC REPORTS." As of their respective dates, the MetaTools SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such MetaTools SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of MetaTools' subsidiaries is required to file any forms, reports or other documents with the SEC.

  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in MetaTools SEC Reports (the "METATOOLS FINANCIALS"), including any MetaTools SEC Reports filed after the date hereof until the Closing, (x) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) fairly presented the consolidated financial position of MetaTools and its subsidiaries as at the respective dates thereof and the consolidated results of MetaTools' operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The balance sheet of MetaTools contained in MetaTools SEC Reports as of September 30, 1996 is hereinafter referred to as the "METATOOLS BALANCE SHEET." Except as disclosed in the MetaTools Financials, since the date of the MetaTools Balance Sheet neither MetaTools nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of MetaTools and its subsidiaries taken as a whole, except liabilities (i) provided for in the MetaTools Balance Sheet, or (ii) incurred since the date of the MetaTools Balance Sheet in the ordinary course of business consistent with past practices and immaterial in the aggregate.

  (c) MetaTools has heretofore furnished to Fractal a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by MetaTools with the SEC pursuant to the Securities Act or the Exchange Act.

  3.7 Absence of Certain Changes or Events. Since the date of the MetaTools Balance Sheet through the date of this Agreement, there has not been: (i) any Material Adverse Effect on MetaTools, (ii) any material change by MetaTools in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (iii) any material revaluation by MetaTools of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

  3.8 Tax Returns and Audits.

  (a) MetaTools and each of its subsidiaries have timely filed all Returns relating to Taxes required to be filed by MetaTools and each of its subsidiaries, except such Returns which are not material to MetaTools, and have paid all Taxes shown to be due on such Returns.

  (b) Except as is not material to MetaTools, MetaTools and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

  (c) Except as is not material to MetaTools, neither MetaTools nor any of its subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against MetaTools or any of its subsidiaries, nor has MetaTools or any of its subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

  (d) Except as is not material to MetaTools, no audit or other examination of any Return of MetaTools or any of its subsidiaries is presently in progress, nor has MetaTools or any of its subsidiaries been notified of any request for such an audit or other examination.

  (e) Except as is not material to MetaTools, no adjustment relating to any Returns filed by MetaTools or any of its subsidiaries has been proposed formally or informally by any Tax authority to MetaTools or any of its subsidiaries or any representative thereof.

  (f) Except as is not material to MetaTools, neither MetaTools nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the MetaTools Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to MetaTools.

  (g) There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of MetaTools or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

  (h) Neither MetaTools nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by MetaTools.

  (i) Neither MetaTools nor any of its subsidiaries is party to or has obligations under any tax-sharing or allocation agreement or arrangement.

  3.9 Title to Properties; Absence of Liens and Encumbrances.

  (a) The MetaTools Schedules list the real property owned by MetaTools. The MetaTools Schedules list all real property leases to which MetaTools is a party and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a claim in an amount greater than $100,000.

  (b) MetaTools has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in MetaTools Financials or in the MetaTools Schedules and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

  3.10 Intellectual Property.

  (a) MetaTools and its subsidiaries either own, or have a valid license with respect to, all patents, copyrights, trademarks, trade secrets and other intellectual property used in, by or necessary to the operation or conduct of their respective businesses as presently conducted (such intellectual property and the rights thereto are collectively referred to herein as the "METATOOLS IP RIGHTS").

  (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any instrument or agreement governing any patent, copyright, trademark, trade secret or other intellectual property rights licensed by or to, MetaTools, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any MetaTools IP Rights or materially impair the right of MetaTools, the Surviving Corporation or Fractal in or to use, sell, enforce, license or otherwise exploit any MetaTools IP Rights or portion thereof.

  (c) Neither the operation of MetaTools' nor any of its subsidiaries' respective business nor the manufacture, marketing, license, sale or intended use of any product, service or technology currently licensed, manufactured, created, distributed, authored, used, sold or under development by MetaTools or any of its subsidiaries (i) violates in any material respect any license or agreement between MetaTools or any of its subsidiaries and any third party or
(ii) infringes any patent, copyright, trademark, trade secret or other intellectual property right of any other party; and there is no pending or, to the knowledge of MetaTools, threatened claim or litigation contesting the validity, ownership or right to use, sell, enforce, license or dispose of any MetaTools IP Rights, nor has MetaTools received any written notice asserting that any MetaTools IP Rights or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party.

  (d) MetaTools has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all MetaTools IP Rights.

  3.11 Compliance; Permits; Restrictions.

  (a) Neither MetaTools nor any of its subsidiaries is, in any material respect, in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to MetaTools or any of its subsidiaries or by which MetaTools or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which MetaTools or any of its subsidiaries is a party or by which MetaTools or any of its subsidiaries or its or any of their respective properties is bound or affected. To the knowledge of MetaTools, no investigation or review by any Governmental Entity is pending or threatened against MetaTools or any of its subsidiaries, nor has any Governmental Entity indicated an intention to conduct the same. There is no material agreement, judgment, injunction, order or decree binding upon MetaTools or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of MetaTools or any of its subsidiaries, any acquisition of material property by MetaTools or any of its subsidiaries or the conduct of business by MetaTools as currently conducted.

  (b) MetaTools and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of MetaTools (collectively, the "METATOOLS PERMITS"). MetaTools and its subsidiaries are in compliance in all material respects with the terms of the MetaTools Permits.

  3.12 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which MetaTools or any of its subsidiaries has received any notice of assertion nor, to MetaTools' knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against MetaTools or any of its subsidiaries which reasonably would be likely to be material to MetaTools. To the knowledge of MetaTools, no Governmental Entity has at any time challenged or questioned in writing the legal right of MetaTools to manufacture, offer or sell any of its products in the present manner or style thereof.

  3.13 Brokers' and Finders' Fees. Except for fees payable to Alex. Brown & Sons pursuant to an engagement letter dated February 3, 1997, a copy of which has been provided to Fractal, MetaTools has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

  3.14 Employee Benefit Plans.

  (a) With respect to each material employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA) maintained or contributed to by MetaTools or any trade or business which is under common control with MetaTools within the meaning of Section 414 of the Code (the "METATOOLS EMPLOYEE PLANS"), MetaTools has made available to Fractal a true and complete copy of, to the extent applicable, (i) such MetaTools Employee Plan, (ii) the most recent annual report (Form 5500), (iii) each trust agreement related to such MetaTools Employee Plan, (iv) the most recent summary plan description for each MetaTools Employee Plan for which such a description is required, (v) the most recent actuarial report relating to any MetaTools Employee Plan subject to Title IV of ERISA and (vi) the most recent IRS determination letter issued with respect to any MetaTools Employee Plan.

  (b) Each MetaTools Employee Plan which is intended to be qualified under
Section 401(a) of the Code has received a favorable determination from the IRS covering the provisions of the Tax Reform Act of 1986 stating that such MetaTools Employee Plan is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such plan. Each MetaTools Employee Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law. Neither MetaTools nor any ERISA Affiliate of MetaTools has incurred or is reasonably expected to incur any material liability under Title IV of ERISA in connection with any MetaTools Employee Plan.

  3.15 Employees; Labor Matters. To MetaTools' knowledge after reasonable inquiry, no employee of MetaTools (i) is in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by MetaTools because of the nature of the business conducted or presently proposed to be conducted by MetaTools or to the use of trade secrets or proprietary information of others and (ii) has given notice to MetaTools, nor is MetaTools otherwise aware, that any employee intends to terminate his or her employment with MetaTools except for terminations of a nature and number that are consistent with MetaTools' prior experience. To MetaTools' knowledge, there are no activities or proceedings of any labor union to organize any employees of MetaTools or any of its subsidiaries and there are no strikes, or material slowdowns, work stoppages or lockouts, or threats thereof by or with respect to any employees of MetaTools or any of its subsidiaries. MetaTools and its subsidiaries are and have been in compliance in all material respects with all applicable laws regarding employment practices, terms and conditions of employment, and wages and hours (including, without limitation, ERISA, WARN or any similar state or local law).

  3.16 Environmental Matters.

  (a) Hazardous Material. Except as reasonably would not be likely to result in a material liability to MetaTools, no underground storage tanks and no amount of any Hazardous Material, but excluding office and janitorial supplies, are present, as a result of the actions of MetaTools or any of its subsidiaries or any affiliate of MetaTools, or, to MetaTools' knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that MetaTools or any of its subsidiaries has at any time owned, operated, occupied or leased.

  (b) Hazardous Materials Activities. Except as reasonably would not be likely to result in a material liability to MetaTools, neither MetaTools nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has MetaTools or any of its subsidiaries engaged in any Hazardous Materials Activities in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

  (c) Permits. MetaTools and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "METATOOLS ENVIRONMENTAL PERMITS") necessary for the conduct of MetaTools' and its subsidiaries' Hazardous Material Activities and other businesses of MetaTools and its subsidiaries as such activities and businesses are currently being conducted.

  (d) Environmental Liabilities. No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to MetaTools' knowledge, threatened concerning any MetaTools Environmental Permit, Hazardous Material or any Hazardous Materials Activity of MetaTools or any of its subsidiaries. MetaTools is not aware of any fact or circumstance which could involve MetaTools or any of its subsidiaries in any material environmental litigation or impose upon MetaTools any material environmental liability.

  3.17 Agreements, Contracts and Commitments. Except as set forth in the MetaTools Schedules, neither MetaTools nor any of its subsidiaries is a party to or is bound by:

    (a) any employment or consulting agreement, contract or commitment with any officer or director level employee or member of MetaTools' Board of Directors, other than those that are terminable by MetaTools or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit MetaTools' or any of its subsidiaries' ability to terminate employees at will;

    (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

    (c) any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between MetaTools or any of its subsidiaries and any of its officers or directors;

    (d) any agreement, contract or commitment containing any covenant limiting the freedom of MetaTools or any of its subsidiaries to engage in any line of business or compete with any person or granting any exclusive distribution rights;

    (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise; or

    (f) any material joint marketing or development agreement.

  Neither MetaTools nor any of its subsidiaries, nor to MetaTools' knowledge any other party to a MetaTools Contract (as defined below), has breached, violated or defaulted under, or received notice that it has breached violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which MetaTools or any of its subsidiaries is a party or by which it is bound of the type described in clauses (a) through (l) above (any such agreement, contract or commitment, a "METATOOLS CONTRACT") in such a manner as would permit any other party to cancel or terminate any such MetaTools Contract, or would permit any other party to seek damages, which would be reasonably likely to be material to MetaTools.

  3.18 Pooling of Interests. To the knowledge of MetaTools, based on consultation with its independent accountants, neither MetaTools nor any of its directors, officers, affiliates or stockholders has taken any action which would preclude MetaTools' ability to account for the Merger as a pooling of interests.

  3.19 Change of Control Payments. The MetaTools Schedules set forth each plan or agreement pursuant to which any material amounts may become payable (whether currently or in the future) to current or former officers and directors of MetaTools as a result of or in connection with the Merger.

  3.20 Statements; Proxy Statement/Prospectus. The information supplied by MetaTools for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by MetaTools for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to MetaTools' stockholders and Fractal's shareholders, at the time of the MetaTools Stockholders' Meeting or the Fractal Shareholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the MetaTools Stockholders' Meeting or the Fractal Shareholders' Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to MetaTools or any of its affiliates, officers or directors should be discovered by MetaTools which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, MetaTools shall promptly inform Fractal. Notwithstanding the foregoing, MetaTools makes no representation or warranty with respect to any information supplied by Fractal which is contained in any of the foregoing documents.

  3.21 Board Approval. The Board of Directors of MetaTools has, as of the date of this Agreement, determined (i) that the Merger is fair to, and in the best interests of MetaTools and its stockholders, and (ii) to recommend that the stockholders of MetaTools approve (y) the amendment of MetaTools' Certificate of Incorporation to increase its authorized share capital to allow for the issuance of shares of MetaTools Common

Stock by virtue of the Merger and (z) the issuance of shares of MetaTools Common Stock by virtue of the Merger.

  3.22 Fairness Opinion. MetaTools' Board of Directors has received written opinions from Alex. Brown & Sons Incorporated, dated as of the date hereof, to the effect is Board of Directors that as of the date hereof, the Exchange Ratio is fair to MetaTools from a financial point of view and has delivered to Fractal a copy of such opinions.

                                  ARTICLE IV
                      Conduct Prior to the Effective Time

  4.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Fractal (which for the purposes of this Article 4 shall include Fractal and each of its subsidiaries) and MetaTools (which for the purposes of this Article 4 shall include MetaTools and each of its subsidiaries) agree, except (i) in the case of Fractal as provided in
Article 4 of the Fractal Schedules and in the case of MetaTools as provided in
Article 4 of the MetaTools Schedules, or (ii) to the extent that the other of them shall otherwise consent in writing, to carry on its business diligently and in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, each of Fractal and MetaTools will promptly notify the other of any material event involving its business or operations.

  In addition, except as permitted by the terms of this Agreement or the Stock Option Agreements, and except in the case of Fractal as provided in Article 4 of the Fractal Schedules, and except in the case of MetaTools as provided in
Article 4 of the MetaTools Schedules, without the prior written consent of the other, neither Fractal nor MetaTools shall do any of the following, and neither Fractal nor MetaTools shall permit its subsidiaries to do any of the following:

    (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

    (b) Grant any severance or termination pay to any officer or employee except payments in amounts consistent with policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to the other, or adopt any new severance plan;

    (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Fractal IP Rights or the MetaTools IP Rights, as the case may be, or enter into grants to future patent rights, other than in the ordinary course of business;

    (d) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock.

    (e) Repurchase or otherwise acquire, directly or indirectly, any shares of capital stock except pursuant to rights of repurchase of any such shares under any employee, consultant or director stock plan existing on the date hereof.

    (f) Issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) the issuance of shares of Fractal Common Stock or MetaTools Common Stock, as the case may be, pursuant to the exercise of stock options therefor outstanding as of the date of this Agreement, (ii) options to purchase shares of Fractal Common Stock or MetaTools Common Stock, as the case may be, to be granted at fair market value in the ordinary course of business, consistent with past practice and in accordance with stock option plans existing on the date hereof, (iii) shares of Fractal Common Stock or MetaTools Common Stock, as the case may be, issuable upon the exercise of the options referred to in clause (ii),
  (iv) shares of Fractal Common Stock or MetaTools Common Stock, as the case may be, issuable to participants in the MetaTools Employee Stock Purchase Plan consistent with past practice and the terms thereof and (v) shares of the Fractal Common Stock or MetaTools Common Stock, as the case may be, issuable pursuant to the Option Agreements;

    (g) Cause, permit or propose any amendments to any charter document or Bylaw (or similar governing instruments of any subsidiaries);

    (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Fractal or MetaTools, as the case may be, or enter into any material joint ventures, strategic partnerships or alliances;

    (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Fractal or MetaTools, as the case may be, except in the ordinary course of business consistent with past practice;

    (j) Incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of Fractal or MetaTools, as the case may be, or guarantee any debt securities of others;

    (k) Adopt or amend any employee benefit or employee stock purchase or employee option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures; provided, however that this Section 4.1(k) will not prohibit MetaTools from amending its 401(k) plan to include contributions from MetaTools;

    (l) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business;

    (m) Make any grant of exclusive rights to any third party, other than in the ordinary course of business;

    (n) Take any action that would be reasonably likely to interfere with MetaTools' ability to account for the Merger as a pooling of interests; or

    (o) Agree in writing or otherwise to take any of the actions described in
  Article 4 (a) through (n) above.

                                   ARTICLE V
                             Additional Agreements

  5.1 Proxy Statement/Prospectus; Registration Statement; Other Filings; Board Recommendations.

  (a) As promptly as practicable after the execution of this Agreement, Fractal and MetaTools will prepare, and file with the SEC, the Proxy Statement and MetaTools will prepare and file with the SEC the Registration Statement in which the Proxy Statement will be included as a prospectus. Each of Fractal and MetaTools will respond to any comments of the SEC, will use its respective reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and will cause the Proxy Statement to be mailed to its respective stockholders or shareholders, as the case may be, at the earliest practicable time. As promptly as practicable after the date of this Agreement, Fractal and MetaTools will prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). Each of Fractal and MetaTools will notify the other promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any Other Filing. The Proxy Statement, the Registration Statement and the Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, Fractal or MetaTools, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of Fractal or stockholders of MetaTools, such amendment or supplement.

  (b) The Proxy Statement will include the recommendation of the Board of Directors of Fractal in favor of adoption and approval of this Agreement and approval of the Merger (except that the Board of Directors of Fractal may withdraw, modify or refrain from making such recommendation to the extent that the Board determines, in good faith, after consultation with outside legal counsel, that compliance with the Board's fiduciary duties under applicable law would require it to do so). In addition, the Proxy Statement will include the recommendations of the Board of Directors of MetaTools in favor of (x) the amendment of MetaTools' Certificate of Incorporation to increase its authorized share capital to allow for the issuance of shares of MetaTools Common Stock by virtue of the Merger and (y) the issuance of shares of MetaTools Common Stock by virtue of the Merger.

  5.2 Meetings of Shareholders and Stockholders. Promptly after the date hereof, Fractal will take all action necessary in accordance with California Law and its Articles of Incorporation and Bylaws to convene the Fractal Shareholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon this Agreement. Fractal will consult with MetaTools and use its reasonable best efforts to hold the Fractal Shareholders' Meeting on the same day as the MetaTools Stockholders' Meeting. Promptly after the date hereof, MetaTools will take all action necessary in accordance with the Delaware General Corporation Law and its Certificate of Incorporation and Bylaws to convene the MetaTools Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of (i) amending its Certificate of Incorporation to increase its authorized share capital to allow for the issuance of shares of MetaTools Common Stock by virtue of the Merger and (ii) voting upon the issuance of shares of MetaTools Common Stock by virtue of the Merger. MetaTools will consult with Fractal and will use its reasonable best efforts to hold the MetaTools Stockholders' Meeting on the same day as the Fractal Shareholders' Meeting. For so long as the Board of Directors of Fractal continues to make the recommendation set forth in Section 5.1, Fractal will use its reasonable best efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of the National Association of Securities Dealers, Inc. or California Law to obtain such approvals. For so long as the Board of Directors of MetaTools continues to make the recommendations set forth in Section 5.1, MetaTools will use its best efforts to solicit from its stockholders proxies in favor of (i) the amendment of MetaTools' Certificate of Incorporation to increase its authorized share capital to allow for the issuance of shares of MetaTools Common Stock by virtue of the Merger and (ii) the issuance of shares of MetaTools Common Stock by virtue of the Merger.

  5.3 Confidentiality; Access to Information.

  (a) The parties acknowledge that Fractal and MetaTools have previously executed a Mutual Nondisclosure Agreement, dated November 26, 1996, and a Confidentiality Agreement, dated February 9, 1997 (collectively the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

  (b) Access to Information. Each party will afford the other party and its accountants, counsel, and other representatives access during normal business hours to the properties, books, records and personnel of the other party during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of such party, as the other party may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

  5.4 No Solicitation.

  (a) Restrictions on MetaTools.

  (i) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, MetaTools and its subsidiaries shall not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, (i) solicit or knowingly encourage submission of, any proposals or offers by any person, entity or group (other than Fractal and its affiliates, agents and representatives), or
(ii) participate in any discussions or negotiations with, or disclose any non-public information concerning MetaTools or any of its subsidiaries to, or afford any access to the properties, books or records of MetaTools or any of its subsidiaries to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than Fractal and its affiliates, agents and representatives), in connection with any Acquisition Proposal with respect to MetaTools. For the purposes of this Agreement, an "ACQUISITION PROPOSAL" with respect to an entity means any proposal or offer relating to (i) any merger, consolidation, sale of substantial assets or similar transactions involving the entity or any subsidiaries of the entity (other than sales of assets or inventory in the ordinary course of business or as permitted under the terms of this Agreement), (ii) sale of 15% or more of the outstanding shares of capital stock of the entity (including without limitation by way of a tender offer or an exchange offer), (iii) the acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, 15% or more of the then outstanding shares of capital stock of the entity (except for acquisitions for passive investment purposes only in circumstances where the person or group qualifies for and files a Schedule 13G with respect thereto); or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. MetaTools will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. MetaTools will (i) notify Fractal as promptly as practicable if any inquiry or proposal is made or any information or access is requested in writing in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) as promptly as practicable notify Fractal of the significant terms and conditions of any such Acquisition Proposal. In addition, subject to the other provisions of this
Section 5.4(a), from and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to its terms, MetaTools and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than Fractal); provided, however, that nothing herein shall prohibit MetaTools' Board of Directors from taking and disclosing to MetaTools' stockholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

  (ii) Notwithstanding the provisions of paragraph (a)(i) above, prior to the Effective Time, MetaTools may, to the extent the Board of Directors of MetaTools determines, in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of paragraph (a)(iii), below, furnish information to any person, entity or group after such person, entity or group has delivered to MetaTools in writing, an unsolicited bona fide Acquisition Proposal which the Board of Directors of MetaTools in its good faith reasonable judgment determines, after consultation with its independent financial advisors, would result in a transaction more favorable than the Merger to the stockholders of MetaTools (a "METATOOLS SUPERIOR PROPOSAL"). In addition, notwithstanding the provisions of paragraph (a)(i) above, in connection with a possible Acquisition Proposal, MetaTools may refer any third party to this Section 5.4(a) or make a copy of this Section 5.4(a) available to a third party. In the event MetaTools receives a MetaTools Superior Proposal, nothing contained in this Agreement (but subject to the terms hereof) will prevent the Board of Directors of MetaTools from recommending such MetaTools Superior Proposal to MetaTools' stockholders, if the Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law; in such case, the Board of Directors of MetaTools may withdraw, modify or refrain from making its recommendations set forth in
Section 5.1(b), and, to the extent it does so, MetaTools may refrain from soliciting proxies and taking such other action necessary to secure the vote of its stockholders as may be required by Section 5.2; provided, however, that MetaTools shall not recommend to its stockholders a MetaTools Superior Proposal for a period of not less than 48 hours after Fractal's receipt of a copy of such MetaTools Superior Proposal (or a description of the significant terms and conditions thereof, if not in writing); and provided further, that nothing contained in this Section shall limit MetaTools' obligation to hold and convene the MetaTools Stockholders Meeting (regardless of whether the recommendations of the Board of Directors of MetaTools shall have been withdrawn, modified or not yet made).

  (iii) Notwithstanding anything to the contrary herein, MetaTools will not provide any non-public information to a third party unless: (x) MetaTools provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Confidentiality Agreement; and (y) such non-public information has been previously delivered to Fractal.

  (b) Restrictions on Fractal.

  (i) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, Fractal and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, (i) solicit or knowingly encourage submission of, any proposals or offers by any person, entity or group (other than MetaTools and its affiliates, agents and representatives), or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning Fractal or any of its subsidiaries to, or afford any access to the properties, books or records of Fractal or any of its subsidiaries to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than MetaTools and its affiliates, agents and representatives), in connection with any Acquisition Proposal with respect to Fractal. Fractal will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Fractal will (i) notify MetaTools as promptly as practicable if any inquiry or proposal is made or any information or access is requested in writing in connection with an Acquisition Proposal or potential Acquisition Proposal and
(ii) as promptly as practicable notify MetaTools of the significant terms and conditions of any such Acquisition Proposal. In addition, subject to the other provisions of this Section 5.4(b), from and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to its terms, Fractal and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than MetaTools); provided, however, that nothing herein shall prohibit Fractal's Board of Directors from taking and disclosing to Fractal's shareholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

  (ii) Notwithstanding the provisions of paragraph (b)(i) above, prior to the Effective Time, Fractal may, to the extent the Board of Directors of Fractal determines, in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of paragraph (b)(iii), below, furnish information to any person, entity or group after such person, entity or group has delivered to Fractal in writing, an unsolicited bona fide Acquisition Proposal which the Board of Directors of Fractal in its good faith reasonable judgment determines, after consultation with its independent financial advisors, would result in a transaction more favorable than the Merger to the shareholders of Fractal (a "FRACTAL SUPERIOR PROPOSAL"). In addition, notwithstanding the provisions of paragraph (b)(i) above, in connection with a possible Acquisition Proposal, Fractal may refer any third party to this Section 5.4(b) or make a copy of this Section 5.4(b) available to a third party. In the event Fractal receives a Fractal Superior Proposal, nothing contained in this Agreement (but subject to the terms hereof) will prevent the Board of Directors of Fractal from recommending such Fractal Superior Proposal to its stockholders, if the Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law; in such case, the Board of Directors of Fractal may withdraw, modify or refrain from making its recommendation set forth in Section 5.1(b), and, to the extent it does so, Fractal may refrain from soliciting proxies and taking such other action necessary to secure the vote of its shareholders as may be required by
Section 5.2; provided, however, that Fractal shall not recommend to its shareholders a Fractal Superior Proposal for a period of not less than 48 hours after MetaTools' receipt of a copy of such Fractal Superior Proposal (or a description of the significant terms and conditions thereof, if not in writing); and provided further, that nothing contained in this Section shall limit Fractal's obligation to hold and convene the Fractal Shareholders Meeting (regardless of whether the recommendation of the Board of Directors of Fractal shall have been withdrawn, modified or not yet made).

  (iii) Notwithstanding anything to the contrary in paragraph (b), Fractal will not provide any non-public information to a third party unless: (x) Fractal provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Confidentiality Agreement; and (y) such non-public information has been previously delivered to MetaTools.

  5.5 Public Disclosure. MetaTools and Fractal will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or the Nasdaq Stock Market. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

  5.6 Legal Requirements. Each of MetaTools, Merger Sub and Fractal will take all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals by or filings with any Governmental Entity, and prompt resolution of any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such filings with or investigations by any Governmental Entity, and any other such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement. MetaTools will use its commercially reasonable efforts to take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of MetaTools Common Stock pursuant hereto. Fractal will use its commercially reasonable efforts to assist MetaTools as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of MetaTools Common Stock pursuant hereto.

  5.7 Third Party Consents. As soon as practicable following the date hereof, MetaTools and Fractal will each use its commercially reasonable efforts to obtain all material consents, waivers and approvals under any of its or its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

  5.8 Notification of Certain Matters. MetaTools and Merger Sub will give prompt notice to Fractal, and Fractal will give prompt notice to MetaTools, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time such that the conditions set forth in Section 6.2(a) or 6.3(a), as the case may be, would not be satisfied as a result thereof or (b) any material failure of MetaTools and Merger Sub or Fractal, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

  5.9 Best Efforts and Further Assurances. Subject to the respective rights and obligations of MetaTools and Fractal under this Agreement, each of the parties to this Agreement will use its reasonable best efforts to effectuate the Merger and the other transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement; provided that neither MetaTools nor Fractal nor any subsidiary or affiliate thereof will be required to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock. Subject to the foregoing, each party hereto, at the reasonable request of another party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

  5.10 Stock Options and Employee Benefits.

  (a) At the Effective Time, each outstanding option to purchase shares of Fractal Common Stock (each a "FRACTAL STOCK OPTION") under the Fractal Stock Option Plans, whether or not exercisable, will be assumed by MetaTools. Each Fractal Stock Option so assumed by MetaTools under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Fractal Stock Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights), except that (i) each Fractal Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of MetaTools Common Stock equal to the product of the number of shares of Fractal Common Stock that were issuable upon exercise of such Fractal Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of MetaTools Common Stock, and (ii) the per share exercise price for the shares of MetaTools Common Stock issuable upon exercise of such assumed Fractal Stock Option will be equal to the quotient determined by dividing the exercise price per share of Fractal Common Stock at which such Fractal Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. After the Effective Time, MetaTools will issue to each holder of an outstanding Fractal Stock Option a notice describing the foregoing assumption of such Fractal Stock Option by MetaTools.

  (b) It is intended that Fractal Stock Options assumed by MetaTools shall qualify following the Effective Time as incentive stock options as defined in
Section 422 of the Code to the extent Fractal Stock Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this Section 5.10 shall be applied consistent with such intent.

  (c) MetaTools will reserve sufficient shares of MetaTools Common Stock for issuance under Section 5.10(a) and under Section 1.6(c) hereof.

  (d) Employees and Employee Benefits; Location of Facilities.

  (i) Employees and Employee Benefits. From and after the Effective Time, MetaTools shall grant all employees of Fractal and any subsidiaries of Fractal credit for all service (to the same extent as service with

MetaTools or any subsidiary of MetaTools is taken into account with respect to similarly situated employees of MetaTools and the subsidiaries of MetaTools) with Fractal and any subsidiary of Fractal and their respective predecessors prior to the Effective Time for all purposes as if such service with Fractal or any subsidiary of Fractal was service with MetaTools or any subsidiary of MetaTools (provided, however, that no such past service credit shall be granted to the extent it would result in duplicative accrual of benefits for the same period of service), and, with respect to any medical or dental benefit plan, MetaTools shall waive any pre-existing condition exclusions and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre- existing condition of any employee of Fractal or any subsidiary of Fractal who was, as of the Effective Time, excluded from participation in a plan by virtue of such pre-existing condition) and provide that any covered expenses incurred on or before the Effective Time by an employee or an employee's covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situate employees of MetaTools and subsidiaries of MetaTools. MetaTools shall provide or shall cause Fractal and each subsidiary of Fractal to provide benefits to any employee of Fractal and each subsidiary of Fractal which are not less favorable in the aggregate than the benefits provided to similarly situated employees of MetaTools and subsidiaries of MetaTools.

  (ii) Location of Facilities. It is the current intention of the parties that following the Closing, operations of Fractal and MetaTools shall remain in substantially the same geographic locations as such operations are located prior to the Closing.

  (iii) Fractal 401(k). The parties will agree as to the treatment of the Fractal 401(k) as a result of the Merger. It is understood that any treatment of the Fractal 401(k) Plan will not preclude MetaTools' ability to account for the Merger as a pooling of interests and will not treat any participant in the Fractal 401(k) in a manner disproportionate to similarly situated employees of MetaTools.

  5.11 Form S-8. MetaTools agrees to file a registration statement on Form S-8 for the shares of MetaTools Common Stock issuable with respect to assumed Fractal Stock Options no later than the next business day after the Closing Date.

  5.12 Indemnification and Insurance.

  (a) From and after the Effective Time, MetaTools will fulfill and honor and will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Fractal pursuant to any indemnification agreements between Fractal and its directors and officers existing prior to the date hereof. From and after the Effective Time, such obligations shall be the joint and several obligations of MetaTools and the Surviving Corporation and, by executing this Agreement, MetaTools hereby assumes such obligations. The Articles of Incorporation and By-laws of the Surviving Corporation will contain the provisions with respect to indemnification set forth in the Articles of Incorporation and Bylaws of Fractal, which provisions will not be amended, repealed or otherwise modified from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Fractal, unless such modification is required by law.

  (b) For a period of six years after the Effective Time, MetaTools will cause the Surviving Corporation to use its commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by Fractal's directors' and officers' liability insurance policy on terms comparable to those applicable to the then current directors and officers of MetaTools; provided, however, that in no event will MetaTools or the Surviving Corporation be required to expend in excess of 175% of the annual premium currently paid by Fractal for such coverage (or such coverage as is available for such 175% of the annual premium).

  (c) This Section 5.13 will survive any termination of this Agreement and the consummation of the Merger at the Effective Time, is intended to benefit Fractal, the Surviving Corporation and the Indemnified Parties, and will be binding on all successors and assigns of the Surviving Corporation.

  5.13 NMS Listing. MetaTools agrees to authorize for listing on the Nasdaq National Market the shares of MetaTools Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

  5.14 MetaTools Affiliate Agreement. Set forth on the MetaTools Schedules is a list of those persons who may be deemed to be, in MetaTools' reasonable judgment, affiliates of MetaTools within the meaning of Rule 145 promulgated under the Securities Act (each a "METATOOLS AFFILIATE"). MetaTools will provide Fractal with such information and documents as Fractal reasonably requests for purposes of reviewing such list. MetaTools will use its reasonable best efforts to deliver or cause to be delivered to Fractal, as promptly as practicable on or following the date hereof, from each MetaTools Affiliate an executed affiliate agreement in substantially the form attached hereto as Exhibit C-1, each of which will be in full force and effect as of the Effective Time.

  5.15 Fractal Affiliate Agreement. Set forth on the Fractal Schedules is a list of those persons who may be deemed to be, in Fractal's reasonable judgment, affiliates of Fractal within the meaning of Rule 145 promulgated under the Securities Act (each a "FRACTAL AFFILIATE"). Fractal will provide MetaTools with such information and documents as MetaTools reasonably requests for purposes of reviewing such list. Fractal will use its reasonable best efforts to deliver or cause to be delivered to MetaTools, as promptly as practicable on or following the date hereof, from each Fractal Affiliate an executed affiliate agreement in substantially the form attached hereto as Exhibit C-2 (the "FRACTAL AFFILIATE AGREEMENT"), each of which will be in full force and effect as of the Effective Time. MetaTools will be entitled to place appropriate legends on the certificates evidencing any MetaTools Common Stock to be received by a Fractal Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the MetaTools Common Stock, consistent with the terms of the Fractal Affiliate Agreement.

  5.16 Regulatory Filings; Reasonable Efforts. If required under applicable law, as soon as may be reasonably practicable, Fractal and MetaTools each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. Fractal and MetaTools each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate.

  5.17 Board of Directors of the Combined Company. The Board of Directors of MetaTools will take all actions necessary to cause the Board of Directors of MetaTools, immediately after the Effective Time, to consist of nine (9) persons, three (3) of whom shall be Thomas Hedges, Mark Zimmer and one (1) additional person to be named by Fractal who shall be reasonably acceptable to MetaTools. If, prior to the Effective Time, Mr. Hedges or Mr. Zimmer shall decline or be unable to serve as a Fractal director, Fractal shall designate another person to serve in such person's stead, which person shall be reasonably acceptable to MetaTools.

  5.18 Committees of Board of Directors of MetaTools. The Board of Directors of MetaTools will take all actions necessary to cause the Audit Committee and the Compensation Committee of the Board of Directors of MetaTools to each consist only of independent directors. In addition, the Board of Directors of MetaTools will take all actions necessary to cause the Nominating Committee of the Board of Directors of MetaTools to consist of two (2) independent directors and the Chief Executive Officer of MetaTools.

  5.19 Increase in Authorized Shares. Subject to the terms hereof, at the MetaTools Stockholders' Meeting MetaTools shall propose and recommend that its Certificate of Incorporation be amended to increase the authorized number of shares of Common Stock thereunder to 75,000,000 shares, provided that MetaTools may propose and recommend an increase of such lesser number as in good faith it determines (provided that, subject to the terms hereof, such lesser number is not less than the number required to issue shares by virtue of the Merger and the other transactions contemplated hereby).

  5.20 MetaTools Name Change. The Proxy Statement shall include a proposal to change the name of MetaTools (upon, and subject to consummation of, the Merger) to a name that is mutually agreeable to the parties hereto.

  5.21 Tax-Free Reorganization. No party shall take any action either prior to or after the Effective Time that could reasonably be expected to cause the merger to fail to qualify as a "reorganization" under Section 368(a) of the Code.

                                  ARTICLE VI
                           Conditions to the Merger

  6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (a) Stockholder and Shareholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the shareholders of Fractal; and an increase in the authorized number of shares of MetaTools Common Stock so as to permit the issuance of shares of MetaTools Common Stock by virtue of the Merger, as well as such issuance, shall have been duly approved by the requisite vote under applicable law and the rules of the National Association of Securities Dealers, Inc. by the stockholders of MetaTools.

    (b) Registration Statement Effective; Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC.

    (c) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early.

    (d) Tax Opinions. MetaTools and Fractal shall each have received written opinions from their respective counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Venture Law Group, Professional Corporation, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn; provided, however, that if the counsel to either MetaTools or Fractal does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make reasonable representations as requested by such counsel for the purpose of rendering such opinions.

    (e) Nasdaq Listing. The shares of MetaTools Common Stock issuable to shareholders of Fractal pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

    (f) Opinion of Accountants. Each of MetaTools and Fractal shall have received a letter from Coopers & Lybrand L.L.P. and Price Waterhouse LLP, respectively, dated within two (2) business days prior to the Effective Time, regarding that firm's concurrence with MetaTools' managements' and Fractal's managements' conclusions as to the appropriateness of pooling of interest accounting for the Merger under Accounting Principles Board Opinion No. 16, if the Merger is consummated in accordance with this Agreement.

  6.2 Additional Conditions to Obligations of Fractal. The obligation of Fractal to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Fractal:

    (a) Representations and Warranties. The representations and warranties of MetaTools and Merger Sub contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement. In addition, the representations and warranties of MetaTools and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except in such cases (other than the representations in Sections 3.2, 3.3 and 3.22) where the failure to be so true and correct would not have a Material Adverse Effect on MetaTools. Fractal shall have received a certificate with respect to the foregoing signed on behalf of MetaTools by the Chief Executive Officer and the Chief Financial Officer of MetaTools;

    (b) Agreements and Covenants. MetaTools and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and Fractal shall have received a certificate to such effect signed on behalf of MetaTools by the Chief Executive Officer and the Chief Financial Officer of MetaTools; and

    (c) Material Adverse Effect. No Material Adverse Effect with respect to MetaTools shall have occurred since the date of this Agreement.

  6.3 Additional Conditions to the Obligations of MetaTools and Merger
Sub. The obligations of MetaTools and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by MetaTools:

    (a) Representations and Warranties. The representations and warranties of Fractal contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement. In addition, the representations and warranties of Fractal contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except in such cases (other than the representations in Sections 2.2, 2.3 and 2.21) where the failure to be so true and correct would not have a Material Adverse Effect on Fractal. MetaTools shall have received a certificate with respect to the foregoing signed on behalf of Fractal by the Chief Executive Officer and the Chief Financial Officer of Fractal;

    (b) Agreements and Covenants. Fractal shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the MetaTools shall have received a certificate to such effect signed on behalf of Fractal by the President and the Chief Financial Officer of Fractal; and

    (c) Material Adverse Effect. No Material Adverse Effect with respect to Fractal shall have occurred since the date of this Agreement.

    (d) No Dissenters. Holders of more than 4.9% of the outstanding shares of Fractal Common Stock shall not have exercised, nor shall they have any continued right to exercise, appraisal, dissenters' or similar rights under applicable law with respect to their shares by virtue of the Merger.

    (e) Noncompetition Agreements. Thomas Hedges and Mark Zimmer shall have entered into Noncompetition Agreements substantially in the form attached hereto as Exhibit D and such agreements shall be in full force and effect.

                                  ARTICLE VII
                       Termination, Amendment and Waiver

  7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of the Merger by the shareholders of Fractal or the approval of the issuance of MetaTools Common Stock in connection with the Merger by the stockholders of MetaTools:

    (a) by mutual written consent duly authorized by the Boards of Directors of MetaTools and Fractal;

    (b) by either Fractal or MetaTools if the Merger shall not have been consummated by August 31, 1997 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

    (c) by either Fractal or MetaTools if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (an "ORDER"), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

    (d) by either Fractal or MetaTools if the required approvals of the shareholders of Fractal or the stockholders of MetaTools contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of shareholders or stockholders, as the case may be, duly convened therefor or at any adjournment thereof (provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party where the failure to obtain shareholder or stockholder approval of such party shall have been caused by the action or failure to act of such party in breach of this Agreement);

    (e) by MetaTools, if the Board of Directors of Fractal recommends a Fractal Superior Proposal to the shareholders of Fractal, or if the Board of Directors of Fractal shall have withheld, withdrawn or modified in a manner adverse to MetaTools its recommendation in favor of adoption and approval of this Agreement and approval of the Merger;

    (f) by Fractal, if the Board of Directors of MetaTools recommends a MetaTools Superior Proposal to the stockholders of MetaTools, or if the Board of Directors of MetaTools shall have withheld, withdrawn or modified in a manner adverse to Fractal its recommendation in favor of approving the issuance of the shares of MetaTools Common Stock by virtue of the Merger;

    (g) by Fractal, upon a breach of any representation, warranty, covenant or agreement on the part of MetaTools set forth in this Agreement, or if any representation or warranty of MetaTools shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in MetaTools' representations and warranties or breach by MetaTools is curable by MetaTools through the exercise of its commercially reasonable efforts, then Fractal may not terminate this Agreement under this Section 7.1(i) provided MetaTools continues to exercise such commercially reasonable efforts to cure such breach; or

    (h) by MetaTools, upon a breach of any representation, warranty, covenant or agreement on the part of Fractal set forth in this Agreement, or if any representation or warranty of Fractal shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Fractal's representations and warranties or breach by Fractal is curable by Fractal through the exercise of its commercially reasonable efforts, then MetaTools may not terminate this Agreement under this Section 7.1(j) provided Fractal continues to exercise such commercially reasonable efforts to cure such breach.

  7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except
(i) as set forth in this Section 7.2, Section 7.3 and Article 8 (miscellaneous), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement or the Stock Option Agreements, all of which obligations shall survive termination of this Agreement in accordance with their terms.

  7.3 Fees and Expenses.

  (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that MetaTools and Fractal shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing of the Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

  (b) Fractal Payments.

  (i) If (x) the Board of Directors of Fractal shall have withheld, withdrawn or modified in a manner adverse to MetaTools its recommendation in favor of adoption and approval of this Agreement and approval of the Merger and at that time (A) there shall not have occurred a Material Adverse Effect on MetaTools and (B) the condition set forth in Section 6.1(d) hereof shall not be incapable of being satisfied (other than incapability as a result of a failure of the parties hereto and their respective affiliates to make reasonable representations for the purposes of the opinions described in Section 6.1(d) hereof), or (y) the Board of Directors of Fractal recommends a Fractal Superior Proposal to the shareholders of Fractal, Fractal shall pay to MetaTools an amount equal to $4,000,000 within one business day following the earlier to occur of (A) termination of this Agreement pursuant to Section 7.1(e) hereof and (B) a Fractal Negative Vote (as defined below);

  (ii) If no payment shall be required pursuant to clause 7.3(b)(i) above, and if (x) the vote of the shareholders of Fractal approving and adopting this Agreement and approving the Merger shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of shareholders duly convened therefor or at any adjournment thereof (a "FRACTAL NEGATIVE VOTE") and (y) prior to such Fractal Negative Vote there shall have occurred an Acquisition Proposal with respect to Fractal which shall have been publicly disclosed and not withdrawn (a "FRACTAL COMPETING PROPOSAL") and (z)
(i) within 12 months following such Fractal Negative Vote, Fractal shall enter into a definitive agreement with respect to an Acquisition Proposal with the party (or any affiliate of the party) that made the Fractal Competing Proposal or an Acquisition Proposal with such party (or any such affiliate) with respect to Fractal shall have been consummated or (ii) within 6 months following such Fractal Negative Vote, Fractal shall enter into a definitive agreement with respect to an Acquisition Proposal with any other party or an Acquisition Proposal with any other party with respect to Fractal shall have been consummated, then, provided that there shall have not occurred a Material Adverse Effect on MetaTools prior to the Fractal Negative Vote, Fractal shall pay to MetaTools an amount equal to $4,000,000 within one business day following demand therefor after the occurrence of the events set forth in (x) and (y) and either (z)(i) or (z)(ii) above; and

  (iii) If no payment shall be required pursuant to clauses 7.3(b)(i) or (ii) above and if there shall be a Fractal Negative Vote then Fractal shall pay to MetaTools an amount equal to $750,000 within one business day following demand therefor; provided there shall not have occurred a Material Adverse Effect on MetaTools prior to the Fractal Negative Vote.

  (c) MetaTools Payments.

  (i) If (x) the Board of Directors of MetaTools shall have withheld, withdrawn or modified in a manner adverse to Fractal its recommendation in favor of approving the issuance of the shares of MetaTools Common Stock by virtue of the Merger and at that time (A) there shall not have occurred a Material Adverse Effect on

Fractal and (B) the condition set forth in Section 6.1(d) hereof shall not be incapable of being satisfied (other than incapability as a result of a failure of the parties hereto and their respective affiliates to make reasonable representations for the purposes of the opinions described in Section 6.1(d) hereof), or (y) the Board of Directors of MetaTools recommends a MetaTools Superior Proposal to the stockholders of MetaTools, MetaTools shall pay to Fractal an amount equal to $4,000,000 million within one business day following the earlier to occur of (A) termination of this Agreement pursuant to Section 7.1(f) hereof and (B) a MetaTools Negative Vote (as defined below);

  (ii) If no payment shall be required pursuant to clause 7.3(c)(i) above, and if (x) the vote of the stockholders of MetaTools in favor of an increase in the authorized number of shares of MetaTools Common Stock so as to permit the issuance of shares of MetaTools Common Stock by virtue of the Merger, as well as such issuance, shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of stockholders duly convened therefor or at any adjournment thereof (a "METATOOLS NEGATIVE VOTE") and (y) prior to such MetaTools Negative Vote there shall have occurred an Acquisition Proposal with respect to MetaTools which shall have been publicly disclosed and not withdrawn (a "METATOOLS COMPETING PROPOSAL") and (z) (i) within 12 months following such MetaTools Negative Vote MetaTools shall enter into a definitive agreement with respect to an Acquisition Proposal with the party (or any affiliate of the party) that made the MetaTools Competing Proposal or an Acquisition Proposal with such party (or any such affiliate) with respect to MetaTools shall have been consummated or (ii) within 6 months following such MetaTools Negative Vote, MetaTools shall enter into a definitive agreement with respect to an Acquisition Proposal with any other party or an Acquisition Proposal with any other party with respect to MetaTools shall have been consummated, then, provided that there shall not have occurred a Material Adverse Effect on Fractal prior to the MetaTools Negative Vote, MetaTools shall pay to Fractal an amount equal to $4,000,000 within one business day following demand therefor after the occurrence of the events set forth in (x) and (y) and either z(i) or (z)(ii) above; and

  (iii) If no payment shall be required pursuant to clauses 7.3(c)(i) or (ii) above and if there shall be a MetaTools Negative Vote then MetaTools shall pay to Fractal an amount equal to $750,000 within one business day following demand therefor; provided there shall not have occurred a Material Adverse Effect on Fractal prior to the MetaTools Negative Vote.

  (d) Payment of the fees described in Section 7.3(b) and (c) above shall not be in lieu of damages incurred in the event of breach of this Agreement.

  7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

  7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                 ARTICLE VIII
                              General Provisions

  8.1 Non-Survival of Representations and Warranties. The representations and warranties of Fractal, MetaTools and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

  8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

  (a) if to MetaTools or Merger Sub, to:

    MetaTools, Inc.
    6303 Carpinteria Avenue
    Carpinteria, California 93013
    Attention: Chief Executive Officer
    Telephone No.: (805) 566-6700
    Telecopy No.: (805) 566-6384

    with a copy to:

    Wilson Sonsini Goodrich & Rosati, P.C.
    650 Page Mill Road
    Palo Alto, California 94304-1050
    Attention: Jeffrey D. Saper, Esq.
              Marty Korman, Esq.
    Telephone No.: (415) 493-9300
    Telecopy No.: (415) 493-6811

  (b) if to Fractal, to:

    Fractal Design Corporation
    5550 Scotts Valley Drive
    Scotts Valley, California 95066
    Attention: President
    Telephone No.: (408) 688-5300
    Telecopy No.: (408) 430-0305

    with a copy to:

    Venture Law Group
    2800 Sand Hill Road
    Menlo Park, California 94025
    Attention: James Brock, Esq.
    Telephone No.: (415) 854-4488
    Telecopy No.: (415) 233-8386

  8.3 Interpretation; Knowledge.

  (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

  (b) For purposes of this Agreement, the term "KNOWLEDGE" means, with respect to any matter in question, that any of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer or Controller of Fractal or MetaTools, as the case may be, have actual knowledge of such matter.

  8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

  8.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including Fractal Schedules and the MetaTools Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except with respect to the matters set forth in Section 5.12.

  8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

  8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

  8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; provided that issues involving the corporate governance of any of the parties hereto shall be governed by their respective jurisdictions of incorporation. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or federal court within the Northern District of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, other than issues involving the corporate governance of any of the parties hereto, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

  8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

  8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the of the parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

  8.11 WAIVER OF JURY TRIAL. EACH OF METATOOLS, FRACTAL AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF METATOOLS, FRACTAL OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                                   * * * * *

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                          Metatools, Inc.

                                             /s/ John J. Wilczak
                                          By: _________________________________
                                            Name: John J. Wilczak
                                            Title: President, Chief Executive
                                                   Officer and Chairman of the
                                                   Board of Directors

                                          Rook Acquisition Corp.

                                             /s/ John J. Wilczak
                                          By: _________________________________
                                            Name: John J. Wilczak
                                            Title: President and Chairman of
                                                   the Board of Directors

                                          Fractal Design Corporation

                                             /s/ Mark Zimmer
                                          By: _________________________________
                                            Name: Mark Zimmer
                                            Title: President and Chief
                                                   Executive Officer

                   * * * * REORGANIZATION AGREEMENT * * * *

                                                                      ANNEX B-1

                      [OPTION FROM METATOOLS TO FRACTAL]

                            STOCK OPTION AGREEMENT

  THIS STOCK OPTION AGREEMENT dated as of February 11, 1997 (the "AGREEMENT") is entered into by and between MetaTools, Inc., a Delaware corporation ("METATOOLS"), and Fractal Design Corporation, a California corporation ("FRACTAL").

                                   RECITALS

  WHEREAS, concurrently with the execution and delivery of this Agreement, MetaTools, Fractal and Rook Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of MetaTools ("SUB"), are entering into an Agreement and Plan of Reorganization (the "MERGER AGREEMENT"), which provides that, among other things, upon the terms and subject to the conditions thereof, MetaTools and Fractal will enter into a business combination transaction to pursue their long-term business strategies (the "MERGER"); and

  WHEREAS, as a condition to Fractal's willingness to enter into the Merger Agreement, Fractal has requested that MetaTools agree, and MetaTools has so agreed, to grant to Fractal an option to acquire shares of MetaTools' Common Stock, $0.001 par value, upon the terms and subject to the conditions set forth herein;

                                   AGREEMENT

  NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

  1. GRANT OF OPTION

  MetaTools hereby grants to Fractal an irrevocable option (the "OPTION") to acquire up to a number of shares of the Common Stock, $0.001 par value, of MetaTools ("METATOOLS SHARES") equal to 19.9% of the issued and outstanding shares as of the first date, if any, upon which an Exercise Event (as defined in Section 2(a) below) shall occur (the "OPTION SHARES"), in the manner set forth below (i) by paying cash at a price of $15.00 per share (the "EXERCISE PRICE") and/or, at Fractal's election, (ii) by exchanging therefor shares of the Common Stock, par value $0.001 per share, of Fractal ("FRACTAL SHARES") at a rate (the "EXERCISE RATIO"), for each Option Share, of a number of Fractal Shares equal to the Exercise Price divided by the closing sale price of Fractal Shares on the Nasdaq National Market for the trading day immediately preceding the date of the Closing (as defined below) of the particular Option exercise. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

  2. EXERCISE OF OPTION; MAXIMUM PROCEEDS

  (a) For all purposes of this Agreement, an "EXERCISE EVENT" shall have occurred (i) immediately prior to the earlier of (x) the consummation of, or
(y) the record date, if any, for a meeting of MetaTools' stockholders with regard to, an Acquisition Proposal with respect to MetaTools with any party other than Fractal (or an affiliate of Fractal) if the Board of Directors of MetaTools shall have withheld, withdrawn or modified in a manner adverse to Fractal its recommendation in favor of approving the issuance of the MetaTools Shares by virtue of the Merger (and at that time there shall not have occurred a Material Adverse Effect on Fractal) after receipt of and in connection with an Acquisition Proposal with respect to MetaTools, (ii) immediately prior to the consummation of a tender or exchange offer for 25% or more of any class of MetaTools' capital stock, or (iii) immediately prior to the time at which all of the events specified in clauses (x), (y) and either (z)(i) or (z)(ii) of
Section 7.3(c)(ii) of the Merger Agreement shall have occurred.

  (b) Fractal may deliver to MetaTools a written notice (an "EXERCISE NOTICE") specifying that it wishes to exercise and close a purchase of Option Shares upon the occurrence of an Exercise Event and specifying the total number of Option Shares it wishes to acquire and the form of consideration to be paid
(i) at any time following such time as the Board of Directors of MetaTools shall have withheld, withdrawn or modified in a manner adverse to Fractal its recommendation in favor of approving the issuance of the MetaTools Shares by virtue of the Merger (and at that time there shall not have occurred a Material Adverse Effect on Fractal) after receipt of and in connection with an Acquisition Proposal with respect to MetaTools, (ii) upon the commencement of a tender or exchange offer for 25% or more of any class of MetaTools' capital stock (and/or during any time which such a tender or exchange offer remains open or has been consummated) or (iii) at any time following the occurrence of each of the events specified in Section 7.3(c)(ii)(x) and 7.3(c)(ii)(y) of the Merger Agreement (the events specified in clauses (i), (ii) or (iii) of this sentence being referred to herein as a "CONDITIONAL EXERCISE EVENTS"). At any time after delivery of an Exercise Notice, unless such Exercise Notice is withdrawn by Fractal, the closing of a purchase of Option Shares (a "CLOSING") specified in such Exercise Notice shall take place at the principal offices of MetaTools upon the occurrence of an Exercise Event or at such later date prior to the termination of the Option as may be designated by Fractal in writing. In the event that no Exercise Event shall occur prior to termination of the Option, such Exercise Notice shall be void and of no further force and effect.

  (c) The Option shall terminate upon the earliest of (i) the Effective Time,
(ii) 12 months following the termination of the Merger Agreement pursuant to
Article VII thereof if a Conditional Exercise Event shall have occurred on or prior to the date of such termination, and (iii) the date on which the Merger Agreement is terminated if no Conditional Exercise Event shall have occurred on or prior to such date of termination; provided, however, that if the Option is exercisable but cannot be exercised by reason of any applicable government order or because the waiting period related to the issuance of the Option Shares under the HSR Act shall not have expired or been terminated, then the Option shall not terminate until the tenth business day after such impediment to exercise shall have been removed or shall have become final and not subject to appeal. Notwithstanding the foregoing, the Option may not be exercised if
(i) Fractal shall have breached in any material respect any of its covenants or agreements contained in the Merger Agreement or (ii) the representations and warranties of Fractal contained in the Merger Agreement shall not have been true and correct in all material respects on and as of the date when made.

  (d) If Fractal receives in the aggregate pursuant to Section 7.3(c) of the Merger Agreement together with proceeds in connection with any sales or other dispositions of Option Shares and any dividends received by Fractal declared on Option Shares, more than the sum of (x) $4,000,000 plus (y) the Exercise Price multiplied by the number of MetaTools Shares purchased by Fractal pursuant to the Option, then all proceeds to Fractal in excess of such sum shall be remitted by Fractal to MetaTools.

3. CONDITIONS TO CLOSING

  The obligation of MetaTools to issue Option Shares to Fractal hereunder is subject to the conditions that (a) any waiting period under the HSR Act applicable to the issuance of the Option Shares hereunder shall have expired or been terminated; (b) all material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Federal, state or local administrative agency or commission or other Federal state or local governmental authority or instrumentality, if any, required in connection with the issuance of the Option Shares hereunder shall have been obtained or made, as the case may be; and (c) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect. It is understood and agreed that at any time during which Fractal shall be entitled to deliver to MetaTools an Exercise Notice, the parties will use their respective best efforts to satisfy all conditions to Closing, so that a Closing may take place as promptly as practicable, and in any event, upon the occurrence of an Exercise Event; provided that neither MetaTools nor Fractal nor any subsidiary or affiliate thereof will be required to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

  4. CLOSING

  At any Closing, (a) MetaTools shall deliver to Fractal a single certificate in definitive form representing the number of MetaTools Shares designated by Fractal in its Exercise Notice, such certificate to be registered in the name of Fractal and to bear the legend set forth in Section 10 hereof, against delivery of (b) payment by Fractal to MetaTools of the aggregate purchase price for the MetaTools Shares so designated and being purchased by delivery of (i) a certified check or bank check and/or, at Fractal's election, (ii) a single certificate in definitive form representing the number of Fractal Shares being issued by Fractal in consideration therefor (based on the Exercise Ratio), such certificate to be registered in the name of MetaTools and to bear the legend set forth in Section 10 hereof.

  5. REPRESENTATIONS AND WARRANTIES OF METATOOLS

  MetaTools represents and warrants to Fractal that (a) MetaTools is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (b) the execution and delivery of this Agreement by MetaTools and consummation by MetaTools of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of MetaTools and no other corporate proceedings on the part of MetaTools are necessary to authorize this Agreement or any of the transactions contemplated hereby; (c) this Agreement has been duly executed and delivered by MetaTools and constitutes a legal, valid and binding obligation of MetaTools and, assuming this Agreement constitutes a legal, valid and binding obligation of Fractal, is enforceable against MetaTools in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity; (d) except for any filings required under the HSR Act, MetaTools has taken all necessary corporate and other action to authorize and reserve for issuance and to permit it to issue upon exercise of the Option, and at all times from the date hereof until the termination of the Option will have reserved for issuance, a sufficient number of unissued MetaTools Shares for Fractal to exercise the Option in full and will take all necessary corporate or other action to authorize and reserve for issuance all additional MetaTools Shares or other securities which may be issuable pursuant to Section 9(a) upon exercise of the Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable;
(e) upon delivery of the MetaTools Shares and any other securities to Fractal upon exercise of the Option, Fractal will acquire such MetaTools Shares or other securities free and clear of all material claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by Fractal; (f) the execution and delivery of this Agreement by MetaTools do not, and the performance of this Agreement by MetaTools will not, (i) violate the Articles of Incorporation or By-Laws of MetaTools, (ii) conflict with or violate any order applicable to MetaTools or any of its subsidiaries or by which they or any of their property is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of MetaTools or any of its subsidiaries pursuant to, any contract or agreement to which MetaTools or any of its subsidiaries is a party or by which MetaTools or any of its subsidiaries or any of their property is bound or affected, except, in the case of clauses (ii) and (iii) above, for violations, conflicts, breaches, defaults, rights of termination, amendment, acceleration or cancellation, liens or encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on MetaTools; (g) the execution and delivery of this Agreement by MetaTools does not, and the performance of this Agreement by MetaTools will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity except pursuant to the HSR Act; and (h) any Fractal Shares acquired pursuant to this Agreement will not be acquired by MetaTools with a view to the public distribution thereof and MetaTools will not sell or otherwise dispose of such shares in violation of applicable law or this Agreement.

  6. REPRESENTATIONS AND WARRANTIES OF FRACTAL

  Fractal represents and warrants to MetaTools that (a) Fractal is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (b) the execution and delivery of this Agreement by Fractal and the consummation by Fractal of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Fractal and no other corporate proceedings on the part of Fractal are necessary to authorize this Agreement or any of the transactions contemplated hereby; (c) this Agreement has been duly executed and delivered by Fractal and constitutes a legal, valid and binding obligation of Fractal and, assuming this Agreement constitutes a legal, valid and binding obligation of MetaTools, is enforceable against Fractal in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity; (d) except for any filings required under the HSR Act, Fractal has taken (or will in a timely manner take) all necessary corporate and other action to authorize and reserve for issuance and to permit it to issue upon exercise of the Option and will take all necessary corporate or other action to authorize and reserve for issuance all additional Fractal Shares or other securities which may be issuable pursuant to Section 9(b) upon exercise of the Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable; (e) upon delivery of Fractal Shares to MetaTools in consideration of any acquisition of MetaTools Shares pursuant hereto, MetaTools will acquire such Fractal Shares free and clear of all material claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by MetaTools; (f) the execution and delivery of this Agreement by Fractal do not, and the performance of this Agreement by Fractal will not, (i) violate the Certificate of Incorporation or By-Laws of Fractal, (ii) conflict with or violate any order applicable to Fractal or any of its subsidiaries or by which they or any of their property is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Fractal or any of its subsidiaries pursuant to, any contract or agreement to which Fractal or any of its subsidiaries is a party or by which Fractal or any of its subsidiaries or any of their property is bound or affected, except, in the case of clauses
(ii) and (iii) above, for violations, conflicts, breaches, defaults, rights of termination, amendment, acceleration or cancellation, liens or encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on Fractal; (g) the execution and delivery of this Agreement by Fractal does not, and the performance of this Agreement by Fractal will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except pursuant to the HSR Act; and
(h) any MetaTools Shares acquired upon exercise of the Option will not be acquired by Fractal with a view to the public distribution thereof and Fractal will not sell or otherwise dispose of such shares in violation of applicable law or this Agreement.

7. CERTAIN RIGHTS

  (a) FRACTAL PUT. Fractal may deliver to MetaTools a written notice (a "PUT NOTICE") at any time during which Fractal may deliver an Exercise Notice specifying that it wishes to sell the Option, to the extent not previously exercised, at the price set forth in subparagraph (i) below (as limited by subparagraph (iii) below), and the Option Shares, if any, acquired by Fractal pursuant thereto, at the price set forth in subparagraph (ii) below (as limited by subparagraph (iii) below) (the "PUT"). At any time after delivery of a Put Notice, unless such Put Notice is withdrawn by Fractal, the closing of the Put (the "PUT CLOSING") shall take place at the principal offices of MetaTools upon the occurrence of an Exercise Event or at such later date prior to the termination of the Option as may be designated by Fractal in writing. In the event that no Exercise Event shall occur prior to termination of the Option, such Put Notice shall be void and of no further force and effect.:

    (i) The difference between the "MARKET/TENDER OFFER PRICE" for MetaTools Shares as of the date Fractal gives notice of its intent to exercise its rights under this Section 7(a) (defined as the higher of (A) the highest price per share offered as of such date pursuant to any Acquisition Proposal which was made prior to such date and not terminated or withdrawn as of such date and (B) the highest closing sale price of MetaTools Shares on the Nasdaq National Market during the twenty (20) trading days ending on the trading day immediately preceding such date) and the Exercise Price, multiplied by the number of MetaTools Shares purchasable pursuant to the Option, but only if the Market/Tender Offer Price is greater than the

  Exercise Price. For purposes of determining the highest price offered pursuant to any Acquisition Proposal which involves consideration other than cash, the value of such consideration shall be equal to the higher of
  (x) if securities of the same class of the proponent as such consideration are traded on any national securities exchange or by any registered securities association, a value based on the closing sale price or asked price for such securities on their principal trading market on such date and (y) the value ascribed to such consideration by the proponent of such Acquisition Proposal, or if no such value is ascribed, a value determined in good faith by the Board of Directors of MetaTools.

    (ii) The Exercise Price paid by Fractal for MetaTools Shares acquired pursuant to the Option plus the difference between the Market/Tender Offer Price and such Exercise Price (but only if the Market/Tender Offer Price is greater than the Exercise Price) multiplied by the number of MetaTools Shares so purchased. If Fractal issued Fractal Shares in connection with any exercise of the Option, the Exercise Price in connection with such exercise shall be calculated as set forth in the last sentence of Section 4 as if Fractal had exercised its right to pay cash instead of issuing Fractal Shares.

    (iii) Notwithstanding subparagraphs (i) and (ii) above, pursuant to this
  Section 7 MetaTools shall not be required to pay Fractal in excess of an aggregate of (x) $4,000,000 plus (y) the Exercise Price paid by Fractal for MetaTools Shares acquired pursuant to the Option minus (z) any amounts paid to Fractal by MetaTools pursuant to Section 7.3(c) of the Merger Agreement.

  (b) REDELIVERY OF FRACTAL SHARES. If Fractal has acquired MetaTools Shares pursuant to exercise of the Option by the issuance and delivery of Fractal Shares, then MetaTools shall, if so requested by Fractal, in fulfillment of its obligation pursuant to the first clause of Section 7(a)(ii) with respect to the Exercise Price paid in the form of Fractal Shares only, redeliver the certificate(s) for such Fractal Shares to Fractal, free and clear of all claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than those imposed by Fractal.

  (c) PAYMENT AND REDELIVERY OF OPTION OR SHARES. At the Put Closing, MetaTools shall pay the required amount to Fractal in immediately available funds (and Fractal Shares, if applicable) and Fractal shall surrender to MetaTools the Option and the certificates evidencing the MetaTools Shares purchased by Fractal pursuant thereto, and Fractal shall represent and warrant that such shares are then free and clear of all claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than those imposed by MetaTools.

  (d) METATOOLS CALL. If Fractal has acquired Option Shares pursuant to exercise of the Option (the date of any Closing relating to any such exercise herein referred to as an "EXERCISE DATE") and no Acquisition Proposal with respect to MetaTools has been consummated at any time after the date of this Agreement and prior to the date one year following such Exercise Date (nor has MetaTools entered into a definitive agreement or letter of intent with respect to such an Acquisition Proposal which agreement or letter of intent remains in effect at the end of such year), then, at any time after the date one year following such Exercise Date and prior to the date eighteen months following such Exercise Date, MetaTools may require Fractal, upon delivery to Fractal of written notice, to sell to MetaTools any MetaTools Shares held by Fractal as of the day that is ten business days after the date of such notice, up to a number of shares equal to the number of Option Shares acquired by Fractal pursuant to exercise of the Option in connection with such Exercise Date. The per share purchase price for such sale (the "METATOOLS CALL PRICE") shall be equal to the Exercise Price, plus an amount equal to six percent (6.0%) of the Exercise Price per annum, compounded annually, since the applicable Exercise Date, less any dividends paid on the MetaTools Shares to be purchased by MetaTools pursuant to this Section 7(d). The closing of any sale of MetaTools Shares pursuant to this Section 7(d) shall take place at the principal offices of MetaTools at a time and on a date designated by MetaTools in the aforementioned notice to Fractal, which date shall be no more than 20 and no less than 12 business days from the date of such notice. The MetaTools Call Price shall be paid in immediately available funds, provided that, in the event Fractal has acquired Option Shares pursuant to exercise of the Option by issuance and delivery of

Fractal Shares, at the option of MetaTools, the MetaTools Call Price for part or all of any purchase of MetaTools Shares pursuant to this Section 7(d), up to a number of such shares equal to the number of Option Shares acquired by Fractal by issuance and delivery of Fractal Shares, shall be paid by delivery of a number of Fractal Shares equal to the MetaTools Call Price divided by the closing sale price of Fractal Shares on the Nasdaq National Market for the trading day immediately preceding the date of the Exercise Date on which the Option Shares to be purchased by MetaTools pursuant to this Section 7(d) were originally issued to Fractal.

  (e) RESTRICTIONS ON TRANSFER. Until the termination of the Option, MetaTools shall not sell, transfer or otherwise dispose of any Fractal Shares acquired by it pursuant to this Agreement.

  8. REGISTRATION RIGHTS

  (a) Following the termination of the Merger Agreement, each party hereto (a "HOLDER") may by written notice (a "REGISTRATION NOTICE") to the other party (the "REGISTRANT") request the Registrant to register under the Securities Act all or any part of the shares acquired by such Holder pursuant to this Agreement (the "REGISTRABLE SECURITIES") in order to permit the sale or other disposition of such shares pursuant to a bona fide firm commitment underwritten public offering in which the Holder and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use reasonable efforts to prevent any person or group from purchasing through such offering shares representing more than 1% of the outstanding shares of Common Stock of the Registrant on a fully diluted basis (a "PERMITTED OFFERING"); provided, however, that any such Registration Notice must relate to a number of shares equal to at least 2% of the outstanding shares of Common Stock of the Registrant on a fully diluted basis and that any rights to require registration hereunder shall terminate with respect to any shares that may be sold pursuant to Rule 144(k) under the Securities Act. The Registration Notice shall include a certificate executed by the Holder and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "MANAGER"), stating that
(i) the Holder and the Manager have a good faith intention to commence a Permitted Offering and (ii) the Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 80% of the per share average of the closing sale prices of the Registrant's Common Stock on the Nasdaq National Market for the twenty trading days immediately preceding the date of the Registration Notice. The Registrant shall thereupon have the option exercisable by written notice delivered to the Holder within ten business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities for cash at a price (the "OPTION PRICE" equal to the product of (i) the number of Registrable Securities so purchased and (ii) the per share average of the closing sale prices of the Registrant's Common Stock on the Nasdaq National Market for the twenty trading days immediately preceding the date of the Registration Notice. Any such purchase of Registrable Securities by the Registrant hereunder shall take place at a closing to be held at the principle executive offices of the Registrant or its counsel at any reasonable date and time designated by the Registrant in such notice within 10 business days after delivery of such notice. The payment for the shares to be purchased shall be made by delivery at the time of such closing of the Option Price in immediately available funds.

  (b) If the Registrant does not elect to exercise its option to purchase pursuant to Section 8(a) with respect to all Registrable Securities, the Registrant shall use all reasonable efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities requested to be registered in the Registration Notice; provided, however, that (i) neither party shall be entitled to more than an aggregate of two effective registration statements hereunder and (ii) the Registrant will not be required to file any such registration statement during any period of time (not to exceed 40 days after a Registration Notice in the case of clause (A) below or 90 days after a Registration Notice in the case of clauses (B) and (C) below) when (A) the Registrant is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the written opinion of counsel to such Registrant, such information would have to be disclosed if a registration statement were filed at that time; (B) such Registrant is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) such Registrant determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving the Registrant. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within 180 days after the filing with the SEC of the initial registration statement therefor, the provisions of this Section 8 shall again be applicable to any proposed registration, it being understood that neither party shall be entitled to more than an aggregate of two effective registration statements hereunder. The Registrant shall use all reasonable efforts to cause any Registrable Securities registered pursuant to this Section 8 to be qualified for sale under the securities or blue sky laws of such jurisdictions as the Holder may reasonably request and shall continue such registration or qualification in effect in such jurisdictions; provided, however, that the Registrant shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

  (c) The registration rights set forth in this Section 8 are subject to the condition that the Holder shall provide the Registrant with such information with respect to such Holder's Registrable Securities, the plan for distribution thereof, and such other information with respect to such Holder as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in a registration statement all material facts required to be disclosed with respect to a registration thereunder.

  (d) A registration effected under this Section 8 shall be effected at the Registrant's expense, except for underwriting discounts and commissions and the fees and expenses of counsel to the Holder, and the Registrant shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings and as such underwriters may reasonably require. In connection with any registration, the Holder and the Registrant agree to enter into an underwriting agreement reasonably acceptable to each such party, in form and substance customary for transactions of this type with the underwriters participating in such offering.

  (e) Indemnification

  (i) The Registrant will indemnify the Holder, each of its directors and officers and each person who controls the Holder within the meaning of Section 15 of the Securities Act, and each underwriter of the Registrant's securities, with respect to any registration, qualification or compliance which has been effected pursuant to this Agreement, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Registrant of any rule or regulation promulgated under the Securities Act applicable to the Registrant in connection with any such registration, qualification or compliance, and the Registrant will reimburse the Holder and, each of its directors and officers and each person who controls the Holder within the meaning of Section 15 of the Securities Act, and each underwriter for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Registrant will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Registrant by such Holder or director or officer or controlling person or underwriter seeking indemnification.

  (ii) The Holder will indemnify the Registrant, each of its directors and officers and each underwriter of the Registrant's securities covered by such registration statement and each person who controls the Registrant within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Holder of any rule or regulation promulgated under the Securities Act applicable to the Holder in connection with any such registration, qualification or compliance, and will reimburse the Registrant, such directors, officers or control persons or underwriters for any legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Registrant by the Holder for use therein, provided that in no event shall any indemnity under this Section 8(e) exceed the gross proceeds of the offering received by the Holder.

  (iii) Each party entitled to indemnification under this Section 8(e) (the "INDEMNIFIED PARTY") shall give notice to the party required to provide indemnification (the "INDEMNIFYING PARTY") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall pay such expense if representation of the Indemnified Party by counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this
Section 8(e) unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. No Indemnifying Party shall be required to indemnify any Indemnified Party with respect to any settlement entered into without such Indemnifying Party's prior consent (which shall not be unreasonably withheld).

  9. ADJUSTMENT UPON CHANGES IN CAPITALIZATION; RIGHTS PLANS

  (a) In the event of any change in the MetaTools Shares by reason of stock dividends, stock splits, reverse stock splits, mergers (other than the Merger), recapitalizations, combinations, exchanges of shares and the like, the type and number of shares or securities subject to the Option, the Exercise Ratio and the Exercise Price shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Fractal shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Fractal would have received in respect of the MetaTools Shares if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

  (b) At any time during which the Option is exercisable, and at any time after the Option is exercised (in whole or in part, if at all), neither MetaTools nor Fractal shall adopt a stockholders rights plan (a so-called "poison pill") that contains provisions for the distribution of rights thereunder as a result of the other party being the beneficial owner of shares of the first party by virtue of the Option being exercisable or having been exercised (or as a result of such other party beneficially owning shares issuable in respect of any Option Shares). It is understood, however, that following termination (if any) of the Merger Agreement, a party may adopt a stockholders rights plan, that contains provisions for the distribution of rights thereunder as a result of the other party being the beneficial owner of shares of the first party in addition to those that may be beneficially owned by virtue of the Option being exercisable or having been exercised (or as a result of such other party beneficially owning shares issuable in respect of any Option Shares).

  10. RESTRICTIVE LEGENDS

  Each certificate representing Option Shares issued to Fractal hereunder, and each certificate representing Fractal Shares delivered to MetaTools at a Closing, shall include a legend in substantially the following form:

  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT DATED AS OF FEBRUARY 11, 1997, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER.

  11. LISTING AND HSR FILING

  MetaTools, upon the request of Fractal, shall promptly file an application to list the MetaTools Shares to be acquired upon exercise of the Option for quotation on the Nasdaq National Market and shall use its best efforts to obtain approval of such listing as soon as practicable. Fractal, upon the request of MetaTools, shall promptly file an application to list the Fractal Shares issued and delivered to MetaTools pursuant to Section 4 for quotation on the Nasdaq National Market and shall use its best efforts to obtain approval of such listing as soon as practicable. Promptly after the date hereof, each of the parties hereto shall promptly file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice all required premerger notification and report forms and other documents and exhibits required to be filed under the HSR Act to permit the acquisition of the MetaTools Shares subject to the Option at the earliest possible date.

  12. BINDING EFFECT

  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any shares sold by a party in compliance with the provisions of Section 8 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement and any transferee of such shares shall not be entitled to the rights of such party. Certificates representing shares sold in a registered public offering pursuant to Section 8 shall not be required to bear the legend set forth in Section 10.

  13. SPECIFIC PERFORMANCE

  The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

  14. ENTIRE AGREEMENT

  This Agreement and the Merger Agreement (including the appendices thereto) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

  15. FURTHER ASSURANCES

  Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

  16. VALIDITY

  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any Governmental Entity of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith and shall execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision.

  17. NOTICES

  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

  (a) if to MetaTools, to:

    MetaTools, Inc.
    6303 Carpinteria Avenue
    Carpinteria, California 93013
    Attn: President and Chief Executive Officer

    with a copy to:

    Wilson Sonsini Goodrich & Rosati, P.C.
    650 Page Mill Road
    Palo Alto, California 94304-1050
    Attn: Jeffrey D. Saper, Esq.

  (b) if to Fractal, to:

    Fractal Design Corporation
    5550 Scotts Valley Drive
    Scotts Valley, California 95066
    Attn: President and Chief Executive Officer

    with a copy to:

    Venture Law Group
    2800 Sand Hill Road
    Menlo Park, California 94025
    Attn: James Brock, Esq.

  18. GOVERNING LAW

  This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within such State.

  19. COUNTERPARTS

  This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which, taken together, shall constitute one and the same instrument.

  20. EXPENSES

  Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

  21. AMENDMENTS; WAIVER

  This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

  22. ASSIGNMENT

  Neither of the parties hereto may sell, transfer, assign or otherwise dispose of any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that the rights and obligations hereunder shall inure to the benefit of and be binding upon any successor of a party hereto.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                          MetaTools, Inc..

                                            /s/ John J. Wilczak
                                          By: _________________________________
                                             Name: John J. Wilczak
                                             Title: President, Chief Executive
                                                    Officer and Chairman of the
                                                    Board of Directors


                                          FRACTAL DESIGN CORPORATION

                                            /s/ Mark Zimmer
                                          By: _________________________________
                                             Name: Mark Zimmer
                                             Title: President and Chief
                                                    Executive Officer

                         ***STOCK OPTION AGREEMENT***
                         (MetaTools option to Fractal)

                                                                      ANNEX B-2

                      [OPTION FROM FRACTAL TO METATOOLS]

                            STOCK OPTION AGREEMENT

  THIS STOCK OPTION AGREEMENT dated as of February 11, 1997 (the "AGREEMENT") is entered into by and between Fractal Design Corporation, a California corporation ("FRACTAL"), and MetaTools, Inc., a Delaware corporation ("METATOOLS").

                                   Recitals

  WHEREAS, concurrently with the execution and delivery of this Agreement, Fractal, MetaTools and Rook Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of MetaTools ("SUB"), are entering into an Agreement and Plan of Reorganization (the "MERGER AGREEMENT"), which provides that, among other things, upon the terms and subject to the conditions thereof, Fractal and MetaTools will enter into a business combination transaction to pursue their long-term business strategies (the "MERGER"); and

  WHEREAS, as a condition to MetaTools' willingness to enter into the Merger Agreement, MetaTools has requested that Fractal agree, and Fractal has so agreed, to grant to MetaTools an option to acquire shares of Fractal's Common Stock, $0.001 par value, upon the terms and subject to the conditions set forth herein;

                                   Agreement

  NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

  1. GRANT OF OPTION

  Fractal hereby grants to MetaTools an irrevocable option (the "OPTION") to acquire up to a number of shares of the Common Stock, $0.001 par value, of Fractal ("FRACTAL SHARES") equal to 19.9% of the issued and outstanding shares as of the first date, if any, upon which an Exercise Event (as defined in Section 2(a) below) shall occur (the "OPTION SHARES"), in the manner set forth below (i) by paying cash at a price of $11.235 per share (the "EXERCISE PRICE") and/or, at MetaTools' election, (ii) by exchanging therefor shares of the Common Stock, par value $0.001 per share, of MetaTools ("METATOOLS SHARES") at a rate (the "EXERCISE RATIO"), for each Option Share, of a number of MetaTools Shares equal to the Exercise Price divided by the closing sale price of MetaTools Shares on the Nasdaq National Market for the trading day immediately preceding the date of the Closing (as defined below) of the particular Option exercise. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

  2. EXERCISE OF OPTION; MAXIMUM PROCEEDS

  (a) For all purposes of this Agreement, an "EXERCISE EVENT" shall have occurred (i) immediately prior to the earlier of (x) the consummation of, or
(y) the record date, if any, for a meeting of Fractal's shareholders with regard to, an Acquisition Proposal with respect to Fractal with any party other than MetaTools (or an affiliate of MetaTools) if the Board of Directors of Fractal shall have withheld, withdrawn or modified in a manner adverse to MetaTools its recommendation in favor of adoption and approval of the Merger Agreement and approval of the Merger (and at that time there shall not have occurred a Material Adverse Effect on MetaTools) after receipt of and in connection with an Acquisition Proposal with respect to Fractal,
(ii) immediately prior to the consummation of a tender or exchange offer for 25% or more of any class of Fractal's capital stock, or (iii) immediately prior to the time at which all of the events specified in clauses (x), (y) and either (z)(i) or (z)(ii) of Section 7.3(b)(ii) of the Merger Agreement shall have occurred.

  (b) MetaTools may deliver to Fractal a written notice (an "EXERCISE NOTICE") specifying that it wishes to exercise and close a purchase of Option Shares upon the occurrence of an Exercise Event and specifying the total number of Option Shares it wishes to acquire and the form of consideration to be paid
(i) at any time following such time as the Board of Directors of Fractal shall have withheld, withdrawn or modified in a manner adverse to MetaTools its recommendation in favor of adoption and approval of the Merger Agreement and approval of the Merger (and at that time there shall not have occurred a Material Adverse Effect on MetaTools) after receipt of and in connection with an Acquisition Proposal with respect to Fractal, (ii) upon the commencement of a tender or exchange offer for 25% or more of any class of Fractal's capital stock (and/or during any time which such a tender or exchange offer remains open or has been consummated) or (iii) at any time following the occurrence of each of the events specified in Section 7.3(b)(ii)(x) and 7.3(b)(ii)(y) of the Merger Agreement (the events specified in clauses (i), (ii) or (iii) of this sentence being referred to herein as a "CONDITIONAL EXERCISE EVENTS"). At any time after delivery of an Exercise Notice, unless such Exercise Notice is withdrawn by MetaTools, the closing of a purchase of Option Shares (a "CLOSING") specified in such Exercise Notice shall take place at the principal offices of Fractal upon the occurrence of an Exercise Event or at such later date prior to the termination of the Option as may be designated by MetaTools in writing. In the event that no Exercise Event shall occur prior to termination of the Option, such Exercise Notice shall be void and of no further force and effect.

  (c) The Option shall terminate upon the earliest of (i) the Effective Time,
(ii) 12 months following the termination of the Merger Agreement pursuant to
Article VII thereof if a Conditional Exercise Event shall have occurred on or prior to the date of such termination, and (iii) the date on which the Merger Agreement is terminated if no Conditional Exercise Event shall have occurred on or prior to such date of termination; provided, however, that if the Option is exercisable but cannot be exercised by reason of any applicable government order or because the waiting period related to the issuance of the Option Shares under the HSR Act shall not have expired or been terminated, then the Option shall not terminate until the tenth business day after such impediment to exercise shall have been removed or shall have become final and not subject to appeal. Notwithstanding the foregoing, the Option may not be exercised if
(i) MetaTools shall have breached in any material respect any of its covenants or agreements contained in the Merger Agreement or (ii) the representations and warranties of MetaTools contained in the Merger Agreement shall not have been true and correct in all material respects on and as of the date when made.

  (d) If MetaTools receives in the aggregate pursuant to Section 7.3(b) of the Merger Agreement together with proceeds in connection with any sales or other dispositions of Option Shares and any dividends received by MetaTools declared on Option Shares, more than the sum of (x) $4,000,000 plus (y) the Exercise Price multiplied by the number of Fractal Shares purchased by MetaTools pursuant to the Option, then all proceeds to MetaTools in excess of such sum shall be remitted by MetaTools to Fractal.

  3. CONDITIONS TO CLOSING

  The obligation of Fractal to issue Option Shares to MetaTools hereunder is subject to the conditions that (a) any waiting period under the HSR Act applicable to the issuance of the Option Shares hereunder shall have expired or been terminated; (b) all material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Federal, state or local administrative agency or commission or other Federal state or local governmental authority or instrumentality, if any, required in connection with the issuance of the Option Shares hereunder shall have been obtained or made, as the case may be; and (c) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect. It is understood and agreed that at any time during which MetaTools shall be entitled to deliver to Fractal an Exercise Notice, the parties will use their respective best efforts to satisfy all conditions to Closing, so that a Closing may take place as promptly as practicable, and in any event, upon the occurrence of an Exercise Event; provided that neither Fractal nor MetaTools nor any subsidiary or affiliate thereof will be required to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

  4. CLOSING

  At any Closing, (a) Fractal shall deliver to MetaTools a single certificate in definitive form representing the number of Fractal Shares designated by MetaTools in its Exercise Notice, such certificate to be registered in the name of MetaTools and to bear the legend set forth in Section 10 hereof, against delivery of (b) payment by MetaTools to Fractal of the aggregate purchase price for the Fractal Shares so designated and being purchased by delivery of (i) a certified check or bank check and/or, at MetaTools' election, (ii) a single certificate in definitive form representing the number of MetaTools Shares being issued by MetaTools in consideration therefor (based on the Exercise Ratio), such certificate to be registered in the name of Fractal and to bear the legend set forth in Section 10 hereof.

  5. REPRESENTATIONS AND WARRANTIES OF FRACTAL

  Fractal represents and warrants to MetaTools that (a) Fractal is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (b) the execution and delivery of this Agreement by Fractal and consummation by Fractal of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Fractal and no other corporate proceedings on the part of Fractal are necessary to authorize this Agreement or any of the transactions contemplated hereby; (c) this Agreement has been duly executed and delivered by Fractal and constitutes a legal, valid and binding obligation of Fractal and, assuming this Agreement constitutes a legal, valid and binding obligation of MetaTools, is enforceable against Fractal in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity; (d) except for any filings required under the HSR Act, Fractal has taken all necessary corporate and other action to authorize and reserve for issuance and to permit it to issue upon exercise of the Option, and at all times from the date hereof until the termination of the Option will have reserved for issuance, a sufficient number of unissued Fractal Shares for MetaTools to exercise the Option in full and will take all necessary corporate or other action to authorize and reserve for issuance all additional Fractal Shares or other securities which may be issuable pursuant to Section 9(a) upon exercise of the Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable; (e) upon delivery of the Fractal Shares and any other securities to MetaTools upon exercise of the Option, MetaTools will acquire such Fractal Shares or other securities free and clear of all material claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by MetaTools; (f) the execution and delivery of this Agreement by Fractal do not, and the performance of this Agreement by Fractal will not, (i) violate the Articles of Incorporation or By-Laws of Fractal, (ii) conflict with or violate any order applicable to Fractal or any of its subsidiaries or by which they or any of their property is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Fractal or any of its subsidiaries pursuant to, any contract or agreement to which Fractal or any of its subsidiaries is a party or by which Fractal or any of its subsidiaries or any of their property is bound or affected, except, in the case of clauses (ii) and (iii) above, for violations, conflicts, breaches, defaults, rights of termination, amendment, acceleration or cancellation, liens or encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on Fractal; (g) the execution and delivery of this Agreement by Fractal does not, and the performance of this Agreement by Fractal will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity except pursuant to the HSR Act; and (h) any MetaTools Shares acquired pursuant to this Agreement will not be acquired by Fractal with a view to the public distribution thereof and Fractal will not sell or otherwise dispose of such shares in violation of applicable law or this Agreement.

  6. REPRESENTATIONS AND WARRANTIES OF METATOOLS

  MetaTools represents and warrants to Fractal that (a) MetaTools is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (b) the execution and delivery of this Agreement by MetaTools and the consummation by MetaTools of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of MetaTools and no other corporate proceedings on the part of MetaTools are necessary to authorize this Agreement or any of the transactions contemplated hereby; (c) this Agreement has been duly executed and delivered by MetaTools and constitutes a legal, valid and binding obligation of MetaTools and, assuming this Agreement constitutes a legal, valid and binding obligation of Fractal, is enforceable against MetaTools in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity; (d) except for any filings required under the HSR Act, MetaTools has taken (or will in a timely manner take) all necessary corporate and other action to authorize and reserve for issuance and to permit it to issue upon exercise of the Option and will take all necessary corporate or other action to authorize and reserve for issuance all additional MetaTools Shares or other securities which may be issuable pursuant to Section 9(b) upon exercise of the Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable; (e) upon delivery of MetaTools Shares to Fractal in consideration of any acquisition of Fractal Shares pursuant hereto, Fractal will acquire such MetaTools Shares free and clear of all material claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by Fractal; (f) the execution and delivery of this Agreement by MetaTools do not, and the performance of this Agreement by MetaTools will not, (i) violate the Certificate of Incorporation or By-Laws of MetaTools, (ii) conflict with or violate any order applicable to MetaTools or any of its subsidiaries or by which they or any of their property is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of MetaTools or any of its subsidiaries pursuant to, any contract or agreement to which MetaTools or any of its subsidiaries is a party or by which MetaTools or any of its subsidiaries or any of their property is bound or affected, except, in the case of clauses (ii) and (iii) above, for violations, conflicts, breaches, defaults, rights of termination, amendment, acceleration or cancellation, liens or encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on MetaTools; (g) the execution and delivery of this Agreement by MetaTools does not, and the performance of this Agreement by MetaTools will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except pursuant to the HSR Act; and (h) any Fractal Shares acquired upon exercise of the Option will not be acquired by MetaTools with a view to the public distribution thereof and MetaTools will not sell or otherwise dispose of such shares in violation of applicable law or this Agreement.

  7. CERTAIN RIGHTS

  (a) METATOOLS PUT. MetaTools may deliver to Fractal a written notice (a "PUT NOTICE") at any time during which MetaTools may deliver an Exercise Notice specifying that it wishes to sell the Option, to the extent not previously exercised, at the price set forth in subparagraph (i) below (as limited by subparagraph (iii) below), and the Option Shares, if any, acquired by MetaTools pursuant thereto, at the price set forth in subparagraph (ii) below (as limited by subparagraph (iii) below) (the "PUT"). At any time after delivery of a Put Notice, unless such Put Notice is withdrawn by MetaTools, the closing of the Put (the "PUT CLOSING") shall take place at the principal offices of Fractal upon the occurrence of an Exercise Event or at such later date prior to the termination of the Option as may be designated by MetaTools in writing. In the event that no Exercise Event shall occur prior to termination of the Option, such Put Notice shall be void and of no further force and effect.:

    (i) The difference between the "MARKET/TENDER OFFER PRICE" for Fractal Shares as of the date MetaTools gives notice of its intent to exercise its rights under this Section 7(a) (defined as the higher of (A) the highest price per share offered as of such date pursuant to any Acquisition Proposal which was made prior to such date and not terminated or withdrawn as of such date and (B) the highest closing sale price of Fractal Shares on the Nasdaq National Market during the twenty (20) trading days ending on the trading day immediately preceding such date) and the Exercise Price, multiplied by the number of Fractal

  Shares purchasable pursuant to the Option, but only if the Market/Tender Offer Price is greater than the Exercise Price. For purposes of determining the highest price offered pursuant to any Acquisition Proposal which involves consideration other than cash, the value of such consideration shall be equal to the higher of (x) if securities of the same class of the proponent as such consideration are traded on any national securities exchange or by any registered securities association, a value based on the closing sale price or asked price for such securities on their principal trading market on such date and (y) the value ascribed to such consideration by the proponent of such Acquisition Proposal, or if no such value is ascribed, a value determined in good faith by the Board of Directors of Fractal.

    (ii) The Exercise Price paid by MetaTools for Fractal Shares acquired pursuant to the Option plus the difference between the Market/Tender Offer Price and such Exercise Price (but only if the Market/Tender Offer Price is greater than the Exercise Price) multiplied by the number of Fractal Shares so purchased. If MetaTools issued MetaTools Shares in connection with any exercise of the Option, the Exercise Price in connection with such exercise shall be calculated as set forth in the last sentence of Section 4 as if MetaTools had exercised its right to pay cash instead of issuing MetaTools Shares.

    (iii) Notwithstanding subparagraphs (i) and (ii) above, pursuant to this
  Section 7 Fractal shall not be required to pay MetaTools in excess of an aggregate of (x) $4,000,000 plus (y) the Exercise Price paid by MetaTools for Fractal Shares acquired pursuant to the Option minus (z) any amounts paid to MetaTools by Fractal pursuant to Section 7.3(b) of the Merger Agreement.

  (b) REDELIVERY OF METATOOLS SHARES. If MetaTools has acquired Fractal Shares pursuant to exercise of the Option by the issuance and delivery of MetaTools Shares, then Fractal shall, if so requested by MetaTools, in fulfillment of its obligation pursuant to the first clause of Section 7(a)(ii) with respect to the Exercise Price paid in the form of MetaTools Shares only, redeliver the certificate(s) for such MetaTools Shares to MetaTools, free and clear of all claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than those imposed by MetaTools.

  (c) PAYMENT AND REDELIVERY OF OPTION OR SHARES. At the Put Closing, Fractal shall pay the required amount to MetaTools in immediately available funds (and MetaTools Shares, if applicable) and MetaTools shall surrender to Fractal the Option and the certificates evidencing the Fractal Shares purchased by MetaTools pursuant thereto, and MetaTools shall represent and warrant that such shares are then free and clear of all claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than those imposed by Fractal.

  (d) FRACTAL CALL. If MetaTools has acquired Option Shares pursuant to exercise of the Option (the date of any Closing relating to any such exercise herein referred to as an "EXERCISE DATE") and no Acquisition Proposal with respect to Fractal has been consummated at any time after the date of this Agreement and prior to the date one year following such Exercise Date (nor has Fractal entered into a definitive agreement or letter of intent with respect to such an Acquisition Proposal which agreement or letter of intent remains in effect at the end of such year), then, at any time after the date one year following such Exercise Date and prior to the date eighteen months following such Exercise Date, Fractal may require MetaTools, upon delivery to MetaTools of written notice, to sell to Fractal any Fractal Shares held by MetaTools as of the day that is ten business days after the date of such notice, up to a number of shares equal to the number of Option Shares acquired by MetaTools pursuant to exercise of the Option in connection with such Exercise Date. The per share purchase price for such sale (the "FRACTAL CALL PRICE") shall be equal to the Exercise Price, plus an amount equal to six percent (6.0%) of the Exercise Price per annum, compounded annually, since the applicable Exercise Date, less any dividends paid on the Fractal Shares to be purchased by Fractal pursuant to this Section 7(d). The closing of any sale of Fractal Shares pursuant to this Section 7(d) shall take place at the principal offices of Fractal at a time and on a date designated by Fractal in the aforementioned notice to MetaTools, which date shall be no more than 20 and no less than 12 business days from the date of such notice. The Fractal Call Price shall be paid in immediately available funds, provided that, in the event MetaTools has acquired Option Shares pursuant to exercise of the Option by issuance and delivery of MetaTools Shares, at the option of Fractal, the Fractal Call Price for part or all of any purchase of Fractal Shares pursuant to this Section 7(d), up to a number of such shares equal to the number of Option Shares acquired by MetaTools by issuance and delivery of MetaTools Shares, shall be paid by delivery of a number of MetaTools Shares equal to the Fractal Call Price divided by the closing sale price of MetaTools Shares on the Nasdaq National Market for the trading day immediately preceding the date of the Exercise Date on which the Option Shares to be purchased by Fractal pursuant to this Section 7(d) were originally issued to MetaTools.

  (e) RESTRICTIONS ON TRANSFER. Until the termination of the Option, Fractal shall not sell, transfer or otherwise dispose of any MetaTools Shares acquired by it pursuant to this Agreement.

  8. REGISTRATION RIGHTS

  (a) Following the termination of the Merger Agreement, each party hereto (a "HOLDER") may by written notice (a "REGISTRATION NOTICE") to the other party (the "REGISTRANT") request the Registrant to register under the Securities Act all or any part of the shares acquired by such Holder pursuant to this Agreement (the "REGISTRABLE SECURITIES") in order to permit the sale or other disposition of such shares pursuant to a bona fide firm commitment underwritten public offering in which the Holder and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use reasonable efforts to prevent any person or group from purchasing through such offering shares representing more than 1% of the outstanding shares of Common Stock of the Registrant on a fully diluted basis (a "PERMITTED OFFERING"); provided, however, that any such Registration Notice must relate to a number of shares equal to at least 2% of the outstanding shares of Common Stock of the Registrant on a fully diluted basis and that any rights to require registration hereunder shall terminate with respect to any shares that may be sold pursuant to Rule 144(k) under the Securities Act. The Registration Notice shall include a certificate executed by the Holder and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "MANAGER"), stating that
(i) the Holder and the Manager have a good faith intention to commence a Permitted Offering and (ii) the Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 80% of the per share average of the closing sale prices of the Registrant's Common Stock on the Nasdaq National Market for the twenty trading days immediately preceding the date of the Registration Notice. The Registrant shall thereupon have the option exercisable by written notice delivered to the Holder within ten business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities for cash at a price (the "OPTION PRICE" equal to the product of (i) the number of Registrable Securities so purchased and (ii) the per share average of the closing sale prices of the Registrant's Common Stock on the Nasdaq National Market for the twenty trading days immediately preceding the date of the Registration Notice. Any such purchase of Registrable Securities by the Registrant hereunder shall take place at a closing to be held at the principle executive offices of the Registrant or its counsel at any reasonable date and time designated by the Registrant in such notice within 10 business days after delivery of such notice. The payment for the shares to be purchased shall be made by delivery at the time of such closing of the Option Price in immediately available funds.

  (b) If the Registrant does not elect to exercise its option to purchase pursuant to Section 8(a) with respect to all Registrable Securities, the Registrant shall use all reasonable efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities requested to be registered in the Registration Notice; provided, however, that (i) neither party shall be entitled to more than an aggregate of two effective registration statements hereunder and (ii) the Registrant will not be required to file any such registration statement during any period of time (not to exceed 40 days after a Registration Notice in the case of clause (A) below or 90 days after a Registration Notice in the case of clauses (B) and (C) below) when (A) the Registrant is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the written opinion of counsel to such Registrant, such information would have to be disclosed if a registration statement were filed at that time; (B) such Registrant is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) such Registrant determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving the Registrant. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within 180 days after the filing with the SEC of the initial registration statement therefor, the provisions of this Section 8 shall again be applicable to any proposed registration, it being understood that neither party shall be entitled to more than an aggregate of two effective registration statements hereunder. The Registrant shall use all reasonable efforts to cause any Registrable Securities registered pursuant to this Section 8 to be qualified for sale under the securities or blue sky laws of such jurisdictions as the Holder may reasonably request and shall continue such registration or qualification in effect in such jurisdictions; provided, however, that the Registrant shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

  (c) The registration rights set forth in this Section 8 are subject to the condition that the Holder shall provide the Registrant with such information with respect to such Holder's Registrable Securities, the plan for distribution thereof, and such other information with respect to such Holder as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in a registration statement all material facts required to be disclosed with respect to a registration thereunder.

  (d) A registration effected under this Section 8 shall be effected at the Registrant's expense, except for underwriting discounts and commissions and the fees and expenses of counsel to the Holder, and the Registrant shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings and as such underwriters may reasonably require. In connection with any registration, the Holder and the Registrant agree to enter into an underwriting agreement reasonably acceptable to each such party, in form and substance customary for transactions of this type with the underwriters participating in such offering.

  (e) Indemnification

  (i) The Registrant will indemnify the Holder, each of its directors and officers and each person who controls the Holder within the meaning of Section 15 of the Securities Act, and each underwriter of the Registrant's securities, with respect to any registration, qualification or compliance which has been effected pursuant to this Agreement, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Registrant of any rule or regulation promulgated under the Securities Act applicable to the Registrant in connection with any such registration, qualification or compliance, and the Registrant will reimburse the Holder and, each of its directors and officers and each person who controls the Holder within the meaning of Section 15 of the Securities Act, and each underwriter for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Registrant will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Registrant by such Holder or director or officer or controlling person or underwriter seeking indemnification.

  (ii) The Holder will indemnify the Registrant, each of its directors and officers and each underwriter of the Registrant's securities covered by such registration statement and each person who controls the Registrant within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Holder of any rule or regulation promulgated under the Securities Act applicable to the Holder in connection with any such registration, qualification or compliance, and will reimburse the Registrant, such directors, officers or control persons or underwriters for any legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Registrant by the Holder for use therein, provided that in no event shall any indemnity under this Section 8(e) exceed the gross proceeds of the offering received by the Holder.

  (iii) Each party entitled to indemnification under this Section 8(e) (the "INDEMNIFIED PARTY") shall give notice to the party required to provide indemnification (the "INDEMNIFYING PARTY") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall pay such expense if representation of the Indemnified Party by counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this
Section 8(e) unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. No Indemnifying Party shall be required to indemnify any Indemnified Party with respect to any settlement entered into without such Indemnifying Party's prior consent (which shall not be unreasonably withheld).

  9. ADJUSTMENT UPON CHANGES IN CAPITALIZATION; RIGHTS PLANS

  (a) In the event of any change in the Fractal Shares by reason of stock dividends, stock splits, reverse stock splits, mergers (other than the Merger), recapitalizations, combinations, exchanges of shares and the like, the type and number of shares or securities subject to the Option, the Exercise Ratio and the Exercise Price shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that MetaTools shall receive, upon exercise of the Option, the number and class of shares or other securities or property that MetaTools would have received in respect of the Fractal Shares if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

  (b) At any time during which the Option is exercisable, and at any time after the Option is exercised (in whole or in part, if at all), neither Fractal nor MetaTools shall adopt a shareholders rights plan (a so-called "poison pill") that contains provisions for the distribution of rights thereunder as a result of the other party being the beneficial owner of shares of the first party by virtue of the Option being exercisable or having been exercised (or as a result of such other party beneficially owning shares issuable in respect of any Option Shares). It is understood, however, that following termination (if any) of the Merger Agreement, a party may adopt a shareholders rights plan, that contains provisions for the distribution of rights thereunder as a result of the other party being the beneficial owner of shares of the first party in addition to those that may be beneficially owned by virtue of the Option being exercisable or having been exercised (or as a result of such other party beneficially owning shares issuable in respect of any Option Shares).

  10. RESTRICTIVE LEGENDS

  Each certificate representing Option Shares issued to MetaTools hereunder, and each certificate representing MetaTools Shares delivered to Fractal at a Closing, shall include a legend in substantially the following form:

    THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT DATED AS OF FEBRUARY 11, 1997, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER.

  11. LISTING AND HSR FILING

  Fractal, upon the request of MetaTools, shall promptly file an application to list the Fractal Shares to be acquired upon exercise of the Option for quotation on the Nasdaq National Market and shall use its best efforts to obtain approval of such listing as soon as practicable. MetaTools, upon the request of Fractal, shall promptly file an application to list the MetaTools Shares issued and delivered to Fractal pursuant to Section 4 for quotation on the Nasdaq National Market and shall use its best efforts to obtain approval of such listing as soon as practicable. Promptly after the date hereof, each of the parties hereto shall promptly file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice all required premerger notification and report forms and other documents and exhibits required to be filed under the HSR Act to permit the acquisition of the Fractal Shares subject to the Option at the earliest possible date.

  12. BINDING EFFECT

  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any shares sold by a party in compliance with the provisions of Section 8 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement and any transferee of such shares shall not be entitled to the rights of such party. Certificates representing shares sold in a registered public offering pursuant to Section 8 shall not be required to bear the legend set forth in Section 10.

  13. SPECIFIC PERFORMANCE

  The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

  14. ENTIRE AGREEMENT

  This Agreement and the Merger Agreement (including the appendices thereto) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

  15. FURTHER ASSURANCES

  Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

  16. VALIDITY

  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any Governmental Entity of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith and shall execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision.

  17.  NOTICES

  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

  (a) if to Fractal, to:

    Fractal Design Corporation
    5550 Scotts Valley Drive
    Scotts Valley, California 95066
    Attn: President and Chief Executive Officer

    with a copy to:

    Venture Law Group
    2800 Sand Hill Road
    Menlo Park, California 94025
    Attn: James Brock, Esq.

  (b) if to MetaTools, to:

    MetaTools, Inc.
    6303 Carpinteria Avenue
    Carpinteria, California 93013
    Attn: President and Chief Executive Officer

    with a copy to:

    Wilson Sonsini Goodrich & Rosati, P.C.
    650 Page Mill Road
    Palo Alto, California 94304-1050
    Attn: Jeffrey D. Saper, Esq.
           Marty Korman, Esq.

  18. GOVERNING LAW

  This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within such State.

  19. COUNTERPARTS

  This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which, taken together, shall constitute one and the same instrument.

  20. EXPENSES

  Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

  21. AMENDMENTS; WAIVER

  This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

  22. ASSIGNMENT

  Neither of the parties hereto may sell, transfer, assign or otherwise dispose of any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that the rights and obligations hereunder shall inure to the benefit of and be binding upon any successor of a party hereto.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                          Fractal Design Corporation

                                            /s/ Mark Zimmer
                                          By: _________________________________
                                             Name: Mark Zimmer
                                             Title: President and Chief
                                                    Executive Officer

                                          MetaTools, Inc.

                                            /s/ John J. Wilczak
                                          By: _________________________________
                                             Name: John J. Wilczak
                                             Title: President, Chief Executive
                                                    Officer and Chairman of the
                                                    Board of Directors

                         ***STOCK OPTION AGREEMENT***
                         (Fractal option to MetaTools)

                                                                      ANNEX C-1

                              [FORM OF AGREEMENT]

                                METATOOLS, INC.

                              AFFILIATE AGREEMENT

  This METATOOLS, INC. AFFILIATE AGREEMENT ("AGREEMENT") is dated as of February 11, 1997, between MetaTools, Inc., a Delaware corporation ("METATOOLS"), Fractal Design Corporation, a California corporation ("FRACTAL"), and the undersigned affiliate ("AFFILIATE") of MetaTools.

  WHEREAS, MetaTools and Fractal have entered into an Agreement and Plan of Reorganization ("MERGER AGREEMENT") pursuant to which Fractal and MetaTools intend to enter into a business combination transaction to pursue their long term business strategies (the "MERGER") (capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement);

  WHEREAS, Affiliate has been advised that Affiliate may be deemed to be an "affiliate" of MetaTools, as the term "affiliate" is used in Accounting Series Releases 130 and 135, as amended, although nothing contained herein shall be construed as an admission by Affiliate that Affiliate is in fact an affiliate of MetaTools;

  WHEREAS, it will be a condition to effectiveness of the Merger pursuant to the Merger Agreement that the independent accounting firms that audit the annual financial statements of Fractal and MetaTools will have delivered their written concurrences with the conclusions of management of Fractal and MetaTools to the effect that the Merger will be accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16;

  WHEREAS, the execution and delivery of this Agreement by Affiliate is a material inducement to MetaTools to enter into the Merger Agreement.

  NOW, THEREFORE, intending to be legally bound, the parties hereby agree as follows:

  1. Acknowledgments by Affiliate. Affiliate acknowledges and understands that the representations, warranties and covenants by Affiliate set forth herein will be relied upon by MetaTools, Fractal, and their respective affiliates, counsel and accounting firms, and that substantial losses and damages may be incurred by these persons if Affiliate's representations, warranties or covenants are breached. Affiliate has carefully read this Agreement and the Merger Agreement and has discussed the requirements of this Agreement with Affiliate's professional advisors, who are qualified to advise him with regard to such matters.

  2. Covenants Related to Pooling of Interests. In accordance with SAB 65, until the second day after the day that MetaTools publicly announces financial results covering at least 30 days of combined operations of MetaTools and Fractal, Affiliate will not sell, exchange, transfer, pledge, distribute, make any gift or otherwise dispose of or grant any option, establish any "short" or put-equivalent position with respect to or enter into any similar transaction (through derivatives or otherwise) intended or having the effect, directly or indirectly, to reduce Affiliate's risk relative to any shares of MetaTools Common Stock. MetaTools may, at its discretion, place a stock transfer notice consistent with the foregoing with its transfer agent with respect to Affiliate's shares. Notwithstanding the foregoing, Affiliate will not be prohibited by the foregoing from selling or disposing of shares so long as such sale or disposition is in accordance with the "de minimis" test set forth in SEC Staff Accounting Bulletin No. 76.

  3. Beneficial Ownership of Stock. Except for the MetaTools Common Stock and options to purchase MetaTools Common Stock set forth on the last page of this Agreement, Affiliate does not beneficially own any shares of MetaTools Common Stock or any other equity securities of MetaTools or any options, warrants or other rights to acquire any equity securities of MetaTools.

  4. Miscellaneous.

  (a) For the convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

  (b) This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties hereto and their respective successors and assigns. As used herein, the term "successors and assigns" shall mean, where the context so permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

  (c) This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of California (without regard to the principles of conflict of laws thereof).

  (d) If a court of competent jurisdiction determines that any provision of this Agreement is not enforceable or enforceable only if limited in time and/or scope, this Agreement shall continue in full force and effect with such provision stricken or so limited.

  (e) Counsel to and accountants for the parties to the Agreement shall be entitled to rely upon this Agreement as needed.

  (f) This Agreement shall not be modified or amended, or any right hereunder waived or any obligation excused, except by a written agreement signed by both parties.

  Executed as of the date shown on the first page of this Agreement.

                                          METATOOLS, INC.


                                          By:__________________________________

                                          Name:________________________________

                                          Title:_______________________________

                                          FRACTAL DESIGN CORPORATION


                                          By:__________________________________

                                          Name:________________________________

                                          Title:_______________________________

                                          AFFILIATE


                                          By:__________________________________

                                          Name of Affiliate:___________________

                                          Name of Signatory (if different from
                                           name of Affiliate):_________________

                                          Title of Signatory
                                          (if applicable):_____________________

Number of shares of MetaTools Common Stock beneficially owned by Affiliate:

__________________________________________

Number of shares MetaTools Common Stock subject to options beneficially owned by Affiliate:

__________________________________________

                   ***METATOOLS, INC. AFFILIATE AGREEMENT***

                                                                      ANNEX C-2

                              [FORM OF AGREEMENT]

                          FRACTAL DESIGN CORPORATION

                              AFFILIATE AGREEMENT

  This FRACTAL DESIGN CORPORATION AFFILIATE AGREEMENT ("AGREEMENT") is dated as of February 11, 1997, between MetaTools, Inc., a Delaware corporation ("METATOOLS"), Fractal Design Corporation, a California corporation ("FRACTAL") and the undersigned affiliate ("AFFILIATE") of Fractal.

  WHEREAS, Fractal and MetaTools have entered into an Agreement and Plan of Reorganization ("MERGER AGREEMENT") pursuant to which Fractal and MetaTools intend to enter into a business combination transaction to pursue their long term business strategies (the "MERGER") (capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement);

  WHEREAS, pursuant to the Merger, at the Effective Time outstanding shares of Fractal Capital Stock, including any shares owned by Affiliate, will be converted into the right to receive shares of MetaTools Common Stock as set forth in the Merger Agreement;

  WHEREAS, Affiliate has been advised that Affiliate may be deemed to be an "affiliate" of Fractal, as the term "affiliate" is used (i) for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations of the Securities and Exchange Commission (the "SEC") and (ii) in the SEC's Accounting Series Releases 130 and 135, as amended, although nothing contained herein shall be construed as an admission by Affiliate that Affiliate is in fact an affiliate of Fractal;

  WHEREAS, it will be a condition to consummation of the Merger pursuant to the Merger Agreement that (i) the attorneys for each of MetaTools and Fractal will have delivered written opinions that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and (ii) the independent accounting firms that audit the annual financial statements of Fractal and MetaTools will have delivered their written concurrences with the conclusions of management of Fractal and MetaTools to the effect that the Merger will be accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16;

  WHEREAS, the execution and delivery of this Agreement by Affiliate is a material inducement to MetaTools to enter into the Merger Agreement.

  NOW, THEREFORE, intending to be legally bound, the parties hereby agree as follows:

  1. Acknowledgments by Affiliate. Affiliate acknowledges and understands that the representations, warranties and covenants by Affiliate set forth herein will be relied upon by MetaTools, Fractal, and their respective affiliates, counsel and accounting firms, and that substantial losses and damages may be incurred by these persons if Affiliate's representations, warranties or covenants are breached. Affiliate has carefully read this Agreement and the Merger Agreement and has discussed the requirements of this Agreement with Affiliate's professional advisors, who are qualified to advise Affiliate with regard to such matters.

  2. Compliance with Rule 145 and the Act.

  (a) Affiliate has been advised that (i) the issuance of shares of MetaTools Common Stock in connection with the Merger is expected to be effected pursuant to a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "ACT"), and as such will not be deemed "restricted securities" within the meaning of Rule 144 promulgated thereunder and resale of such shares will not be subject to any restrictions other than as set forth in Rule 145 of the Act unless otherwise transferred pursuant to an effective registration statement under the Act or an appropriate exemption from registration, (ii) Affiliate may be deemed to be an affiliate of Fractal, and (iii) no sale, transfer or other disposition by Affiliate of any MetaTools Common Stock received by Affiliate will be registered under the Act. Affiliate accordingly agrees not to sell, transfer or otherwise dispose of any MetaTools Common Stock issued to Affiliate in the Merger unless (x) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145(d) promulgated under the Act, or
(y) Affiliate delivers to MetaTools a written opinion of counsel, reasonably acceptable to MetaTools in form and substance, that such sale, transfer or other disposition is otherwise exempt from registration under the Act.

  (b) MetaTools will give stop transfer instructions to its transfer agent with respect to any MetaTools Common Stock received by Affiliate pursuant to the Merger and there will be placed on the certificates representing such MetaTools Common Stock, or any substitutions therefor, a legend stating in substance:

  "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES AND MAY ONLY BE TRANSFERRED IN CONFORMITY WITH RULE 145(d) UNDER SUCH ACT OR IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN THE FORM AND SUBSTANCE THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED."

  The legend set forth above shall be removed (by delivery of a substitute certificate without such legend) and MetaTools shall so instruct its transfer agent, if Affiliate delivers to MetaTools (i) satisfactory written evidence that the shares have been sold in compliance with Rule 145 (in which case, the substitute certificate will be issued in the name of the transferee), or (ii) an opinion of counsel, in form and substance reasonably satisfactory to the effect that public sale of the shares by the holder thereof is no longer subject to Rule 145.

  (c) To the extent required by applicable securities laws, MetaTools agrees, for a period of two years from the date of this Agreement, to file with the SEC in a timely manner all reports and other documents required of MetaTools under the Act and the Securities Exchange Act of 1934, as amended.

  3. Covenants Related to Pooling of Interests. In accordance with SAB 65, until the second day after the day that MetaTools publicly announces financial results covering at least 30 days of combined operations of MetaTools and Fractal, Affiliate will not sell, exchange, transfer, pledge, distribute, or otherwise dispose of or grant any option, establish any "short" or put-equivalent position with respect to or enter into any similar transaction (through derivatives or otherwise) intended or having the effect, directly or indirectly, to reduce its risk relative to any securities, or shares of MetaTools Common Stock received by Affiliate in connection with the Merger. MetaTools may, at its discretion, cause a restrictive legend to the foregoing effect to be placed on MetaTools Common Stock certificates issued to Affiliate in the Merger and place a stock transfer notice consistent with the foregoing with its transfer agent with respect to the certificates, provided that such restrictive legend shall be removed and/or such notice shall be countermanded promptly upon expiration of the necessity therefor at the request of Affiliate. Notwithstanding the foregoing, Affiliate will not be prohibited by the foregoing from selling or disposing of shares, so long as such sale or disposition is in accordance with the "de minimis" test set forth in SEC Staff Accounting Bulletin No. 76 and so long as Affiliate has obtained MetaTools's prior written approval of such sale or disposition.

  4. Representations, Warranties and Covenants Related to Tax Effects of the Merger.

  (a) Affiliate is the beneficial owner of the number of shares of Fractal Common Stock (including shares issuable upon exercise of stock options) set forth on the last page of this Agreement and did not acquire any of the Fractal Common Stock in contemplation of the Merger;

  (b) Affiliate has not engaged in a Sale (as defined below) of any shares of Fractal Common Stock in contemplation of the Merger;

  (c) Affiliate has no plan or intention (a "PLAN") to engage in a sale, exchange, transfer, redemption or reduction in any way of Affiliate's risk of ownership by short sale or otherwise, or other disposition, directly or indirectly (such actions being collectively referred to herein as a "SALE") of more than 50% of the shares of MetaTools Common Stock to be received by Affiliate in the Merger;

  (d) If Affiliate is a partnership, then the term "sale" as used in paragraph
(c) above shall be deemed to include any distribution to the partners of the undersigned unless no recipient of any such distribution will receive shares of Fractal Common Stock representing 1% or more of the shares of Fractal Common Stock presently outstanding;

  (e) Affiliate is not aware of, or participating in, any Plan on the part of the Affiliates of Fractal to engage in a Sale or Sales of the MetaTools Common Stock to be received in the Merger such that the aggregate fair market value, as of the Effective Date of the Merger, of the shares subject to such Sales would exceed 50% of the aggregate fair market value of all shares of outstanding Fractal Common Stock immediately prior to the Merger; and

  (f) Affiliate understands that Fractal, MetaTools and their respective affiliates, as well as legal counsel to Fractal and MetaTools (in connection with rendering their opinions that the Merger will be a "reorganization" within the meaning of Section 368(a) of the Code) will be relying on (a) the truth and accuracy of the representations contained herein and (b) Affiliate's performance of the obligations set forth herein.

  5. Miscellaneous.

  (a) For the convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

  (b) This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties hereto and their respective successors and assigns. As used herein, the term "successors and assigns" shall mean, where the context so permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

  (c) This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of California (without regard to the principles of conflict of laws thereof.

  (d) If a court of competent jurisdiction determines that any provision of this Agreement is not enforceable or enforceable only if limited in time and/or scope, this Agreement shall continue in full force and effect with such provision stricken or so limited.

  (e) Counsel to and accountants for the parties to the Agreement shall be entitled to rely upon this Agreement as needed.

  (f) This Agreement shall not be modified or amended, or any right hereunder waived or any obligation excused, except by a written agreement signed by both parties.

  Executed as of the date shown on the first page of this Agreement.

                                  Metatools, Inc.


                                  By:___________________________________________

                                  Name: ________________________________________

                                  Title: _______________________________________

                                  Fractal Design Corporation


                                  By:___________________________________________

                                  Name: ________________________________________

                                  Title: _______________________________________

                                  Affiliate


                                  By:___________________________________________

                                  Name of Affiliate: ___________________________

                                  Name of Signatory (if different from
                                  name of Affiliate): __________________________

                                  Title of Signatory (if applicable): __________

Number of shares of Fractal Common Stock beneficially owned by Affiliate:

_______________________________________________________________

Number of shares of Fractal Common Stock subject to options beneficially owned by Affiliate:

_______________________________________________________________

              ***FRACTAL DESIGN CORPORATION AFFILIATE AGREEMENT***

                                                                      ANNEX D-1

                              [FORM OF AGREEMENT]

                                METATOOLS, INC.

                               VOTING AGREEMENT

  This Voting Agreement ("AGREEMENT") is made and entered into as of February 11, 1997, between Fractal Design Corporation, a California corporation (the "COMPANY"), and the undersigned stockholder ("STOCKHOLDER") of MetaTools, Inc., a Delaware corporation ("PARENT").

                                   Recitals

  A. Concurrently with the execution of this Agreement, the Company, Parent and Rook Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), are entering into an Agreement and Plan of Reorganization (the "MERGER AGREEMENT") which provides for the merger (the "MERGER") of Merger Sub with and into the Company. Pursuant to the Merger, shares of capital stock of the Company will be converted into Common Stock of Parent on the basis described in the Merger Agreement.

  B. The Stockholder is the record holder and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")), of such number of shares of the outstanding Common Stock of Parent as is indicated on the final page of this Agreement (the "SHARES").

  C. As a material inducement to enter into the Merger Agreement, the Company desires the Stockholder to agree, and the Stockholder is willing to agree to vote the Shares and any other such shares of capital stock of Parent so as to facilitate consummation of the Merger.

  NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

  1.  Agreement to Vote Shares: Additional Purchases.

    1.1 Agreement to Vote Shares. At every meeting of the stockholders of Parent called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of Parent with respect to any of the following Stockholder shall vote the Shares and any New Shares in favor of approval of (x) the amendment of Parent's Certificate of Incorporation to increase its authorized share capital to allow for the issuance of shares of its Common Stock by virtue of the Merger, (y) the issuance of shares of such Common Stock by virtue of the Merger and (z) any matter that could reasonably be expected to facilitate the Merger.

    1.2 Additional Purchases. Stockholder agrees that any shares of capital stock of Parent that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership after the execution of this Agreement and prior to the Expiration Date ("NEW SHARES") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

  2. Irrevocable Proxy. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Parent a proxy in the form attached hereto as Exhibit A (the "PROXY"), which shall be irrevocable, with the total number of shares of capital stock of Parent beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act) by Stockholder set forth therein.

  3. Representations and Warranties of the Stockholder. Stockholder (i) is the beneficial owner of the Shares, which at the date hereof are free and clear of any liens, claims, options, charges or other encumbrances; (ii) does not beneficially own any shares of capital stock of Parent other than the Shares (excluding shares as to which Stockholder currently disclaims beneficial ownership in accordance with applicable law); and (iii) has full power and authority to make, enter into and carry out the terms of this Agreement.

  4. Additional Documents. Stockholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of the Company or Stockholder, as the case may be, to carry out the intent of this Agreement.

  5. Consent and Waiver. Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which Stockholder is a party or pursuant to any rights Stockholder may have.

  6. Termination. This Agreement shall terminate and shall have no further force or effect as of the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement or (ii) such date and time as the Merger Agreement shall have been terminated pursuant to Article VII thereof.

  7. Miscellaneous.

    7.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

    7.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

    7.3 Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

    7.4 Specific Performance; Injunctive Relief. The parties hereto acknowledge that the Company will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to the Company upon any such violation, the Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to the Company at law or in equity.

    7.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and sufficient if delivered in person, by cable, telegram or telex, or sent by mail (registered or certified mail, postage prepaid, return receipt requested) or overnight courier (prepaid) to the respective parties as follows:

    If to the Company:       Fractal Design Corporation
                             5550 Scotts Valley Drive
                             Scotts Valley, California 95066
                             Attn: President and Chief Executive Officer

    With a copy to:          Venture Law Group
                             2800 Sand Hill Road
                             Menlo Park, California 94025
                             Attn: James Brock, Esq.

    If to the Stockholder:   To the address for notice set forth on the last
                             page hereof.

    With a copy to:Wilson Sonsini Goodrich & Rosati, P.C.
                       650 Page Mill Road
                       Palo Alto, California 94304-1050
                       Attn: Jeffrey D. Saper, Esq. Marty Korman, Esq.

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

  7.6 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California (without regard to the principles of conflict of laws thereof).

  7.7 Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

  7.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

  7.9 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

  IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be duly executed on the date and year first above written.

                                  Fractal Design Corporation


                                  By: _________________________________________

                                  Title: _______________________________________

                                  Stockholder:


                                  By: __________________________________________

                                  Stockholder's Address for Notice:

                                  ______________________________________________

                                  ______________________________________________

                                  ______________________________________________

                                  __ Shares of Common Stock Beneficially Owned:

                       ***METATOOLS VOTING AGREEMENT***

                                   EXHIBIT A

                               IRREVOCABLE PROXY

  The undersigned stockholder of MetaTools, Inc., a Delaware corporation ("PARENT"), hereby irrevocably appoints the directors on the Board of Directors of Fractal Design Corporation, a California corporation (the "COMPANY"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to the shares of capital stock of Parent beneficially owned by the undersigned, which shares are listed on the final page of this Proxy (the "SHARES"), and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof, until such time as that certain Agreement of Merger and Plan of Reorganization dated as of February 11, 1997 (the "MERGER AGREEMENT"), among Parent, Rook Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), and the Company, shall be terminated in accordance with its terms or the Merger (as defined in the Merger Agreement) is effective. Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof are hereby revoked and no subsequent proxies will be given.

  This proxy is irrevocable, is granted pursuant to the Voting Agreement dated as of February 11, 1997 between the Company and the undersigned stockholder (the "VOTING AGREEMENT"), and is granted in consideration of the Company entering into the Merger Agreement. The attorneys and proxies named above will be empowered at any time prior to termination of the Merger Agreement to exercise all voting and other rights (including, without limitation, the power to execute and deliver written consents with respect to the Shares) of the undersigned at every annual, special or adjourned meeting of Parent stockholders, and in every written consent in lieu of such a meeting, or otherwise, in favor of approval of (x) the amendment of Parent's Certificate of Incorporation to increase its authorized share capital to allow for the issuance of shares of its Common Stock by virtue of the Merger, (y) the issuance of shares of such Common Stock by virtue of the Merger and (z) any matter that could reasonably be expected to facilitate the Merger.

  The attorneys and proxies named above may only exercise this proxy to vote the Shares subject hereto at any time prior to termination of the Merger Agreement at every annual, special or adjourned meeting of the stockholders of the Company and in every written consent in lieu of such meeting, in favor of approval of (x) the amendment of Parent's Certificate of Incorporation to increase its authorized share capital to allow for the issuance of shares of its Common Stock by virtue of the Merger, (y) the issuance of shares of such Common Stock by virtue of the Merger and (z) any matter that could reasonably be expected to facilitate the Merger. The undersigned stockholder may vote the Shares on all other matters.

  Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

  This proxy is irrevocable.

  Dated: February 11, 1997

  Signature of Stockholder: ___________________________________

Print Name of Stockholder: ____________________________________

_____________Shares of Common Stock Beneficially Owned

                             ***METATOOLS PROXY***

                                                                      ANNEX D-2

                              [FORM OF AGREEMENT]

                          FRACTAL DESIGN CORPORATION

                               VOTING AGREEMENT

  This Voting Agreement ("AGREEMENT") is made and entered into as of February 11, 1997, between MetaTools, Inc., a Delaware corporation ("PARENT"), and the undersigned shareholder ("SHAREHOLDER") of Fractal Design Corporation, a California corporation (the "COMPANY").

                                   Recitals

  A. Concurrently with the execution of this Agreement, Parent, the Company and Rook Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), are entering into an Agreement and Plan of Reorganization (the "MERGER AGREEMENT") which provides for the merger (the "MERGER") of Merger Sub with and into the Company. Pursuant to the Merger, shares of capital stock of the Company will be converted into Common Stock of Parent on the basis described in the Merger Agreement.

  B. The Shareholder is the record holder and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")), of such number of shares of the outstanding Common Stock of the Company as is indicated on the final page of this Agreement (the "SHARES").

  C. As a material inducement to enter into the Merger Agreement, Parent desires the Shareholder to agree, and the Shareholder is willing to agree to vote the Shares and any other such shares of capital stock of the Company so as to facilitate consummation of the Merger.

  NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

    1. Agreement to Vote Shares; Additional Purchases.

    1.1 Agreement to Vote Shares. At every meeting of the shareholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the shareholders of the Company with respect to any of the following, Shareholder shall vote the Shares and any New Shares in favor of (x) approval of the Merger Agreement and the Merger and (y) any matter that could reasonably be expected to facilitate the Merger.

    1.2 Additional Purchases. Shareholder agrees that any shares of capital stock of the Company that Shareholder purchases or with respect to which Shareholder otherwise acquires beneficial ownership after the execution of this Agreement and prior to the Expiration Date ("NEW SHARES") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

    2. Irrevocable Proxy. Concurrently with the execution of this Agreement, Shareholder agrees to deliver to Parent a proxy in the form attached hereto as Exhibit A (the "PROXY"), which shall be irrevocable, with the total number of shares of capital stock of the Company beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act) by Shareholder set forth therein.

    3. Representations and Warranties of the Shareholder. Shareholder (i) is the beneficial owner of the Shares, which at the date hereof are free and clear of any liens, claims, options, charges or other encumbrances; (ii) does not beneficially own any shares of capital stock of the Company other than the Shares (excluding shares s to which Shareholder currently disclaims beneficial ownership in accordance with applicable law); and
  (iii) has full power and authority to make, enter into and carry out the terms of this Agreement.

  4. Additional Documents. Shareholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Parent or Shareholder, as the case may be, to carry out the intent of this Agreement.

  5. Consent and Waiver. Shareholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which Shareholder is a party or pursuant to any rights Shareholder may have.

  6. Termination. This Agreement shall terminate and shall have no further force or effect as of the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement or (ii) such date and time as the Merger Agreement shall have been terminated pursuant to Article VII thereof.

  7. Miscellaneous.

  7.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

  7.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

  7.3 Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

  7.4 Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

  7.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and sufficient if delivered in person, by cable, telegram or telex, or sent by mail (registered or certified mail, postage prepaid, return receipt requested) or overnight courier (prepaid) to the respective parties as follows:

  If to Parent:            MetaTools, Inc.
                           6303 Carpinteria Avenue
                           Carpinteria, California 93013
                           Attn: President and Chief Executive Officer

  With a copy to:          Wilson Sonsini Goodrich & Rosati, P.C.
                           650 Page Mill Road
                           Palo Alto, California 94304-1050
                           Attn: Jeffrey D. Saper, Esq.
                           Marty Korman, Esq.

  If to the Shareholder:   To the address for notice set forth on the
                           last page hereof.

  With a copy to:          Venture Law Group
                           2800 Sand Hill Road
                           Menlo Park, California 94025
                           Attn: James Brock, Esq.

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

  7.6 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California (without regard to the principles of conflict of laws thereof).

  7.7 Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

  7.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

  7.9 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

  IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be duly executed on the date and year first above written.

                                          PARENT

                                          By:__________________________________
                                          Title: President and Chief Executive
                                                 Officer
                                                 ------------------------------

                                          SHAREHOLDER:


                                          By:__________________________________

                                          Shareholder's Address for Notice:

                                          _____________________________________

                                          _____________________________________

                                          _____________________________________

                                          __Shares of Common Stock Beneficially
                                          Owned:

                        ***FRACTAL VOTING AGREEMENT***

                                   EXHIBIT A

                               IRREVOCABLE PROXY

  The undersigned shareholder of Fractal Design Corporation, a California corporation (the "COMPANY"), hereby irrevocably appoints the directors on the Board of Directors of MetaTools, Inc., a Delaware corporation ("PARENT"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to the shares of capital stock of the Company beneficially owned by the undersigned, which shares are listed on the final page of this Proxy (the "SHARES"), and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof, until such time as that certain Agreement of Merger and Plan of Reorganization dated as of February 11, 1997 (the "MERGER AGREEMENT"), among Parent, Rook Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), and the Company, shall be terminated in accordance with its terms or the Merger (as defined in the Merger Agreement) is effective. Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof are hereby revoked and no subsequent proxies will be given.

  This proxy is irrevocable, is granted pursuant to the Voting Agreement dated as of February 11, 1997 between Parent and the undersigned shareholder (the "VOTING AGREEMENT"), and is granted in consideration of Parent entering into the Merger Agreement. The attorneys and proxies named above will be empowered at any time prior to termination of the Merger Agreement to exercise all voting and other rights (including, without limitation, the power to execute and deliver written consents with respect to the Shares) of the undersigned at every annual, special or adjourned meeting of the Company shareholders, and in every written consent in lieu of such a meeting, or otherwise, in favor of approval of the Merger and the Merger Agreement and any matter that could reasonably be expected to facilitate the Merger.

  The attorneys and proxies named above may only exercise this proxy to vote the Shares subject hereto at any time prior to termination of the Merger Agreement at every annual, special or adjourned meeting of the shareholders of the Company and in every written consent in lieu of such meeting, in favor of approval of the Merger and the Merger Agreement and any matter that could reasonably be expected to facilitate the Merger. The undersigned shareholder may vote the Shares on all other matters.

  Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

    This proxy is irrevocable.

Dated: February 11, 1997

    Signature of Shareholder: ________________________________

    Print Name of Shareholder: _______________________________

    ______ Shares of Common Stock Beneficially Owned

                              ***FRACTAL PROXY***

                                                                        ANNEX E

                      CALIFORNIA GENERAL CORPORATION LAW

                                  CHAPTER 13
                              DISSENTERS' RIGHTS

SEC. 1300. REORGANIZATION OR SHORT-FORM MERGER; DISSENTING SHARES; CORPORATE
           PURCHASE AT FAIR MARKET VALUE; DEFINITIONS

  (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

  (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

    (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
  (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

    (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
  (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
  (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

    (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

  (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SEC. 1301. NOTICE TO HOLDERS OF DISSENTING SHARES IN REORGANIZATIONS; DEMAND
           FOR PURCHASE; TIME; CONTENTS

  (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision
(b) of Section 1300, unless they lose their status as dissenting shares under
Section 1309.

  (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

  (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SEC. 1302. SUBMISSION OF SHARE CERTIFICATES FOR ENDORSEMENT; UNCERTIFICATED
           SECURITIES

  Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SEC. 1303. PAYMENT OF AGREED PRICE WITH INTEREST; AGREEMENT FIXING FAIR MARKET
           VALUE; FILING; TIME OF PAYMENT

  (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

  (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SEC. 1304. ACTION TO DETERMINE WHETHER SHARES ARE DISSENTING SHARES OR FAIR
           MARKET VALUE; LIMITATION; JOINDER; CONSOLIDATION; DETERMINATION OF ISSUES; APPOINTMENT OF APPRAISERS

  (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

  (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

  (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SEC. 1305. REPORT OF APPRAISERS; CONFIRMATION; DETERMINATION BY COURT;
           JUDGMENT; PAYMENT; APPEAL; COSTS

  (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

  (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

  (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

  (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

  (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of
Section 1301).

SEC. 1306. PREVENTION OF IMMEDIATE PAYMENT; STATUS AS CREDITORS; INTEREST

  To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SEC. 1307. DIVIDENDS ON DISSENTING SHARES

  Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SEC. 1308. RIGHTS OF DISSENTING SHAREHOLDERS PENDING VALUATION; WITHDRAWAL OF
           DEMAND FOR PAYMENT

  Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SEC. 1309. TERMINATION OF DISSENTING SHARE AND SHAREHOLDER STATUS

  Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

  (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

  (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

  (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

  (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

SEC. 1310. SUSPENSION OF RIGHT TO COMPENSATION OR VALUATION PROCEEDINGS;
           LITIGATION OF SHAREHOLDERS' APPROVAL

  If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

SEC. 1311. EXEMPT SHARES

  This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SEC. 1312. RIGHT OF DISSENTING SHAREHOLDER TO ATTACK, SET ASIDE OR RESCIND
           MERGER OR REORGANIZATION; RESTRAINING ORDER OR INJUNCTION; CONDITIONS

  (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

  (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

  (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                                                        ANNEX F

February 11, 1997

Board of Directors
MetaTools, Inc.
6303 Carpinteria Avenue
Carpinteria, CA 93013

Dear Sirs:

  Fractal Design Corporation ("Fractal" or the "Company"), MetaTools, Inc. ("MetaTools") and Rook Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of MetaTools (the "Merger Sub"), propose to enter into an Agreement and Plan of Reorganization together with the exhibits thereto (the "Agreement"). Subject to the terms and conditions of the Agreement, Merger Sub will be merged with and into Fractal (the "Merger"), and each share of Fractal common stock issued and outstanding immediately prior to the effective time of the Merger will be converted into 0.749 shares (the "Exchange Ratio") of common stock of MetaTools. We have assumed, with your consent, that the Merger will qualify as a tax-free transaction for federal income tax purposes and for pooling-of-interests accounting treatment. You have requested our opinion as to whether or not the Exchange Ratio is fair, from a financial point of view, to MetaTools and its stockholders.

  Alex. Brown & Sons Incorporated ("Alex. Brown"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of MetaTools in connection with the transaction described above and will receive a fee for our services and upon delivery of this opinion, a significant portion of our fee is contingent upon the consummation of the Merger. We also served as the lead-managing underwriter in MetaTools's 1995 initial public offering. Alex. Brown maintains a market in the common stock of MetaTools and regularly publishes research reports regarding the software industry and the businesses and securities of MetaTools and other publicly owned companies in the software industry. In the ordinary course of business, Alex. Brown may actively trade the securities of both MetaTools and Fractal for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in securities of MetaTools and Fractal.

  In connection with this opinion, we have reviewed certain publicly available financial information and other information concerning MetaTools and Fractal and certain internal analyses and other information furnished to us by MetaTools and Fractal. We have also held discussions with the members of the senior management of MetaTools and Fractal regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, we have (i) reviewed the reported prices and trading activity for the common stock of both MetaTools and Fractal, (ii) reviewed financial information with respect to the business, operations and prospects of the Company and MetaTools furnished to us by the Company and MetaTools,
(iii) compared certain financial and stock market information for MetaTools and Fractal with similar information for certain other companies whose securities are publicly traded, (iv) reviewed the financial terms of certain recent business combinations, (v) reviewed the terms of the Agreement, (vi) reviewed the potential pro forma financial effects of the Merger on MetaTools and compared the relative financial contributions of MetaTools and the Company to the combined company following consummation of the Merger, and (vii) performed such other studies and analyses and considered such other factors as we deemed appropriate.

  We have not independently verified the information described above and for purposes of this opinion have assumed and relied upon the accuracy, completeness and fairness thereof including information furnished to us orally or otherwise discussed with us by management of MetaTools and Fractal. With respect to the information relating to the prospects of MetaTools and Fractal, we have assumed that such information was reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the managements of MetaTools and Fractal. In addition, we have not assumed any responsibility for any independent evaluation or appraisal of the assets of MetaTools and Fractal, nor have we been furnished with any such evaluations or appraisals. Our opinion is based on market, economic and other conditions as they exist or as disclosed to us as of the date of such disclosure and can be evaluated as of the date of this letter. It should be understood that, although subsequent developments may affect this opinion we assume no obligation to update, revise or reaffirm this opinion.

  Our opinion expressed herein was prepared for the benefit and use of the Board of Directors of MetaTools in its consideration of the Merger and does not constitute a recommendation to MetaTools's stockholders as to how they should vote at the stockholder's meeting in connection with the Merger. This opinion does not address the relative merits of the Merger and any other transactions or business strategies discussed by the Board of Directors of MetaTools as alternatives to the Agreement or the underlying business decision of the Board of Directors of MetaTools to proceed with or effect the Merger.

  Based upon and subject to the foregoing review and assumptions, it is our opinion that, as of the date of this letter, the Exchange Ratio is fair, from a financial point of view, to MetaTools and its stockholders.

                                       Very truly yours,

                                       ALEX. BROWN & SONS INCORPORATED

                                       /s/ Alex. Brown & Sons Incorporated
                                       ___________________________________

                                                                        ANNEX G

February 11, 1997

Board of Directors
Fractal Design Corporation
335 Spreckels Drive
Aptos, CA 95003

Dear Sirs:

  We understand that Fractal Design Corporation ("Fractal Design" or the "Company"), and MetaTools Inc. ("MetaTools") have entered into an Agreement and Plan of Reorganization, dated as of February 11, 1997 (the "Agreement") pursuant to which Fractal Design will become a wholly owned subsidiary of MetaTools (the "Merger"). In connection with the Merger, MetaTools will issue
0.7490 shares of its Common Stock for each share of Fractal Design's Common Stock (the "Merger Consideration").

  You have requested our opinion with respect to the fairness of the Merger Consideration, from a financial point of view, to the shareholders of Fractal Design.

  In connection with our review, we have, among other things:

    (i) reviewed the Agreement and Plan of Reorganization;

    (ii) reviewed publicly available financial information with respect to the business operations of the Company including, but not limited to, audited financial statements for the fiscal years ended March 31, 1994, 1995 and 1996 and the unaudited financial statements for the quarterly periods ended June 30, 1996, September 30, 1996 and December 31, 1996;

    (iii) reviewed publicly available financial information with respect to the business operations of MetaTools including, but not limited to, audited financial statements for the fiscal years ended December 31, 1994, 1995, and 1996;

    (iv) reviewed certain internal financial and operating information relating to Fractal Design (including financial projections) prepared by the management of Fractal Design;

    (v) reviewed certain current financial and operating information relating to MetaTools (including financial projections) prepared by independent financial research analysts;

    (vi) held discussions with certain members of both Fractal Design and MetaTools senior management concerning their past and current operations, financial condition and business prospects and the potential financial effect of the Merger of Fractal Design and MetaTools if the Merger were consummated;

    (vii) reviewed a comparison of operating results and other financial information of Fractal Design and MetaTools with other companies which we deemed appropriate;

    (viii) reviewed the historical market prices and reported trading activity of Fractal Design and MetaTools shares;

    (ix) compared the financial terms of the Merger and the premium paid over the Company's current, historical and average stock price with the financial terms and premiums paid of certain other merger, acquisition and business combination transactions which we deemed appropriate; and

    (x) considered such other information, financial studies and analyses as we deemed relevant and performed such analyses, studies and investigations as we deemed necessary.

  We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us. With respect to any financial projections, we assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective future financial performances of Fractal Design and MetaTools and the future financial performance of the combined company. We have also assumed that the Merger will be accounted for as a pooling-of-interests.

  We have not conducted a physical inspection of the properties or facilities of Fractal Design or MetaTools or made any independent valuation or appraisal of the assets, liabilities, patents or intellectual property of Fractal Design and MetaTools, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us, as of the date of this letter.

  We understand that in considering the Merger, the Board of Directors of the Company has considered a wide range of financial and non-financial factors, many of which are beyond the scope of this letter. This letter is not intended to substitute for the Board's exercise of its own business judgment in reviewing the Merger. Our opinion expressed herein was prepared for the benefit and use of the Board of Directors of Fractal in its consideration of the Merger and does not constitute a recommendation to Fractal's shareholders as to how they should vote at the shareholder's meeting in connection with the Merger.

  It should be understood that, although subsequent developments may affect this opinion, Unterberg Harris does not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which the shares of the Company or MetaTools will actually trade at any time.

  Based upon and subject to the foregoing considerations, it is our opinion as financial advisors that, as of the date hereof, the Merger Consideration is fair from a financial point of view to the shareholders of Fractal Design.

                                          Very truly yours,

                                          /s/ Unterberg Harris

                                          UNTERBERG HARRIS

P R O X Y
                           FRACTAL DESIGN CORPORATION

                   PROXY FOR SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 29, 1997
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


  The undersigned shareholder of FRACTAL DESIGN CORPORATION, a California corporation, hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and Joint Proxy Statement/Prospectus, each dated April 28, 1997, and hereby appoints Mark Zimmer and Leslie Wright, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf of the undersigned, to represent the undersigned at the Special Meeting of Shareholders of FRACTAL DESIGN CORPORATION to be held at 5550 Scotts Valley Drive, Scotts Valley, California, on May 29, 1997 at 8:00 a.m., local time, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side hereof.

  THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREIN. IF NO SPECIFICATION IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE PROPOSAL ON THE REVERSE SIDE HEREOF.


                                                       -----------
                                                       SEE REVERSE
          CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SIDE
                                                       -----------

                                                               [X] Please mark
                                                                   votes as in
                                                                   this example





(1)  To approve and adopt the Agreement and Plan of       FOR  AGAINST   ABSTAIN
     Reorganization dated February 11, 1997, among        [_]    [_]       [_]
     Fractal Design Corporation ("Fractal"), MetaTools,
     Inc. ("MetaTools") and Rook Acquisition Corp., and the transactions contemplated thereby, pursuant to which Fractal will become a wholly-owned subsidiary of MetaTools and each share of Common
     Stock of Fractal will be converted into and be exchangeable for 0.749 shares of Common Stock of MetaTools, par value $0.001 per share.




                                            MARK HERE FOR
                                            ADDRESS CHANGE  [_]
                                            AND NOTE AT LEFT


     Note: Please sign exactly as your name appears on your stock certificate. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should insert their titles.


   THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING AND
            JOINT PROXY STATEMENT/PROSPECTUS DATED APRIL 28, 1997.




Signature(s) ___________________________    Date ______________________________
NOTE: Please mark, sign, date and return the proxy card promptly using the enclosed envelope.